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As filed with the Securities and Exchange Commission on December 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEARS HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5311 (Primary Standard Industrial Classification Code Number)	20-1920798 (I.R.S. Employer Identification No.)

c/o Kmart Holding Corporation
3100 West Big Beaver Road
Troy, Michigan 48084
(248) 463-1000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Aylwin B. Lewis
Secretary
c/o Kmart Holding Corporation
Sears Holdings Corporation
3100 West Big Beaver Road
Troy, Michigan 48084
(248) 463-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harold W. Lueken, Esq. Kmart Holding Corporation 3100 West Big Beaver Road Troy, Michigan 48084 (248) 463-1000	John G. Finley, Esq. Mario A. Ponce, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Andrea L. Zopp, Esq. Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, Illinois 60179 (847) 286-2500	Andrew R. Brownstein, Esq. Joshua R. Cammaker, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed mergers described herein have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	146,052,047	Not Applicable	$15,286,595,529	$1,936,812

(1)
The number of shares of common stock, par value $0.01 per share, of the registrant ("Holdings Common Stock") being registered is based upon the sum of (i) the product obtained by multiplying (x) 89,178,003 shares of common stock, par value $0.01 per share, of Kmart Holding Corporation ("Kmart Common Stock") estimated to be outstanding immediately prior to the Kmart merger by (y) the exchange ratio of 1.0, plus (ii) the product obtained by multiplying (a) 206,814,704 shares of common stock, par value $0.75 per share, of Sears, Roebuck and Co. ("Sears Common Stock") estimated to be outstanding immediately prior to the Sears merger, by (b) 55% (being the maximum number of shares of Sears Common Stock convertible into shares of Holdings Common Stock), by (c) the exchange ratio of 0.5.

(2)
Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (i) the product obtained by multiplying (x) $102.33 (the average of the high and low prices of Kmart Common Stock on November 30, 2004), by (y) 89,178,003 shares of Kmart Common Stock (estimated number of shares of Kmart Common Stock to be cancelled in the Kmart merger), plus (ii) the product obtained by multiplying (a) $52.29 (the average of the high and low prices of Sears Common Stock on November 30, 2004), by (b) 206,814,704 shares of Sears Common Stock (estimated number of shares of Sears Common Stock to be cancelled in the Sears merger), minus (iii) $4,653,330,390 (the estimated amount of cash to be paid by the registrant to Sears' stockholders in the Sears merger).

(3)
Calculated by multiplying the estimated aggregate offering price of securities to be registered by .00012670.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion dated December 2, 2004

TO THE STOCKHOLDERS OF
KMART HOLDING CORPORATION AND
SEARS, ROEBUCK AND CO.

MERGER PROPOSALS—YOUR VOTE IS VERY IMPORTANT

        Kmart Holding Corporation ("Kmart") and Sears, Roebuck and Co. ("Sears") have entered into an agreement and plan of merger that will combine Sears and Kmart into a major new retail company named Sears Holdings Corporation ("Holdings"). Holdings is expected to be the third largest retailer in the United States, initially with approximately $55 billion in annual revenues and with approximately 3,800 full-line and specialty retail stores.

        In the proposed business combination, Sears will merge with a wholly-owned subsidiary of Holdings, and Sears common stockholders will have the right to elect to receive either $50.00 in cash or 0.5 shares of Holdings common stock for each share of Sears common stock that they own. The elections are subject to proration so that, in the aggregate, 45% of all outstanding shares of Sears common stock will be exchanged for cash and 55% of all outstanding shares of Sears common stock will be exchanged for shares of Holdings common stock. In addition, Kmart will merge with another wholly-owned subsidiary of Holdings, and Kmart common stockholders will receive one share of Holdings common stock for each share of Kmart common stock that they own. As a result, Kmart and Sears will become wholly-owned subsidiaries of Holdings.

        We expect the mergers will be a nontaxable transaction for Kmart stockholders and Sears stockholders, except for the receipt by Sears stockholders of cash in exchange for their Sears common stock or cash instead of fractional shares of common stock of Holdings. Upon completion of the mergers, we estimate that Sears' former stockholders will own approximately 36%, and former Kmart stockholders will own approximately 64%, of the common stock of Holdings. The common stock of Holdings is expected to be listed on the New York Stock Exchange or NASDAQ National Market under the symbol "    ".

        We will each hold a special meeting of stockholders at which we will ask our respective common stockholders to adopt the merger agreement. Information about these meetings and the mergers is contained in this joint proxy statement-prospectus. In particular, see "Risk Factors" beginning on page 26. We urge you to read this joint proxy statement-prospectus, and the documents incorporated by reference into this joint proxy statement-prospectus, carefully and in their entirety.

        The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Kmart common stock and of at least two-thirds of the outstanding shares of Sears common stock. Pursuant to a support agreement with certain companies directly or indirectly controlled by Edward S. Lampert, the Chairman of Kmart, these companies have agreed, subject to limited exceptions, to vote their shares of Kmart common stock and of Sears common stock in favor of the adoption of the merger agreement. These companies beneficially own approximately 53% of the outstanding shares of Kmart common stock (including shares underlying certain options and convertible notes), which beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). Accordingly, the adoption of the merger agreement by Kmart stockholders is practically assured.

        Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at that meeting. If you do not vote, it will have the same effect as voting against the merger proposals.

        Each of our boards of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement. We strongly support this combination of our companies and join our boards in their recommendations.

/s/ AYLWIN B. LEWIS Aylwin B. Lewis President and Chief Executive Officer Kmart Holding Corporation	/s/ ALAN J. LACY Alan J. Lacy Chairman, Chief Executive Officer and President Sears, Roebuck and Co.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement-prospectus is dated                        , 2005, and is first being mailed to stockholders of Kmart and Sears on or about                        , 2005.

ADDITIONAL INFORMATION

        This joint proxy statement-prospectus incorporates important business and financial information about Kmart and Sears from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

if you are a Kmart stockholder:	if you are a Sears stockholder:
By Mail:	Kmart Holding Corporation 3100 West Big Beaver Road Troy, Michigan 48084 Attention: Office of the Secretary	By Mail:	Sears, Roebuck & Co. 3333 Beverly Road Hoffman Estates, Illinois 60179 Attention: Office of the Secretary
By Telephone:	(248) 463-1000	By Telephone:	(847) 286-2500

        IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY                        , 2005 IN ORDER TO RECEIVE THEM BEFORE THE MEETINGS.

        See "Where You Can Find More Information" beginning on page 132.

VOTING ELECTRONICALLY OR
BY TELEPHONE

        Stockholders of record of Kmart common stock at the close of business on                        , 2005, the record date for the Kmart special meeting, may submit their proxies:

  •
  through the Internet by visiting a website established for that purpose at http://www.eproxy.com/ and following the instructions; or

  •
  by telephone by calling the toll-free number                        in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions. Kmart stockholders calling from another country may call                .

        Stockholders of record of Sears common stock at the close of business on                        , 2005, the record date for the Sears special meeting, may submit their proxies:

  •
  through the Internet by visiting a website established for that purpose at http://www.eproxy.com/ and following the instructions; or

  •
  by telephone by calling the toll-free number                        in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions. Sears stockholders calling from another country may call                .

KMART HOLDING CORPORATION
Notice of Special Meeting of Stockholders
to be Held            , 2005

To the Stockholders of Kmart Holding Corporation:

        A special meeting of the stockholders of Kmart Holding Corporation will be held at                        , on    , 2005 at             a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to combine Kmart Holding Corporation and Sears, Roebuck and Co. through the adoption of the Agreement and Plan of Merger, dated as of November 16, 2004, by and between Kmart Holding Corporation and Sears, Roebuck and Co., pursuant to which, among other things, separate subsidiaries of Sears Holdings Corporation will be merged with and into Sears, Roebuck and Co. and Kmart Holding Corporation, with each of Sears, Roebuck and Co. and Kmart Holding Corporation being the surviving corporations of these two mergers and becoming wholly-owned subsidiaries of Sears Holdings Corporation.

  2.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the Kmart special meeting.

        We have included a copy of the Agreement and Plan of Merger as Annex A to the accompanying joint proxy statement-prospectus. The joint proxy statement-prospectus further describes the matters to be considered at the Kmart special meeting.

        The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Kmart common stock. Pursuant to a support agreement with certain companies directly or indirectly controlled by Edward S. Lampert, the Chairman of Kmart, these companies have agreed, subject to limited exceptions, to vote their shares of Kmart common stock in favor of the adoption of the merger agreement. These companies beneficially own approximately 53% of the outstanding shares of Kmart common stock (including shares underlying certain options and convertible notes), which beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). Accordingly, the adoption of the merger agreement by the Kmart stockholders is practically assured.

        The board of directors of Kmart Holding Corporation unanimously recommends that you vote FOR adoption of the Agreement and Plan of Merger.

        Only stockholders of record at the close of business on                        , 2005 will be entitled to notice of and to vote at the Kmart special meeting and any adjournments or postponements thereof. To vote your shares, please complete and return the enclosed proxy card to us or grant your proxy by telephone or through the internet. You may also cast your vote in person at the Kmart special meeting. Please vote promptly whether or not you expect to attend the Kmart special meeting.

By order of the board of directors,
Harold W. Lueken
Senior Vice President, General Counsel and Secretary

                        , 2005

        PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL                        AT (    ) — (CALL COLLECT) OR (    ) — (TOLL FREE).

SEARS, ROEBUCK AND CO.

Notice of Special Meeting of Stockholders
to be Held            , 2005

To the Stockholders of Sears, Roebuck and Co.:

        A special meeting of the stockholders of Sears, Roebuck and Co. will be held at                        , on            , 2005 at             a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to combine Kmart Holding Corporation and Sears, Roebuck and Co. through the adoption of the Agreement and Plan of Merger, dated as of November 16, 2004, by and between Kmart Holding Corporation and Sears, Roebuck and Co., Sears Holdings Corporation pursuant to which, among other things, separate subsidiaries of Sears Holdings Corporation will be merged with and into Sears, Roebuck and Co. and Kmart Holding Corporation, with each of Sears, Roebuck and Co. and Kmart Holding Corporation being the surviving corporations of these two mergers and becoming wholly-owned subsidiaries of Sears Holdings Corporation.

  2.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the Sears special meeting.

        We have included a copy of the Agreement and Plan of Merger as Annex A to the accompanying joint proxy statement-prospectus. The joint proxy statement-prospectus further describes the matters to be considered at the Sears special meeting.

        The adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Sears common stock. Pursuant to a support agreement with certain companies directly or indirectly controlled by Edward S. Lampert, the Chairman of Kmart, these companies have agreed to vote their shares of Sears common stock in favor of the adoption of the merger agreement. These companies beneficially own approximately 15% of the outstanding shares of Sears common stock, which beneficial ownership represents the power to vote approximately 15% of outstanding shares of Sears common stock at the Sears special meeting.

        The board of directors of Sears, Roebuck and Co. unanimously recommends that you vote FOR adoption of the Agreement and Plan of Merger.

        Only stockholders of record at the close of business on                        , 2005 will be entitled to notice of and to vote at the Sears special meeting and any adjournments or postponements thereof. To vote your shares, please complete and return the enclosed proxy card to us or grant your proxy by telephone or through the internet. You may also cast your vote in person at the Sears special meeting. Please vote promptly whether or not you expect to attend the Sears special meeting.

        By order of the board of directors,

  Andrea L. Zopp
  Senior Vice President and General Counsel
                          , 2005

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL                                     AT (    ) - (CALL COLLECT) OR (    ) - (TOLL FREE).

Page
QUESTIONS AND ANSWERS ABOUT THE MERGERS	1
SUMMARY	7
THE COMPANIES	7
Kmart Holding Corporation	7
Sears, Roebuck and Co.	7
Sears Holdings Corporation	7
THE MERGERS	7
Sears Will Merge with a Subsidiary of Holdings	7
Sears Common Stockholders to Choose between Receiving Shares of Holdings Common Stock or Cash, Subject to Proration	8
Kmart Will Merge with Another Subsidiary of Holdings	8
Kmart Common Stockholders to Receive Shares of Holdings Common Stock	9
Exchange Ratios Are Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices	9
Mergers Generally Nontaxable to Stockholders	10
Dividend Policy and Share Repurchases	11
Our Boards of Directors Unanimously Recommend that Kmart and Sears Stockholders Vote to Adopt the Merger Agreement	11
We Have Received Fairness Opinions From Our Financial Advisors	11
Record Date for Voting	12
Votes Required for the Adoption of the Merger Agreement	12
Support Agreement	13
Appraisal Rights	13
Stock Exchange Listings	13
Interests of Our Directors and Executive Officers in the Mergers	14
Directors and Management Following the Mergers	14
Regulatory Approvals In Connection With the Mergers	15
Expected Timing of Mergers	15
Conditions to Completion of the Mergers	15
Termination of the Merger Agreement; Fees Payable	15
SPECIAL MEETINGS	16
Kmart Special Meeting	16
Sears Special Meeting	17
Voting and Elections by Participants in the Sears Plans	17
INFORMATION ABOUT THE COMPANIES	19
Kmart Holding Corporation	19
Sears, Roebuck and Co.	20
Sears Holdings Corporation	20
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	21
Selected Historical Financial Data of Kmart	21
Selected Historical Financial Data of Sears	23
Selected Unaudited Pro Forma Consolidated Financial Data of Holdings	24
COMPARATIVE PER SHARE DATA	25
RISK FACTORS	26
Sears stockholders may not receive the form of merger consideration that they elect	26
Because the exchange ratios are fixed, the market value of Holdings common stock issued to you may be less than the value of your shares of Kmart common stock or Sears common stock	26

i

If you deliver your Sears shares to the exchange agent to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline or termination of the merger agreement	26
We may fail to realize the anticipated benefits of the mergers.	27
Holdings may not perform as well as we expect following the mergers	27
The integration of Kmart and Sears following the mergers will present significant challenges	28
Directors of Kmart and Sears may have potential conflicts of interest in recommending that you vote in favor of the adoption of the merger agreement.	28
Affiliates of the Chairman of Holdings, whose interests may be different than your interests, will have substantial influence over Holdings.	29
Following the mergers, Holdings will have significantly less cash on hand than Kmart and Sears prior to the mergers.	29
Holdings may determine not to pay dividends.	30
Holdings will be dependent upon key personnel.	30
The market price of Holdings' shares after the mergers may be affected by factors different from those currently affecting the shares of Kmart or Sears.	30
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	31
THE SPECIAL MEETINGS	33
Joint Proxy Statement-Prospectus	33
Date, Time and Place of the Special Meetings	33
Purpose of the Special Meetings	33
Record Date for the Special Meetings	33
Votes Required	33
Adjournment or Postponement	34
Proxies	34
Voting Electronically or by Telephone	35
Solicitation of Proxies	36
THE MERGERS	37
Effect of the Kmart Merger; What You Will Receive in the Kmart Merger	37
Effect of the Sears Merger; What You Will Receive in the Sears Merger	37
Background of the Mergers	38
Kmart's Reasons for the Kmart Merger; Recommendation of the Kmart Merger by the Kmart Board of Directors	44
Sears' Reasons for the Sears Merger; Recommendation of the Sears Merger by the Sears Board of Directors	47
Certain Kmart Projections	50
Opinion of Kmart's Financial Advisor	52
Certain Sears Projections	58
Interests of Directors and Executive Officers in the Mergers	67
Board of Directors and Management after the Mergers	72
Material United States Federal Income Tax Consequences	74
Accounting Treatment	78
Regulatory Approvals	78
Sears Stockholders Making Cash and Share Elections	79
Conversion of Shares; Exchange of Certificates; Dividends; Withholding	83
Treatment of Stock Options and Other Equity-Based Awards	84
Restrictions on Sales of Shares by Affiliates of Kmart and Sears	85
Stock Exchange Listings	85
Rights of Dissenting Stockholders	85
Delisting and Deregistration of Kmart and Sears Stock after the Mergers	88
Legal Proceedings Relating to the Mergers	88
The Merger Agreement	89
The Support Agreement	97

ii

Holdings Restated Certificate of Incorporation and Restated By-laws	98
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF HOLDINGS	99
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OF HOLDINGS	101
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS OF HOLDINGS	104
DESCRIPTION OF HOLDINGS CAPITAL STOCK	112
Common Stock	112
Preferred Stock	112
COMPARISON OF STOCKHOLDER RIGHTS	113
Capitalization	113
Voting Rights	113
Class Voting	114
Number and Election of Directors	114
Qualification of Directors	115
Vacancies on the Board of Directors and Removal of Directors	115
Amendments to the Certificate of Incorporation	117
Amendments to By-laws	117
Action by Written Consent of Stockholders	118
Notice of Stockholders' Meeting	118
Ability to Call Special Meetings of Stockholders	119
Notice of Stockholder Action	120
Limitation of Personal Liability of Directors and Officers	121
Indemnification of Directors and Officers	122
Preemptive Rights of Stockholders	123
Dividends	124
Inspection of Stockholder Lists	124
State Anti-Takeover Statutes	125
Rights of Dissenting Stockholders	126
Transactions Involving Officers or Directors	126
Mergers, Acquisitions, Share Purchases and Certain Other Transactions	127
Bankruptcy Provisions.	128
LEGAL MATTERS	129
EXPERTS	129
STOCKHOLDER PROPOSALS	130
WHERE YOU CAN FIND MORE INFORMATION	131
ANNEX A—Agreement and Plan of Merger
ANNEX B—Support Agreement and Irrevocable Proxy
ANNEX C—Opinion of Lehman Brothers
ANNEX D—Opinion of Morgan Stanley
ANNEX E—Sections 623 and 910 of The New York Business Corporation Law
ANNEX F—Form of Restated Certificate of Incorporation of Holdings
ANNEX G—Form of Restated By-laws of Holdings

iii

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:
WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A:
You, as a stockholder of Kmart Holding Corporation and/or a stockholder of Sears, Roebuck and Co., are being asked to vote to adopt an Agreement and Plan of Merger (which we refer to in this joint proxy statement-prospectus as the "merger agreement") entered into between Kmart Holding Corporation and Sears, Roebuck and Co. concerning Sears Holdings Corporation (which we refer to in this joint proxy statement-prospectus as "Holdings"). Kmart Acquisition Corp. and Sears Acquisition Corp. In this joint proxy statement-prospectus, we also refer to Kmart Holding Corporation as "Kmart" and Sears, Roebuck and Co. as "Sears."

  Subject to the terms and conditions of the merger agreement, Kmart Acquisition Corp. (a wholly-owned subsidiary of Holdings) will merge with and into Kmart (which we refer to as the "Kmart merger"), and Sears Acquisition Corp. (a wholly-owned subsidiary of Holdings) will merge with and into Sears (which we refer to as the "Sears merger"). We refer to the Kmart merger and the Sears merger together as the "mergers," and neither merger will occur unless both do. Kmart and Sears will survive their respective mergers as wholly-owned subsidiaries of Holdings.

Q:
WHAT WILL I RECEIVE FOR MY KMART SHARES IN THE KMART MERGER?

A:
You, as a Kmart stockholder, will receive one share of Holdings common stock for each share of Kmart common stock they own.

Q:
WHAT WILL I RECEIVE FOR MY SEARS SHARES IN THE SEARS MERGER?

A:
You, as a Sears stockholder, may make one of the following elections regarding the type of merger consideration you wish to receive in exchange for your shares of Sears common stock:

•
a cash election to receive $50.00 in cash, without interest, for each share of Sears common stock; or

•
a share election to receive 0.5 of a share of Holdings common stock for each share of Sears common stock.

  If you make a cash election or a share election, the form of merger consideration that you actually receive as a Sears stockholder will likely be adjusted as a result of the proration procedures pursuant to the merger agreement as described in this joint proxy statement-prospectus under "The Mergers—Sears Stockholders Making Cash and Share Elections" on page 80. These proration procedures are designed to ensure that 55% of Sears shares outstanding at the completion of the Sears merger are converted for Holdings shares and 45% of Sears shares outstanding at the completion of the Sears merger are converted into cash.

Q:
HOW DO SEARS STOCKHOLDERS MAKE A CASH ELECTION OR A SHARE ELECTION?

A:
A form of election is included with this joint proxy statement-prospectus. Sears stockholders should carefully review and follow the instructions in the form of election. To make a cash election or a share election, Sears stockholders must properly complete, sign and send the form of election and any stock certificates representing their Sears shares to                        , the exchange agent, at the following address:

  Attention:
  Telephone Number:

  The exchange agent must receive the form of election and any stock certificates representing Sears shares, a book entry transfer of shares or a guarantee of delivery as described in the form of election by the election deadline. The election deadline will be 5:00 p.m., New York City time, on

  , 2005, the date of the special meeting of Sears stockholders, unless the completion of the Sears merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the Sears merger. Kmart and Sears will publicly announce the election deadline at least five business days prior to the anticipated completion date of the Sears merger.

  If you are a participant in the Sears 401(k) savings plan, Puerto Rico savings plan or the Land's End Inc. retirement plan, which we refer to collectively as the "Sears Plans" you will find enclosed a Plan Instruction Form instead of a proxy card and form of election.

  If you own Sears shares in "street name" through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

Q:
CAN SEARS STOCKHOLDERS ELECT TO RECEIVE CASH CONSIDERATION FOR A PORTION OF THEIR SEARS SHARES AND SHARE CONSIDERATION FOR THEIR REMAINING SEARS SHARES?

A:
Yes. The form of election provides for an election to be made for cash consideration or share consideration for all or any portion of their Sears shares.

Q:
CAN SEARS STOCKHOLDERS CHANGE THEIR ELECTION AFTER THE FORM OF ELECTION HAS BEEN SUBMITTED?

A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of Sears and such other information as the exchange agent may request. New elections must be submitted in accordance with the election procedures described in this joint proxy statement-prospectus and the form of election. If you instructed a broker to submit an election for your shares, you must follow your broker's directions for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the exchange agent by the election deadline in order for the revocation to be valid.

Q:
MAY I TRANSFER SEARS SHARES AFTER AN ELECTION IS MADE?

A:
No. Sears stockholders who have made elections will be unable to sell or otherwise transfer their shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

Q:
WHAT IF A SEARS STOCKHOLDER DOES NOT SEND A FORM OF ELECTION OR IT IS NOT RECEIVED?

A:
If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with the stock certificates representing the shares you wish to exchange for cash or shares, properly endorsed for transfer, a book entry transfer of shares or a guarantee of delivery as described in the form of election, then you will have no control over the type of merger consideration you receive. As a result, your Sears shares may be exchanged for cash consideration, share consideration, or a combination of cash consideration and share consideration consistent with the proration procedures contained in the merger agreement and described under "The Mergers—Sears Stockholders Making Cash and Share Elections" beginning on page 80. Because the value of the share consideration and cash consideration may differ and other stockholders would likely elect the consideration having the higher value, in such a circumstance, you would likely receive the consideration having the lower value at the time. You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate addresses shown in the form of election.

Q:
DO KMART STOCKHOLDERS HAVE AN ELECTION?

A:
No. If you are a Kmart stockholder, you will receive one share of Holdings common stock for each share of Kmart common stock, and have no right to receive any other consideration.

Q:
WHY AM I RECEIVING THIS JOINT PROXY STATEMENT-PROSPECTUS?

A:
We are delivering this proxy statement-prospectus to you because it is serving as both a joint proxy statement of Kmart and Sears and a prospectus of Holdings. It is a joint proxy statement because it is being used by both of our boards of directors to solicit the proxies of our respective common stockholders for our respective special meetings called to vote on the adoption of the merger agreement. It is a prospectus because Holdings is offering shares of its common stock in connection with the mergers.

Q:
WHAT STOCKHOLDER APPROVALS ARE NEEDED FOR KMART?

A:
For Kmart, the affirmative vote of a majority of the outstanding shares of Kmart common stock is required for the adoption of the merger agreement by Kmart stockholders. Each holder of Kmart common stock is entitled to one vote per share.

  As of                        , 2005, the record date for determining stockholders entitled to vote at the Kmart special meeting, there were                        shares of Kmart common stock outstanding.

  Pursuant to a support agreement, ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P., ESL Investment Management, L.L.C., CRK Partners, LLC and CRK Partners II, L.P. (collectively, the "ESL Companies") have agreed, subject to limited exceptions, to vote their shares of Kmart common stock in favor of the adoption of the merger agreement. The ESL Companies (except for ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Edward S. Lampert, the Chairman of Kmart. Mr. Lampert directly controls ESL Investment Management, L.L.C.

  As of the Kmart record date, the ESL Companies beneficially owned approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately 6.0 million shares of Kmart common stock. This beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). Accordingly, the adoption of the merger agreement by the Kmart stockholders is practically assured.

Q:
WHAT STOCKHOLDER APPROVALS ARE NEEDED FOR SEARS?

A:
For Sears, the affirmative vote of at least two-thirds of the outstanding shares of Sears common stock is required for the adoption of the merger agreement by Sears stockholders. Each holder of Sears common stock is entitled to one vote per share.

  As of                        , 2005, the record date for determining stockholders entitled to vote at the Sears special meeting, there were                        shares of Sears common stock outstanding.

  Pursuant to a support agreement, the ESL Companies have agreed to vote their shares of Sears common stock in favor of adopting the merger agreement. As of the Sears record date, the ESL Companies beneficially owned approximately 15% of the outstanding shares of Sears common stock, which consists of approximately 31.1 million shares of Sears common stock. This beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at the Sears special meeting.

Q:
WHEN AND WHERE ARE THE SPECIAL MEETINGS?

A:
The Kmart special meeting will be held at                        , on                        , 2005 at             a.m., local time.

  The Sears special meeting will be held at                        , on                        , 2005 at         a.m., local time.

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed postage-paid envelope, or, if available, by submitting your proxy or voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented and voted at your meeting.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER OR BANK, WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

A:
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker or bank does not have discretionary authority to vote on the merger proposal. Accordingly, your broker or bank will vote your shares held by it in "street name" only if you provide instructions to it on how to vote. You should follow the directions your broker or bank provides. Shares that are not voted because you do not properly instruct your broker or bank will have the effect of votes against the adoption of the merger agreement.

Q:
IF I BENEFICIALLY OWN SEARS SHARES HELD PURSUANT TO ANY SEARS PLAN, WILL I BE ABLE TO VOTE ON ADOPTION OF THE MERGER AGREEMENT AND ELECT WHETHER TO RECEIVE CASH OR SHARE CONSIDERATION?

A:
Yes. If you are a participant in any Sears Plan, you will find enclosed a Plan Instruction Form from the Plan Trustee, as well as directions for its completion, on which you may indicate how you want the Plan Trustee to vote the Sears shares allocated to your Plan account and whether you want the Plan Trustee to elect cash consideration or share consideration to be allocated to your Plan account in exchange for each Sears share in your Plan account. Your voting instructions are confidential and will not be disclosed to Sears' management. Your instructions to the Plan Trustee on how to vote on the adoption of the merger agreement and to elect the merger consideration will be subject, in all cases, to the Plan Trustee's (or other applicable fiduciary's) fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. You should submit a properly completed Plan Instruction Form to the Plan Trustee by no later than                         , 2005.

•
If you fail to return your Plan Instruction Form by the due date for its return, the Plan Trustee will vote your Plan shares ratably for and against the adoption of the merger agreement, in the same proportion as for those Plan shares for which the Plan Trustee has received specific instructions.

•
If you sign and send in your Plan Instruction Form and do not indicate how you want the Plan Trustee to vote, the Plan Trustee will vote your Plan shares FOR the adoption of the merger agreement.

•
If you indicate you wish to abstain, the Plan Trustee will abstain from voting your shares, which will have the same effect as a vote AGAINST the adoption of the merger agreement.

  You will also be able to elect to direct the Plan Trustee to elect whether to allocate to your Plan account cash or shares of Holdings common stock as consideration for each Sears share in your account, subject to the proration procedures described in this joint proxy statement-prospectus which are generally applicable to all Sears stockholders. If you do not make a proper and timely election to the Plan Trustee, the Sears shares allocated to your account may be exchanged for cash consideration, share consideration in the form of shares of Holdings common stock or a combination of cash consideration and share consideration.

Q:
WHAT IF I DON'T VOTE?

A:
If you fail to respond with a vote on the merger proposal, it will have the same effect as a vote against the adoption of the merger agreement. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of adopting the merger agreement. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against adoption of the merger agreement.

Q:
CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:
Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this in one of three ways:

•
By submitting a written statement that you would like to revoke your proxy to the Secretary of Kmart or Sears, as appropriate, before your special meeting.

•
By submitting a new proxy before your special meeting. If you submit your proxy or voting instruction electronically through the Internet or by telephone, you can change your vote by submitting a proxy or voting instruction at a later date, in which case your later-submitted proxy or voting instruction will be recorded and your earlier proxy or voting instruction will be revoked.

•
If you are a holder of record, by attending the special meeting and voting in person.

  If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:
SHOULD SEARS STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD OR THEIR FORM OF ELECTION?

A:
You should send in your Sears stock certificates to the exchange agent with your form of election. Please DO NOT send your Sears stock certificates with your proxy card.

  If you wish to make an election with respect to your Sears shares, prior to the election deadline, you should send your completed, signed form of election together with your Sears stock certificates, properly endorsed for transfer, a book entry transfer of your Sears shares or a guarantee of delivery to the exchange agent as described in the form of election. If your shares are held in "street name," you should follow your broker's instructions for making an election with respect to your shares. If your shares are held in any Sears Plan, please complete and submit the enclosed Plan Instruction Form to the Plan Trustee.

  If you make no election with respect to your Sears shares, after the completion of the Sears merger, you will receive a letter of transmittal for you to use in surrendering any Sears stock certificates you have at the time of the completion of the Sears merger.

Q:
SHOULD KMART STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. If you are a Kmart stockholder, you will receive written instructions from the exchange agent after the Kmart merger is completed on how to exchange your stock certificates for Holdings common stock. Please DO NOT send your Kmart stock certificates with your proxy card.

Q:
AM I ENTITLED TO APPRAISAL RIGHTS?

A:
Kmart stockholders are not entitled to an appraisal of the fair value of their shares of Kmart common stock under Delaware law.

  Under New York law, Sears stockholders entitled to vote on the Sears merger who object to the Sears merger prior to the Sears stockholder meeting and who follow the procedures established by New York law will have the right to receive cash payment of the fair value of their shares. See "The Mergers—Rights of Dissenting Stockholders" beginning on page 86.

Q:
WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGERS?

  Assuming that the mergers are completed as currently contemplated, we expect that the exchange of shares by Kmart stockholders will be nontaxable to them for U.S. federal income tax purposes. We expect that the exchange of shares by a Sears stockholder solely for Holdings common stock will be nontaxable to such stockholder for U.S. federal income tax purposes, except in respect of any cash that such stockholder receives instead of fractional shares of Holdings common stock. We expect that a Sears stockholder who exchanges shares of Sears common stock for a combination of Holdings common stock and cash will not recognize gain except up to the amount of cash received. We expect that the exchange of shares of Sears common stock by a Sears stockholder solely for cash will be taxable to such stockholder for U.S. federal income tax purposes.

  Tax matters are very complicated. You should be aware that the tax consequences to you of either merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement-prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For more information regarding the tax consequences of the mergers, please see "The Mergers—Material United States Federal Income Tax Consequences" beginning on page 75.

Q:
WHEN ARE THE MERGERS EXPECTED TO BE COMPLETED?

A:
We expect to complete the mergers by the end of March 2005. Because the mergers are subject to stockholder and governmental approvals, we cannot predict the exact timing of their completion.

Q:
WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus, the form of election or the enclosed proxy card or voting instruction card, you should contact:

if you are a Kmart stockholder:	if you are a Sears stockholder:
By Mail: By Telephone:	By Mail: By Telephone:

SUMMARY

        This summary highlights selected information in this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the documents incorporated by reference into this joint proxy statement-prospectus for a more complete understanding of the matters being considered at the meetings. In addition, we incorporate by reference important business and financial information about Kmart Holding Corporation and Sears, Roebuck and Co. into this joint proxy statement-prospectus. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 132 of this joint proxy statement-prospectus.

THE COMPANIES

Kmart Holding Corporation (see page 19)

        Kmart Holding Corporation, a Delaware corporation, is a mass merchandising company that serves America through its 1,483 Kmart and Kmart Super Center retail outlets in 49 states, Puerto Rico, the U.S. Virgin Islands and Guam. References to "Kmart" in this joint proxy statement-prospectus refer to Kmart Holding Corporation.

Sears, Roebuck and Co. (see page 20)

        Sears, Roebuck and Co., a New York corporation, is a leading U.S. retailer of apparel, automotive and home products and services, whose merchandise is offered through more than 2,300 Sears-branded and affiliated stores in the U.S., Canada and Puerto Rico. References to "Sears" in this joint proxy statement-prospectus refer to Sears, Roebuck and Co.

Sears Holdings Corporation (see page 20)

        Sears Holdings Corporation is a newly incorporated Delaware corporation that is currently a wholly-owned subsidiary of Kmart, but, upon consummation of the proposed mergers, will become the holding company of Kmart and Sears, which will continue to operate separately under their respective brand names. After the mergers, its headquarters will be in Hoffman Estates, Illinois. It is expected that shares of Holdings common stock will be listed on the New York Stock Exchange or NASDAQ National Market. References to "Holdings" in this joint proxy statement-prospectus refer to Sears Holdings Corporation.

        Kmart and Sears stockholders who receive Holdings common stock in the mergers will become Holdings stockholders and their rights as stockholders will be governed by the certificate of incorporation and by-laws of Holdings and Delaware laws. The restated certificate of incorporation and restated by-laws of Holdings upon the completion of the mergers will be in substantially the form set forth in Annex F and Annex G to this joint proxy statement-prospectus, respectively. For information on certain differences between the restated certificate of incorporation and restated by-laws of Holdings and Delaware laws and the certificates of incorporation and by-laws of Kmart and Sears and New York laws, see "Comparison of Stockholder Rights" beginning on page 114.

THE MERGERS

Sears Will Merge with a Subsidiary of Holdings (see page 37)

        Subject to the terms and conditions of the merger agreement, Sears Acquisition Corp., a New York corporation newly organized for purposes of this merger and a wholly-owned subsidiary of Holdings, will merge with and into Sears. Sears will be the surviving corporation in this merger, which will be referred to in this joint proxy statement-prospectus as the "Sears merger," and thereafter will be a wholly-owned subsidiary of Holdings.

Sears Common Stockholders to Choose between Receiving Shares of Holdings Common Stock or Cash, Subject to Proration (see page 80)

        In the Sears merger, Sears common stockholders will have the right to chose between receiving $50.00 in cash or 0.5 of a share of Holdings common stock per share of Sears common stock, subject to proration.

        FOR EXAMPLE: If you hold 1,000 Sears shares, you may elect to receive 500 shares of Holdings common stock or $50,000 ($50.00 per Sears share) in cash for all of your Sears shares, or you may elect to receive 0.5 shares of Holdings common stock per share for some of your Sears shares and $50.00 in cash per share for the rest of your Sears shares. However, as described below, the amount of either shares or cash that you actually receive in the Sears merger will depend on the election of other Sears stockholders.

        If you make a cash or share election, the form of merger consideration that you actually receive will likely be adjusted as a result of the proration procedures pursuant to the merger agreement as described in this joint proxy statement-prospectus. These proration procedures are designed to ensure that 55% of Sears shares outstanding at the completion of the Sears merger are converted into Holdings shares and 45% of Sears shares outstanding at the completion of the Sears merger are converted into cash. If the aggregate number of Sears shares for which share elections are made exceeds the 55% threshold, then a portion of the Sears shares for which share elections are made will be exchanged for shares of Holdings common stock on a pro rata basis so that the total number of Sears shares exchanged for shares of Holdings common stock equals the 55% threshold. Similarly, if the aggregate number of Sears shares for which cash elections are made exceeds the 45% threshold, then a portion of the Sears shares for which cash elections are made will be exchanged for cash on a pro rata basis so that the total number of Sears shares exchanged for cash equals the 45% threshold.

        FOR EXAMPLE: If you hold 1,000 Sears shares and you elect to receive only shares of Holdings common stock in exchange for your Sears shares, and all other Sears stockholders make the same election:

  •
  only 55% of your Sears shares would be converted into shares of Holdings common stock and the remaining 45% of your Sears shares would be converted into cash; and

  •
  as a result, you would receive an aggregate amount of 275 shares of Holdings common stock (0.5 of a share of Holdings common stock per Sears share) and $22,500 ($50.00 per Sears share) in cash for your 1,000 Sears shares.

        In order to make a cash election or a share election, you must submit a properly completed form of election by                        , 2005, the date of the special meeting of Sears stockholders, unless completion of the Sears merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the Sears merger. Kmart and Sears will publicly announce the election deadline at least five business days prior to the anticipated completion date of the Sears merger. If you do not properly make a cash election or share election by the election deadline, your Sears shares may be exchanged for cash consideration, share consideration or a combination of cash consideration and share consideration. Shares held by holders who properly demand appraisal will be treated as non-electing shares for purposes of the proration procedures described above.

Kmart Will Merge with Another Subsidiary of Holdings (see page 37)

        Subject to the terms and conditions of the merger agreement, Kmart Acquisition Corp., a Delaware corporation newly organized for purposes of this merger and a wholly-owned subsidiary of Holdings will merge with and into Kmart. Kmart will be the surviving corporation in this merger, which will be referred to in this joint proxy statement-prospectus as the "Kmart merger," and thereafter will be a wholly-owned subsidiary of Holdings.

Kmart Common Stockholders to Receive Shares of Holdings Common Stock (see page 37)

        In the Kmart merger, Kmart stockholders will exchange their shares of Kmart common stock for Holdings common stock on a one-for-one basis.

Exchange Ratios Are Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page 37)

        Because the exchange ratios are fixed in the merger agreement, the market value of the Holdings common stock that Kmart stockholders receive and the market value of Holdings common stock that Sears stockholders receive in the mergers may vary significantly from that implied by current trading prices.

        Holdings common stock is currently not traded or quoted on a stock exchange or quotation system. However, upon consummation of the mergers, it is expected that Holdings common stock will be traded on the New York Stock Exchange or NASDAQ National Market under the symbol "            ."

        The table below shows the closing prices of Kmart common stock, which trades on the NASDAQ National Market under the symbol "KMRT," and the closing prices of Sears common stock, which trades on the New York Stock Exchange under the symbol "S." The table also shows the pro forma equivalent per share value of Kmart and Sears common stock at the close of the regular trading session on November 16, 2004, the last trading day before our public announcement of the mergers, and December 1, 2004, the most recent trading day for which that information was available.

Date	Kmart Closing Price	Sears Closing Price	Kmart Pro forma Equivalent(1)	Sears Pro forma Equivalent(2)
November 16, 2004	$101.22	$45.20	$101.22	$50.61
December 1, 2004	104.05	52.50	104.05	52.03

(1)
The pro forma equivalent per share value of Kmart common stock is calculated by multiplying the Kmart closing price by the Kmart merger exchange ratio of 1.0.

(2)
The pro forma equivalent per share value of Sears common stock is calculated by multiplying the Kmart closing price by the Sears merger exchange ratio of 0.5.

        Because the 0.5 and 1.0 exchange ratios in the Sears and Kmart mergers, respectively, are fixed and will not be adjusted as a result of changes in market prices, the implied value of the merger consideration will fluctuate with the market price of Kmart common stock. The merger agreement does not include a price-based termination right or provisions that would limit the effect of increases or decreases in the market price of Kmart common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker.

        The following table sets forth, for the periods indicated, the high and low sale prices per share of Kmart common stock and Sears common stock as reported on the NASDAQ National Market and on the New York Stock Exchange Composite Tape, respectively.

	Kmart Common Stock(1)				Sears Common Stock
Calendar Quarter
	High		Low		High	Low
2002
First Quarter	$5.10		$.66		$54.29	$46.55
Second Quarter	1.54		.81		59.90	47.79
Third Quarter	1.01		.38		54.87	39.75
Fourth Quarter	.79		.107		40.69	19.71
2003
First Quarter	.45		.019		28.54	18.50
Second Quarter	.696	(2)	.01	(2)	34.80	24.15
	27.05	(3)	12.00	(3)
Third Quarter	32.27		21.86		46.35	32.91
Fourth Quarter	34.55		23.00		55.94	43.59
2004
First Quarter	42.58		22.41		48.35	42.01
Second Quarter	73.90		40.66		43.71	36.64
Third Quarter	90.20		61.76		41.36	33.34
Fourth Quarter (through December 1, 2004)	119.69		84.91		55.90	31.29

(1)
As of December 19, 2002, the common stock and trust preferred securities of Kmart Corporation (the predecessor to Kmart) were suspended from trading by the New York Stock Exchange and the Pacific and Chicago Exchanges, and thereafter, delisted from such exchanges. For the first quarter of fiscal year 2003, Kmart Corporation was quoted on the Pink Sheets Electronic Quotation Service maintained by the National Quotation Bureau, Inc. Upon emergence from bankruptcy, all then-outstanding equity securities of Kmart Corporation were cancelled, and the common stock of Kmart (as the successor to Kmart Corporation upon emergence from bankruptcy) was issued.

(2)
These are the high and low prices for Kmart Corporation (the predecessor to Kmart) during the second calendar quarter of 2003 while it was in bankruptcy.

(3)
These are the high and low prices for Kmart during the second calendar quarter of 2003 upon its emergence from bankruptcy.

Mergers Generally Nontaxable to Stockholders (see page 75)

        We expect that the exchange of shares by a Sears stockholder solely for Holdings common stock will be nontaxable to such stockholder for U.S. federal income tax purposes, except in respect of any cash that such stockholder receives instead of fractional Holdings shares. We expect that a stockholder who exchanges shares of Sears common stock for a combination of Holdings common stock and cash will not recognize gain except up to the amount of cash received. We expect that the exchange of shares of Sears common stock by a Sears stockholder solely for cash will be taxable to such stockholder for U.S. federal income tax purposes. We expect that the exchange of shares by Kmart stockholders will be nontaxable to them for U.S. federal income tax purposes.

        Tax matters are very complicated. You should be aware that the tax consequences to you of either merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement-prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For more information regarding the tax consequences of the mergers, please see "Material United States Federal Income Tax Consequences" beginning on page 75.

Dividend Policy and Share Repurchases (see page 30)

        The merger agreement permits Sears to continue to pay regular quarterly cash dividends to its stockholders. Kmart has not paid any dividends since emerging from bankruptcy in May 2003. No decision concerning Holdings' dividend policy has been made.

        Sears has a share repurchase program under which, as of October 2, 2004, Sears had remaining authorization to repurchase up to $501 million of shares by December 31, 2006.

        Kmart also has a share repurchase program under which, as of October 27, 2004, Kmart had authorization to repurchase an aggregate $100 million of Kmart common stock. Since the inception of this share repurchase program in fiscal 2003, Kmart has repurchased 128,400 shares of Kmart common stock at a cost of approximately $4 million.

        Prior to the consummation of the mergers, subject to applicable law and limits agreed to in the merger agreement, Sears and Kmart may continue to repurchase their own respective shares in accordance with their previously announced policies. Various factors, including capital requirements, market conditions and legal considerations will affect whether any repurchases will be made and, if made, the amount and timing of any such repurchases.

        As of October 27, 2004, Kmart was assigned 507,974 shares of Kmart common stock with an approximate value of $39 million on behalf of holders of pre-petition bankruptcy claims. These assignments were the result of settlement agreements resolving some of these bankruptcy claims. Kmart may continue to engage in these acquisitions of its stock in the ordinary course of its settlement negotiations. For more information, see "Where Can You Find More Information" on page 132.

Our Boards of Directors Unanimously Recommend that Kmart and Sears Stockholders Vote to Adopt the Merger Agreement (see pages 47 and 50)

        Kmart Stockholders.    The Kmart board of directors has unanimously determined that the merger agreement is fair to and in the best interests of Kmart and its stockholders and unanimously recommends that the Kmart stockholders vote FOR the adoption of the merger agreement.

        Sears Stockholders.    The Sears board of directors has unanimously determined that the merger agreement is fair to and in the best interests of Sears and its stockholders and unanimously recommends that the Sears stockholders vote FOR the adoption of the merger agreement.

        Factors Considered by Our Boards.    In determining whether to approve the mergers, our boards of directors each consulted with our respective senior managements and legal and financial advisors and considered the strategic, financial and other considerations referred to under "The Mergers—Kmart's Reasons for the Kmart Merger; Recommendation of the Kmart Merger by the Kmart Board of Directors" beginning on page 44 and "The Mergers—Sears' Reasons for the Sears Merger; Recommendation of the Sears Merger by the Sears Board of Directors" beginning on page 47.

We Have Received Fairness Opinions From Our Financial Advisors (see pages 53 and 61)

        Opinion of Kmart's Financial Advisor.    Kmart's financial advisor, Lehman Brothers Inc., has provided its opinion to the Kmart board of directors dated as of November 16, 2004 that, as of that date, and subject to and based on the considerations, assumptions and limitations set forth in its opinion, the consideration to be paid to the stockholders of Sears pursuant to the mergers was fair, from a financial point of view, to Kmart and, accordingly, its stockholders. The full text of Lehman Brothers' opinion is attached as Annex C to this joint proxy statement-prospectus. Kmart urges its stockholders to read that opinion in its entirety. Lehman Brothers provided its opinion for the information and assistance of the Kmart board of directors in connection with its consideration of the merger agreement and the mergers and the opinion does not constitute a recommendation as to how any holder of Kmart common stock should vote with respect to the merger agreement or the mergers.

The opinion of Lehman Brothers will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the mergers. Kmart does not currently expect that it will request an updated opinion from Lehman Brothers as of the date of this joint proxy statement-prospectus.

        Pursuant to an engagement letter dated November 15, 2004, Kmart has agreed to pay Lehman Brothers a customary fee in consideration for its services as financial advisor, all of which has already been paid.

        Opinion of Sears' Financial Advisor.    Sears' financial advisor, Morgan Stanley & Co. Incorporated, has provided its opinion to the Sears board of directors dated as of November 16, 2004 that, as of that date, and subject to and based on the considerations referred to in its opinion, the stock and cash consideration to be paid in the Sears merger pursuant to the merger agreement was fair, from a financial point of view, to Sears and Sears stockholders (other than the ESL Companies). The full text of Morgan Stanley's opinion is attached as Annex D to this joint proxy statement-prospectus. Sears urges its stockholders to read that opinion in its entirety. Morgan Stanley provided its opinion for the information and assistance of the Sears board of directors in connection with its consideration of the merger agreement and the mergers, and the opinion does not constitute a recommendation as to how any holder of Sears common stock should vote with respect to the merger agreement or the mergers. The opinion of Morgan Stanley will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the mergers. Sears does not currently expect that it will request an updated opinion from Morgan Stanley as of the date of this joint proxy statement-prospectus.

        Pursuant to an engagement letter dated October 29, 2004, Sears has agreed to pay Morgan Stanley customary fees in connection with the mergers, a portion of which is contingent upon the consummation of the mergers.

Record Date for Voting (see page 33)

        Kmart stockholders can vote at the Kmart special meeting if they owned Kmart shares at the close of business on                        , 2005, the record date for the Kmart special meeting.

        Sears stockholders can vote at the Sears special meeting if they owned Sears shares at the close of business on                        , 2005 the record date for the Sears special meeting.

Votes Required for the Adoption of the Merger Agreement (see pages 33-34)

        Kmart.    A majority of the outstanding shares of Kmart common stock must be represented, either in person or by proxy, to constitute a quorum at the Kmart special meeting. The affirmative vote of holders of a majority of the shares of Kmart common stock outstanding on the record date is required to adopt the merger agreement. At the Kmart special meeting, each share of Kmart common stock owned as of the Kmart record date is entitled to one vote on all matters properly submitted to the Kmart stockholders.

        Sears.    The holders of record of one-third of the total number of outstanding shares of Sears common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the Sears special meeting. The affirmative vote of at least two-thirds of the outstanding shares of Sears common stock outstanding on the record date is required to adopt the merger agreement. At the Sears special meeting, each share of Sears common stock owned as of the Sears record date is entitled to one vote on all matters properly submitted to the Sears stockholders.

        Unless the above-described votes are obtained, the merger agreement will not be adopted.

        If you abstain or fail to vote in either of the above-described votes, it will have the same effect as voting against the adoption of the merger agreement in such vote.

Support Agreement (see page 98)

        ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P., ESL Investment Management, L.L.C., CRK Partners, LLC and CRK Partners II, L.P. (collectively, the "ESL Companies") entered into a Support Agreement and Irrevocable Proxy with Kmart and Sears. The ESL Companies (except for ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Edward S. Lampert, the Chairman of Kmart. Mr. Lampert directly controls ESL Investment Management, L.L.C. The support agreement is attached as Annex B to this joint proxy statement-prospectus.

        Pursuant to the support agreement, the ESL Companies have agreed to vote their shares of common stock of Kmart and common stock of Sears in favor of adopting the merger agreement. The requirement of the ESL Companies to vote their shares of Kmart common stock is subject to limitations if the Kmart board of directors changes its recommendation with respect to the Kmart merger. The ESL Companies have also agreed to irrevocably elect to receive Holdings common stock in the Sears merger, subject to proration like all other Sears stockholders, and not to transfer or otherwise dispose of any of their shares of Kmart common stock or Sears common stock until the termination of the support agreement. The support agreement terminates upon the earlier to occur of the termination of the merger agreement or the day after the effective date of the mergers.

        As of the Kmart record date, the ESL Companies beneficially owned approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately 6.0 million shares of Kmart common stock. This beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes).

        As of the Sears record date, the ESL Companies also beneficially owned approximately 15% of the outstanding shares of Sears common stock, which consists of approximately 31.1 million shares of Sears common stock. This beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at the Sears special meeting.

Appraisal Rights (see page 86)

        Under Delaware law, Kmart stockholders are not entitled to appraisal rights in connection with the Kmart merger.

        Under New York law, Sears stockholders who timely submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures will be entitled to be paid the fair value of their shares of Sears common stock in accordance with New York law.

Stock Exchange Listings (see page 86)

        We expect the shares of Holdings common stock to be listed on the New York Stock Exchange or NASDAQ National Market upon completion of the mergers.

Interests of Our Directors and Executive Officers in the Mergers (see pages 68 and 70)

        Some of the directors and executive officers of Kmart have interests in the Kmart merger that are different from, or are in addition to, the interests of stockholders of Kmart. These interests include:

  •
  the interests of Edward S. Lampert, Kmart's Chairman, and William C. Crowley, a director and Senior Vice President, Finance of Kmart, in ESL Investments, Inc. (which, together with its affiliates, beneficially owns approximately 53% of the outstanding shares of Kmart common stock (including shares underlying certain options and convertible notes) and 15% of the outstanding shares of Sears common stock);

  •
  the rights of Mr. Julian C. Day, a director of Kmart, under options to acquire 1,168,321 shares of Kmart common stock;

  •
  the rights of Mr. Aylwin B. Lewis, Chief Executive Officer, President and director of Kmart, under options to acquire 150,000 shares of Kmart common stock and restricted shares of Kmart common stock having a value of $4.5 million as of the date of the grant;

  •
  the expected grant of an additional $1 million of restricted shares of Kmart common stock to Mr. Lewis, subject to the completion of the mergers and other conditions to be determined;

  •
  the interests of Kmart directors, including Messrs. Lampert and Lewis, in becoming directors of Holdings following completion of the mergers; and

  •
  the rights of Kmart officers and directors to continued indemnification and insurance coverage after the Kmart merger for acts or omissions occurring prior to the Kmart merger.

        Some of the directors and executive officers of Sears have interests in the Sears merger that are different from, or are in addition to, the interests of stockholders of Sears. These interests include:

  •
  the interests of Alan J. Lacy, Sears' Chairman, Chief Executive Officer and President, under his employment agreement to be Vice Chairman and Chief Executive Officer of Holdings;

  •
  the rights of Sears officers and directors to continued indemnification and insurance coverage after the Sears merger for acts or omissions occurring prior to the Sears merger;

  •
  the interests of directors of Sears, including Mr. Lacy, in becoming directors of Holdings following completion of the mergers;

  •
  the rights of Sears officers and directors under options to purchase shares of Sears common stock and restricted shares of Sears common stock; and

  •
  the rights of certain Sears officers under severance or retirement arrangements.

Directors and Management Following the Mergers (see page 73)

        Following the mergers, the board of directors of Holdings will consist of ten directors. The board will include Edward S. Lampert, currently the Chairman of Kmart, Aylwin B. Lewis, currently the Chief Executive Officer, President and director of Kmart, and five other current Kmart directors. The board will also include Alan J. Lacy, currently the Chairman, Chief Executive Officer and President of Sears, and two other current Sears directors. The initial term of the directors will end with Holdings' annual stockholders meeting in 2006. Thereafter, the directors will serve for one-year terms. Directors who are not employees of Holdings and serve on Holdings' board of directors are expected to be compensated for their services in that capacity in accordance with a customary director compensation policy.

        Following the mergers, Messrs. Lacy and Lewis will join Mr. Lampert in an Office of the Chairman. Mr. Lacy will serve as Vice Chairman and Chief Executive Officer of Holdings, and Mr. Lewis will be President of Holdings and Chief Executive Officer of Kmart and Sears Retail. In

addition, the merger agreement provides that Glenn R. Richter, currently Executive Vice President and Chief Financial Officer of Sears, will become Executive Vice President and Chief Financial Officer of Holdings, and William C. Crowley, currently Senior Vice President, Finance of Kmart, will become Executive Vice President, Finance and Integration of Holdings.

Regulatory Approvals In Connection With the Mergers (see page 79)

        In connection with the mergers, we must make filings with or obtain approvals or clearances from antitrust and other regulatory authorities in the United States, Canada, Germany and Brazil.

Expected Timing of Mergers

        We expect to complete the mergers by the end of March 2005, if we have received the stockholder and regulatory approvals required to do so by then.

Conditions to Completion of the Mergers (see page 90)

        We may not complete the mergers unless the following conditions are satisfied or, where permitted, waived:

  •
  the merger agreement must be adopted by the stockholders of both Kmart and Sears;

  •
  the Holdings common stock to be issued in the mergers must be approved for listing on the New York Stock Exchange or NASDAQ National Market;

  •
  we must obtain regulatory antitrust approvals of the mergers from certain governmental authorities;

  •
  no legal prohibition to completion of the mergers may be in effect;

  •
  the Sears merger and Kmart merger must be consummated at the same time;

  •
  our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on us, or in some cases, Holdings, after the mergers and other specified exceptions concerning representations and warranties about the parties' capitalization, authorization to enter into the merger agreement and brokers;

  •
  we must each be in compliance in all material respects with our respective covenants in the merger agreement; and

  •
  we must each receive an opinion of our respective tax counsel that the exchange of Sears common stock and Kmart common stock for Holdings common stock pursuant to the mergers will be treated as a transaction described in Section 351 of the Internal Revenue Code.

Termination of the Merger Agreement; Fees Payable (see page 94)

        We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:

  •
  a governmental authority that must grant a specified regulatory approval denies approval of the mergers and that denial is final and nonappealable or a governmental authority permanently restrains or prohibits the mergers under specified laws and that action is final and nonappealable; however, this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions by such a governmental authority;

  •
  the mergers are not completed on or before June 1, 2005 (or August 1, 2005, if on June 1, 2005 any specified regulatory approval has not been obtained); however, this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the mergers by that date;

  •
  the other party's board of directors changes its recommendation that its stockholders vote in favor of its merger or takes any other action inconsistent with such recommendation in a manner adverse to the other party in any material respect, or the other party materially breaches its obligation to hold its stockholders' meeting to vote on the adoption of the merger agreement or materially breaches its obligation not to solicit or facilitate a third party acquisition proposal;

  •
  the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement, the breach would prevent satisfaction by the other party of the relevant closing condition, and the breach, if curable, is not cured within 30 days; or

  •
  the stockholders of either party do not approve their respective merger at their respective stockholders meeting.

        The merger agreement provides that in several circumstances involving a change in the board's recommendation in favor of the merger agreement or a third party acquisition proposal, either of us may be required to pay termination fees to the other. In such a case, Kmart may become obligated to pay up to $380 million in termination fees, and Sears may be obligated to pay up to $400 million in termination fees. These termination fees could discourage other companies from seeking to acquire or merge with either Kmart or Sears. In addition, if Sears stockholders do not approve the merger agreement, Sears is required to reimburse Kmart for all costs and expenses incurred by Kmart in connection with the merger agreement up to $10 million.

SPECIAL MEETINGS

Kmart Special Meeting (see page 33)

        The Kmart special meeting will be held at                        on                         , 2005, starting at            ,            time. At the Kmart meeting, Kmart's common stockholders will be asked to adopt the merger agreement.

        You may vote at the Kmart special meeting if you owned shares of Kmart common stock at the close of business on            , 2005, the Kmart record date. On that date there were                         shares of Kmart common stock outstanding.

        You may cast one vote for each share of Kmart common stock you owned as of the Kmart record date. The affirmative vote of a majority of the outstanding shares of Kmart common stock is required for the adoption of the merger agreement.

        As of the Kmart record date, approximately                        % of the outstanding shares of Kmart common stock were owned and entitled to be voted by Kmart directors and executive officers and their affiliates (other than the ESL Companies and Edward S. Lampert). We currently expect that Kmart's directors and executive officers will vote their shares in favor of adopting the merger agreement, although none of them (other than Mr. Lampert) has agreed to enter into any agreements obligating them to do so.

        Pursuant to a support agreement, the ESL Companies have agreed, subject to limited exceptions, to vote their shares of Kmart common stock in favor of adopting the merger agreement. The ESL Companies (except for ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Mr. Lampert, the Chairman of Kmart. Mr. Lampert directly controls ESL Investment Management, L.L.C. As of the Kmart record date, the ESL Companies beneficially owned approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately

6.0 million shares of Kmart common stock. This beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). Accordingly, the adoption of the merger agreement by the Kmart stockholders is practically assured. Additional information concerning the support agreement is set forth under "The Mergers—The Support Agreement" on page 98.

Sears Special Meeting (see page 33)

        The Sears special meeting will be held at the                        on                         , 2005, starting at                        ,             time. At the Sears meeting, Sears common stockholders will be asked to adopt the merger agreement.

        You may vote at the Sears special meeting if you owned shares of Sears common stock at the close of business on                        , 2005, the Sears record date. On that date there were                         shares of Sears common stock outstanding. You may cast one vote for each share of Sears common stock you owned as of the Sears record date. The affirmative vote of at least two-thirds of the outstanding shares of Sears common stock is required for the adoption of the merger agreement by the Sears stockholders.

        As of the Sears record date, less than 1% of the outstanding shares of Sears common stock were owned and entitled to be voted by Sears directors and executive officers and their affiliates. We currently expect that Sears' directors and executive officers will vote their shares in favor of adopting the merger agreement, although none of them have agreed to enter into any agreements obligating them to do so.

        Pursuant to a support agreement, the ESL Companies have agreed to vote their shares of Sears common stock in favor of adopting the merger agreement. As of the Sears record date, the ESL Companies beneficially owned approximately 15% of the outstanding shares of Sears common stock, which consists of approximately 31.1 million shares of Sears common stock. This beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at the Sears special meeting. Additional information concerning the support agreement is set forth under "The Mergers—The Support Agreement" on page 98.

Voting and Elections by Participants in the Sears Plans

        Participants in the Sears 401(k) savings plan, the Sears Puerto Rico Savings Plan, or the Lands End Inc. retirement plan, which we collectively refer to as the "Sears Plans," will be able to direct the Plan Trustee, who is the record owner of all Sears shares held by the Plans, as to how they want the Plan Trustee to vote both the vested and non-vested Sears shares allocated to their Plan accounts as of the record date and whether they want the Plan Trustee to elect cash consideration or share consideration to be allocated to their Plan accounts in exchange for each Sears share in their Plan accounts. All voting instructions submitted by Plan participants are confidential and will not be disclosed to Sears' management. Your instructions to the Plan Trustee on how to vote on the adoption of the merger agreement and to elect the merger consideration will be subject, in all cases, to the Plan Trustee's (or other applicable fiduciary's) fiduciary duties under ERISA. If you are a participant in any of the Plans, enclosed with this joint proxy statement-prospectus, you will receive a Plan Instruction Form from the Plan Trustee or its designee, as well as instructions for its completion, for these purposes. This Plan Instruction Form must be returned to the Plan Trustee by no later than                        , 2005, so that the Plan Trustee has sufficient time to tabulate your directions in advance of the special meeting.

        On your Plan Instruction Form, you will be able to direct the Plan Trustee to vote your Plan shares at the special meeting in one of three ways: vote for adoption of the merger agreement, vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement. Please note:

  •
  If you fail to return your Plan Instruction Form by the due date for its return, the Plan Trustee will vote your Plan shares ratably for and against the adoption of the merger agreement, in the same proportion as for those Plan shares for which the Plan Trustee has received specific directions.

  •
  If you sign and send in your Plan Instruction Form and do not indicate how you want the Plan Trustee to vote, the Plan Trustee will vote your Plan shares FOR the adoption of the merger agreement.

  •
  If you indicate you wish to abstain, the Plan Trustee will abstain from voting your shares, which will have the same effect as a vote AGAINST the adoption of the merger agreement.

        The Plan Instruction Form will also provide you an opportunity to elect whether, if the Sears merger is completed, you wish the Plan Trustee to request either $50.00 in cash or 0.5 of a share of Holdings common stock as consideration for each Sears share allocated to your account, subject to the proration procedures described in this joint proxy statement-prospectus applicable to all Sears stockholders.

        This will be the only opportunity you will have to choose the form of consideration to be requested by the Plan Trustee in exchange for your Plan shares. Accordingly, please note that, if you do not indicate on the Plan Instruction Form the manner of consideration you want the Plan Trustee to request for your Plan shares, or if you fail to timely return the Plan Instruction Form, your Plan shares will be exchanged by the Plan Trustee for the same cash consideration and/or share consideration received by regular holders of Sears shares who fail to vote their shares. No determination has been made at this time with respect to the investment alternatives for the cash consideration received following the completion of the Sears merger.

INFORMATION ABOUT THE COMPANIES

Kmart Holding Corporation
3100 West Big Beaver Road
Troy, Michigan 48084
(248) 463-1000

        Kmart, the nation's third largest discount retailer, is a mass merchandising company that serves America through its 1,483 Kmart and Kmart Super Center retail outlets in 49 states, Puerto Rico, the U.S. Virgin Islands, Guam and through its e-commerce shopping site, www.kmart.com. Kmart Holding Corporation was incorporated in Delaware in April 2003, but the businesses conducted by its predecessors began in 1899. Kmart Corporation (the predecessor company to Kmart Holding Corporation) was incorporated under the laws of the State of Michigan on March 9, 1916, as the successor to the business developed by its founder, S.S. Kresge, who opened his first store in 1899. Kresge was the first retailer to launch a newspaper advertising program to entice shoppers to its stores. After operating Kresge department stores for over 45 years, Kmart's store program commenced with the opening of the first Kmart store in March 1962. In 1977, Kresge Corporation officially changed its name to Kmart Corporation. In 1991, Kmart opened the first Kmart Supercenter in Medina, Ohio, offering a full-service grocery along with general merchandise twenty-four hours a day, seven days a week.

        On January 22, 2002, Kmart Corporation and 37 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Illinois. Kmart Corporation and its 37 subsidiaries decided to seek bankruptcy reorganization based upon a rapid decline in their liquidity resulting from below-plan sales and earnings performance in the fourth quarter of fiscal 2001, the evaporation of the surety bond market, an erosion of supplier confidence, intense competition, unsuccessful sales and marketing initiatives, the continuing recession and capital market volatility. Kmart Corporation utilized Chapter 11 proceedings to strengthen its balance sheet and reduce debt, focus its store portfolio on the most productive locations and terminate leases for closed stores, develop a more efficient organization and lower overall operating costs.

        On May 6, 2003, Kmart Corporation emerged from reorganization proceedings under Chapter 11 pursuant to the terms of an Amended Joint Plan of Reorganization and related amended Disclosure Statement. This plan of reorganization received formal endorsement of the statutory creditors' committee and, as modified, was confirmed by the U.S. Bankruptcy Court on April 23, 2003. Kmart Corporation is presently a wholly-owned subsidiary of Kmart Management Corporation, which is a wholly-owned subsidiary of Kmart Holding Corporation.

        For additional information on Kmart, see "Where You Can Find More Information" on page 132.

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(847) 286-2500

        Sears, Roebuck and Co. originated from an enterprise established in 1886 and incorporated in New York in 1906. Sears, Roebuck and Co. is a multi-line retailer that offers an array of merchandise and related services. Sears' domestic operations consist of full-line stores, including Sears, Sears Auto Center, Sears Grand and sears.com, and specialty retail stores, including The Great Indoors, Dealer Stores, Hardware Stores, commercial sales and outlet stores. In addition, Sears' direct-to-consumer business includes Lands' End online, catalog and retail operations. Sears also offers a wide variety of home services such as home improvement, delivery, product installation and repair services. Sears makes these products and services available to its customers through a wide network of multiple channels, including 2,300 Sears-branded and affiliated stores in the United States and Canada, a product repair services network with over 10,000 technicians, leading Internet sites including sears.com, sears.ca and landsend.com and direct to customer catalog programs. The Sears Canada segment includes retail, credit and corporate operations conducted by Sears Canada, a 54.3%-owned subsidiary.

        For additional information on Sears, see "Where You Can Find More Information" on page 132.

Sears Holdings Corporation
c/o Kmart Holding Corporation
3100 West Big Beaver Road
Troy, Michigan 48084
(248) 463-1000

        Sears Holdings Corporation is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement, including the formation of each of Kmart Acquisition Corp. and Sears Acquisition Corp. as wholly-owned subsidiaries, and the preparation of this joint proxy statement-prospectus. Upon completion of the mergers, Kmart and Sears will each become a wholly owned subsidiary of Holdings. The business of Holdings will be the combined businesses currently conducted by Kmart and Sears. After the mergers, its headquarters will be located in Hoffman Estates, Illinois.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following financial information is to assist you in your analysis of the financial aspects of the mergers. The following tables present (1) selected historical financial data of Kmart, (2) selected historical financial data of Sears, and (3) selected unaudited pro forma combined financial data reflecting the mergers. The historical financial data show the financial results actually achieved by Kmart and Sears for the periods indicated. The unaudited pro forma condensed consolidated financial data show financial results as if the mergers had taken place on January 30, 2003, except financial position data which assumes the mergers had taken place on October 27, 2004.

Selected Historical Financial Data of Kmart
(in millions, except per share data)

        The selected historical financial data of Kmart have been derived from the historical consolidated financial statements and related notes of Kmart filed by Kmart with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 132. Interim unaudited data for the nine months ended October 27, 2004 and October 29, 2003 reflect, in the opinion of Kmart's management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of that data. Results for the 39 weeks ended October 27, 2004 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.

					Fiscal
	Successor Company*			Predecessor Company*
(In millions, except per share data)	39 Weeks Ended October 27, 2004	26 Weeks Ended October 29, 2003	39 Weeks Ended January 28, 2004	13 Weeks Ended April 30, 2003	2002	2001	2000	1999
Summary of Operations
Total sales(1)	$13,792	$10,744	$17,072	$6,181	$29,352	$34,180	$35,027	$33,960
Comparable sales %(2)	(13.6%)	(6.9%)	(9.5%)	(3.2%)	(10.1%)	(0.1%)	1.1%	4.8%
Income (loss) before interest expense, reorganization items, income taxes and discontinued operations(3)	1,365	2	505	(32)	(2,277)	(2,146)	(65)	1,182
Income (loss) before discontinued operations(3)	801	(28)	248	(852)	(2,771)	(2,377)	(256)	557
Discontinued operations	—	—	—	(10)	(448)	(69)	(12)	(193)
Net income (loss)(3)	801	(28)	248	(862)	(3,219)	(2,446)	(268)	364
Per Common Share
Basic:
Continuing (loss) income	$8.96	$(0.32)	$2.77	$(1.63)	$(5.47)	$(4.81)	$(0.51)	$1.13
Discontinued operations	$—	$—	$—	$(0.02)	$(0.89)	$(0.14)	$(0.02)	$(0.39)
Net (loss) income	$8.96	$(0.32)	$2.77	$(1.65)	$(6.36)	$(4.95)	$(0.53)	$0.74
Diluted:(4)
Continuing (loss) income	$7.93	$(0.32)	$2.52	$(1.63)	$(5.47)	$(4.81)	$(0.51)	$1.08
Discontinued operations	$—	$—	$—	$(0.02)	$(0.89)	$(0.14)	$(0.02)	$(0.34)
Net (loss) income	$7.93	$(0.32)	$2.52	$(1.65)	$(6.36)	$(4.95)	$(0.53)	$0.74
	Successor Company*				Predecessor Company*
Book value per common share	$34.30	$19.04	$24.45	$19.10	$(0.58)	$6.42	$12.09	$12.73
Financial Data
Total assets	$7,665	$6,117	$6,084	$6,660	$11,238	$14,183	$14,815	$15,192
Long-term debt(5)	101	24	103	108	—	330	2,084	1,759
Long-term capital lease obligations	288	419	374	415	623	857	943	1,014
Trust convertible preferred securities	—	—	—	—	646	889	887	986
Capital expenditures (Predecessor Company for the 13-weeks ended April 30, 2003)	179	61	108	4	252	1,385	1,089	1,277
Number of Stores	1,486	1,511	1,511	1,513	1,829	2,114	2,105	2,171

*
References to "Predecessor Company" refer to Kmart Corporation, which emerged from bankruptcy on May 6, 2003 as a subsidiary of Kmart Holding Corporation (which we refer to as "Successor Company"). See "Information about the Companies" on page 19.

(1)
Kmart's fiscal year ends on the last Wednesday in January. Fiscal year 2000 consisted of 53 weeks.

(2)
Comparable store sales for fiscal year 2000 are based on the 52-week period ended January 24, 2001.

(3)
Results include the following non-comparable items: in the 13 weeks ended April 30, 2003, a $47 million charge for accelerated depreciation on unimpaired assets to be disposed of following store closings, a $10 million credit as a result of a change in the estimated expenses for the fiscal year 2002 cost reduction initiatives; in fiscal year 2002, $1,019 million for inventory write-downs in conjunction with accelerated markdowns due to store closings, $533 million for asset impairments, $50 million for cost reduction initiatives, and $33 million for other items; in fiscal year 2001, $827 million for asset impairments, $163 million for supply chain restructuring, $97 million for the restructuring/impairment of Bluelight.com, and $23 million for Voluntary Early Retirement Program/Severance; in fiscal year 2000, $712 million for strategic initiatives; and in fiscal year 1999, $11 million to reflect the cumulative effect of a change in accounting method for layaway sales.

(4)
Consistent with the requirements of Statement of Financial Accounting Standards No. 128, "Earnings per Share," options to purchase common stock, restricted stock and trust convertible preferred securities were not included in the calculation of diluted earnings per share for the 13-week period ended April 30, 2003, fiscal years 2002, 2001 or 2000 due to their anti-dilutive effect. Upon emergence from bankruptcy, all then-outstanding equity securities of Kmart Corporation, the predecessor company to Kmart before its emergence from bankruptcy, and the trust convertible preferred securities were cancelled.

(5)
For fiscal years 2002 and 2001 long-term debt does not include liabilities classified as subject to compromise.

Selected Historical Financial Data of Sears
(in millions, except per share data)

        The selected historical financial data of Sears have been derived from the historical consolidated financial statements and related notes of Sears, filed by Sears with the Securities and Exchange Commission. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statement and other financial information contained in the Sears 2003 Form 10-K, and the unaudited consolidated interim financial information contained in the Sears 2004 Third Quarter Form 10-Q (as amended), including the notes thereto. See "Where You Can Find More Information" beginning on page 132. Interim unaudited data for the 39 weeks ended October 2, 2004 and September 27, 2003 reflect, in the opinion of Sears' management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of that data. Results for the 39 weeks ended October 2, 2004 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.

	39 Weeks Ended		Fiscal Year
(In millions, except per common share data and stockholders)	Oct. 2, 2004	Sept. 27, 2003(1)	2003(1)	2002(2)	2001	2000	1999
OPERATING RESULTS
Revenues(3)	$24,870	$28,870	$41,124	$41,366	$40,990	$40,848	$39,430
Costs and expenses(3)	24,943	27,830	39,926	39,285	39,812	38,661	37,017
Operating (loss)/income	(73)	1,040	1,198	2,081	1,178	2,187	2,413
Gain on sale of businesses(3)	—	—	4,224	—	—	—	—
Other income, net	58	16	27	372	45	36	6
(Loss)/income before income taxes, minority interest and cumulative effect of change in accounting principle	(15)	1,056	5,449	2,453	1,223	2,223	2,419
Income taxes (benefit)/expense	(2)	392	2,007	858	467	831	904
(Loss)/income before cumulative effect of change in accounting principle	(28)	648	3,397	1,584	735	1,343	1,453
Cumulative effect of change in accounting principle	(839)	—	—	(208)	—	—	—
Net (loss)/income	$(867)	$648	$3,397	$1,376	$735	$1,343	$1,453
FINANCIAL POSITION
Credit card receivables, net(3)	$1,896	$29,007	$1,956	$30,731	$28,155	$17,317	$18,033
Retained interest in transferred credit card receivables	—	—	—	—	—	3,105	3,211
Merchandise inventories, net	6,400	6,243	5,335	5,115	4,912	5,618	5,069
Property and equipment, net	6,632	6,660	6,788	6,910	6,824	6,653	6,450
Total assets	22,652	49,090	27,723	50,409	44,317	36,899	36,954
Short-term borrowings(4)	823	6,179	1,033	4,525	3,557	4,280	2,989
Long-term debt, including current portion(3)(4)	4,856	25,117	7,168	26,112	22,078	13,580	15,049
Total debt(3)(4)	5,679	31,296	8,201	30,637	25,635	17,860	18,038
Shareholders' equity	$5,418	$5,489	$6,401	$6,753	$6,119	$6,769	$6,839
STOCKHOLDERS AND PER SHARE DATA
Stockholders	x	x	150,759	157,378	164,354	209,101	220,749
Average common and equivalent shares outstanding	215	299	286	321	329	346	381
Earnings per common share—diluted
(Loss)/income before cumulative effect of change in accounting principle	$(0.13)	$2.17	$11.86	$4.94	$2.24	$3.88	$3.81
Cumulative effect of change in accounting principle	(3.90)	—	—	(0.65)	—	—	—
Net (loss)/income	$(4.03)	$2.17	$11.86	$4.29	$2.24	$3.88	$3.81
Cash dividends declared per common share	$0.69	$0.69	$0.92	$0.92	$0.92	$0.92	$0.92

        Certain prior year information has been reclassified to conform with current year presentation.

(1)
Includes the results of operations for Credit and Financial Products through November 2, 2003 and the results of operations for National Tire and Battery through November 29, 2003, the respective dates of divestiture, and 53 weeks.

(2)
Includes results of operations for Lands' End effective June 17, 2002, the date of acquisition by Sears.

(3)
On November 3, 2003, Sears sold its domestic Credit and Financial Products business to Citibank (USA), N.A. (See Note 2 of the Notes to the Consolidated Financial Statements for fiscal 2003)

(4)
During 2004, Sears changed its method of accounting pension and post-retirement benefits (See Note 8 of the Notes to the Condensed Consolidated Financial Statements in the Sears Third Quarter 10-Q.

(5)
On November 17, 2003, Sears completed cash tender offers to purchase unsecured public term debt securities maturing after 2003. (See Note 4 of the Notes to the Consolidated Financial Statements for fiscal 2003)

Selected Unaudited Pro Forma Consolidated Financial Data of Holdings

        The following table shows information about the financial condition and results of operations, including per share data, of Holdings after giving effect to the mergers. The table sets forth selected unaudited pro forma consolidated statement of operations data information as if the mergers had become effective on January 30, 2003, and selected unaudited pro forma condensed consolidated balance sheet data as if the business combination had occurred on October 27, 2004. The information presented below should be read together with the historical consolidated financial statements of Kmart and Sears, including the related notes, filed by each of them with the Securities and Exchange Commission and together with the consolidated historical financial data for Kmart and Sears and the other unaudited pro forma financial information, including the related notes, appearing elsewhere in this joint proxy-statement prospectus. See "Where You Can Find More Information" beginning on page 132 and "Sears Holdings Corporation Unaudited Pro Forma Condensed Consolidated Financial Data" beginning on page 100. The unaudited pro forma financial data are not necessarily indicative of results that actually would have occurred had the mergers been completed on the dates indicated or that may be obtained in the future.

(In millions, except per share data)
FOR THE FISCAL YEAR ENDED JANUARY 28, 2004
OPERATING RESULTS
Revenues	$59,679
Income from continuing operations	107
PER SHARE DATA
Earnings per common share from continuing operations—basic	$0.73
Earnings per common share from continuing operations—diluted	0.70
FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 27, 2004
OPERATING RESULTS
Revenues	$38,662
Income from continuing operations	289
PER SHARE DATA
Earnings per common share from continuing operations—basic	$1.98
Earnings per common share from continuing operations—diluted	1.84
AS OF OCTOBER 27, 2004
FINANCIAL POSITION
Merchandise inventories	$10,882
Total assets	34,249
Short-term borrowings	823
Long-term debt, including current portion	5,443
Total debt	6,266

COMPARATIVE PER SHARE DATA
(Unaudited)

        The following table sets forth certain historical per share data for Kmart and Sears and combined per share data on an unaudited pro forma condensed consolidated basis. You should read the information below together with the financial statements and related notes of Kmart and Sears that are incorporated by reference in the joint proxy statement-prospectus and with the unaudited pro forma condensed consolidated financial data included under "Unaudited Pro Forma Condensed Consolidated Financial Data" beginning on page 100.

		Fiscal Year 2003
Kmart Historical Comparative Share Data	39 Weeks Ended October 27, 2004	Successor Company 39 Weeks Ended Jan. 28, 2004	Predecessor Company 13 Weeks Ended April 30, 2003
Basic earnings per common share from continuing operations	$8.96	$2.77	$(1.63)
Diluted earnings per common share from continuing operations	$7.93	$2.52	$(1.63)
Cash dividends per common share	$—	$—	$—
Book value per common share	$34.30	$24.45	$19.10

Sears Historical Comparative Share Data	39 Weeks Ended October 2, 2004	Fiscal Year 2003
Basic earnings per common share from continuing operations	$(0.13)	$11.95
Diluted earnings per common share from continuing operations	$(0.13)	$11.86
Cash dividends per common share	$0.69	$0.92
Book value per common share	$26.10	$27.78

Unaudited Pro Forma Condensed Consolidated Historical Comparative Share Data	39 Weeks Ended October 27, 2004	Fiscal Year 2003
Basic earnings per common share from continuing operations	$1.98	$0.73
Diluted earnings per common share from continuing operations	$1.84	$0.70
Cash dividends per common share	$—	$—
Book value per common share as of October 27, 2004	$61.55

Unaudited Pro Forma Equivalent Per Share Data for Sears	39 Weeks Ended October 27, 2004	Fiscal Year 2003
Basic earnings per common share from continuing operations	$0.99	$0.37
Diluted earnings per common share from continuing operations	$0.92	$0.35
Cash dividends per common share	$—	$—
Book value per common share as of October 27, 2004	$30.78

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the caption "Information Regarding Forward-Looking Statements" on page 31, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Sears stockholders may not receive the form of merger consideration that they elect.

        The merger agreement contains provisions that are designed to ensure that, in the aggregate, 45% of Sears shares will be converted into cash and 55% of Sears shares will be converted into Holdings common shares. The value of the share consideration at the time of the mergers may be higher than the value of the cash consideration at such time, or vice versa. If elections are made by Sears stockholders to receive more cash or more shares of Holdings than these percentages, either those electing to receive cash or those electing to receive shares of Holdings, respectively, will have the consideration of the type they selected reduced by a pro rata amount, and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, it is likely that a substantial number of Sears stockholders will not receive a portion of the merger consideration in the form that they elect and that the consideration they do receive will have a lower value than that they elected to receive.

        In connection with a support agreement, the ESL Companies have agreed to elect to receive shares of Holdings common stock in the Sears merger even if the value of the share consideration at the time of the mergers is less than the cash consideration. Nonetheless, the ESL Companies will be subject to proration, like all other Sears stockholders, if holders of more than 55% of the Sears shares elect shares of Holdings. The ESL Companies as of the record date, owned approximately 31.1 million shares of Sears common stock or approximately 15% of the outstanding Sears common stock.

Because the exchange ratios are fixed, the market value of Holdings common stock issued to you may be less than the value of your shares of Kmart common stock or Sears common stock.

        Kmart stockholders and Sears stockholders who receive shares in the mergers will receive a fixed number of shares of common stock of Holdings rather than a number of shares with a particular fixed market value. The market values of Kmart and Sears common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement-prospectus or the date on which Kmart and Sears stockholders vote on the mergers. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Kmart or Sears common stock, the market value of the Holdings common stock issued in the mergers and the Kmart and Sears common stock surrendered in the mergers may be higher or lower than the values of such shares on such earlier dates, and may be higher or lower than the $50.00 to be paid to Sears stockholders in the cash portion of the Sears merger. Stock price changes may result from a variety of factors that are beyond the control of Kmart and Sears, including changes in their businesses, operations and prospects, regulatory considerations and general and industry specific market and economic conditions. Neither Kmart nor Sears is permitted to "walk away" from the mergers solely because of changes in the market price of either party's common stock.

If you deliver your Sears shares to the exchange agent to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline or termination of the merger agreement.

        If you want to make a cash or share election, you must deliver a properly completed and signed form of election covering the Sears shares for which you wish to make a cash or share election to the exchange agent together with stock certificates representing your Sears shares, a book entry transfer of shares or a guarantee of delivery as described in the form of election. The deadline for doing this is 5:00 p.m., New York City time, on                        , 2005, the day of the special meeting of Sears

stockholders, unless the completion of the Sears merger will occur more than four business days following the date of this special meeting, in which case the election deadline will be extended until two business days before the completion of the Sears merger. After you submit a form of election, under the terms of the election, you will not be able to sell any Sears shares covered by your form of election, regardless of whether those shares are held in certificated or book entry form, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to sell your Sears shares covered by a form of election prior to completion of the Sears merger. In the time between your submission of a form of election and the completion of the Sears merger, the trading price of Sears common stock may change, and you might otherwise want to sell your Sears shares covered by a form of election to gain access to cash, make other investments, or reduce the potential for an adverse change in the value of your investment.

We may fail to realize the anticipated benefits of the mergers.

        The success of the mergers will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining the businesses of Kmart and Sears. Our managements have conservatively estimated that the combined companies expect to realize approximately $200 million in incremental operating profit synergies from increased revenues by capitalizing on cross-selling opportunities between Kmart's and Sears' proprietary brands and by converting a substantial number of Kmart stores to the Sears nameplate over time. There can be no assurance, however, that these cross-selling opportunities or conversions will be successful.

        Our managements have also conservatively estimated that the combined entities expect to achieve annual cost savings of over $300 million principally through improved merchandising and non-merchandising purchasing scale as well as improved supply chain, administrative and other operational efficiencies. However, to realize the anticipated benefits from the mergers, we must successfully combine the businesses of Kmart and Sears in a manner that permits those costs savings and revenue synergies to be realized. In addition, we must achieve these savings without adversely affecting revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

Holdings may not perform as well as we expect following the mergers.

        In determining to enter into the merger agreement, Kmart and Sears considered, among others, the benefits of operating as a combined company, including, among others:

  •
  an enhanced ability to compete in the retail market, with Holdings becoming the third largest retailer in the United States;

  •
  a complementary real estate strategy, in which penetration in urban and high-density suburban locations would be expanded significantly and Holdings' ability to grow off-mall in locations closer and more convenient to customers would increase; and

  •
  the proprietary brands of the combined company would permit Holdings to further differentiate itself from other mass market retailers.

        However, these benefits may not be realized for a variety of reasons. For example, expanding the offering and distribution of proprietary brands may impact the value of those brands and lead to cannibalization of sales from either Sears or Kmart. There is also the risk that national brands will not sell to the combined companies. In addition, Holdings may be unable to realize the value it expects from the combined real estate portfolio, including being able to differentiate product offerings at its various locations. If these benefits are not achieved, Holdings' results of operations could be materially adversely affected.

The integration of Kmart and Sears following the mergers will present significant challenges.

        Kmart and Sears have operated and, until the completion of the mergers, will continue to operate, independently. Kmart and Sears will face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key Kmart and Sears personnel. The integration of Kmart and Sears will be costly, complex and time consuming, and the managements of Kmart and Sears will have to devote substantial effort to it.

        The integration process and other disruptions from the transaction could be more costly than we expect or result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others with whom we have business dealings or to achieve the anticipated benefits of the mergers. In addition, the integration efforts could divert management's focus and resources from other strategic opportunities and from operational matters during the integration process.

Directors of Kmart and Sears may have potential conflicts of interest in recommending that you vote in favor of the adoption of the merger agreement.

        Edward S. Lampert, Chairman of Kmart, is Chairman and Chief Executive Officer of ESL Investments, Inc., and William C. Crowley, Senior Vice President, Finance and a director of Kmart, is the President and Chief Operating Officer of ESL Investments, Inc. ESL Investments, Inc. controls, directly or indirectly, the ESL Companies (other than ESL Investment Management, L.L.C, which is directly controlled by Mr. Lampert). The ESL Companies beneficially own approximately 53% of the outstanding common stock of Kmart (including the beneficial ownership of shares of Kmart common stock underlying certain convertible notes and options beneficially owned by the ESL Companies) and beneficially own approximately 15% of the outstanding common stock of Sears.

        A number of directors of Kmart and a number of directors of Sears who recommend that you vote in favor of the adoption of the merger agreement have employment or severance agreements, equity compensation and other benefit arrangements or other interests that provide them with interests in the mergers that differ from yours. Following completion of the mergers, Edward S. Lampert and Aylwin B. Lewis, who is currently a director of Kmart, will be directors of Holdings, and Alan J. Lacy, who is currently a director of Sears, will be a director of Holdings. The merger agreement also provides that five other seats on the Holdings board of directors will be filled by current Kmart directors and two other seats on the Holdings board of directors will be filled by current Sears directors. Moreover, the merger agreement provides that: Edward S. Lampert will serve as Chairman of Holdings; Alan J. Lacy, Chairman, Chief Executive Officer and President of Sears, will serve as Vice Chairman and Chief Executive Officer of Holdings; Aylwin B. Lewis, President and Chief Executive Officer of Kmart, will serve as President of Holdings and Chief Executive Officer of Kmart and Sears Retail; Glenn R. Richter, Executive Vice President and Chief Financial Officer of Sears, will serve as Executive Vice President and Chief Financial Officer of Holdings; and William C. Crowley, Senior Vice President, Finance and a director of Kmart, will serve as Executive Vice President, Finance and Integration of Holdings. Each of Messrs. Lampert, Lacy and Lewis will also be members of the Office of the Chairman.

        The receipt of compensation or other benefits in the mergers, and/or the continuation of indemnification and insurance arrangements for current directors of Kmart and Sears following completion of the mergers, may have influenced these directors in making their recommendation that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider your board's recommendation that you vote in favor of the mergers.

Affiliates of the Chairman of Holdings, whose interests may be different than your interests, will have substantial influence over Holdings.

        As of the date of this proxy statement-prospectus, the ESL Companies beneficially own approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately 6.0 million shares of Kmart common stock, and this beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). As of the date of this proxy statement-prospectus, the ESL Companies beneficially own approximately 15% of the outstanding shares of Sears common stock, which consists of approximately 31.1 million shares of Sears common stock. This beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at a meeting of Sears stockholders. The ESL Companies (other than ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by Edward S. Lampert, the Chairman of Kmart. Mr. Lampert directly controls ESL Investment Management, L.L.C.

        Assuming that Holdings issues approximately 146 million shares pursuant to the mergers and depending upon the elections of Sears stockholders to receive cash or stock consideration, the ESL Companies would be expected to beneficially own between            % and            % of the outstanding shares of Holdings common stock (including the beneficial ownership of shares of Holdings common stock underlying the options and convertible notes of Kmart to be assumed by Holdings). Accordingly, the ESL Companies, and thus Mr. Lampert, would have substantial influence over many if not all actions to be taken by Holdings stockholders after the mergers, including the election of the directors to the Holdings board and transactions involving a change of control.

        This substantial influence may have the effect of discouraging offers to acquire Holdings because the consummation of any such acquisition would likely require the consent of the ESL Companies. The interests of ESL Companies, which have investments in other companies, may from time to time diverge from the interests of other Holdings stockholders, particularly with regard to new investment opportunities.

        For more information about the ESL Companies and the support agreement, see "Interests of Directors and Executive Officers in the Mergers—Interests of Kmart Directors and Executive Officers" beginning on page 68 and "The Mergers—The Support Agreement" on page 98.

Following the mergers, Holdings will have significantly less cash on hand than Kmart and Sears prior to the mergers.

        Following an assumed completion of the mergers in March 2005 and after payment of the merger consideration and payment in respect of options to purchase Sears common stock and all other pro forma adjustments relating to the mergers, Holdings is expected to have approximately $1.0 billion in cash and cash equivalents. In addition, Holdings is expected to have approximately $5.8 billion in indebtedness, including $640 million related to obligations under capital leases. The expected cash on hand in March 2005 assumes a build-up of cash from the seasonal low-point at the end of the third quarter 2004, 2004 holiday sales consistent with seasonal buying patterns and Holdings' ability to maintain access to the commercial paper markets. No assurances can be given as to the actual amount of cash and cash equivalents that Holdings will have on hand following the mergers.

        As a result, Holdings will be required to obtain additional financing to meet its liquidity needs. Holdings may not be able to obtain additional financing on terms that are acceptable to it. Holdings' ability to obtain financing will be dependent largely on its operating performance and its credit ratings from the major credit ratings agencies. If Holdings' operating performance were to be worse, or its credit ratings were to be lower, than expected, its financing costs could be higher than expected and its access to financing could be limited. In such a case, Holdings' financial flexibility could be limited, adversely affecting its ability to grow and compete.

Holdings may determine not to pay dividends.

        Sears stockholders have historically received quarterly dividends from Sears. Kmart has not paid any dividends since emerging from bankruptcy. Although no decision concerning Holdings' dividend policy has yet been made, Holdings may determine not to pay dividends in the future. In such case, Holdings stockholders would be required to rely on increases in the trading price of Holdings common stock for any return on their investment.

Holdings will be dependent upon key personnel.

        Following the merger, Holdings will be dependent upon the contributions of its senior management team, including Messrs. Lampert, Lacy, Lewis, Richter and Crowley, and other key employees for its future success. While Messrs. Lacy and Lewis have employment agreements with Holdings, Sears or Kmart, if any of these executives, or other key employees, were to cease to be employed by Holdings, including as a result of the integration of Sears and Kmart following the mergers, Holdings could be adversely affected.

The market price of Holdings' shares after the mergers may be affected by factors different from those currently affecting the shares of Kmart or Sears.

        Upon completion of the mergers, holders of Kmart and Sears common stock will become holders of Holdings common stock, as the successor holding company of Kmart and Sears. Holdings' businesses may differ from those of Kmart and Sears, and accordingly the results of operations of the combined companies may be affected by factors different from those currently affecting the results of operations of Kmart or Sears, including the uncertainty of the market's ability to value Holdings' business model. For a discussion of the businesses of Kmart and Sears and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement- prospectus and referred to under "Where You Can Find More Information" on page 132.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement-prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement-prospectus or they may be made a part of this joint proxy statement-prospectus by appearing in other documents filed with the Securities and Exchange Commission by Kmart, Sears and Holdings and incorporated by reference in this joint proxy statement-prospectus. These statements may include statements regarding the period following completion of the mergers.

        Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal," "should" and words and terms of similar substance used in connection with any discussion of future operating or financial performance of Kmart, Sears, Holdings or the mergers identify forward-looking statements. All forward-looking statements are management's present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the mergers discussed under the caption "Risk Factors" beginning on page 26 above, the following risks related to the businesses of Kmart, Sears and Holdings, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  competitive conditions in retail and related services industries;

  •
  changes in consumer confidence, tastes, preferences and spending;

  •
  the availability and level of consumer debt;

  •
  anticipated cash flow and the ability of Holdings to maintain sufficient operating cash flow and liquidity;

  •
  the successful execution of, and customer response to, strategic initiatives, including the full-line store strategy and the conversion and integration of the Kmart stores and other new store locations;

  •
  the pace of growth in store locations, which may be higher or lower than anticipated;

  •
  the possibility that new business and strategic options for one or more business segments will be identified, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships;

  •
  trade restrictions, tariffs, and other factors potentially affecting the ability to find qualified vendors and access products in an efficient manner;

  •
  the ability to successfully implement initiatives to improve inventory management capabilities;

  •
  anticipated cash flow;

  •
  changes in interest rates;

  •
  the outcome of pending legal proceedings and bankruptcy claims;

  •
  social and political conditions such as war, political unrest and terrorism or natural disasters;

  •
  the possibility of negative investment returns in pension plans;

  •
  volatility in financial markets;

  •
  changes in debt ratings, credit spreads and cost of funds;

  •
  the possibility of interruptions in systematically accessing the public debt markets;

  •
  the impact of seasonal buying patterns, which are difficult to forecast with certainty; and

  •
  general economic conditions and normal business uncertainty.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus in the case of forward-looking statements contained in this joint proxy statement-prospectus, or the dates of the documents incorporated by reference in this joint proxy statement-prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, none of Kmart, Sears or Holdings has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual reports on Form 10-K and the quarterly reports on Form 10-Q that Kmart and Sears have filed with the Securities and Exchange Commission as described under "Where You Can Find More Information" on page 132.

        We expressly qualify in their entirety all forward-looking statements attributable to Kmart, Sears or Holdings or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETINGS

Joint Proxy Statement-Prospectus

        This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of our boards of directors in connection with our respective special meetings of stockholders.

        This joint proxy statement-prospectus is first being furnished to our stockholders on or about    , 2005.

Date, Time and Place of the Special Meetings

        The special meetings are scheduled to be held as follows:

For Kmart stockholders:	For Sears stockholders:
, 2005	, 2005
, time	, time

Purpose of the Special Meetings

        Kmart.    At the Kmart special meeting, Kmart's stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Sears.    At the Sears special meeting, Sears' stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date for the Special Meetings

        The boards of directors of each of Kmart and Sears have fixed the close of business on            , 2005 as the record date for determination of stockholders entitled to notice of and to vote at our respective special meetings of stockholders. On the record date, there were            shares of Kmart common stock outstanding, held by approximately             holders of record, and            shares of Sears common stock outstanding, held by approximately            holders of record.

Votes Required

        Kmart.    A majority of the outstanding shares of Kmart common stock must be represented, either in person or by proxy, to constitute a quorum at the Kmart special meeting. The affirmative vote of holders of a majority of the shares of Kmart common stock outstanding on the record date is required to adopt the merger agreement. At the Kmart special meeting, each holder of Kmart common stock is entitled to one vote for each share of Kmart common stock held as of the Kmart record date on all matters properly submitted to the Kmart stockholders.

        As of the record date, Kmart directors and executive officers and their affiliates (other than the ESL Companies and Edward S. Lampert, the Chairman of Kmart), owned and were entitled to vote approximately            shares of Kmart common stock, representing approximately      % of the outstanding shares of Kmart common stock. We expect that the officers and directors of Kmart will vote their shares of Kmart common stock in favor of adopting the merger agreement, although none of them (other than Mr. Lampert) have entered into any agreement obligating them to do so.

        Pursuant to a support agreement, the ESL Companies have agreed, subject to limited exceptions, to vote their shares of Kmart common stock in favor of the adoption of the merger agreement. As of the record date, the ESL Companies beneficially owned approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately 6.0 million shares of Kmart common stock. This beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). Accordingly, the adoption of the merger agreement by the Kmart stockholders is practically assured. Further information concerning the support agreement can be found under "The Mergers—The Support Agreement" on page 98.

        Sears.    The holders of record of one-third of the total number of outstanding shares of Sears common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the Sears special meeting. The affirmative vote of at least two-thirds of the shares of Sears common stock outstanding on the record date is required to adopt the merger agreement. At the Sears special meeting, each holder of Sears common stock is entitled to one vote for each share of Sears common stock held as of the Sears record date on all matters properly submitted to the Sears stockholders.

        As of the record date, Sears directors and executive officers and their affiliates owned and were entitled to vote approximately                        shares of Sears common stock, representing less than 1% of the outstanding shares of Sears common stock. We also expect that the officers and directors of Sears will vote their shares of Sears common stock in favor of adopting the merger agreement, although none have entered into any agreement obligating them to do so.

        Pursuant to a support agreement, the ESL Companies have agreed to vote their shares of Sears common stock in favor of adopting the merger agreement. As of the record date, the ESL Companies beneficially owned approximately 15% of the outstanding shares of Sears common stock, consisting of approximately 31.1 million shares of Sears common stock. This beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at the Sears special meeting. Further information concerning the support agreement can be found under "The Mergers—The Support Agreement" on page 98.

Adjournment or Postponement

        The Kmart special meeting or the Sears special meeting may be adjourned or postponed, including by their respective chairmen, in order to permit further solicitation of proxies. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.

Proxies

        All shares of Kmart common stock and Sears common stock represented by properly executed proxies or voting instructions (including those given through electronic voting through the Internet or by telephone) received before or at the applicable special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the merger agreement. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Kmart common stock or Sears common stock represented by the proxy will be considered present at the applicable special meeting for purposes of determining a quorum, but will be considered a vote against adopting the merger agreement. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

        If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will be considered a vote against adopting the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares through any Sears Plan, your shares in the plan may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card.

        Because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Kmart common stock and two-thirds of the outstanding shares of Sears common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against adopting the merger agreement.

        Neither Kmart nor Sears expects that any matter other than the proposal to adopt the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card or voting instruction card.

        The persons named as proxies may vote for one or more adjournments of the Kmart or Sears special meeting, as the case may be, to permit further solicitations in favor of the proposals to be submitted at those meetings. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.

        You may revoke your proxy at any time before it is voted by:

  •
  filing a written notice of revocation with the Secretary, Kmart Holding Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084, if you are a Kmart stockholder;

  •
  filing a written notice of revocation with the Secretary, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Chicago, Illinois 60179, if you are a Sears stockholder;

  •
  granting a subsequently dated proxy; or

  •
  appearing in person and voting at your special meeting if you are a holder of record.

        Attendance at a special meeting will not in and of itself constitute revocation of a proxy. If a special meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Voting Electronically or by Telephone

        Because Delaware and New York, the states in which Kmart and Sears, respectively, are incorporated, both permit electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company's stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

        Stockholders of record of Kmart common stock at the close of business on                        , 2005, the Kmart record date, may submit their proxies:

  •
  through the Internet by visiting a website established for that purpose at http://www.eproxy.com/            and following the instructions; or

  •
  by telephone by calling the toll-free number                        in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions; stockholders calling from another country may call                       .

        Stockholders of record of Sears common stock at the close of business on                        , 2005, the Sears record date, may submit their proxies:

  •
  through the Internet by visiting a website established for that purpose at http://www.eproxy.com/            and following the instructions; or

  •
  by telephone by calling the toll-free number                        in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions; stockholders calling from another country may call                        .

Solicitation of Proxies

        Kmart and Sears will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. To assist in the solicitation of proxies, Kmart has retained                        for a fee of $                        plus reimbursement of expenses. Sears has retained            , for a fee of $                        plus reimbursement of expenses, to assist in the solicitation of proxies. Kmart, Sears and their respective proxy solicitors will also request banks, brokers and other intermediaries holding shares of Kmart or Sears common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Kmart and Sears. No additional compensation will be paid to our directors, officers or employees for solicitation.

THE MERGERS

        This section of the joint proxy statement-prospectus describes material aspects of the proposed mergers, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus, including the full text of the merger agreement, which is attached as Annex A, and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of us into this joint proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" which begins on page 132.

Effect of the Kmart Merger; What You Will Receive in the Kmart Merger

        Upon completion of the Kmart merger, Kmart will merge with Kmart Acquisition Corp., a wholly-owned subsidiary of Holdings newly organized to effect the Kmart merger. Kmart will be the surviving corporation in the Kmart merger and will thereby become a wholly-owned subsidiary of Holdings.

        In the Kmart merger, each outstanding share of Kmart common stock (other than shares owned by Kmart or Kmart Acquisition Corp.) will be converted into one share of Holdings common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the Kmart merger. Each share of Kmart common stock owned by Kmart or Kmart Acquisition Corp. will be cancelled without consideration. Each share of Kmart common stock owned by Sears or any direct or indirect wholly-owned subsidiary of Sears or Kmart will be converted into the right to receive shares of Holdings common stock at the same exchange ratio.

        All outstanding Kmart stock options under employee benefit plans will be converted into options to purchase an equivalent number of shares of Holdings common stock, subject to the same terms and conditions. All shares of restricted stock of Kmart will be exchanged for shares of Holdings common stock at the same exchange ratio applicable to Kmart common stock pursuant to the Kmart merger, subject to the same terms and conditions.

        The rights pertaining to Holdings common stock will be the same in all material respects to the rights pertaining to Kmart common stock, because the restated certificate of incorporation and restated by-laws of Holdings in effect immediately after the completion of the mergers will be substantially similar to the current certificate of incorporation and by-laws of Kmart. A further description of the rights pertaining to Holdings common stock and Holdings' restated certificate of incorporation and restated by-laws is further described under "Description of Holdings Capital Stock—Common Stock" on page 113 and "Comparison of Stockholder Rights" on page 114.

Effect of the Sears Merger; What You Will Receive in the Sears Merger

        Upon completion of the Sears merger, Sears will merge with Sears Acquisition Corp., a wholly-owned subsidiary of Holdings newly organized to effect the Sears merger. Sears will be the surviving corporation in the Sears merger and will thereby become a wholly-owned subsidiary of Holdings.

        In the Sears merger, each outstanding share of Sears common stock (other than dissenting shares and shares owned by Sears, Sears Acquisition Corp., Kmart or any wholly-owned subsidiary of Kmart or Sears) will be converted into the right to receive, at the holder's election, $50.00 in cash per share or 0.5 of a share of Holdings common stock per share, subject to proration. Sears stockholder elections will be subject to proration to ensure that 55% of Sears shares will be exchanged for Holdings shares and 45% of Sears shares will be exchanged for cash. The exchange ratio and the per share amount of cash to be paid are fixed and will not be adjusted to reflect stock price changes prior to the date of the Sears merger. Each share of Sears common stock owned by Sears and Sears Acquisition Corp. will be cancelled without consideration. Each share of Sears common stock owned by Kmart or any direct or indirect wholly-owned subsidiary of Sears or Kmart will be converted into the right to receive 0.5 of a share of Holdings common stock. The conversion of these shares is not subject to proration, and these shares will not be taken into consideration when determining the proration calculations.

        All outstanding Sears stock options will be exchanged for the right to receive cash in an amount equal to the number of shares of Sears common stock subject to such option times the excess, if any, of the sum of (i) the product of 45% multiplied by $50.00 per share and (ii) the product of 55% multiplied by the value of 0.5 shares of Holdings common stock (based on the closing price of a share of Kmart common stock on the last trading day immediately preceding the effective time of the mergers) over the exercise price of such options. All shares of restricted stock of Sears will be exchanged for shares of Holdings common stock at the same exchange ratio applicable to Sears common stock pursuant to the Sears merger, subject to the same terms and conditions, but taking into account any required acceleration of vesting as a result of the Sears merger. See "Treatment of Stock Options and Other Equity Based Awards" on page 85.

        The rights pertaining to Holdings common stock will be different from the rights pertaining to Sears common stock, because the restated certificate of incorporation and restated by-laws of Holdings in effect immediately after the mergers are completed will be different from those of Sears and because Holdings is a Delaware and not a New York corporation. A further description of the rights pertaining to Holdings common stock and Holdings' restated certificate of incorporation and restated by-laws which will be in effect immediately after the mergers are completed is further described under "Description of Holdings Capital Stock—Common Stock" on page 113 and "Comparison of Stockholders Rights" on page 114.

Background of the Mergers

        Over the last few years, Sears and Kmart have each independently explored, developed, pursued and implemented a wide range of strategies, as more fully described below, designed to enhance stockholder value.

        In January 2002, the predecessor of Kmart filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws. After Kmart's filing, the ESL Companies accumulated a significant ownership of various pre-petition obligations, joined the Financial Institutions Committee, and made a substantial additional investment in Kmart prior to its emergence from Chapter 11. In connection with the ESL Companies' investment in Kmart and exchange of pre-petition claims, the ESL Companies acquired beneficial ownership of a majority of Kmart's outstanding common stock. The ESL Companies also gained representation on the Kmart board, including Edward S. Lampert's designation as Chairman of the Board. The ESL Companies (other than ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by ESL Investments, Inc., which is in turn controlled by Mr. Lampert. Mr. Lampert directly controls ESL Investment Management, L.L.C.

        Upon Kmart's emergence from bankruptcy in May 2003, the board of directors of Kmart focused on establishing Kmart's financial strength. The new senior management team sought to generate profitable sales, control costs, streamline overhead and increase asset productivity and customer service. Kmart also focused on improving the customer store experience by providing quality products at attractive pricing and enhancing its service culture. In that connection, Kmart focused on improving its product offerings by offering better quality products.

        Kmart has continued to seek ways to improve its product offering in order to differentiate Kmart from its mass market retail competitors. The mergers represent an extension and acceleration of that strategy.

        The board of directors and management of Sears has continually monitored and reviewed Sears' position in light of the changing competitive environment for domestic multi-line retailers, with the objective of determining what alternatives may be available to further enhance value for Sears stockholders. In recent years, the board of directors and management of Sears have continued to explore options designed to improve Sears' competitive position and to increase stockholder value, especially in light of the increasing competitive power of discount, "big-box" and specialty retailers.

        In particular, Sears has undertaken a number of steps to refocus on and to improve the performance of its core business, its full-line stores. These steps include:

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  an initiative to add off-mall stores in locations closer to where consumers live, generally in urban and dense suburban areas, including through the Sears Grand concept, the first of which opened in 2003 and three more of which have opened to date, and the acquisition of six stores from Wal-Mart Stores, Inc. and 50 stores from Kmart as described below;

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  operational initiatives aimed at improving efficiency and effectiveness, such as changes to store operations, supply chain and support activities;

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  significant merchandise edits of non-core assortments;

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  the June 2002 acquisition of Lands' End, Inc., subsequent roll-out of Lands' End branded merchandise to all full-line Sears stores and the introduction of new proprietary apparel brands such as Covington, Apostrophe, A/Line and Structure;

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  substantial improvements of merchandise assortments and customer shopping experience in key businesses, such as home appliances, electronics, kids apparel and home fashions; and

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  the November 2003 sales of Sears' credit and financial products business and National Tire and Battery business.

        The ESL Companies first became stockholders of Sears in October 2000 and have been significant stockholders of Sears since 2002 (prior to the time that the ESL Companies invested in Kmart). During the time that the ESL Companies have been significant stockholders of Sears, the ESL Companies have monitored their investment in Sears, including periodic discussions with the management of Sears, primarily through Alan J. Lacy, Chairman, Chief Executive Officer and President of Sears, regarding Sears' performance and strategic direction.

        At the end of February 2004, Sears, through Mr. Lacy, approached Mr. Lampert of Kmart to explore the possibility of Kmart and Sears engaging in a mutually beneficial transaction. The types of transactions discussed varied in terms of size and structure. In connection with these discussions, on March 16, 2004, Sears entered into a confidentiality agreement with Kmart, pursuant to which Sears agreed to use any confidential information provided to it by Kmart only in connection with its consideration of a possible transaction and to keep all such information confidential. The confidentiality agreement was subsequently amended on June 29, 2004.

        These discussions continued intermittently throughout the spring of 2004. Ultimately, these discussions resulted in a transaction announced on June 30, 2004 in which Sears agreed to purchase from Kmart up to 54 stores for a maximum total purchase price of $621 million. The transaction was designed to further Sears' strategy of increasing the number of off-mall full-line stores and to strengthen Kmart's balance sheet and increase its liquidity. At the time, both Sears and Kmart recognized that there could be additional benefits realized by both parties from a continued strategy of repositioning certain Kmart stores to the Sears brand. The parties determined to remain in contact. Messrs. Lampert and Lacy agreed to meet again after the transaction was completed. This transaction was completed September 27, 2004, at which time Sears purchased 50 stores for a total purchase price of $575.9 million.

        On October 21, 2004, Sears announced its results of operations for the quarter ended October 2, 2004. After Sears' announcement, a meeting between Kmart and Sears, to be attended by

Messrs. Lampert and Lacy, was scheduled to discuss progress at Kmart and Sears since the two men last spoke, as well as potential opportunities for the two companies together. Mr. Lacy apprised his board of directors of the prospective meeting.

        On October 31, 2004, Messrs. Lampert and Lacy met and discussed the competitive dynamics affecting the domestic multi-line retail industry and other topics of mutual interest to Kmart and Sears. Mr. Lampert on behalf of Kmart then explored with Mr. Lacy the possibility of a business combination whereby Kmart and Sears would be combined in a transaction in which Sears common stock would be exchanged for Kmart common stock having a value of $45—0.50 of a Kmart share at the time—or an equivalent amount in cash, with the cash consideration being available for a substantial percentage of the shares of Sears common stock. At the time, this valuation implied a premium of approximately 29% over the last trading day's closing price of Sears common stock. Messrs. Lampert and Lacy also discussed in detail the business rationale for combining the two companies, including the potential for significant cost-savings and other synergies that could result from a business combination, acceleration of Sears' off-mall growth strategy and expansion of both companies' brand portfolio. They also discussed a number of other issues that would have to be agreed in the context of a business combination, including the structure of the transaction, the consideration to be paid to Sears stockholders and the potential composition of the resulting board of directors and management. Messrs. Lampert and Lacy each agreed that, subject to reaching agreement on financial terms and completion of successful due diligence investigations of each other, such a business combination could be a means by which to achieve value for both Kmart and Sears stockholders and decided to speak further after having consulted with their respective boards of directors.

        Following this meeting, on November 1, 2004, Mr. Lacy called a special meeting of the Sears board of directors and briefed the board on the substance of the discussions between Kmart and Sears, including his meeting with Mr. Lampert. The Sears board of directors indicated to Mr. Lacy its support for exploring a potential business combination with Kmart. Based on the Sears board's support, Mr. Lacy and the Sears management assembled a team of advisors in connection with consideration of the potential business combination. The Sears board was also supportive of Mr. Lacy having further discussions with Mr. Lampert, with the goals of developing a common understanding of the strategic rationale for the potential transaction and how the new company would be operated and attaining a greater understanding of Kmart's business and strategy. Subsequently, Sears retained Morgan Stanley & Co., Incorporated as its financial advisor as of October 29, 2004 and Wachtell, Lipton, Rosen & Katz as its legal counsel.

        During the week of November 1, 2004, members of senior management of Sears and Kmart, including Messrs. Lampert and Lacy, and representatives of Morgan Stanley had further discussions concerning the strategic rationale for, and the process necessary to implement, the potential business combination. During this period, representatives from Kmart contacted the law firm of Simpson Thacher & Bartlett LLP, which was subsequently engaged, to assist Kmart with respect to legal matters related to a possible business combination transaction.

        On November 5, 2004, Vornado Realty Trust announced that it had acquired an approximately 4.3% economic interest in Sears. This announcement caused the price of Sears common stock to rise approximately 21% over the last trading day's closing price, to $45.88 per share at the close of trading on November 5. Following this announcement, the managements of Kmart and Sears had a number of discussions concerning the impact of this announcement on the potential business combination.

        On November 8, 2004, a special meeting of the Sears board of directors was held. At this special meeting, Mr. Lacy and other members of Sears management updated the board of directors on the status of the negotiations with Kmart and reviewed and discussed strategic considerations related to and the potential merits of the business combination being considered. In addition, Morgan Stanley discussed with the Sears board of directors various valuation issues regarding Sears and Kmart and a potential transaction.

        The Sears board of directors and management determined that the potential business combination had strategic value and believed that stockholder value could be enhanced as a result of such a business combination. As a result, the Sears board of directors indicated its support of management and its advisors continuing to pursue a transaction. The Sears board of directors encouraged management and its advisors to seek to increase the consideration to be paid to Sears stockholders in a potential business combination, while maintaining a significant cash component in the business combination that could be elected by Sears stockholders so that Sears stockholders would have a level of certainty of value in the event the trading price of Kmart common stock were to decrease. The Sears board of directors also directed management and its advisors to continue the analysis of the value that could be created through alternative transactions and to use this data in seeking to have Kmart increase the financial consideration offered to Sears stockholders.

        On November 9, 2004, William C. Crowley, Senior Vice President, Finance of Kmart and a director of Kmart, and representatives of Morgan Stanley, briefly discussed the process of implementing the proposed business combination, as well as the financial terms of the proposed business combination.

        Also on November 9, 2004, a special meeting of the board of directors of Kmart was held to inform the board concerning the discussions between Kmart and Sears and to determine whether to continue the process. Simpson Thacher & Bartlett LLP reviewed the fiduciary duties of directors in connection with a potential business combination transaction. The Chairman of Kmart, Mr. Lampert, reviewed the background discussions with Sears, the terms that had been discussed, and timing considerations related to a potential transaction. He also addressed the strategic rationale for a transaction in light of Kmart's strategy, business and prospects. At the conclusion of this meeting, the Kmart board decided that it was in the best interests of the Kmart stockholders to continue the process and engage a financial advisor.

        On November 10, 2004, certain members of the respective management teams of Sears and Kmart met, including Mr. Lampert, Mr. Lacy, Mr. Crowley and Glenn R. Richter, Executive Vice President and Chief Financial Officer of Sears, as well as representatives of Morgan Stanley. At these meetings, Mr. Lacy told Mr. Lampert of the need for increased consideration for Sears stockholders and to provide a level of certainty of value for Sears stockholders. Messrs. Lampert and Lacy ultimately deferred further discussion relating to the consideration to be paid Sears stockholders pending further diligence. The other members of Kmart and Sears management and representatives of Morgan Stanley discussed the possible structure of the business combination and the steps that would have to be undertaken to fully explore the business combination, including mutual due diligence investigations. Sears and Kmart also discussed the benefits of structuring the business combination as a "top-hat" merger, whereby both Kmart and Sears would become subsidiaries of a newly-formed holding company as contemplated by the mergers described in this joint proxy statement-prospectus. The parties also continued to discuss the business rationale for the mergers, including the potential for significant revenue growth, cost-savings and other synergies from the business combination, as well as the terms of the mergers.

        Also on November 10, 2004, Kmart and Sears executed a confidentiality agreement, substantially in the form of that executed in March 2004, pursuant to which Kmart agreed to use any confidential information provided to it by Sears only in connection with its consideration of a possible transaction and to keep all such information confidential.

        On November 11 and 12, 2004, the parties continued to have discussions concerning the proposed mergers and began exchanging due diligence information regarding each company's businesses, strategies, structure and management team and the parties' financial and legal advisors commenced discussions regarding the drafting of the legal documentation of the mergers. Also on November 11, Kmart agreed to retain Lehman Brothers Inc. as its financial advisor in connection with the mergers.

        In the morning of November 13, 2004, Messrs. Lampert and Lacy again met. At this meeting, they agreed to discuss with their respective boards that, subject to reaching agreement on the financial terms of the mergers and successful completion of the mutual due diligence investigations:

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  the headquarters of the combined company would be located in Hoffman Estates, Illinois;

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  the name of the newly-formed holding company would be Sears Holdings Corporation;

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  Mr. Lacy would be the Vice Chairman and Chief Executive Officer of Sears Holdings;

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  Mr. Lewis would be the President of Sears Holdings and Chief Executive Officer of Kmart and Sears Retail;

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  there would be an "Office of the Chairman" of Sears Holdings, consisting of Messrs. Lampert, Lacy and Lewis; and

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  the board of directors of the newly-formed holding company would be composed of representatives from both boards (including Messrs. Lampert, Lacy and Lewis) with a significant majority being from the Kmart board.

        On November 13 and 14, 2004, representatives of Kmart and Sears, led by Messrs. Crowley and Richter, met to undertake mutual confidential due diligence and management discussions and for negotiation of legal documentation. Due diligence continued over the next several days, and the parties and their legal counsel continued to negotiate the terms of the definitive merger agreement, a draft of which had been exchanged on November 11, 2004. During the course of November 14, 2004, the parties and their advisors had numerous discussions concerning possible structures for a transaction and pricing terms, including exchange ratios, the mix of cash and stock, and whether a collar would be used. The significant increase in the prices of the Kmart and Sears stock subsequent to October 31, 2004 was noted in these discussions. The parties were not able to reach a tentative agreement.

        On November 15, 2004, following additional discussions, Messrs. Lacy and Lampert agreed to recommend to their respective boards the financial terms of the mergers, in which each share of Sears common stock would be converted into the right to receive, at the election of the holder, either (1) 0.50 of a share of Sears Holdings common stock or (2) $50 in cash. The stockholder elections would be subject to proration to ensure that 55% of the shares of Sears common stock would be converted into stock and 45% into cash. Mr. Lampert made clear to Mr. Lacy that this was the best and final offer that he was prepared to recommend to the Kmart board. Messrs. Lacy and Lampert also agreed to recommend to their respective boards the ultimate composition of the board of directors of the newly formed holding company consisting of seven members of the current Kmart board of directors (including Messrs. Lampert and Lewis) and three members of the current Sears board of directors (including Mr. Lacy). As part of their negotiations, they also agreed to recommend the termination fee payable by each of the parties as well as the requirement that each party would submit the merger agreement to a vote of its stockholders.

        A special meeting of the board of directors of Sears was held later during the day of November 15, 2004, at which Messrs. Lacy and Richter and Sears' advisors updated the board of directors on the status of the negotiations with Kmart, including the tentative financial terms, the status of the legal documentation and the results of the due diligence investigation of Kmart. Final approval for the mergers was not sought, but the Sears board of directors indicated its support for Sears management and its advisors proceeding to resolve all issues necessary to finalize a transaction on the terms that had been discussed and determined to reconvene on November 16, 2004 to formally consider the mergers.

        Negotiation of the terms of the legal documentation for the mergers and the due diligence process, as well as discussions concerning the support agreement with the ESL Companies and the terms of the post-closing employment arrangements with Mr. Lacy, continued during the remainder of the day. Drafts of the support agreement and the employment agreement for Mr. Lacy had been exchanged by the parties' legal counsel during the afternoon of November 15.

        At 8:00 a.m. on November 16, 2004, the Kmart board of directors held a regular meeting to consider the proposed mergers, which was also attended by members of Kmart's senior management and Kmart's financial and legal advisors. At this meeting, Kmart's senior management reviewed with the board of directors strategic considerations related to the mergers and the progress and status of the negotiations and apprised the board of directors of the results of the due diligence conducted. They also summarized the proposed employment agreement with Mr. Lacy. In addition, Kmart's legal advisors discussed with the board of directors the legal standards applicable to its decisions with respect to the proposed mergers, presented the results of its legal due diligence, reviewed the legal terms of the proposed definitive merger agreement and the proposed support agreement, and responded to questions from directors. Lehman Brothers presented its financial analysis relating to the proposed mergers, responded to questions and indicated that it was prepared to deliver its opinion that, as of that date and based on and subject to the considerations, assumptions and limitations set forth in its opinion, the consideration to be paid to Sears stockholders pursuant to the mergers was fair, from a financial point of view, to Kmart and, accordingly, its stockholders. During these discussions, the Kmart board discussed the proposed mergers and related agreements, and the risks and benefits of proceeding with the proposed transaction. The Kmart board asked questions of Kmart's senior management, legal counsel and financial advisor. The Kmart board then met in executive session (without Mr. Lewis). The Kmart board discussed various governance and management issues. The Kmart board also discussed the benefits of granting and took action to grant an additional $1 million of restricted stock of Kmart to Mr. Lewis, subject to normal vesting periods and the closing of the proposed transaction. The Kmart board of directors then met in executive session (without Messrs. Lampert, Crowley and Lewis) to discuss the proposed mergers. Following the executive session of the board, the full Kmart board of directors reconvened and agreed to adjourn until later that evening.

        In the afternoon of November 16, 2004, the Sears board of directors held a special meeting to consider the proposed mergers, which was also attended by members of Sears' senior management and Sears' legal counsel and financial advisors. At this meeting, Sears senior management reviewed with the Sears board of directors strategic considerations relating to the transaction and the progress and status of negotiations regarding the terms of the mergers and apprised the board of the results of its due diligence review of Kmart. Morgan Stanley reviewed its financial analyses relating to the proposed mergers, responded to questions posed by directors, and delivered its opinion that, as of that date and based on and subject to the considerations in its opinion, the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to holders of Sears common stock (other than the ESL Companies). In addition, Sears' legal counsel discussed with the board of directors the legal standards applicable to its decisions with respect to the proposed mergers, reviewed the legal terms of the proposed definitive merger agreement, the proposed support agreement and the proposed employment agreement with Mr. Lacy, and responded to questions from directors. During these discussions, the Sears board discussed the proposed mergers and related agreements and asked questions of Sears' senior management and Sears' legal counsel and financial advisor. Following further review and discussion among the members of the Sears board of directors, the board of directors voted unanimously to approve the merger agreement and related agreements and resolved to recommend that its stockholders vote to adopt the merger agreement.

        At 8:00 p.m. on November 16, 2004, the Kmart board of directors reconvened to review the terms of the merger agreement and to consider whether to approve the proposed mergers. Representatives of Simpson Thacher & Bartlett LLP updated the Kmart board on any final changes in the definitive documentation since its previous review by the Kmart board. Lehman Brothers delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 16, 2004, that as of that date and based on and subject to the considerations, assumptions and limitations set forth in its opinion, the consideration to be paid to Sears stockholders pursuant to the mergers was fair, from a financial point of view, to Kmart and, accordingly, its stockholders. Following deliberations, the Kmart board of directors, by unanimous vote of all directors, approved the merger agreement and the support agreement, declared advisable the transactions contemplated by the merger agreement and resolved to recommend that Kmart stockholders vote to adopt the merger agreement.

        Following approval of each board of directors, proper officers of each of Kmart and Sears executed and delivered the merger agreement.

        Prior to the opening of trading on the NASDAQ National Market and the New York Stock Exchange on November 17, 2004, Kmart and Sears issued a joint press release announcing the execution of the Agreement and Plan of Merger.

Kmart's Reasons for the Kmart Merger; Recommendation of the Kmart Merger by the Kmart Board of Directors

        At its meeting on November 16, 2004, the Kmart board of directors consulted with Kmart management and its financial and legal advisors and unanimously determined to approve the merger agreement and recommended that Kmart stockholders vote for adoption of the merger agreement. In reaching its conclusion to approve the Kmart merger and the related transactions and to recommend that the Kmart stockholders adopt the merger agreement, the Kmart board considered the following factors as generally supporting its decision to enter into the merger agreement.

        Strategic Considerations.    Kmart's board believes that the business combination with Sears will provide a number of significant strategic opportunities and benefits, including the following factors, all of which it viewed as generally supporting its decision to approve the business combination with Sears:

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  Enhanced Position in Retail Market.    The transaction is expected to create the third largest retailer in the United States with $55 billion in annual revenues and would provide a broader retail presence with 2,350 full-line and off-mall stores and 1,100 specialty retail stores.

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  Winning Real Estate Strategy.    The combination will significantly expand the points of distribution for Sears' and Kmart's products in key markets, especially in Kmart's urban and high-density suburban locations. The combined companies should be able to rapidly grow off-mall in locations closer and more convenient to customers and should also have the opportunity to monetize non-strategic real estate assets.

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  Combines Wealth of Leading Proprietary Brands to Further Differentiate Stores from Competition.    The business combination with Sears provides the combined companies with additional unique and differentiated products that should enable the combined companies to better differentiate themselves from other mass market retailers. Sears has a strong list of private label brands, which include Craftsman, Kenmore, Lands' End, DieHard, Covington and

    Apostrophe, which complement Kmart's private label brands, which include Martha Stewart Everyday, Joe Boxer, Jaclyn Smith, Sesame Street, Route 66 and Thalia Sodi.

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  Strengthened Financial Position.    The combined companies should have increased earnings and cash flows with a net cash position as a result of combined retail sales that provide scale and a strong foundation for growth. The combined companies should also be able to negotiate and obtain better terms from vendors.

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  Generates Significant Synergies.    The Kmart board also considered management's view that the combined companies should produce incremental operating income for the full year 2007 of $500 million, consisting of $200 million in operating profit synergies from increased revenues from converting certain Kmart stores to Sears stores and from selling Sears products in Kmart stores, $200 million in purchasing cost reductions as a result of increased scale, and $100 million from other cost reductions, particularly with respect to headquarters functions. While these synergies reflect management's conservative estimates, the Kmart board recognized there could be no assurance that they would be achieved. While these benefits are expected to be realized by the end of the third year of combined operations, the transaction is expected to be accretive to Kmart in year one, excluding one-time costs. Further, the Kmart board considered management's estimates that the combined companies have preliminarily identified opportunities to achieve an additional $250 million to $750 million of combined operating profit synergies from increased revenues and cost savings. The identified incremental operating profit synergy from increased revenues opportunities (including opportunities from converting Kmart stores to the Sears format and incremental sales in cross-selling brands) range from $100-$250 million, while the identified incremental cost savings opportunities (including opportunities from lowered merchandise and non-merchandise purchasing costs, improved transportation logistics, network integration, and consolidation of shared services and support) range from $150-$500 million. While the conservative estimates have greater likelihood of achievement, the potential to realize greater synergies represents an additional factor considered by the board.

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  Creation of Strong Management Team.    The Kmart board of directors considered that the combined companies will be able to select the most capable managers from both companies. Kmart's board and management also expects that the combined companies' management will be willing to create a positive and winning culture, to maintain a disciplined investment strategy and to strive for operational excellence.

      The Kmart board also considered the corporate governance arrangements established for the transaction, including the board composition and the designation of key senior management which are designed to promote the continuity of management from each company and smooth integration of the business

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  Support from Controlling Stockholders. The ESL Companies, as Kmart's controlling stockholders, indicated their approval of the mergers and agreed to enter into the support agreement, which includes their agreement to elect irrevocably to receive Holdings common stock for all of their Sears common stock. In that connection, the Kmart board recognized that the affirmative vote of Kmart stockholders was practically assured.

        Other Factors Considered by the Kmart Board.    In addition to considering the strategic factors outlined above, the Kmart board considered the following additional factors, all of which it viewed as generally supporting its decision to approve the business combination with Sears:

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  historical information concerning Kmart's and Sears' respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the board's determination as to the relative values of Kmart, Sears and the combined companies;

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  the results of the due diligence review of Sears' businesses and operations;

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  management's assessment that the proposed business combination was likely to meet certain criteria they deemed necessary for a successful merger—strategic fit, acceptable execution risk, and financial benefits to Kmart and Kmart's stockholders;

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  the current and prospective competitive environment in which retailers such as Kmart operate;

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  the financial analyses and presentations of Kmart's financial advisor and its opinion that the consideration to be paid to the stockholders of Sears in the mergers was fair, from a financial point of view, to Kmart and, accordingly, its stockholders (the written opinion of Lehman Brothers is attached as Annex C to this joint proxy statement-prospectus and discussed in detail under "—Opinions of Financial Advisors—Opinion of Kmart's Financial Advisor" beginning on page 53);

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  the terms and conditions of the merger agreement, including:

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  the fact that the merger agreement is not subject to termination, solely as a result of any change in the trading prices of either company's stock between signing of the merger agreement and closing;

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  the limited number and nature of the conditions to Sears' obligation to consummate the mergers and the limited risk of non-satisfaction of such conditions; and

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  the conclusion of Kmart's board of directors that the $380 million termination fee, and the circumstances when such fee may be payable, were reasonable in light of the benefits of the mergers and commercial practice;

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  the nontaxable treatment of the exchange of Kmart common stock for Holdings common stock;

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  the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the mergers and consistent with market practice for mergers of this type and that a fixed exchange ratio avoids fluctuations caused by near-term market volatility;

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  the provisions of the merger agreement designed to restrict the ability of the parties to entertain third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees under certain circumstances;

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  the reciprocal requirement that the merger agreement be submitted to a vote of the respective stockholders of Sears and Kmart; and

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  the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory antitrust approvals without unacceptable conditions.

        Kmart's board of directors also considered the potential risks of the mergers and potential conflicts of interest, including the following:

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  the challenges of combining the operations of two major retail businesses and effecting certain cultural changes;

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  the possible disruptions from anticipated workforce reductions to be implemented as part of the merger integration plan;

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  the possibility that expanding product offerings may potentially damage Sears' private label brands and that national brands may not sell to the combined companies;

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  the risk that anticipated revenue synergies and cost savings will not be achieved (or the risk that certain cost savings will adversely effect revenues);

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  the potential dilution to Kmart's stockholders;

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  interests of Kmart directors, including the interests of Edward S. Lampert and William C. Crowley in the ESL Companies (which are the beneficial owners of a substantial stake in Sears) in connection with the Kmart merger (see "—Interests of Directors and Executive Officers in the Mergers" beginning on page 68); and

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  the risk of diverting management's attention from other strategic priorities to implement merger integration efforts.

        In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Kmart board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Kmart board may have given different weight to different factors. The Kmart board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Kmart's management and Kmart's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The Kmart board also considered the experience and expertise of Lehman Brothers, its financial advisor, in reviewing quantitative analyses of the financial terms of the mergers. See "—Opinions of Financial Advisors—Opinion of Kmart's Financial Advisor" beginning on page 53.

        The Kmart board of directors unanimously approved the merger agreement. The Kmart board unanimously recommends that Kmart stockholders vote "FOR" adoption of the merger agreement.

Sears' Reasons for the Sears Merger; Recommendation of the Sears Merger by the Sears Board of Directors

        At its meeting on November 16, 2004, as well as the other meetings at which it considered the mergers, the Sears board of directors consulted with Sears management as well as its financial and legal advisors and, at its November 16, 2004 meeting, unanimously determined to approve the merger agreement and recommended that Sears stockholders vote for adoption of the merger agreement. In reaching its conclusion to approve the Sears merger and the related transactions and to recommend that the stockholders of Sears adopt the merger agreement, the Sears board considered the following factors as generally supporting its decision to enter into the merger agreement and related agreements:

        The Sears board of directors considered the following positive factors relating to the mergers:

  •
  the mergers will create the third largest retailer in the United States, with over $55 billion in annual revenues, 2,350 full-line and off-mall stores and 1,100 specialty retail stores in the United States;

  •
  the expectation that the mergers will accelerate Sears' strategy for stand-alone stores located outside of malls, with Kmart's real estate adding important urban and high-density suburban locations, resulting in a more rapid and lower-cost growth in store base than Sears would be able to accomplish on its own;

  •
  anticipated synergies from the transaction by the third year after the mergers estimated at $500 million per year, comprising $200 million in operating profit synergies from increased revenue through cross-selling proprietary brands and converting a substantial number of off-mall Kmart locations to the Sears nameplate and $300 million from cost savings through improved merchandising and non-merchandising procurement and supply chain and other efficiencies, all of which should positively impact the combined companies' earnings and create value for stockholders, as well as other preliminarily identified opportunities for additional synergies and cost savings;

  •
  the opportunity for Sears stockholders to elect cash or stock consideration, which will enable many to receive immediate cash value while those stockholders who wish to continue to participate in the combined companies will have the chance to do so;

  •
  the fact that the ESL Companies have agreed in the support agreement to elect irrevocably to receive stock consideration for their shares of Sears common stock, evidencing the ESL Companies' belief in the benefits of the transaction and enhancing the opportunity of other Sears stockholders to receive cash;

  •
  the fact that Sears stockholders will receive consideration for shares of Sears common stock at a premium to the trading price of Sears common stock prior to the announcement of the transaction;

  •
  the expectation that the mergers will create a combined company with strong and stable earnings and cash flow as a result of combined retail sales that provide scale and a strong foundation for growth;

  •
  the combination of leading proprietary brands owned by Sears and Kmart which should enable the retail operations of the combined companies to further distinguish themselves from competitors and significantly expand the points of distribution for Sears' products in key markets;

  •
  consideration of the alternatives available to Sears, all of which contain meaningful risks and uncertainties;

  •
  the proposed composition of the Holdings board of directors and management which is expected to facilitate the integration, and assist the continuation of the best practices and traditions of the two companies following completion of the mergers by providing the combined companies with the expertise and the leadership of both companies. In this regard, Sears' board considered that Alan J. Lacy, Chairman and Chief Executive Officer of Sears, would be Vice Chairman and Chief Executive Officer of Holdings, Edward S. Lampert, Chairman of Kmart, would be the Chairman of the Holdings board of directors, and Aylwin B. Lewis, director, President and Chief Executive Officer of Kmart would be President of Holdings and Chief Executive Officer of Kmart and Sears Retail;

  •
  the limited closing conditions in the merger agreement and the low risk of nonsatisfaction of those conditions;

  •
  the expectation that the exchange of Sears common stock for Holdings common stock would be nontaxable to Sears stockholders;

  •
  the analysis, presentation and oral opinion of Morgan Stanley delivered on November 16, 2004, and subsequently confirmed in writing as of that day, to the effect that, as of the date of such opinion, and based upon and subject to the various considerations, assumptions and limitations set forth in the opinion, the merger consideration to be provided to Sears stockholders pursuant to the merger agreement is fair from a financial point of view to the holders of Sears common stock (other than the ESL Companies) (the written opinion of Morgan Stanley is attached as Annex D to this joint proxy statement-prospectus and discussed in detail under "—Opinions of Financial Advisors—Opinion of Sears' Financial Advisor" beginning on page 61);

  •
  the potential benefits to Sears' employees from the expanded opportunities available as part of a larger organization;

  •
  the fact that the holding company following the merger, Holdings, will retain the Sears name; and

  •
  the fact that the headquarters of Holdings will be in Hoffman Estates, Illinois.

        The Sears board of directors considered the following negative factors relating to the merger:

  •
  the problems inherent in merging the operations of two large companies, including the possibility that management may be distracted from regular business concerns by (1) unforeseen difficulties in integrating operations and systems, (2) possible employee uncertainty in the face of potential workforce reductions and difficulties in assimilating employees and (3) potential adverse short-term effects on operating results of the combined companies;

  •
  the risks of not realizing the expected operating profit synergies and cost savings;

  •
  certain risks related to expanding product offerings including the impact on Sears private label brands and the risk that national brands will not sell to the combined companies; and

  •
  the fact that the value of the transaction will fluctuate with the value of Kmart stock, though this is partially offset by the significant cash component of the compensation offered to Sears stockholders in the Sears merger.

        The Sears board of directors also considered the following factors relating to the mergers:

  •
  the review and analysis of each of Kmart's and Sears' business, financial condition, earnings, risks and prospects, including the results of the due diligence investigation of Kmart;

  •
  the historical market prices and trading information with respect to the shares of Sears common stock and Kmart common stock;

  •
  the comparisons of historical financial measures for Sears and Kmart, including earnings and comparisons of historical operational measures for Sears and Kmart;

  •
  current industry, economic and market conditions, and the prospect of further restructuring and consolidation in the domestic retail industry;

  •
  the interests that certain Sears executive officers and directors may have with respect to the merger in addition to their interests as Sears stockholders. See "—Interests of Sears Directors and Executive Officers" on page 70;

  •
  the fact that stockholder approval of the transaction would be required from both Kmart and Sears; and

  •
  the terms and conditions of the merger agreement, including the possible payment of a termination fee and expenses to Kmart under certain circumstances.

        The Sears board of directors believed that, overall, the potential benefits of the merger to Sears and Sears stockholders outweighed the risks which are mentioned above.

        The Sears board of directors also considered the feasibility and desirability of pursuing alternative strategies, such as pursuing growth and increased stockholder value through acquisitions of assets or companies, such as the acquisition of additional real estate in off-mall, stand alone locations, a leveraged buyout and a leveraged recapitalization. The Sears board of directors reviewed a number of potential alternative transactions and other strategic business opportunities. The board concluded that the alternatives presented significantly greater execution risks and uncertainties, and would involve lengthy execution periods. None of the alternatives considered offered comparable synergies, was as financially attractive or offered as comprehensive and complementary a fit for Sears as a business combination with Kmart.

        This discussion of the information and factors considered by the Sears board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Sears board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Sears board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Sears board of directors may have given different weight to different factors.

        The Sears board of directors unanimously approved the merger agreement. The Sears board unanimously recommends that holders of Sears common stock vote "FOR" adoption of the merger agreement.

        Certain officers of Sears, including Mr. Lacy, will receive substantial financial and other benefits in connection with the Sears merger. For a discussion of the interests of directors and officers that are different from or in addition to the interests of other stockholders, see "—Interests of Sears Directors and Executive Officers" on page 70.

Certain Kmart Projections

        Kmart does not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition. However, in the course of its discussions with Sears, as discussed under "—Background of the Mergers" beginning on page 38, Kmart provided Sears with certain business and financial information which Kmart and Sears believe was not publicly available. Such information included the following information:

Kmart Holding Corporation
Projected Statement of Operations Data
(in millions, except per share data and store count)

	For the fiscal year ended
	January 26, 2005		January 25, 2006
Sales	$19,758		$19,576
Gross margin	5,074		5,208
Earnings before interest and income taxes	907	(a)	1,154
Net income	500	(a)	709	(b)
Earnings before interest, income taxes, depreciation and amortization	931	(a)	1,197
Diluted earnings per share	$4.95	(a)	$7.00	(b)
Store count(c):
Beginning of year	1,511		1,482
End of year	1,482		1,433
Capital expenditures	262		272

(a)
Excludes $837 million ($521 million after-tax or $5.13 per share) of gains from the sale of property and leasehold interests partially offset by continuing expenses related to Kmart's Chapter 11 proceedings.

(b)
Net income and Diluted EPS reflect $65 million ($41 million after-tax or $0.40 per share) of interest income on short-term investments assuming a weighted investment rate of 1.9% and an average invested balance of $3,470 million, and interest expense of $88 million ($55 million after-tax or $0.54 per share). Included in interest expense is $50 million of non-cash interest expense related to the accretion of obligations at net present value.

(c)
Represents the assumed store count included in the Projected Statement of Operations Data.

See cautionary statement regarding forward looking information under "Information Regarding Forward-Looking Statements" beginning on page 31.

        While such projections were prepared in good faith by Kmart's management, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the Securities and Exchange Commission regarding forward-looking statements, or U.S. generally accepted accounting principles. In the view of the Kmart management, the information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Kmart. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement-prospectus are cautioned not to place undue reliance on this information.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, Kmart management. BDO Seidman LLP and PricewaterhouseCoopers LLP have neither examined nor compiled the accompanying prospective financial information and, accordingly, BDO Seidman and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The BDO Seidman LLP and PricewaterhouseCoopers LLP reports included in this joint proxy statement-prospectus relate to Kmart's historical financial information. They do not extend to the prospective financial information and should not be read to do so.

        The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Kmart and Sears and will be beyond the control of Holdings. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial information. These projections are not included in this joint proxy statement-prospectus in order to induce any stockholder to vote in favor of adoption of the merger agreement or to acquire securities of Holdings or to elect not to seek appraisal for his or her Sears shares.

        Kmart does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Kmart does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Opinion of Kmart's Financial Advisors

        In November 2004, Kmart engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with Sears. On November 16, 2004, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Kmart board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid to the stockholders of Sears pursuant to the mergers was fair to Kmart and, accordingly, to its stockholders.

        The full text of Lehman Brothers' written opinion, dated November 16, 2004, is attached as Annex C to this joint proxy statement-prospectus. Kmart stockholders are encouraged to read Lehman Brothers' opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers' opinion and the methodology that Lehman Brothers used to render its opinion.

        Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Kmart board of directors in connection with its consideration of the mergers. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Kmart as to how such stockholder should vote in connection with the mergers. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, Kmart's underlying business decision to proceed with or effect the mergers.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  •
  the merger agreement and the specific terms of the mergers;

  •
  publicly available information concerning Kmart and Sears that Lehman Brothers believed to be relevant to its analysis, including certain periodic reports filed by Kmart and Sears, including their respective most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

  •
  financial and operating information with respect to the business, operations and prospects of Kmart furnished to Lehman Brothers by Kmart, including financial projections prepared by Kmart's management;

  •
  financial and operating information with respect to the business, operations and prospects of Sears furnished to Lehman Brothers by Sears, including financial projections prepared by Sears' management;

  •
  trading histories of Kmart common stock and of Sears common stock from May 6, 2003 through November 15, 2004, respectively, and a comparison of each of their trading histories with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of both Kmart and Sears with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the financial terms of the mergers with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

  •
  publicly available research estimates with respect to both Kmart and Sears; and

  •
  the pro forma impact of the mergers on the future financial performance of Kmart, Sears and Holdings, including the cost savings, operating synergies and other strategic benefits expected by management of Kmart to result from the combination of the businesses of Kmart and Sears.

        In addition, Lehman Brothers had discussions with the management of Kmart and Sears concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. With respect to the financial projections of Kmart and Sears, upon the advice of Kmart and Sears, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Kmart and Sears as to their respective future financial performances and that they would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of Kmart and Sears, nor did it conduct a physical inspection of the properties and facilities of Kmart and Sears. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 16, 2004.

        In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Kmart or Sears, but rather made its determination as to the fairness, from a financial point of view, to Kmart and, accordingly, to its stockholders, of the consideration to be paid to the stockholders of Sears pursuant to the mergers on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kmart and Sears. Any estimates contained in Lehman Brothers' analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Kmart board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

Historical Share Price Analysis

        Lehman Brothers considered historical data with regard to the trading prices of Kmart and Sears common stock for the period from May 6, 2003 to November 15, 2004. Lehman Brothers also considered the relative stock price performances during the period from November 12, 2003 to November 15, 2004 of Kmart, Sears, the Standard & Poors 500 Index, a composite of department store equities comprised of the common stocks of Dillard's Inc., Federated Department Stores, Inc., J.C. Penney Company, Inc. and The May Department Stores Company, a composite of home improvement retailer equities comprised of the common stocks of The Home Depot, Inc. and Lowe's Companies, Inc. and a composite of discount store equities comprised of the common stocks of Target Corporation, Wal-Mart Stores, Inc. and Costco Wholesale Corporation. During the year prior to November 16, 2004, the intra-day high and low common stock price of Kmart ranged from a low of $22.41 to a high of $107.75 per share, and the intra-day high and low common stock price of Sears ranged from a low of $31.21 to a high of $56.06 per share. Lehman Brothers noted the significant outperformance of Kmart common stock and the underperformance of Sears common stock in the period reviewed with respect to the other stock price and each of the composites considered.

        Lehman Brothers also calculated the premiums implied by the merger consideration per share of Sears common stock over the closing price of Sears common stock on November 15, 2004 and over the average closing price of Sears common stock in the 30 days prior to the announcement of the mergers. This analysis, using $50.75 per share of Sears common stock as the blended value of the consideration to be paid to Sears stockholders, produced one-day and 30-day average premiums of 9.6% and 32.8%, respectively. The $50.75 consideration value was calculated on the basis that 45% of Sears common stock would be exchanged for cash and 55% of the Sears common stock would be exchanged for Kmart common stock as of November 15, 2004 based on the exchange ratio for the Sears merger in the merger agreement.

Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to Kmart and Sears with selected companies that Lehman Brothers deemed comparable to Kmart and Sears, including:

  Department Stores

  •
  Dillard's Inc.

  •
  Federated Department Stores, Inc.

  •
  J.C. Penney Company, Inc.

  •
  The May Department Stores Company

  Home Improvement Retailers

  •
  The Home Depot, Inc.

  •
  Lowe's Companies, Inc.

  Discount Stores

  •
  Target Corporation

  •
  Wal-Mart Stores, Inc.

  •
  Costco Wholesale Corporation

Lehman Brothers calculated and analyzed each comparable company's current stock price to its historical and projected earnings per share (commonly referred to as a price earnings ratio, or P/E) and each comparable company's enterprise value to certain historical financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call estimates for earnings per share), as of November 15, 2004, the last trading date prior to the delivery of Lehman Brothers' opinion.

Metric	Comparable Department Stores Median	Comparable Home Improvement Retailers Median	Comparable Discount Stores Median	Kmart	Sears
Enterprise Value as a Multiple of:
Actual latest twelve months ("LTM") revenues	0.71x	1.40x	1.00x	0.39x	0.36x
LTM EBITDA	7.2x	11.0x	12.5x	10.1x	6.7x
LTM EBIT	10.1x	13.2x	16.9x	10.8x	12.8x
Stock Price as a Multiple of:
LTM earnings per share ("EPS")	21.3x	22.0x	27.2x	96.9x	20.9x
Projected 2004 EPS	17.2x	21.1x	24.7x	17.8x	30.7x
Projected 2005 EPS	13.3x	17.8x	21.4x	16.1x	20.6x

        Lehman Brothers calculated an implied valuation range for Kmart and Sears operating statistics based on publicly available data. Based upon and subject to the foregoing, Lehman Brothers calculated the implied equity values per share of Kmart and Sears common stock based upon the comparable department stores LTM EBITDA multiples because the department stores were the most relevant comparable companies, notwithstanding that home improvement retailers and discount stores were included for illustrative purposes. Lehman Brothers calculated a per share equity valuation of $73.98 to $81.96 for Kmart common stock and of $42.82 to $52.01 for Sears common stock based on an enterprise value divided by a LTM EBITDA multiple range of 6.5x to 7.5x. Based upon and subject to the foregoing, Lehman Brothers also calculated the implied per share value of Sears common stock based on these multiples incorporating a 25% control premium, based upon the premiums paid analysis described below, generating a range of implied per share values of $53.53 to $65.01. Lehman Brothers noted that the merger consideration per share of Sears common stock was $50.75 as of November 15, 2004 and the price of Kmart common stock as of November 15, 2004 was $102.73 per share.

        However, because of the inherent differences among the businesses, operations and prospects of Kmart and Sears and the businesses, operations and prospects of the selected comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Kmart and Sears and the companies included in the comparable company analysis that would affect the public trading values of each.

Comparable Transactions Analysis

        Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and multiples paid in nine acquisitions of companies that Lehman Brothers deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to Sears in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

  •
  July 29, 2004—Acquisition of Mervyn's (division of Target Corporation) by an investor group;

  •
  June 9, 2004—Acquisition of Marshall Field and Co. (division of Target Corporation) by The May Department Stores Company;

  •
  July 13, 2003—Acquisition of OfficeMax, Inc. by Boise Cascade Corporation;

  •
  May 15, 2002—Acquisition of 45% of the stock of Castorama Dubois by Kingfisher PLC;

  •
  June 14, 1999—Acquisition of ASDA Group PLC by Wal-Mart Stores (UK) Ltd;

  •
  July 3, 1998—Acquisition of Saks Holdings Inc. by Profitt's;

  •
  May 18, 1998—Acquisition of Mercantile Stores Company, Inc. by Dilliard's;

  •
  October 29, 1997—Acquisition of Carson Pirie Scott & Co. by Profitt's;

  •
  July 14, 1994—Acquisition of R.H. Macy & Co., Inc. by Federated Department Stores, Inc.;

        Lehman Brothers considered the transaction values as multiples of LTM net sales, LTM EBITDA and LTM EBIT. The analysis indicated the following multiples:

	Comparable Transactions Median	Proposed Transaction
Transaction Value as a Multiple of:
LTM Net Sales	0.89x	0.40x
LTM EBITDA	10.6x	7.4x
LTM EBIT	15.8x	14.1x

        Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Sears, and the businesses, operations and financial conditions of the companies included in the comparable transaction analysis, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Sears. Using the median comparable transaction multiples as a general guide, Lehman Brothers selected a range of enterprise value to LTM EBITDA multiples that it believed reflected the appropriate range of transaction multiples applicable to Sears on a full change-in-control basis. Based on the selected range of 8.0x to 10.0x LTM EBITDA, Lehman Brothers' analysis indicated a range of equity values per share of Sears common stock of $56.60 to $74.97. Lehman Brothers noted that the merger consideration per share of Sears common stock was $50.75 as of November 15, 2004.

Kmart Discounted Cash Flow Analysis

        As part of its analysis, Lehman Brothers prepared a five-year discounted cash flow analysis for Kmart, calculated as of December 31, 2004, of after-tax unlevered free cash flows for fiscal years 2005 through 2009. Unlevered free cash flows were based on 2004 and 2005 financial forecasts and estimates provided by Kmart senior executives and the information for 2006 through 2009 was based on extrapolations. Lehman Brothers requested that certain members of Kmart's management prepare an alternative downside case in order to sensitize these after-tax unlevered free cash flows. The financial forecasts that underlay the alternative downside scenario was not presented to the Kmart board prior to its meeting on November 16, 2004 as these forecasts were prepared only for purposes of this analysis. Lehman Brothers estimated a range of terminal values in 2009 calculated based on a LTM estimated EBITDA multiple of 6.5x to 7.5x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 7.0% to 9.0%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Kmart and other comparable companies. Based on the projections and assumptions set forth above (including the midpoint of the terminal value range), the discounted cash flow analysis of Kmart yielded an implied valuation range of Kmart common stock of $95.26 to $101.50 per share for the base case and $82.07 to $87.00 per share for the alternative downside scenario. Lehman Brothers noted that the price of Kmart common stock as of November 15, 2004 was $102.73 per share.

Sears Discounted Cash Flow Analysis

        As part of its analysis, Lehman Brothers also prepared a five-year discounted cash flow analysis for Sears, calculated as of December 31, 2004, of after-tax unlevered free cash flows for fiscal years 2005 through 2009. Unlevered free cash flows were based on 2004 and 2005 financial forecasts and estimates provided by Sears senior executives and the information for 2006 through 2009 was based on extrapolations. Lehman Brothers also adjusted these after-tax unlevered free cash flows by assuming $87.5 million of pre-tax synergies based upon the midpoint of specified estimates by the managements of Kmart and Sears of cost reductions related only to corporate headquarters functions. Lehman Brothers also requested that certain members of Sears' management prepare an alternative downside scenario (which was not reviewed by the Sears board as these forecasts were prepared only for purposes of this analysis) in order to sensitize these after-tax unlevered free cash flows. Lehman Brothers estimated a range of terminal values in 2009 calculated based on a LTM estimated EBITDA multiple of 6.5x to 7.5x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 7.0% to 9.0%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Sears and other comparable companies. Based on the projections and assumptions set forth above (including the midpoint of the terminal value range), the discounted cash flow analysis of Sears yielded an implied valuation range of Sears common stock of $42.91 to $48.17 per share for the base case, $45.75 to $51.81 in the base case with synergies and $30.03 to $34.04 in the downside scenario without synergies. Lehman Brothers noted that the merger consideration per share of Sears common stock was $50.75 as of November 15, 2004.

Pro Forma Analysis

        Lehman Brothers analyzed the pro forma earnings effect of the mergers from the perspective of Kmart stockholders. For purposes of this analysis, Lehman Brothers assumed (1) a transaction structure pursuant to which Kmart common stock would be exchanged for Holdings common stock on a one-for-one basis and 55% of Sears common stock would be exchanged for Holdings common stock according to a 0.50x exchange ratio, while the remaining 45% of Sears common stock would be converted to the right to receive $50.00 in cash per share and (2) 2004 and 2005 financial forecasts for Kmart and Sears provided by the managements of Kmart and Sears, respectively. In performing this analysis, Lehman Brothers compared the estimated 2004 and 2005 diluted earnings per share of Holdings, assuming that a portion of the synergies expected to result from the mergers may or may not be realized in 2005, with the estimated 2004 and 2005 stand-alone diluted earnings per share of Kmart. Lehman Brothers calculated, based on the assumptions described above and not including the earnings impact of any write-up of assets that the combination transactions would generate accretion of 5.3% and dilution of 1.2% relative to Kmart's stand-alone estimated diluted earnings per share for 2004 and 2005 if no synergies are realized. Lehman Brothers noted that pre-tax synergies in excess of $20.7 million would be necessary in order for the mergers to result in accretion relative to Kmart's stand-alone 2005 estimated diluted earnings per share. In this analysis, Lehman Brothers excluded the earnings impact of non-recurring charges likely to be incurred in conjunction with the realization of the expected synergies. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Premiums Paid Analysis

        Lehman Brothers reviewed the premiums paid by acquirors in transactions involving stock and cash consideration with an enterprise value in excess of $1 billion since January 1, 2003 and the premiums paid in transactions involving only stock consideration with an enterprise value in excess of $1 billion since January 1, 2003. The median premiums based on the price one day, one week and four weeks prior to transaction announcement in the stock and cash transactions were 21.3%, 20.1% and 22.4%, respectively. When these premiums are applied to the volume-weighted per share price of Sears common stock for the same time periods, they imply a range of share prices from $49.71 to $56.50. The median premiums based on the price one day, one week and four weeks prior to transaction announcement in the stock only transactions were 15.2%, 17.2% and 24.3%, respectively. When these premiums are applied to the volume-weighted per share price of Sears common stock for the same time periods, they imply a range of share prices from $50.51 to $53.65. Lehman Brothers noted that the merger consideration per share of Sears common stock was $50.75 as of November 15, 2004.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Kmart board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Kmart, Sears and the retail industry generally and because its investment banking professionals have substantial experience in transactions comparable to the mergers.

        As compensation for its services in connection with the mergers, Kmart paid Lehman Brothers a customary fee based upon the delivery of Lehman Brothers' opinion. In addition, Kmart has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the mergers and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Kmart and the rendering of Lehman Brothers' opinion. Lehman Brothers in the past has rendered investment banking services to Kmart and Sears and received customary fees for such services.

        In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Kmart and Sears for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Certain Sears Projections

        Although Sears periodically issues guidance concerning its financial performance, Sears does not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition. However, in the course of its discussions with Kmart as discussed under "The Mergers—Background of the Mergers", Sears provided Kmart with certain business and financial information which Kmart and Sears believe was not publicly available. Such information included the following information:

Sears, Roebuck and Co.
Projected Statement of Operations Data
(in millions except per share data)

	For the fiscal year ended
	January 1, 2005		December 31, 2005
Revenue	$36,103		$37,205
Earnings from continuing operations before minority interest, interest and income taxes(a)	993	(b)	1,101
Net income from continuing operations before cumulative effect of change in accounting principle(c)	409	(b)	457
Earnings from continuing operations before minority interest, interest, income taxes, depreciation and amortization(a)	1,873	(b)	2,001
Diluted earnings per share from continuing operations(d)	$1.90	(b)	$2.14	(a)

(a)
Sears owns 54.3% of Sears Canada Inc. Earnings before minority interest, interest and income taxes ("EBIT") and earnings before minority interest, interest, income taxes, depreciation and amortization ("EBITDA") numbers include 100% of EBIT and EBITDA for Sears Canada. These projections include estimates of EBIT and EBITDA for Sears Canada for 2004 and 2005 of approximately $270 million and $390 million, respectively.

(b)
Excludes charges of $41 million ($27 million after-tax) and $39 million ($25 million after-tax) related to employment terminations costs and accelerated depreciation resulting from the CSC purchased services transaction, respectively.

(c)
Net income is reduced by minority interest of $50.0 million in 2004 and $47.4 million in 2005.

(d)
Includes minority interest expenses of $0.23 and $0.22 per share for the fiscal years ended January 1, 2005 and December 31, 2005, respectively, related to Sears' 54.3% ownership in Sears Canada.

        See cautionary statement regarding forward looking information under "Information Regarding Forward-Looking Statements" beginning on page 31.

        While such projections were prepared in good faith by Sears management, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the Securities and Exchange Commission regarding forward-looking statements, or U.S. generally accepted accounting principles. In the view of Sears management, the information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Sears. However, this is information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement-prospectus are cautioned not to place undue reliance on this information.

        Neither Sears' independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and disclaim any association with, the prospective financial information.

        The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Sears and Kmart and will be beyond the control of Holdings. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the prospective financial information. These projections are not included in this joint proxy statement-prospectus in order to induce any stockholder to vote in favor of adoption of the merger agreement or to acquire securities of Holdings or to elect not to seek appraisal for his or her Sears shares.

        Sears does not intend to update or otherwise revise the projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Sears does not intend to update or revise the projections to reflect changes in general economic or industry conditions.

Opinion of Sears' Financial Advisor

        Sears retained Morgan Stanley to provide a financial fairness opinion to the board of directors of Sears in connection with the mergers. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business of Sears. At the meeting of the board of directors on November 16, 2004, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing as of the same date, that based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of shares of Sears common stock pursuant to the merger agreement, other than the ESL Companies, was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's opinion, dated November 16, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion is attached as Appendix D to this joint proxy statement-prospectus. The summary of Morgan Stanley's fairness opinion set forth in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of Sears, addresses only the fairness from a financial point of view of the consideration to be received by holders of Sears common stock, other than the ESL Companies, pursuant to the merger agreement, and does not address any other aspect of the mergers. Morgan Stanley's opinion does not constitute a recommendation to any stockholders of Sears as to how such stockholders should vote with respect to the proposed transaction.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of Sears and Kmart;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Sears and Kmart prepared by the management of Sears and Kmart, respectively;

  •
  reviewed certain financial projections prepared by the management of Sears and Kmart;

  •
  discussed the past and current operations and financial condition and the prospects of Sears and Kmart with senior management of Sears and Kmart, respectively;

  •
  reviewed the reported prices and trading activity for Sears common stock and Kmart common stock;

  •
  compared the financial performance of Sears and the prices and trading activity of Sears common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  compared the financial performance of Kmart and the prices and trading activity of Kmart common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  discussed the information relating to strategic, financial and operational benefits anticipated from the mergers and the strategic rationale for the mergers, with senior management of Sears and Kmart;

  •
  participated in discussions and negotiations among representatives of Sears and Kmart and their financial and legal advisors;

  •
  reviewed the draft merger agreement and certain related documents;

  •
  reviewed analysis prepared by certain third party appraisers engaged by Sears to value certain of the Sears real estate assets; and

  •
  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Sears and Kmart for the purposes of its opinion. With respect to the financial projections and other financial and operating data, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial and operational performance of Sears and Kmart. In addition, Morgan Stanley assumed that the mergers would be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the mergers will be treated as a nontaxable restructuring, pursuant to the Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Sears or Kmart; however Morgan Stanley did review the analysis prepared by certain third party appraisers engaged by Sears not in connection with this transaction with respect to certain real estate assets of Sears and relied without independent verification on such report. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of November 16, 2004.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Sears, nor did Morgan Stanley negotiate with any parties, other than Kmart, which may have expressed interest in the possible acquisition of, or combination with, Sears.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its opinion as of November 16, 2004. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        Historical Share Price Analysis.    Morgan Stanley reviewed the price performance and trading volumes of the common stock of each of Sears and Kmart from November 15, 2003 through November 15, 2004. For the one-year period ending November 15, 2004, the closing price of Sears' common stock ranged from $31.65 to $55.94 and Kmart's common stock ranged from $22.41 to $106.30. The following table lists the implied percentage premium of the $50.75 consideration value as compared to Sears' closing common stock prices over various periods. The $50.75 consideration value was calculated on the basis that 45% of the consideration consisted of cash and 55% of the consideration consisted of Kmart common stock as of November 15, 2004 based on the exchange ratio for the Sears merger in the merger agreement.

	Per Share Merger Consideration Value as Compared to Sears's Common Stock Price:
Consideration Value(1)	11/15/04	11/4/04(2)	15 Day Avg.	30 Day Avg.	90 Day Avg.	6 Mo. Avg.	1 Yr. Avg.	LTM High	LTM Low
$50.75	9.6%	36.5%	31.5%	33.1%	34.0%	33.7%	24.7%	(9.3%)	60.3%

(1)
As of November 15, 2004

(2)
Last trading day before Vornado Realty Trust's disclosure of its holding in Sears common stock

        Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Sears and Kmart from a size and business mix perspective. The multiples analyzed for these comparable companies included the per share price divided by 2004 estimated earnings per share, the per share price divided by 2005 estimated earnings per share, and the per share price divided by 2004 estimated earnings per share divided by the long term earnings per share growth rate. The earnings per share estimates and long term earnings per share growth rates were based on I/B/E/S consensus estimates. Morgan Stanley also analyzed multiples based on aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments) divided by (i) last twelve month ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") and (ii) LTM earnings before interest and taxes ("EBIT"). Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of November 15, 2004. For purposes of this analysis, Morgan Stanley identified the following seven publicly traded comparable corporations:

  •
  Dillard's Inc.

  •
  Federated Department Stores, Inc.

  •
  JC Penney Company, Inc.

  •
  Kohl's Corporation

  •
  The May Department Stores Company

  •
  Target Corporation

  •
  Wal-Mart Stores, Inc.

        A summary of the reference range of market trading multiples and those multiples calculated for Sears and Kmart are set forth below:

Metric	Reference Range of Multiples	Sears	Kmart
Price / 2004 Earnings	14.1x–33.1x	30.7x	17.8x
Price / 2005 Earnings	12.4x–27.4x	20.6x	16.1x
Aggregate Value / LTM EBITDA	5.1x–13.4x	7.1x	9.1x
Aggregate Value / LTM EBIT	7.5x–16.7x	13.6x	9.3x
Price / 2004 Earnings / Long Term Earnings Growth Rate	1.3x–6.6x	4.4x	2.0x

        Morgan Stanley calculated an implied valuation range for Sears and Kmart by applying multiple ranges to the applicable Sears and Kmart operating statistics based on information provided by management and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Sears common stock of $27.00 to $38.50 per share based on a price divided by 2005 earnings multiple range of 12.0x to 17.0x and $28.00 to $45.00 based on an aggregate value divided by LTM EBITDA multiple range of 5.0x to 7.0x. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Kmart common stock of $77.00 to $109.00 per share based on a price divided by 2005 earnings multiple range of 12.0x to 17.0x and $86.00 to $104.00 based on an aggregate value divided by LTM EBIT multiple range of 7.5x to 9.5x. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004, and the price per share of Kmart common stock was $102.73 as of the same date.

        Although the foregoing companies were compared to Sears and Kmart for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Sears or Kmart because of differences between the business mix, regulatory environment, operations and other characteristics of Sears, Kmart and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Sears and Kmart, such as the impact of competition on the business of Sears and Kmart and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Sears and Kmart or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

        Real Estate Analysis.    Morgan Stanley reviewed and analyzed Sears' full-line retail real estate assets to derive an implied valuation for Sears based on the fair market value of Sears' underlying retail real estate assets. In doing so, Morgan Stanley considered valuations for certain assets that had previously been developed by third parties not in connection with this transaction. Morgan Stanley noted that its analyses did not include any costs associated with winding down the underlying retail operations. Sears' real estate assets were classified into owned, ground lease and leased categories and within each category, classified further based upon the quality of the real estate. A range of values was derived by applying valuation methodologies appropriate for each class of assets. The owned asset ranges reflected values associated with recent comparable transactions based upon value per square foot and value per store metrics, as well as recent sales activity of retail real estate based upon assumed market rents and the application of appropriate capitalization rates. Ground leased assets were valued similarly to the owned retail real estate and discounted to account for the ground lease payments. Leased asset value ranges were determined by assuming the assets were released to a third-party at a market rent, and by discounting back the excess cash flow of escalating market rents less the contractual rents from these assets over the remaining lives of the leases, assuming all options were exercised. This analysis yielded an implied pre-tax range of value for Sears' retail real estate of $29.00 to $42.50 per share. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004.

        Sum-of-Parts Analysis.    Morgan Stanley derived a valuation for Sears by performing financial analysis with respect to the following consolidated businesses of Sears:

  •
  Sears Domestic;

  •
  Sears Auto Centers;

  •
  OSH;

  •
  The Great Indoors;

  •
  Services;

  •
  Lands' End;

  •
  Sears Canada Credit; and

  •
  Sears Canada (Merchant Only).

        Morgan Stanley reviewed and compared various actual and forecasted financial, operating and stock market information of the individual Sears businesses with that of various publicly traded companies in corresponding industries, which shared certain characteristics with the applicable Sears businesses. Based upon the reviewed data, Morgan Stanley, in conjunction with Sears management, estimated appropriate reference valuation ranges including aggregate market value divided by 2004 estimated EBITDA, aggregate market value divided by 2004 estimated EBIT, estimated value upon discontinuing operations or premium to average receivables as appropriate for the individual business segments. Morgan Stanley then calculated the potential implied value of each business based on the reference valuation ranges and the corresponding businesses' operating metrics and expressed such values on a Sears per common stock basis. This Sum-of-Parts analysis of Sears yielded an implied pre-tax valuation range of Sears common stock of $37.50 to $53.00. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004.

        None of the comparable companies used in the public market valuation analyses summarized above is identical to the applicable Sears business. Accordingly, an examination of the results of the comparable companies used in this analysis necessarily involved complex considerations of the businesses and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values or the acquisition values of these companies.

        Sears Discounted Cash Flow Analysis.    Morgan Stanley performed a five-year discounted cash flow analysis for Sears, calculated as of December 31, 2004, of the after-tax unlevered free cash flows for fiscal years 2005 through 2009, based on financial forecasts and estimates provided by Sears management. Additionally, Morgan Stanley performed sensitivities on the projections provided by Sears management. Morgan Stanley estimated a range of terminal values calculated in 2009 based on a LTM EBITDA multiple of 6.0x. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 7.5% to 9.5%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Sears and other comparable companies. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Sears yielded an implied valuation range of Sears common stock of $25.50 to $47.00 per share. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004.

        Kmart Discounted Cash Flow Analysis.    Morgan Stanley performed a five-year discounted cash flow analysis for Kmart, calculated as of December 31, 2004, of after-tax unlevered free cash flows for fiscal years 2005 through 2009. Unlevered free cash flows were based on 2004 and 2005 financial forecasts and estimates provided by Kmart senior executives and the information for 2006 through 2009 was based on extrapolations. Morgan Stanley also sensitized these after-tax unlevered free cash flows by asking certain members of Kmart's management about an alternative case. Morgan Stanley estimated a range of terminal values calculated in 2009 based on a LTM estimated EBITDA multiple of 5.5x to 6.5x. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 7.5% to 9.5%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Kmart and other comparable companies. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Kmart yielded an implied valuation range of Kmart common stock of $101.50 to $110.50 per share for the base case and $67.00 to $72.00 per share for the alternative case. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004, and the price per share of Kmart common stock was $102.73 as of the same date.

        Leveraged Buyout Analysis.    Morgan Stanley performed a five-year analysis for Sears, calculated as of December 31, 2004, of a leveraged buyout of Sears' consolidated businesses and subsequent divestitures of non-core assets, including divestitures of real estate. The assumption of an investor's desired internal rates of return was based on a range of purchase prices of $45.00 to $55.00 per share of Sears common stock and an exit multiple range of trailing EBITDA in 2009 of 5.0x to 7.0x. Morgan Stanley also calculated sensitivities on an investor's desired potential internal rate of return assuming a range of purchase prices of $45.00 to $55.00 per share of Sears common stock, an EBITDA margin improvement of 0.0% to 0.25% in 2005 through 2009 and an exit multiple of 6.0x trailing EBITDA in 2009. Based on the aforementioned projections and assumptions, the leveraged buyout analysis of Sears yielded an implied valuation range of Sears common stock of $47.50 to $52.50 per share. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004.

        Recapitalization Analysis.    Morgan Stanley performed a five-year analysis for Sears, calculated as of December 31, 2004, of a recapitalization of Sears's consolidated businesses and subsequent divestitures of non-core assets, including divestitures of real estate. The analysis assumed that Sears received an equity investment from a financial sponsor in exchange for Sears stock. The analysis also assumed, on December 31, 2004, that Sears distributed excess cash (including sponsor proceeds) on its balance sheet to its non-sponsor stockholders with a target pro forma total debt (including a rental adjustment factor) divided by earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR") ratio of 4.0x. On December, 31, 2005, the analysis assumed the after-tax proceeds of divestitures would be distributed to the non-sponsor stockholders while maintaining a leverage ratio of 4.0x. The terminal value was calculated based on a 6.0x aggregate value divided by LTM EBITDA multiple. Based on the aforementioned projections and assumptions, the recapitalization analysis of Sears yielded an implied valuation range of Sears common stock of $50.00 to $53.00 per share for non-sponsor stockholders, assuming a certain internal rate of return to the sponsor. Morgan Stanley noted that the per share merger consideration for Sears common stock was $50.75 per share as of November 15, 2004, and the price per share of Kmart common stock was $102.73 as of the same date.

        Relative Contribution Analysis.    Morgan Stanley compared the contribution, based on senior executive expectations of Sears and Kmart respectively, of each of Sears and Kmart to the estimated resultant combined company assuming completion of the mergers. The implied Sears contribution based on a variety of operating and market statistics ranged from 37.4% to 65.8%. Morgan Stanley noted that, based solely on the value of the stock portion of the merger consideration as of November 15, 2004, the pro forma ownership of the combined companies by Sears's common stockholders was 36.7%. The pro forma ownership does not account for the cash portion of the transaction.

        Pro Forma Analysis.    Morgan Stanley analyzed the pro forma impact of the mergers on Kmart's pro forma earnings per share and its impact on the pro forma credit profile of the combined companies. Such analysis was based on 2005 earnings projections provided by Sears and Kmart management. Based on this analysis, Morgan Stanley observed that the mergers would result in earnings per share dilution for Kmart stockholders of 10.6%, before taking into account any one-time charges or synergies. According to this analysis, the pretax synergies required for the combined entity to realize no earnings dilution in 2005 was $194 million. Including pretax synergies of $250 million in 2005, the mergers would result in earnings per share accretion for Kmart stockholders of 3.1%.

        Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley's analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Sears or Kmart or their common stock.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, Sears or Kmart. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness from a financial point of view of the consideration to be received by holders of shares of Sears common stock pursuant to the merger agreement (other than the ESL Companies), and were prepared in connection with the delivery by Morgan Stanley of its opinion on November 16, 2004 to Sears' board of directors.

        The opinion of Morgan Stanley was one of the many factors taken into consideration by the Sears board of directors in making its determination to approve the proposed transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Sears, Kmart and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both Sears and Kmart and have received fees for rendering of these services. An affiliate of Morgan Stanley also participates with others in an existing $2.0 billion revolving three-year credit facility of a subsidiary of Sears.

        Pursuant to an engagement letter dated as of October 29, 2004, Sears has agreed to pay Morgan Stanley customary fees in connection with the mergers, a portion of which is contingent upon the consummation of the mergers. Sears has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Sears has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Interests of Directors and Executive Officers in the Mergers

        Interests of Kmart Directors and Executive Officers.    In considering the recommendation of the board of directors of Kmart to vote for the proposal to adopt the merger agreement, stockholders of Kmart should be aware that members of the Kmart board of directors and members of Kmart's executive management have relationships, agreements or arrangements that provide them with interests in the mergers that may be in addition to or differ from those of Kmart's stockholders. The Kmart board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the mergers and in making its decision to recommend to the Kmart stockholders that they vote to adopt the merger agreement.

        Interests of Kmart's Controlling Stockholders.    In connection with the merger agreement, the ESL Companies entered into a support agreement with Kmart and Sears, pursuant to which, the ESL Companies have agreed (i) subject to limited exceptions, to vote their shares of Kmart common stock and Sears common stock in favor of the adoption of the merger agreement, (ii) to irrevocably elect to receive Holdings common stock in the Sears merger, and (iii) not to transfer or otherwise dispose of any of their shares of Kmart common stock or Sears common stock, until the termination of the support agreement which occurs upon the earlier to occur of the termination of the merger agreement or the day after the effective date of the mergers. The ESL Companies (except for ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Edward S. Lampert, the Chairman of Kmart. Mr. Lampert directly controls ESL Investment Management, L.L.C.

        As of the Kmart record date, the ESL Companies beneficially owned approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately 6.0 million shares of Kmart common stock, and this beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes). As of the Sears record date, the ESL Companies beneficially owned approximately 15% of the outstanding shares of Sears common stock, which consists of approximately 31.1 million shares of Sears common stock, and this beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at the Sears special meeting. Further information about the interests of Kmart's controlling stockholders can be found at "Risk Factors—affiliates of the Chairman, whose interests may be different than your interests, will have substantial influence over Holdings" on page 29, and further information about the support agreement can be found under "—The Support Agreement" on page 98.

        The ESL Companies are also beneficial owners of certain options and convertible notes issued by Kmart. For more information, see "—Kmart Convertible Notes and Other Options" below.

        CRK Partners II, L.P. (one of the ESL Companies) own Class 5 claims reconciled in the amount of $720,559,606, on the account of which CRK Partners II has received from Kmart 4,274,456 shares of Kmart common stock pursuant to the Amended Plan of Reorganization. Kmart is maintaining a distribution reserve of 20 percent of the 21.3 million shares issued. If upon settlement of all claims, the ultimate amount allowed for Class 5 claims is consistent with the Amended Plan of Reorganization and the remaining shares in the distribution reserve are issued to claimants on a pro-rata basis, CRK Partners II would receive an additional approximately 1.1 million shares of Kmart (but does not yet have beneficial ownership within the meaning of Rule 13d-3(d) (i) under the Securities Exchange Act of 1934, as amended). From time to time, additional shares of Kmart common stock have been and may continue to be distributed to CRK Partners II, L.P. in respect of settling these trade claims, although the actual number of shares to be issued to CRK Partners II, L.P. will depend on the actual settlement amounts. For more information, see "Where You Can Find More Information" on page 132.

        Other Relationships to ESL Investments.    William C. Crowley, a director of Kmart and currently Senior Vice President, Finance, of Kmart is also President and Chief Operating Officer of ESL Investments, Inc. and will become Executive Vice President, Finance and Integration of Holdings after completion of the mergers.

        Thomas Tisch and Steven Mnuchin, who are each directors of Kmart, are limited partners in one of the ESL Companies and another affiliate of ESL Investments, Inc.

        Other Kmart Share Ownership.    Thomas Tisch, a director of Kmart, beneficially owns approximately 1% of the outstanding Kmart common stock. His brothers, Andrew Tisch, Daniel Tisch and James Tisch, and certain trusts managed by his brothers beneficially own approximately 4% of the outstanding Kmart common stock. Thomas Tisch has no pecuniary interest in the Kmart shares beneficially owned by his brothers or these trusts.

        Kmart Management Positions.    The merger agreement provides that Edward S. Lampert, Kmart's current Chairman, will be the Chairman of Holdings after the mergers, and that Aylwin B. Lewis, Kmart's current Chief Executive Officer, President and director, will become President of Holdings and Chief Executive Officer of Kmart and Sears Retail. In addition, other members of Kmart management will serve in senior management positions at Holdings, including William C. Crowley, who will become Executive Vice President, Finance and Integration of Holdings after completion of the mergers. For further information, see "—Board of Directors and Management After the Mergers" below.

        Kmart Stock Options and Restricted Shares.    Julian C. Day (current director and former Chief Executive Officer and President of Kmart) and Aylwin B. Lewis (current director and Chief Executive Officer and President of Kmart) have options to acquire an aggregate of 1,168,321 shares and 150,000 shares, respectively, of Kmart common stock. Upon the completion of the Kmart merger, each option to purchase shares of Kmart common stock (whether vested or unvested) will be converted into the right to purchase an equivalent number of shares of Holdings common stock at an exercise price per share equal to the exercise price per share of the Kmart common stock subject to the option before the conversion and will continue to be governed by its applicable terms.

        In addition, each restricted share of Kmart common stock and any other Kmart stock-based award will be converted into a restricted share or other stock-based award, as applicable, based on a share of Holdings' common stock at the exchange ratio in the Kmart merger and will continue to be governed by its applicable terms. Mr. Lewis has restricted shares of Kmart common stock having a value of $4.5 million as of the date of the grant. In addition, it is expected that Mr. Lewis will be granted an additional $1 million of restricted shares of Kmart common stock, subject to the completion of the mergers and other conditions to be determined.

        For additional information about options, restricted shares and any other stock-based awards held by certain Kmart directors and executives, see Kmart's proxy statement for its 2004 annual meeting of stockholders and for additional information on the effect of the Kmart merger on stock options and other stock-based awards, see "—Treatment of Stock Options and Other Equity-Based Awards" on page 85.

        Kmart Convertible Notes and Other Options.    The ESL Companies beneficially own $60 million in aggregate principal amount of 9% convertible notes the principal amounts of which are convertible at any time prior to their maturity on May 6, 2006, at the option of the holders, into approximately 6.0 million shares of Kmart common stock at a conversion price equal to $10 per share. In addition, the ESL Companies beneficially own options to purchase, prior to May 6, 2005, approximately 6.5 million shares of Kmart common stock at a price of $13 per share. These options and convertible notes were issued by Kmart in connection with its emergence from bankruptcy and pursuant to an

Investment Agreement, dated January 24, 2003, as amended. For further information, please see "Where You Can Find More Information" on page 132.

        Holdings Directors.    Pursuant to the terms of the merger agreement, Edward S. Lampert (currently Chairman of Kmart), Aylwin B. Lewis (currently a director and Chief Executive Officer and President of Kmart) and five other directors from the current Kmart board will be among the ten initial directors of the Holdings board of directors after the mergers. Kmart directors who serve on the Holdings board of directors and who are not employees are expected to be compensated for their services in that capacity in accordance with a customary director policy. For further information, see "—Board of Directors and Management of the Mergers" below.

        Indemnification and Insurance.    The merger agreement provides that, upon completion of the mergers, Holdings will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Kmart and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Kmart's certificate of incorporation, by-laws and indemnification agreements.

        The merger agreement also provides that Holdings will maintain for a period of six years after completion of the mergers the current directors' and officers' liability insurance policies maintained by Kmart, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the mergers, although Holdings will not be required to make annual premium payments in excess of 250% of the annual premiums currently paid by Kmart for directors' and officers' liability insurance.

        Interests of Sears Directors and Executive Officers.    In considering the recommendation of the board of directors of Sears to vote for the proposal to adopt the merger agreement, stockholders of Sears should be aware that members of the Sears board of directors and members of Sears' management team have relationships, agreements or arrangements that provide them with interests in the mergers that may be in addition to or differ from those of Sears' stockholders. The Sears board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the mergers and in making its decision to recommend to the Sears stockholders that they vote to adopt the merger agreement.

        Sears Management Positions.    The merger agreement provides that Alan J. Lacy, Sears' current Chairman, Chief Executive Officer and President, will be the Vice Chairman and Chief Executive Officer of Holdings after the mergers. In addition, other members of Sears management will serve in senior management positions at Holdings including Glenn R. Richter, who will become Executive Vice President and Chief Financial Officer of Holdings after the completion of the mergers. For further information, see "—Board of Directors and Management After the Mergers" below.

        Lacy Employment Agreement.    Kmart and Sears entered into an employment agreement, dated as of November 16, 2004, with Alan J. Lacy, Sears' current Chairman, Chief Executive Officer and President, which is to be assumed by Holdings immediately after its formation. The employment agreement provides for a term of employment commencing upon completion of the mergers and ending on the fifth anniversary thereof. If the mergers are completed, the employment agreement will supersede the Executive Non-Disclosure and Non-Solicitation of Employees Agreement and the Executive Severance/Non-Compete Agreement, which Mr. Lacy executed with Sears as of November 26, 2001. During the term, Mr. Lacy will serve as the Vice Chairman and Chief Executive Officer of Holdings and a member of its board of directors.

        During the term, Mr. Lacy will receive an annual base salary of no less than $1,500,000 and a target bonus of 150% of his annual base salary and will be eligible for, and receive benefits under, employee benefit and perquisite arrangements no less favorable than those generally applicable or made available to senior executives of Holdings. Upon completion of the mergers, Mr. Lacy will be granted 75,000 restricted shares of Holdings common stock, which will vest in full on June 30, 2006, subject to Mr. Lacy's continued employment with Holdings through such date. In addition, upon completion of the mergers, Mr. Lacy will be granted a stock option to purchase 200,000 shares of Holdings common stock with a per share exercise price equal to the fair market value of Holdings common stock on the date of grant. The stock option will vest with respect to one-quarter of the shares subject to the stock option on each of the first four anniversaries of completion of the mergers, subject to Mr. Lacy's continued employment with Holdings through each applicable vesting date.

        If Mr. Lacy's employment is terminated by Holdings without cause (as defined in the employment agreement) or Mr. Lacy resigns with good reason (as defined below), Mr. Lacy will be entitled, subject to execution of a release in favor of Holdings, to receive severance benefits, including:

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  a pro rata bonus based on the performance of Holdings for the year in which the termination occurs;

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  two times the sum of Mr. Lacy's then current annual base salary and target bonus;

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  two additional years of age and service credit under all welfare benefit plans, programs, agreements and arrangements of Holdings;

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  accelerated vesting of equity-based awards and three years to exercise any vested options; and

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  continued welfare benefits for two years.

        For purposes of the employment agreement, "good reason" means (i) the assignment to Mr. Lacy of duties inconsistent with, or any diminution of, the position, authority, duties or responsibilities called for by the employment agreement, (ii) the failure to pay Mr. Lacy his compensation under the employment agreement, (iii) Holdings' relocation of Mr. Lacy's place of employment, (iv) the failure of Sears or Kmart to require the assumption of the employment agreement by Holdings or the failure of Holdings to require the assumption of the employment agreement by a successor or (v) the failure to elect or reelect Mr. Lacy to Holdings' board of directors. In addition, "good reason" means any termination by Mr. Lacy pursuant to a notice of termination given during the 30-day period immediately following June 30, 2006.

        If Mr. Lacy's employment is terminated due to his death or disability (as defined in the employment agreement), Mr. Lacy (or his estate) will be entitled to receive a pro-rata bonus for the year of termination, accelerated vesting of equity-based awards and three years to exercise vested options and continued welfare benefits for two years.

        Under the employment agreement, Mr. Lacy is restricted from revealing confidential information of Holdings and, for one year following Mr. Lacy's termination of employment during the term for any reason, Mr. Lacy may not solicit for employment any employees of Holdings and may not compete with Holdings. In the event that any payments to Mr. Lacy are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Lacy will be entitled to an additional gross-up payment so that he remains in the same after-tax position he would have been in had the excise tax not been imposed.

        Other Employment Agreements.    Holdings expects to enter into mutually acceptable employment agreements with Luis A. Padilla, Sears' current President, Merchandising and Marketing, and Glenn R. Richter prior to the completion of the mergers.

        Sears Non-Compete/Change of Control Agreements.    The executive officers of Sears have each entered into an executive severance/non-compete agreement with Sears, which, as described above, in the case of Mr. Lacy, will be superseded by his new employment agreement. The agreements require the executive officers to maintain the confidentiality of information concerning Sears' business and prohibit the executive officers from working for a competitor of Sears or hiring any Sears employees for one year after their employment with Sears ends. If the executive officer's employment is terminated by Sears without "cause" or by the executive for "good reason" (in each case, as defined in the agreement) in connection with the merger, the executive officer will receive the following payments and benefits:

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  A lump sum equal to the annual target bonus prorated to the date of termination of employment;

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  A lump sum equal to one or two times the sum of the then current annual base salary and the annual target bonus, determined by the year of the change in control employment termination;

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  Continuation of most Sears benefits for one or two years following the change in control employment termination; and

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  Immediate vesting of any unvested stock options and restricted shares and continued exercisability of any options until their expiration.

        If any payments to an executive covered by an executive severance/non-compete agreement are subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment so that he or she remains in the same after-tax position he or she would have been in had the excise tax not been imposed. If the merger is completed as of March 1, 2005 and each of the executive officers' employment were terminated immediately thereafter, the value of the lump sum payments described above to which Ms. Bousquette, Mr. Lee and the remaining executive officers as a group would be entitled to equals approximately $1,976,260, $1,700,365 and $13,512,500, respectively.

        Long-Term Performance Incentive Plan.    Upon adoption of the merger agreement by Sears stockholders, all shares of Sears common stock granted under the long-term performance incentive plan in connection with the performance cycle ending December 31, 2004 will vest and no longer be subject to forfeiture. Based on our current expectations of our financial performance for 2004 and assuming Sears stockholders adopt the merger agreement on March 1, 2005, each of Mr. Lacy, Mr. Richter, Mr. Padilla, Ms. Bousquette, Mr. Lee and the remaining executive officers of Sears as a group would vest with respect to        ,        ,         ,        ,        and        restricted shares of Sears common stock issued under the long-term performance incentive plan, respectively.

        Sears Stock Options, Restricted Shares and Other Stock-Based Awards Generally.    Upon the completion of the Sears merger, each option to purchase shares of Sears common stock will be converted into the right to receive an amount in cash at completion of the Sears merger, equal to the excess, if any, of (i) the sum of (a) the product of (1) 45% multiplied by (2) $50, the cash consideration, plus (b) the product of (1) 55% multiplied by (2) 0.50, the exchange ratio for the share consideration, multiplied by the closing price per share of Kmart common stock on the last trading day before completion of the mergers over (B) the exercise price of the option per share multiplied by the number of shares of Sears common stock subject to the option. Each restricted share and other stock-based award will be converted into a restricted share or other stock-based award, as applicable, based on a share of Holdings' common stock at the exchange ratio and will continue to be governed by its applicable terms, taking into account any required accelerated vesting. See "Treatment of Stock Options and Other Equity Awards" on page 85.

        Employee Stock Options and Restricted Shares.    Each employee stock option to purchase shares of Sears common stock will vest in full and each restricted share of Sears common stock (excluding those described above under the long-term performance incentive plan) will vest and become free of, in full or on a pro rata basis, in accordance with its terms, restrictions as of adoption of the merger agreement by Sears stockholders. Assuming that no options are exercised after the date of this joint proxy-statement prospectus, no reload options are granted after November 30, 2004 and the Sears merger is completed on March 1, 2005, each of Mr. Lacy, Mr. Richter, Mr. Padilla, Ms. Bousquette, Mr. Lee and the remaining executive officers of Sears as a group would be entitled, as of the completion of the Sears merger, to a cash payment with respect to their stock options equal to approximately $22,900,849, $1,029,776, $998,000, $1,592,534, $836,792 and $7,571,304, respectively, and would vest pro rata with respect to 8,027, 12,241, 7,397, 31,204, 5,397 and 115,085 restricted shares of Sears common stock, subject to each executive's election, (excluding those described above under the long-term performance incentive plan).

        Director Stock Options and Deferred Shares.    Under Sears' non-employee director stock plan, all deferred shares of Sears common stock held by a non-employee director vest in full upon termination of service. Assuming that the Sears merger is completed on March 1, 2005, the current directors of Sears as a group would be entitled, as of the completion of the Sears merger, to a cash payment with respect to their stock options equal to approximately $1,093,516 and would vest with respect to 42,408 deferred shares of Sears common stock.

        For additional information about options, restricted shares and any other stock-based awards held by Sears directors and executive officers, see "—Treatment of Stock Options and Other Equity-Based Awards" on page 85.

        Sears Non-Employee Directors Retirement Plan.    Under the Sears non-employee directors retirement plan, each director who is not an employee of Sears who was a director on November 8, 1995 will be eligible upon retirement from the Sears board of directors to receive, while living, a quarterly payment in advance of each quarter equal to one-quarter of the annual retainer fee of $30,000 in effect on November 8, 1995. In accordance with this plan, payments will be made to those directors of Sears who do not become directors of Holdings after the mergers.

        Holdings Directors.    Pursuant to the terms of the merger agreement, Alan J. Lacy (current Chairman, Chief Executive Officer and President of Sears) and two other directors from the current Sears board will be among the ten initial directors of the Holdings board of directors after the mergers. Sears directors (other than employees) who serve on the Holdings board of directors are expected to be compensated for their services in that capacity in accordance with a customary director compensation policy. For further information, see "—Board of Directors and Management of the Mergers" below.

        Indemnification and Insurance.    The merger agreement provides that, upon completion of the mergers, Holdings will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Sears and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Sears' certificate of incorporation, by-laws and indemnification agreements.

        The merger agreement also provides that Holdings will maintain for a period of six years after completion of the mergers the current directors' and officers' liability insurance policies maintained by Sears or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the mergers, although Holdings will not be required to make annual premium payments in excess of 250% of the annual premiums currently paid by Sears for directors' and officers' liability insurance.

Board of Directors and Management after the Mergers

        Board of Directors.    The board of directors of Kmart Holdings after the mergers will have ten members, consisting of Edward S. Lampert, Aylwin B. Lewis, Alan J. Lacy, five other directors from the current Kmart board and two other directors from the current Sears board. The initial term of the directors will end with Holdings' annual stockholders meeting in 2006. Thereafter, the directors will serve for one-year terms.

        Edward S. Lampert, 42, is currently the Chairman of Kmart and the Chairman and Chief Executive Officer of ESL Investments, Inc., based in Greenwich, Connecticut, which he founded in April 1988. Mr. Lampert is a director of AutoNation, Inc. and AutoZone, Inc.

        Aylwin B. Lewis, 50, is currently director, Chief Executive Officer and President of Kmart. Prior to joining Kmart, Mr. Lewis was President, Chief Multi-Branding and Operating Officer of YUM! Brands, Inc. Mr. Lewis is a director of Halliburton Company and The Walt Disney Company.

        Alan J. Lacy, 51, is currently Chairman, director, Chief Executive Officer and President of Sears. Mr. Lacy has served as Chairman of the Board of Sears since December 2000, President and Chief Executive Officer since October 2000. Mr. Lacy was President, Services, from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999) and Executive Vice President and Chief Financial Officer from 1995 to 1997.

        As of the date of this joint proxy statement-prospectus, the parties to the merger agreement have not finally determined which directors (other than Messrs. Lampert, Lewis and Lacy) will be designated to the board of directors of Holdings after the mergers.

        Biographical information with respect to the current directors of Kmart, from whom the designees to the board of directors of Holdings after the merger will be selected, is contained under "Corporate Governance—Board of Directors" beginning on page 3 in Kmart's proxy statement for its 2004 annual meeting of stockholders and is incorporated by reference in this joint proxy statement-prospectus. Biographical information with respect to the current directors of Sears, from whom the designees to the board of directors of Holdings after the mergers will be selected, is contained under "Item 1: Election of Directors" beginning on page 5 in Sears' proxy statement for its 2004 annual meeting of stockholders and is incorporated by reference in this joint proxy statement-prospectus.

        Committees of the Holdings Board of Directors.    No board committees have been designated at this time.

        Other Management.    Holdings' senior management team after the mergers will include an Office of the Chairman, comprised of Messrs. Lampert, Lacy and Lewis. As noted above, Mr. Lampert will be the Chairman of Holdings; Mr. Lacy will be the Vice Chairman and Chief Executive Officer of Holdings; and Mr. Lewis will be President of Holdings and Chief Executive Officer of Kmart and Sears Retail. Glenn R. Richter and William C. Crowley will also be members of Holdings' senior management team. Mr. Richter will be Executive Vice President and Chief Financial Officer of Holdings after the mergers. Mr. Crowley will be Executive Vice President, Finance and Integration of Holdings after the mergers.

        Glenn R. Richter, 42, is currently Executive Vice President and Chief Financial Officer of Sears.

        William C. Crowley, 47, is currently Senior Vice President, Finance of Kmart, a Kmart director, and has served as an Officer of Kmart since 2003. Mr. Crowley also serves as the President and Chief Operating Officer of ESL Investments, Inc., a private investment firm, from 1999 to present. He is a director of AutoNation, Inc.

        Compensation of Directors and Other Management.    Holdings has not yet paid any compensation to its directors, executive officers or other managers. The form and amount of the compensation to be paid to each of Holdings' directors, executive officers and other managers will be determined by the Holdings board of directors as soon as practicable immediately prior to or following the completion of the mergers.

        Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer and the other four most highly compensated executive officers of Kmart for the 2004 fiscal year is contained in Kmart's proxy statement for its 2004 annual meeting of stockholders and is incorporated by reference in this joint proxy statement-prospectus. Information concerning the compensation paid to, and the employment agreement with Aylwin B. Lewis, the current Chief Executive Officer of Kmart, is contained in Kmart's current report on Form 8-K filed on October 19, 2004 and is incorporated by reference in this joint proxy statement-prospectus. Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer and the other four most highly compensated executive officers of Sears for the 2003 fiscal year is contained in Sears' proxy statement for its 2004 annual meeting of stockholders and is incorporated by reference in this joint proxy statement-prospectus.

Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the mergers to U.S. holders of Kmart common stock and Sears common stock who hold such stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" means:

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  a citizen or resident of the United States;

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  a corporation created or organized under the laws of the United States or any of its political subdivisions;

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  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

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  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership holds Kmart common stock or Sears common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Kmart common stock or Sears common stock, the U.S. holder should consult its tax advisors.

        This summary is not a complete description of all the consequences of the mergers and, in particular, may not address United States federal income tax considerations applicable to shareholders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, 401(k) plans, holders who acquired Kmart common stock or Sears common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Kmart common stock or Sears common stock as part of a hedge, straddle or conversion transaction). This summary does not address the tax consequences of any transaction other than the mergers. This summary does not address the tax consequences to any person who actually or constructively owns 5% or more of Sears common stock or Kmart common stock. Also, this summary does not address United States federal income tax considerations applicable to holders of options or warrants to purchase Kmart, Sears or Holdings common stock, or holders of debt instruments convertible into Kmart, Sears or Holdings common stock. In addition, no information is provided herein with respect to the tax consequences of the mergers under applicable state, local or non-United States laws, or under any proposed Treasury regulations that have not taken effect as of the date hereof.

        HOLDERS OF KMART COMMON STOCK OR SEARS COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        The obligations of Kmart and Sears to consummate the mergers are conditioned on the receipt of opinions of their respective tax counsel, Simpson, Thacher & Bartlett, LLP (as to Kmart) and Wachtell, Lipton, Rosen & Katz (as to Sears), dated the effective date of the mergers (each, a "Tax Opinion"), to the effect that the exchange of Sears common stock and Kmart common stock for Holdings common stock pursuant to the mergers, taken together, will be treated for United States income tax purposes as a transaction described in Section 351 of the Code. Each of the Tax Opinions will be subject to customary qualifications and assumptions, including that the mergers will be completed according to the terms of the merger agreement. In rendering the Tax Opinions, each counsel may require and rely upon representations and covenants including those contained in the certificate of officers of Kmart, Sears, Holdings and others. Although the merger agreement allows each of Kmart and Sears to waive this condition to closing, neither Kmart nor Sears currently anticipates doing so. In the unlikely event that either Kmart or Sears does waive this condition, we will inform you of this decision and ask you to vote on the mergers taking this into consideration if there are any material adverse changes in the U.S. federal income tax consequences to Kmart's or Sears' stockholders.

        The Tax Opinions are not binding on the IRS or the courts, and the parties do not intend to request a ruling from the IRS with respect to the mergers. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.

        The following discussion assumes that the exchange of Sears common stock and Kmart common stock for Holdings common stock pursuant to the mergers, taken together, will constitute an exchange described in Section 351 of the Code. The following discussion is not binding on the IRS.

  Federal Income Tax Consequences to Kmart Stockholders Who Do Not Hold Any Sears Common Stock

        Because a holder of Kmart common stock will receive solely Holdings common stock in exchange for its Kmart common stock in the Kmart merger, the holder of Kmart common stock will not recognize gain or loss upon the exchange. The aggregate tax basis of the Holdings common stock the holder of Kmart common stock receives will be equal to the aggregate tax basis of the Kmart common stock the holder surrenders, and the holding period of the Holdings common stock will include the holder's holding period of the Kmart common stock surrendered.

  Federal Income Tax Consequences to Sears Stockholders

          Exchange of Sears Common Stock Solely for Holdings Common Stock

        A holder of Sears common stock who receives solely Holdings common stock in exchange for its Sears common stock in the Sears merger will not recognize gain or loss upon the exchange. The aggregate tax basis of the Holdings common stock the holder receives will be equal to the aggregate tax basis of the Sears common stock the holder surrenders, and the holding period of the Holdings common stock will include the holder's holding period of the Sears common stock surrendered.

          Exchange of Sears Common Stock for a Combination of Holdings Common Stock and Cash, where Former Holders of Sears Common Stock do not Control Holdings after the Mergers

        If, immediately after the effective time of the mergers, the former holders of Sears common stock do not control Holdings, then for each block of Sears common stock surrendered (i.e., shares of Sears common stock acquired at the same time in a single transaction), a holder of Sears common stock who receives cash and Holdings common stock generally will recognize gain equal to the lesser of (i) the excess of the sum of the fair market value of the Holdings common stock received by the holder of Sears common stock in the Sears merger attributable to the block of Sears common stock surrendered and the amount of cash received by the holder of Sears common stock in the Sears merger attributable to the block of Sears common stock surrendered over the holder's tax basis in the holder's block of Sears common stock surrendered in the mergers and (ii) the amount of cash received by the holder attributable to that block of Sears common stock in the Sears merger. For these purposes, control means ownership of stock possessing at least 50% of the total combined voting power of all classes of Holdings common stock entitled to vote or at least 50% of the total value of all classes of Holdings common stock, taking into account certain constructive ownership rules of the Code ("Section 304 control"). No loss will be recognized by the holder of a block of Sears common stock with respect to the cash received attributable to that block of Sears common stock pursuant to the Sears merger. Any gain recognized by a holder of a block of Sears common stock generally will be long-term capital gain if the holder's holding period in the block of Sears common stock is more than one year. The aggregate tax basis of the Holdings common stock received will be equal to the aggregate tax basis of the Sears common stock surrendered, reduced by the amount of cash the holder of Sears common stock receives and increased by the amount of gain that the holder of Sears common stock recognizes. The holding period of the Holdings common stock attributable to a block of Sears common stock received by a holder of a block of Sears common stock in the Sears merger will include the holding period of the holder's block of Sears common stock.

        Cash received by a holder of Sears common stock in lieu of the receipt of fractional shares may be treated as cash received in exchange for Sears common stock as above, or may be treated as if the holder received the fractional shares in the Sears merger and then received the cash in a redemption of these fractional shares, in which case the holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of the fractional shares and the holder's tax basis allocable to such fractional share.

        A holder of Sears common stock who is also a holder of Kmart common stock (taking into account constructive ownership of Kmart common stock under the rules of the Code) or who otherwise owns Holdings common stock (taking into account constructive ownership of Holdings common stock under the rules of the Code) in addition to the Holdings common stock received in exchange for such holder's directly-owned Sears common stock should consult the holder's own tax advisor concerning the amount and character of the income resulting from the receipt of cash in the Sears merger.

          Exchange of Sears Common Stock for a Combination of Holdings Common Stock and Cash, where Former Holders of Sears Common Stock Control Holdings after the Mergers

        If the former holders of Sears common stock do have Section 304 control immediately after the mergers, a holder of Sears common stock will be treated as having exchanged (1) a portion of the Sears common stock for Holdings common stock in a nontaxable transaction, and (2) a portion of the Sears common stock for cash. A holder of Sears common stock who is not also a holder of Kmart common stock (taking into account constructive ownership of Kmart under the rules of the Code) and does not also otherwise own Holdings common stock (taking into account constructive ownership of Holdings common stock under the rules of the Code) in addition to the Holdings common stock received by such holder in the Sears merger will generally recognize capital gain or loss equal to the difference between the amount of cash received in the Sears merger and the portion of the holder's tax basis in its Sears common stock that is allocable to the Sears common stock that is treated as exchanged for cash. These computations will be made separately as to each block of Sears common stock (i.e., shares of Sears common stock acquired at the same time in a single transaction) owned by the holder. Such gain or loss generally will be a long-term capital gain or loss if the holding period for such holder of Sears common stock is greater than one year at the effective time of the mergers. The aggregate tax basis in the Holdings common stock received in exchange for Sears common stock pursuant to the Sears merger will be equal to (i) its aggregate adjusted tax basis in the holder's Sears common stock held immediately prior to the mergers, minus (ii) the aggregate adjusted tax basis in the portion of the Sears common stock that is treated as exchanged for cash. The holding period of the Holdings common stock received by a holder of Sears common stock in the Sears merger will include the holding period of the holder's Sears common stock.

        Cash received by a holder of Sears common stock in lieu of the receipt of fractional shares may be treated as cash received in exchange for Sears common stock as above, or may be treated as if the holder received the fractional shares in the Sears merger and then received the cash in a redemption of the fractional shares, in which case the holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of the fractional shares and the holder's tax basis allocable to such fractional share.

        A holder of Sears common stock who is also a holder of Kmart common stock (taking into account constructive ownership of Kmart common stock under the rules of the Code) or who otherwise owns Holdings common stock (taking into account constructive ownership of Holdings common stock under the rules of the Code) in addition to the Holdings common stock received in exchange for such holder's directly-owned Sears common stock should consult the holder's own tax advisor concerning the amount and character of the income resulting from the receipt of cash in the Sears merger.

          Exchange of Sears Common Stock Solely for Cash

        A holder of Sears common stock who exchanges the Sears common stock solely for cash in the Sears merger and who does not own any Kmart common stock (taking into account constructive ownership of Kmart common stock under the rules of the Code) will generally recognize capital gain or loss equal to the difference between the holder's adjusted tax basis in the Sears common stock surrendered and the amount of cash received in the Sears merger. Such capital gain or loss will be long-term capital gain or loss if the holder held the Sears common stock for more than one year as of the effective time of the mergers. A holder of Sears common stock who is also a holder of Kmart common stock (taking into account constructive ownership of Kmart common stock under the rules of the Code) or who otherwise owns Holdings common stock (taking into account constructive ownership of Holdings common stock under the rules of the Code) in addition to the Holdings common stock received by such holder in the Sears merger should consult the holder's own tax advisor concerning the amount and character of the income resulting from the receipt of cash in the Sears merger.

  Backup Withholding

        Backup withholding may apply with respect to the cash consideration received by holders of Sears common stock, unless such holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

        A holder of Sears common stock who does not provide Holdings (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue

Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided that the holder furnishes certain required information to the Internal Revenue Service.

  Reporting Requirements

        U.S. holders of Sears common stock or Kmart common stock receiving Holdings common stock as a result of the mergers will be required to attach to their income tax returns for the taxable year in which the closing of the transaction occurs, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the transaction. The facts to be disclosed by a U.S. holder include the U.S. holder's basis in the Sears common stock or the Kmart common stock, as the case may be, transferred to Holdings and the number of shares of Holdings common stock received in the transaction.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the mergers. Tax matters are very complicated, and the tax consequences of the mergers to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the mergers.

Accounting Treatment

        The business combination will be accounted for as a "purchase" by Kmart of Sears, as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. As a result, the historical financial statements of Kmart will become the historical financial statements of Holdings. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Sears as of the effective time of the mergers will be recorded at their respective fair values and added to those of Kmart. Any excess of purchase price over the net fair values of Sears assets and liabilities is recorded as goodwill (excess purchase price). Any excess of the fair value of Sears' net assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to certain of Sears' non-current assets acquired. Financial statements of Holdings issued after the mergers will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Sears. The results of operations of Sears will be included in the results of operations of Holdings beginning on the effective date of the mergers. See "Unaudited Pro Forma Condensed Consolidated Financial Data" on page 100 for more information.

Regulatory Approvals

        U.S. Antitrust Clearance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the mergers may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Kmart and Sears filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on November 24, 2004. The Hart-Scott-Rodino Act waiting period is scheduled to expire on December 27, 2004, which is the first business day after 30 days after the filing date of the notification and report forms. The Federal Trade Commission and the Antitrust Division are entitled to extend the waiting period by issuing a Request for Additional Information which extends the waiting period until 30 days after the parties have complied with this request. Both before and after the expiration of the waiting period, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the mergers on antitrust grounds. In addition, each state in which Kmart or Sears operates may also seek to review the mergers. It is possible that some of these authorities may seek to challenge the mergers.

        Competition and Other Regulatory Approvals Abroad.    The mergers require that we comply with notification and approval requirements in Canada, Germany and Brazil.

        The local procedural rules differ from country to country as do the legal tests against which mergers are reviewed to determine if the local competition or other regulatory authority can issue a decision clearing the transaction. Local authorities may have the power to block or impose other penalties on mergers which breach the substantive test set out in the local jurisdiction.

        In most cases involving competition issues, the applicable filings generally require the disclosure of financial and transaction information, which is then reviewed by the competition authority. In most reviews, the competition authority will contact other industry participants, such as customers, suppliers and competitors of the merging parties, to confirm that the information provided is correct and to canvass their opinions on the transaction.

        In reaching its decision, each competition authority will usually consider if the mergers result in a market concentration, which is likely to breach the test for acceptable mergers in its jurisdiction. In the majority of countries this test usually relates either to the creation of a dominant position or market power sufficient to operate against the proper functioning of the market.

        In addition to competition approvals, approval is required from Canadian banking authorities due to Sears' interests in Sears Canada Bank.

        While we believe that we will receive the requisite regulatory approvals for the mergers, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that U.S. or foreign regulatory authorities will not attempt to challenge the mergers on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. Our obligation to complete the mergers is conditioned upon the receipt of certain antitrust consents, approvals and actions of U.S. and Canadian governmental authorities and the filing of certain antitrust and other notices with such U.S. and Canadian authorities. See "—The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 90.

Sears Stockholders Making Cash and Share Elections

        Sears stockholders are receiving a form of election with this joint proxy statement-prospectus for making cash and share elections. Kmart stockholders are not required to make any election; each outstanding share of Kmart common stock will be converted into one share of Holdings common stock. The form of election allows the holder to make cash or share elections for some or all of their Sears shares. If a holder or the holder's affiliates are the registered holders of Sears shares represented by more than one certificate or held in more than one account, the holder may also specify on the form of election how to allocate cash consideration, if any, among those Sears shares. Sears shares as to which the holder has not made a valid election prior to the election deadline will be treated as though no election had been made.

        The U.S. federal income tax consequences of the merger to each Sears stockholder will vary depending on whether the Sears stockholder receives cash or shares of Holdings, or a combination of cash and shares, in exchange for his or her Sears shares. However, at the time that a Sears stockholder is required to make a cash or share election, the Sears stockholder will not know if, and to what extent, the proration procedures will change the mix of consideration that he or she will receive in the Sears merger. As a result, at the time that a Sears stockholder is required to make a cash or share election, the Sears stockholders will not know the tax consequences to them with certainty. For more information regarding the tax consequences of the merger to the Sears stockholders, please see "—Material United States Federal Income Tax Consequences" beginning on page 75.

        Exchange Agent.                            will serve as the exchange agent for purposes of effecting the election and proration procedures.

        Election Deadline.    The election deadline will be 5:00 p.m., New York City time, on (i)              , 2005 the date of the Sears special meeting, or (ii) two business days prior to the date of the completion of the Sears merger if the completion of the Sears merger is more than four business days following the Sears special meeting. Kmart and Sears will publicly announce the anticipated election deadline at least five days prior to the anticipated completion date.

        Form of Election.    The applicable form of election must be properly completed and signed and accompanied by:

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  certificates representing all of the Sears shares covered by the form of election, duly endorsed in blank or otherwise in a form acceptable for transfer on Sears' books (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election); or

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  a properly completed and signed notice of guaranteed delivery, as described in the form of election, from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

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  if the Sears shares are held in book-entry form, the documents specified in the form of election.

        In order to make a cash or share election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions in the form of election.

        If Sears shares are held in street name and the holder wishes to make an election, the holder should contact his or her bank, broker, dealer or financial institution and follow the instructions provided.

        Inability to Sell Shares as to which an Election is Made.    Stockholders who have made elections will be unable to sell their Sears shares after making the election, unless the election is properly revoked before the election deadline or the merger agreement is terminated.

        Election Revocation and Changes.    Generally, an election may be revoked or changed with respect to all or a portion of the Sears shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates. Sears stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, Sears stockholders who have made elections will be unable to revoke their elections or sell their Sears shares during the interval between the election deadline and the date of completion of the mergers.

        Sears shares as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported cash election or share election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

        Non-Electing Holders.    Sears stockholders who make no election to receive cash consideration or share consideration in the Sears merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed or are not signed will be deemed not to have made an election. Sears stockholders not making an election in respect of their Sears shares may receive cash consideration, share consideration, or cash consideration for some of their Sears shares and share consideration for some of their Sears shares, depending on elections that have been made by other Sears stockholders. See "—Proration Procedures" below.

        Pursuant to a support agreement, the ESL Companies have irrevocably elected to receive Holdings common stock with respect to all of their shares of Sears common stock, subject to proration like all other Sears stockholders. As of the Sears record date, the ESL Companies owned approximately 31.1 million shares of Sears common stock or approximately 15% of the outstanding shares of Sears common stock.

  Proration Procedures

        Sears stockholders should be aware that cash elections or share elections they make may be subject to the proration procedures provided in the merger agreement. Regardless of the cash or share elections made by Sears stockholders, these procedures are designed to ensure that:

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  55% of the Sears shares outstanding immediately prior to the effective time of the Sears merger will be converted into the right to receive of a 0.5 share of Holdings common stock per share; and

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  45% of the Sears shares outstanding immediately prior to the effective time of the Sears merger will be converted into the right to receive cash consideration of $50.00 per share.

        Sears shares held by Sears stockholders who properly demand appraisal will be treated as non-electing shares for purposes of these proration procedures. In addition, any share of Sears common stock owned by Sears or Sears Acquisition Corp. (which will be cancelled in the Sears merger) or owned by Kmart or any direct or indirect wholly-owned subsidiary of Sears or Kmart (which will be exchanged for Holdings common stock in the Sears merger) will not be subject to these proration calculations. Set forth below is a description of the proration procedures, and the effects on Sears' stockholders, including those who fail to properly make a cash or share election, that will be made under certain alternative scenarios.

Scenario 1: More than 45% of Sears Shares Elect to Receive Cash Consideration:

        Sears Shares Subject to Cash Elections.    Each Sears stockholder who properly elected to receive cash consideration will receive cash consideration for only a pro rata portion of the Sears shares for which he or she properly made a cash election. The Sears stockholder will receive share consideration in the form of shares of Holdings for his or her remaining Sears shares.

        The precise number of Sears shares for which a Sears stockholder will receive cash consideration will be determined by multiplying the number of Sears shares for which the stockholder properly made a cash election by a fraction with a numerator equal to 45% of the number of Sears shares outstanding immediately prior to the completion of the mergers and a denominator equal to the total number of Sears shares for which cash elections are properly made by all Sears stockholders.

        EXAMPLE. Assume that 1,000,000 Sears shares are outstanding at the time of the merger and Sears stockholders make cash elections with respect to 800,000 Sears shares and share elections with respect to 200,000 Sears shares. If you own 100 Sears shares and have made an effective cash election for all of those shares, you would receive cash consideration for 56.25 of your Sears shares

[100× ((45% × 1,000,000)/800,000))] and share consideration (including cash, if any, in lieu of fractional shares) for your remaining 43.75 Sears shares.

        Sears Shares Subject to Share Elections.    Each Sears stockholder who properly elected to receive share consideration will receive share consideration in the form of shares of Holdings for all of the Sears shares for which he or she made a share election (including cash, if any, in lieu of fractional shares).

        Sears Shares Subject to No Election.    Each Sears stockholder who failed to properly make an election will receive share consideration in the form of shares of Holdings for all of the Sears shares for which he or she made no election (including cash, if any, in lieu of fractional shares).

Scenario 2: More than 55% of Sears Shares Elect to Receive Share Consideration:

        Sears Shares Subject to Cash Elections.    Each Sears stockholder who properly elected to receive cash consideration will receive cash consideration for all of the Sears shares for which he or she made a cash election.

        Sears Shares Subject to Share Elections.    Each Sears stockholder who properly elected to receive share consideration will receive share consideration in the form of shares of Holdings for only a pro rata portion of the Sears shares for which he or she properly made a share election (including cash, if any, in lieu of fractional shares). The stockholder will receive cash consideration for his or her remaining Sears shares.

        The precise number of Sears shares for which a Sears stockholder will receive share consideration will be determined by multiplying the number of Sears shares for which the stockholder properly made a share election by a fraction with a numerator equal to 55% of the number of Sears shares outstanding immediately prior to the effective time of the mergers and a denominator equal to the total number of Sears shares for which share elections are properly made by all Sears stockholders.

        EXAMPLE. Assume that 1,000,000 Sears shares are outstanding at the time of the Sears merger and Sears stockholders make share elections with respect to 800,000 Sears shares and cash elections with respect to 200,000 Sears shares. If you own 100 Sears shares and have made an effective share election for all of those shares, you would receive share consideration for 68.75 of your Sears shares [(100× ((55% × 1,000,000)/800,000)] and cash consideration for your remaining 31.25 Sears shares.

        Sears Shares Subject to No Election.    Each Sears stockholder who failed to properly make an election for his or her shares will receive cash consideration for all of the Sears shares for which he or she made no election.

Scenario 3: Less than 55% of Sears Shares Elect to Receive Cash Consideration and Less than 45% of Sears Shares Elect to Receive Share Consideration:

        Sears Shares Subject to Cash Elections.    Each Sears stockholder who properly elected to receive cash consideration will receive cash consideration for all of the Sears shares for which he or she made a cash election.

        Sears Shares Subject to Share Elections.    Each Sears stockholder who properly elected to receive share consideration will receive share consideration in the form of shares of Holdings for all of the Sears shares for which he or she made a share election (including cash, if any, in lieu of fractional shares).

        Sears Shares Subject to No Election.    Each Sears stockholder who failed to make an election will receive cash consideration for a portion of the Sears shares for which he or she made no election and share consideration in the form of shares of Holdings for a portion of the Sears shares for which he or she made no election.

        The precise number of Sears shares for which a Sears stockholder will receive share consideration will be determined by multiplying the number of Sears shares for which the stockholder made no election by a fraction with a numerator equal to 55% of the number of Sears shares outstanding immediately prior to the effective time of the mergers less the number of Sears shares for which Sears stockholders, collectively, properly made share elections and a denominator equal to the total number of Sears shares for which no elections were properly made by Sears stockholders.

        The precise number of Sears shares for which a Sears stockholder will receive cash consideration will be determined by multiplying the number of Sears shares for which the stockholder made no election by a fraction with a numerator equal to 45% of the number of Sears shares outstanding immediately prior to the effective time of the mergers less the number of Sears shares for which Sears stockholders, collectively, properly made cash elections and a denominator equal to the total number of Sears shares for which no elections were properly made by Sears stockholders.

        EXAMPLE. Assume that 1,000,000 Sears shares are outstanding at the time of the Sears merger and Sears stockholders make cash elections with respect to 200,000 Sears shares and share elections with respect to 200,000 Sears shares. If you own 100 Sears shares and have not made an effective cash election or share election for any of those shares, you would receive cash consideration for 41.67 of your Sears shares [100× ((450,000-200,000)/600,000)] and share consideration (including cash, if any, in lieu of fractional shares) for 58.33 of your Sears shares [100× ((550,000-200,000)/600,000)].

        Neither Holdings, Kmart nor Sears is making any recommendation as to whether Sears stockholders should elect to receive cash consideration or share consideration in the Sears merger. You must make your own decision with respect to such election.

        No guarantee can be made that you will receive the amount of cash consideration or share consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement-prospectus and in the merger agreement, you may receive share consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the share consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive.

Conversion of Shares; Exchange of Certificates; Dividends; Withholding

        Conversion and Exchange of Shares.    The conversion of Kmart shares and Sears shares into the right to receive the applicable merger consideration will occur automatically at the effective time of the mergers. The exchange agent will, as soon as reasonably practicable after the effective time of the mergers, exchange certificates representing Kmart and Sears shares for the applicable merger consideration to be received in the mergers pursuant to the terms of the merger agreement.

        Letter of Transmittal.    Promptly after the completion of the mergers, the exchange agent will send a letter of transmittal to those persons who were record holders of Kmart shares at the effective time of the Kmart merger and record holders of Sears shares at the effective time of the Sears merger who have not previously submitted a form of election or have not properly surrendered Sears shares to the exchange agent. This mailing will contain instructions on how to surrender Kmart shares and Sears shares (if these shares have not already been surrendered) in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. When you deliver your Kmart stock certificates or Sears stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled.

        EXCEPT FOR SEARS STOCKHOLDERS WHO CHOOSE TO SUBMIT THEIR SEARS STOCK CERTIFICATES WITH THE FORM OF ELECTION TO THE EXCHANGE AGENT, DO NOT SUBMIT YOUR KMART OR SEARS STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

        If a certificate for Kmart common stock or Sears common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration properly payable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by the exchange agent.

        Fractional Shares.    You will not receive fractional shares of Holdings' common stock in connection with the Sears merger. Instead, each holder of Sears shares exchanged in the Sears merger who would otherwise have received a fraction of a share of Holdings common stock will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by (x) the closing price for a share of Kmart common stock as reported on the NASDAQ National Market on the last trading day immediately preceding the effective time of the mergers. Because each share of Kmart common stock is being exchanged for a share of Holdings common stock on a one-for-one basis, no fractional shares will arise as a result of that exchange.

        Dividends and Distributions.    Until Kmart stock certificates or book-entry shares or Sears stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the effective time of the mergers with respect to shares of Holdings common stock into which Kmart shares or Sears shares may have been converted will accrue but will not be paid. Holdings will pay to former Kmart stockholders and Sears stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their stock certificates or book-entry shares. After the effective time of the mergers, there will be no transfers on the stock transfer books of Kmart or Sears of any Kmart shares or Sears shares, respectively. If Kmart stock certificates or book-entry shares or Sears stock certificates or book-entry shares are presented for transfer after the completion of the mergers, they will be cancelled and exchanged for the applicable merger consideration into which such certificates or book-entry shares has been converted pursuant to the merger agreement.

        Withholding.    The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Kmart stockholder or Sears stockholder the amounts it is required to deduct and withhold under the Code or any provision of any state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the mergers as having been paid to the stockholders from whom they were withheld.

Treatment of Stock Options and Other Equity-Based Awards

        Upon the completion of the Kmart merger, each option to purchase shares of Kmart common stock (whether vested or unvested) will be converted into the right to purchase an equivalent number of shares of Holdings common stock at an exercise price per share equal to the exercise price per share of the Kmart common stock subject to the option before the conversion and will continue to be governed by its applicable terms. In addition, each restricted share of Kmart common stock and other stock-based award will be converted into a restricted share or other stock-based award, as applicable, based on a share of Holdings' common stock at the exchange ratio and will continue to be governed by its applicable terms.

        Upon the completion of the Sears merger, each option to purchase shares of Sears common stock and Sears stock appreciation right (whether vested or unvested) will be converted into the right to receive an amount in cash at completion of the merger, equal to the excess, if any, of (A) the Sears option cash-out amount (as discussed below) of a share of Sears common stock over (B) the exercise price of the option or stock appreciation right per share multiplied by the number of shares of Sears common stock subject to the option or stock appreciation right, less any required withholding taxes. In addition, the Sears restricted shares and other stock-based awards will be converted into restricted shares or other stock-based awards, as applicable, based on a share of Holdings' common stock at the stock exchange ratio and will continue to be governed by its applicable terms, taking into account any required accelerated vesting. The "Sears option cash-out amount" is equal to the sum of (i) 45% (the percentage of Sears shares convertible into cash in the Sears merger) of $50.00 (the cash payable per share of Sears common stock), plus (ii) 55% (the percentage of Sears shares convertible to Holdings shares in the Sears merger) of 0.5 (the exchange ratio in the Sears merger) of the closing price for one share of Kmart common stock on the last trading day immediately preceding the completion of the mergers.

        For example, assume an option to purchase 100 shares of Sears common stock at an exercise price of $40 per share, and assume that the closing trading price of Kmart common stock on the NASDAQ National Market on the last trading day before the effective time was $105. In that case, the holder of the option would be entitled to receive cash in an amount equal to $1,137.50 (($51.38 (which equals the sum of (1) 45% times $50, plus (2) 55% times $52.50 ($105 times 0.50)) minus $40 (the exercise price) times 100 shares), less any applicable withholding taxes.

Restrictions on Sales of Shares by Affiliates of Kmart and Sears

        The shares of Holdings common stock to be issued in connection with the mergers will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Holdings common stock issued to any person who is deemed to be an "affiliate" of Kmart or Sears at the time of the applicable special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Kmart or Sears and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Holdings common stock acquired in connection with the mergers except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;

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  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

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  any other applicable exemption under the Securities Act.

        Both Kmart and Sears expect that each of their affiliates will agree with Holdings that the affiliate will not transfer any shares of stock received in the mergers except in compliance with the Securities Act. This joint proxy statement-prospectus does not cover resales of Holdings common stock by affiliates of Kmart, Sears or Holdings.

Stock Exchange Listings

        Kmart and Holdings will use all reasonable efforts to cause the following shares of Holdings to be approved for listing on the New York Stock Exchange or NASDAQ National Market, subject to official notice of issuance, before the completion of the mergers:

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  Holdings common stock to be issued in the mergers (including Kmart restricted shares and Sears restricted shares);

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  Holdings common stock reserved for issuance upon exercise of Kmart stock options and other Kmart equity-based awards (other than Kmart restricted shares); and

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  Holdings common stock reserved for issuance upon exercise of Sears equity-based awards (other than Sears stock options and stock appreciation rights, which are being canceled in exchange for cash, and other than Sears restricted shares).

Rights of Dissenting Stockholders

        Sears stockholders entitled to vote on the adoption of the merger agreement have dissenter's rights to dissent from the Sears merger and obtain the fair value of their Sears shares in cash in accordance with the procedures established by New York law.

        Sections 623 and 910 of the New York Business Corporation Law ("NYBCL") provide that if the Sears merger is consummated, Sears stockholders entitled to vote on the adoption of the merger agreement who object to the Sears merger prior to the Sears special meeting and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their Sears shares. A copy of Section 623 and Section 910 of the NYBCL is attached as Annex E. The express procedures of Section 623 must be followed precisely; if they are not, Sears stockholders may lose their right to dissent. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that Sears stockholders exercising dissenters' rights will receive consideration equal to or greater than the value of the Holdings common stock to be owned by them or cash paid to them following completion of the Sears merger.

        The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to the full text of Section 623 of the NYBCL. Sears stockholders wishing to exercise their dissenters' rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

        Any Sears stockholder who is entitled to vote on the adoption of the merger agreement will have the right to receive cash payment of the fair value of his or her Sears shares and the other rights and benefits provided in Section 623 if such stockholder:

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  files with Sears a written objection to the Sears merger prior to the vote by the Sears stockholders on the adoption of the merger agreement. The written objection must include:

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  notice of the stockholder's election to dissent;

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  the stockholder's name and residence address;

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  the number of Sears shares as to which the stockholder dissents; and

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  a demand for payment of the fair value of such Sears shares if the Sears merger is consummated; and

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  does not vote in favor of the adoption of the merger agreement.

        A vote against adoption of the merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the merger agreement will not waive a Sears stockholder's right to receive payment if the stockholder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the merger agreement. If a stockholder abstains from voting on adoption of the merger agreement, this will not waive his or her dissenter's rights so long as the appropriate written objection to the Sears merger is properly and timely filed. Since a proxy left blank will be voted for adoption of the merger agreement, any Sears stockholder who wishes to exercise his or her dissenter's rights must either vote against adoption of the merger agreement or abstain. Written objection is not required from any stockholder to whom Sears did not give proper notice of the special meeting of stockholders contemplated by this joint proxy statement-prospectus.

        A Sears stockholder may not dissent as to less than all Sears shares, held of record by him or her, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to less than all Sears shares held of record by the nominee or fiduciary.

        All written objections to the Sears merger and notices of election to dissent should be addressed to:

  Sears, Roebuck and Co.
  3333 Beverly Road
  Hoffman Estates, Illinois 60179
  Attention: General Counsel

        If the merger agreement is adopted by Sears stockholders, within 10 days after such approval, Sears will give written notice of the approval by registered mail to each Sears stockholder who filed a timely written objection, except for any stockholder who voted in favor of adoption of the merger agreement. Any Sears stockholder from whom objection was not required and who elects to dissent must file with Sears, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of shares as to which he or she dissents and a demand for payment of the fair value for his or her Sears shares.

        Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting Sears stockholder must submit the certificates representing his or her dissenting Sears shares to Sears, or to its transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed, and will then return the certificate to the stockholder. Any Sears stockholder who fails to submit his or her certificates for notation within the required time shall, at the option of Sears upon written notice to such Sears stockholder within 45 days from the date of filing such notice of election to dissent, lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

        Within 15 days after the expiration of the period within which Sears stockholders may file their notices of election to dissent, or within 15 days after the completion of the Sears merger, whichever is later (but in no case later than 90 days after Sears stockholders adopt the merger agreement), Sears will make a written offer by registered mail to each Sears stockholder who has filed a notice of election to pay for his or her dissenting shares at a specified price which Sears considers to be their fair value. If the Sears merger has occurred, Sears must accompany the offer by an advance payment to each stockholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters' rights. The offer must be made at the same price per share to all the dissenting Sears stockholders. If, within 30 days after the making of an offer, Sears and any dissenting Sears stockholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the Sears merger, whichever is later, and upon surrender of the certificates representing such Sears shares.

        If Sears fails to make an offer to dissenting Sears stockholders within the 15-day period described above, or if it makes the offer and any dissenting Sears stockholder fails to agree with Sears within 30 days thereafter upon the price to be paid for his or her shares, Sears is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York, County of New York to determine the rights of dissenting Sears stockholders and to fix the fair value of their shares. If Sears fails to institute a proceeding within the 20-day period, any dissenting stockholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If the dissenting stockholder does not institute a proceeding within the 30-day period, his or her dissenter's rights are lost unless the court, for good cause shown, otherwise directs.

        During each proceeding, the court will determine whether each dissenting stockholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date Sears stockholders voted to adopt the merger agreement, taking into consideration the nature of the transactions giving rise to the stockholder's right to receive payment for his or her dissenting shares and its effect on Sears and its stockholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the completion of the Sears merger to the date of payment unless the court finds that a Sears stockholder's refusal to accept Sears' offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the Sears stockholders arbitrary, vexatious or otherwise not in good faith, in which case Sears' costs will be assessed against any or all dissenting Sears stockholders who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting Sears stockholder's costs against Sears if it finds that the fair value of the shares as determined materially exceeds the amount which Sears offered to pay, or that no offer or advance payment was made by Sears, or that Sears failed to institute such special proceeding within the specified period, or that the actions of Sears in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, Sears shall pay to each dissenting Sears stockholder the amount found to be due him or her upon the stockholder's surrender of all certificates representing dissenting shares.

        The enforcement by a Sears stockholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such stockholder of any other right to which he or she might otherwise by entitled by virtue of his or her ownership of shares (unless the stockholder withdraws his or her notice of election or the Sears merger is abandoned), except that the stockholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the Sears merger will be or is unlawful or fraudulent as to him or her. A Sears stockholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Sears, but no withdrawal may be made later than 60 days from the completion of the Sears merger (unless Sears failed to make a timely offer) without the consent of Sears.

        Kmart stockholders are not entitled to an appraisal by a Delaware court of the fair value of such stockholders' shares of Kmart common stock under Section 262 of the Delaware General Corporation Law.

Delisting and Deregistration of Kmart and Sears Stock after the Mergers

        When the mergers are completed, the Kmart common stock currently listed on the NASDAQ National Market will be delisted from the NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and the Sears common stock currently listed on the New York Stock Exchange will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

Legal Proceedings Relating to the Mergers

        Following the announcement of the proposed mergers on November 17, 2004, several actions have been filed purporting to challenge the mergers, as follows:

        Three cases, styled William Fischer v. Sears, Roebuck & Co., et al. (Case No. 04 CH 19137), City of Dania Beach Police & Firefighters' Retirement System v. Sears, Roebuck & Co., et al. (Case No. 04 CH 19548) and Central Laborers Pension Fund v. Sears, Roebuck & Co., et al (Case No. 04 CH 19435), have been filed in the Circuit Court of Cook County, Illinois, Chancery Division. These cases assert claims on behalf of a purported class of Sears stockholders against Sears and certain of its officers and directors, together with Kmart, Edward S. Lampert and other affiliated entities, for breach of fiduciary duty in connection with the mergers. The plaintiffs allege that the mergers favor interested defendants by awarding them disproportionate benefits, and that the defendant failed to take appropriate steps to maximize the value of a merger transaction for Sears stockholders. The complaints seek provisional and permanent injunctive relief; the Fischer complaint also seeks damages.

        Two cases, styled Gershon Chanowitz, et al. v. Hall Adams, Jr., et al. (Index No. 04/603903) and Nathan Krantman v. William Bax, et al. (Index 04/603889), have been filed in the Supreme Court of the State of New York, New York County. These cases assert claims on behalf of a purported class of Sears stockholders against Sears and certain of its officers and directors for breach of fiduciary duty in connection with the mergers on the grounds that the defendants allegedly failed to take appropriate steps to maximize the value of a merger transaction for Sears stockholders. The complaints seek provisional and permanent injunctive relief, as well as damages. Additionally, in Chanowitz, the plaintiffs also name Kmart as a defendant.

        In addition, one action, styled Maurice Levie v. Sears Roebuck & Co., et al. (C.A. No. (94 C 7643), has been filed in the United States District Court for the Northern District of Illinois. This case asserts claims under the federal securities laws on behalf of a purported class of Sears stockholders against Sears and its Chairman, Chief Executive Officer and President, Alan J. Lacy, for failing to disclose merger discussions with Kmart during the period November 8-16, 2004, and seeks damages.

        The lawsuits are in their preliminary stages, and defendants have not yet been required to respond to the complaints. Each of Sears and Kmart intends to defend itself vigorously in respect of the claims asserted against it.

The Merger Agreement

        This section of the joint proxy statement-prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.

  Completion of the Mergers.

        Pursuant to the merger agreement, Kmart Acquisition Corp. (a wholly-owned subsidiary of Holdings) will merge with and into Kmart; and Sears Acquisition Corp. (a wholly-owned subsidiary of Holdings) will merge with and into Sears, with each of Kmart and Sears surviving as wholly-owned subsidiaries of Holdings. In the mergers, each outstanding share of Kmart common stock will be converted into the right to receive one share of Holdings common stock, and each outstanding share of Sears common stock will be converted into the right to receive, at the election of the holder, either $50.00 in cash or 0.5 of a share of Holdings common stock, in either case subject to proration if the holders of more than 45% of Sears common stock elect the cash consideration or more than 55% elect the stock consideration. See "—Sears Stockholders Making Cash and Share Elections—Proration Procedures" for more information on how these procedures will work.

        The mergers will be completed when we file certificates of merger with the Delaware Secretary of State and Department of State for the State of New York. However, we may agree to a later time for completion of the mergers and specify that time in the certificates of merger. In any case, both mergers will become effective at the same time. We will file the certificates of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.

  Conditions to Completion of the Merger

        Conditions to Both Parties' Obligations.    We may not complete the mergers unless each of the following conditions is satisfied or waived:

  •
  the merger agreement has been adopted by the affirmative vote of:

  •
  the holders of two-thirds of the outstanding shares of Sears common stock; and

  •
  the holders of a majority of the outstanding shares of Kmart common stock;

  •
  the shares of Holdings common stock to be issued in the Sears merger and reserved for issuance upon exercise of Kmart stock options and other Sears and Kmart equity awards have been authorized for listing on the New York Stock Exchange or NASDAQ National Market (as determined by the parties) subject to official notice of issuance;

  •
  all regulatory approvals necessary for the completion of the mergers have been obtained under the Hart-Scott-Rodino Antitrust Improvements Act and specified Canadian competition and investment laws;

  •
  the registration statement covering the Holdings shares has been declared effective by the Securities and Exchange Commission and is not subject to any stop order or proceedings seeking a stop order;

  •
  no restraining order or injunction prohibiting completion of the merger is in effect and completion of the mergers is not illegal under any applicable law; and

  •
  the Kmart merger and the Sears merger are consummated at identical effective times.

        Conditions to Each Party's Obligations.    Each party's obligation to complete the mergers is also subject to the satisfaction or waiver of the following additional conditions:

  •
  truth and correctness of the representations and warranties of the other party, generally subject to any exceptions that do not have, and would not reasonably be expected to have, a material adverse effect on the other party or on Holdings after the mergers;

  •
  the other party's performance all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing date; and

  •
  each party's receipt of an opinion from its counsel to the effect that the exchange of Sears common stock and Kmart common stock for Holdings common stock pursuant to the mergers, taken together, will be treated for federal income tax purposes as a transaction described in Section 351 of the Code.

        For purposes of the merger agreement, the term "material adverse effect" means, with respect to either of us, a material adverse effect on the financial condition, businesses or results of operations of our company and our subsidiaries taken as a whole. However, any change or event caused by or resulting from the following will not be deemed to have a material adverse effect:

  •
  changes in prevailing market conditions in the United States or elsewhere, except to the extent those changes have a materially disproportionate effect on either of us and our subsidiaries relative to other similarly situated participants in the industry in which we operate;

  •
  changes or events affecting the industries in which we operate generally, except to the extent those changes have a materially disproportionate effect on either of us and our subsidiaries relative to other similarly situated participants in the industry in which we operate;

  •
  changes in generally accepted accounting principles or requirements applicable to either of us or our respective subsidiaries, as the case may be;

  •
  changes in laws, rules or regulations of general applicability or interpretations by any governmental entity;

  •
  the execution, delivery and performance of the merger agreement or the support agreement or the consummation of any transaction contemplated by the merger agreement or the announcement of those transactions; or

  •
  any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens, wherever located.

        Reasonable Best Efforts to Obtain Required Stockholder Vote.    Each party has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the required stockholder vote to adopt the merger agreement. In addition, each party has agreed that it will use its reasonable best efforts to obtain from its stockholders the required stockholder vote in favor of adoption of the merger agreement. Nothing in the merger agreement is intended to relieve the parties of their respective obligation to submit the merger agreement to its stockholders for a vote on its adoption.

        No Solicitations of Alternative Transactions.    The merger agreement contains detailed provisions prohibiting each of us from seeking an alternative transaction to the merger. Under these "no solicitation" provisions, we have agreed that neither of us may:

  •
  initiate, solicit, encourage or knowingly facilitate any inquires or the making of an acquisition proposal (as described below);

  •
  have any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal, except as provided in the merger agreement; or

  •
  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing, except as provided in the merger agreement.

        For purposes of the merger agreement, the term "acquisition proposal" means, with respect to either of us, any proposal or offer with respect to, or a transaction to effect:

  •
  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either of us or any of our significant subsidiaries, other than acquisitions permitted by the terms of the merger agreement;

  •
  any purchase or sale of 20% or more of the consolidated assets of either of us and our subsidiaries, including stock of our subsidiaries, taken as a whole; or

  •
  any purchase or sale of, or tender or exchange offer for, the voting securities of that party that, if completed, would result in any person beneficially owning securities representing 20% or more of our total voting power or of the total voting power of the surviving parent entity in the transaction, or any of our significant subsidiaries.

        The merger agreement permits us and our boards of directors to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with regard to an acquisition proposal that either of us may receive and to make other disclosures required by law or the fiduciary duties of our respective boards. If either of us receives an unsolicited bona fide written acquisition proposal prior to our respective stockholder meeting to vote on the merger agreement, the party receiving that proposal may engage in discussions with or provide nonpublic information to the person making that acquisition proposal if and only to the extent that:

  •
  that party's stockholders meeting has not occurred;

  •
  that party has complied in all material respects with the restrictions on acquisition proposals;

  •
  the board of directors of the party receiving the acquisition proposal, after consultation with outside legal counsel, determines in good faith that failure to take such action be inconsistent with the board's fiduciary duties under applicable law;

  •
  the board of directors of the party receiving the acquisition proposal, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as described below); and

  •
  prior to providing confidential information, the party receiving the acquisition proposal enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to the party providing the information than those in the confidentiality agreements between Kmart and Sears.

        In addition, if either of us receives an unsolicited bona fide written acquisition proposal prior to our respective stockholder meeting to vote on the merger agreement, the party receiving that proposal may withdraw or change its recommendation in favor of adopting the merger agreement if and only to the extent that:

  •
  that party's stockholders meeting has not occurred;

  •
  that party has complied in all material respects with the restrictions on acquisition proposals;

  •
  the board of directors of the party receiving the acquisition proposal, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with the board's fiduciary duties under applicable law;

  •
  the board of directors of the party receiving the unsolicited bona fide written acquisition proposal, after consultation with its outside legal counsel and financial advisors, concludes in good faith that the acquisition proposal constitutes a superior proposal (as described below);

  •
  the party receiving the acquisition proposal provides the other party at least four business days advance notice of its intention to change its recommendation, specifies the material terms and conditions of the superior proposal, the identity of the party making the proposal and furnishes the other party with material documents; and

  •
  prior to withdrawing or making a change in recommendation, the party receiving the acquisition proposal negotiates with the other party to the merger agreement in good faith to make adjustment to the merger agreement such that the acquisition proposal would no longer constitute a superior proposal.

        For purposes of the merger agreement, "superior proposal" means a bona fide written acquisition proposal made to either Kmart or Sears for a merger or other business combination to acquire a majority of the assets or voting power of that party which the board of directors of that party concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal:

  •
  is more favorable to the stockholders of that party from a financial point of view than the merger; and

  •
  is fully financed or reasonably capable of being financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

        Kmart and Sears have agreed in the merger agreement that they will:

  •
  notify the other parties to the merger agreement promptly, and in any event within 24 hours of that party's receipt of any acquisition proposal or any request for nonpublic information relating to that party by any third party considering making, or that has made, an acquisition proposal, of the identity of such third party, the material terms and conditions of any inquiries, proposals or offers, update on the status of the terms of any such proposals, offers, discussions or negotiations on a current basis, and furnish copies of any information provided to such third party;

  •
  immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any parties conducted before that date with respect to any acquisition proposal;

  •
  not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to a possible acquisition proposal; and

  •
  use reasonable best efforts to inform its and its subsidiaries respective directors, officers and key employees of the foregoing restrictions in the merger agreement.

        Nothing contained in the "no solicitation" provisions of the merger agreement will permit either of us to terminate the merger agreement or affect any of our other obligations under the merger agreement, including our obligations to call and hold meetings of our respective stockholders to vote on the merger agreement.

        Termination.    We may terminate the merger agreement at any time prior to the completion of the merger, whether before or after our respective stockholders have adopted the merger agreement, by mutual consent.

        In addition, either of us may terminate the merger agreement by written notice to the other party:

  •
  if any governmental entity:

  •
  that must grant a regulatory approval under specified U.S. or Canadian laws has denied approval of the mergers and the denial has become final and non-appealable;

  •
  of competent jurisdiction issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting one of the mergers, and the order, decree, ruling or other action has become final and non-appealable; or

  •
  except that this right to terminate will not be available to a party whose failure to comply with the merger agreement has been the cause of, or resulted in, that action;

  •
  if both mergers are not completed on or before June 1, 2005 (or August 1, 2005, if, on June 1, 2005, any regulatory approval under specified U.S. or Canadian laws was not yet obtained but all other requirements met), except that this right to terminate will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to be completed by that date;

  •
  the other party's board of directors fails to make or effects a change in its recommendation that its stockholders vote in favor of the adoption of the merger agreement or takes any other action inconsistent with that recommendation in each case that is adverse in any material respect to the terminating party, or the other party breaches its obligation to hold its stockholders' meeting to vote on adoption of the merger agreement, or materially breaches the "non-solicitation" provisions described above; or

  •
  the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would prevent satisfaction by the other party of the relevant closing condition and the breach if curable, is not cured within 30 days of written notice of the breach; or

  •
  if the stockholders of either party do not adopt the merger agreement at their respective stockholders meeting.

        Termination Fees.    The merger agreement provides that Kmart may be required to pay a termination fee to Sears of up to $380 million or Sears may be required to pay a termination fee to Kmart of up to $400 million in the following circumstances:

  •
  If a party terminates the merger agreement due to (1) the failure of the other party's board to recommend its merger, the withdrawal or change in the other party's board of directors' recommendation of its merger to the other party's stockholders, in each case that is adverse in any material respect to the terminating party, (2) the material breach by the other party of its obligation under the merger agreement to call a meeting of, and use its reasonable best efforts to obtain, the adoption by that party's stockholders of the merger agreement, including failure to prepare and mail the joint proxy statement-prospectus to stockholders or (3) the material breach of the "no solicitation" restrictions described above, then the other party must pay the full termination fee on the business day following the termination.

  •
  If (1) the merger agreement is terminated by a party because the required stockholder vote of the party required to pay the fee was not obtained at that party's stockholders meeting, and (2) a competing acquisition proposal for the other party was publicly announced before the other party's stockholders meeting, then the party whose stockholders failed to adopt the merger agreement must pay the other party $70 million of the termination fee on the business day following termination. If within 12 months after this termination of the merger agreement, the party whose stockholders failed to adopt the merger agreement enters into a definitive agreement for, or completes, an acquisition proposal, the remainder of the termination fee ($310 million for termination by Kmart and $330 million for termination by Sears) will become payable.

  •
  If (1) the merger agreement is terminated by either party because the merger has not been consummated by June 1, 2005 (or August 1, 2005 if on June 1, 2005 any specifically required regulatory approval is not yet obtained but all other conditions are met) or by one party because of a breach by the other party that causes a condition to the merger to not be satisfied, (2) a competing acquisition proposal for the other party was publicly announced before the merger agreement was terminated, and (3) after the public announcement of the competing offer, the other party intentionally or recklessly breached (and did not cure) any of its representations, warranties, covenants or agreements and the breach resulted in the failure of the mergers to become effective, then the party that committed the breach must pay the other party $70 million of the termination fee on the business day following termination. If within 12 months after this termination of the merger agreement the breaching party enters into a definitive agreement for, or completes, an acquisition proposal, the remainder of the termination fee ($310 million for termination by Kmart and $330 million for termination by Sears) will become payable.

        Certain Termination Expenses.    If either of us fails to pay all amounts due on the specified dates, then it must also pay the other party's expenses from actions taken to collect the unpaid amounts, including interest on the unpaid amounts and the additional expenses, calculated at the prevailing market rate.

        In addition, if the required vote of the Sears common stockholders is not obtained at the Sears stockholders meeting, Sears must reimburse Kmart for its costs and expenses incurred in connection with the merger agreement up to a cap of $10 million.

        Conduct of Business Pending the Merger.    Under the merger agreement, each of us has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, we will carry on our respective businesses in the usual, regular and ordinary course consistent with past practice, and will use all reasonable efforts to preserve intact our present business organizations, maintain our rights and authorizations and preserve our relationships with customers, suppliers and others so that our goodwill and ongoing businesses are not impaired in any material respect. Each of us has agreed not to, and not to permit our subsidiaries to, enter into any new material line of business or change our or our subsidiaries' operating policies in any respect that is material to us, except as required by law or policies of a governmental entity. Each of us has also agreed that we will not, and will not permit any of our subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, other than in the ordinary course of business consistent with past practice within specified limits. Each of us has further agreed not to, and not to permit our subsidiaries to, enter into, terminate or change any material leases, contracts or agreements except in the ordinary course of business consistent with past practice.

        In addition to the above agreements regarding the conduct of business generally, each of us has agreed with respect to ourselves and our subsidiaries to various additional specific restrictions relating to the conduct of our businesses, including the following (in each case subject to exceptions specified in the merger agreement):

  •
  the declaration or payment of dividends and changes in capital stock, except that Sears may pay its regular quarterly cash dividend on dates consistent with past practice in an amount per share no greater than the most recent quarterly dividend paid by Sears prior to execution of the merger agreement, which was $0.23 per share;

  •
  the combination or splitting of capital stock;

  •
  the repurchase or redemption of capital stock;

  •
  the issuance or sale of capital stock, voting debt or other equity interests;

  •
  the amendment of the certificates of incorporation or by-laws of Sears or Kmart;

  •
  the acquisition of assets or other entities;

  •
  the disposition of assets;

  •
  the incurrence or the guarantee of long-term debt;

  •
  the taking of actions that would result, or would reasonably be expected to result, in the ability to obtain the required regulatory approvals;

  •
  the adoption of changes in accounting methods, changes in annual tax period or the making of tax election that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on either of us or on Holdings;

  •
  the taking of actions that would reasonably be expected to prevent or impede the exchange of Sears common stock and Kmart common stock for Holdings common stock pursuant to the mergers, taken together, from qualifying as a transaction described in Section 351 of the Code;

  •
  changes in employee benefit plans and compensation of its directors, executive officers and employees;

  •
  the liquidation or recapitalization of significant subsidiaries;

  •
  the settling or compromise of any material litigation beyond specified limits;

  •
  the restriction of any party from conducting, after the closing, any line of business in any geographic area.

        Governance.    In the merger agreement, we agreed to adopt the amendments to the Restated Certificate of Incorporation and by-laws of Sears and the Amended and Restated Certificate of Incorporation and by-laws of Kmart so that the certificates of incorporation and by-laws of Sears and Kmart after the mergers will be in forms more typical for wholly-owned subsidiaries, except that the indemnification and exculpation provisions in the certificates of incorporation and by-laws of Sears and Kmart after the mergers will remain identical in all material respects to those provisions prior to the mergers. As a result of the mergers, stockholders of Kmart and stockholders of Sears who elect to receive stock will become stockholders of Holdings. More information about the restated certificate of incorporation and restated by-laws of Holdings which will be in effect immediately after the mergers are completed can be found in the section "Comparison of Stockholder Rights" beginning on page 114.

        On or prior to the effectiveness of the mergers, Holdings' board of directors will cause the full board membership to be set at ten, and will cause the persons indicated in the section entitled

"—Board of Directors and Management after the Mergers" on page 73 of this joint proxy statement-prospectus to be appointed to the initial Holdings board of directors.

        On or prior to the effectiveness of the mergers, we will cause the persons indicated in the section entitled "—Board of Directors and Management after the Mergers" on page 73 to be elected or appointed to the offices of Kmart and Sears after the mergers specified in such section.

        The headquarters of Holdings will be located in Hoffman Estates, Illinois.

        Additional Agreements.    Each of us has agreed to cooperate with the other and to use our reasonable best efforts to:

  •
  take all actions necessary to comply promptly with all legal requirements which may be imposed on either of us with respect to the mergers and to consummate the mergers as promptly as practicable; and

  •
  obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other third party which is required to be obtained in connection with the mergers or transactions related to the mergers unless reasonably likely to result in a condition or restriction on either of us that would reasonably be expected to have a material adverse effect after completion of the merger on Holdings.

        The merger agreement also contains covenants relating to cooperation between us in the preparation of this joint proxy statement-prospectus and additional agreements between us relating to, among other things, consultation regarding transition matters, access to information, notice of specified matters and public announcements.

        Benefits Matters.    We have agreed that our respective retirement and other employee benefit plans will remain in effect after completion of the mergers with respect to employees covered by those plans, until such time as Holdings shall determine, subject to the terms of such plans. We have also agreed to negotiate in good faith to formulate benefit plans for Holdings after the effective time of the mergers on a basis that does not discriminate between employees who were covered by the benefit plans of Kmart and employees who were covered by the benefit plans of Sears.

        Holdings will adopt a resolution providing that the receipt by certain Sears and Kmart officers and directors of shares of Holdings common stock to be issued in connection with the mergers and subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, are intended to be exempt from liability pursuant to Section 16(b).

        Amendment, Extension and Waiver.    The parties to the merger agreement may amend the merger agreement by action taken or authorized by their respective boards of directors, at any time before or after adoption of the merger agreement by the stockholders of Kmart or Sears. After adoption of the merger agreement by the stockholders of Kmart or Sears, no amendment may be made which by law requires further approval by those stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by all of the parties thereto.

        At any time before the completion of the merger, we may, by written action taken or authorized by our respective boards of directors, to the extent legally allowed:

  •
  extend the time for the performance of any of the obligations or other acts provided for in the merger agreement;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

        Fees and Expenses.    Whether or not the mergers are completed, all costs and expenses incurred in connection with the merger agreement and the mergers will be paid by the party incurring the expense, except as otherwise provided in the merger agreement (see "Certain Termination Expenses" above) and except that:

  •
  if the mergers are completed, the surviving corporations will pay any property or transfer taxes imposed on either party in connection with the mergers; and

  •
  all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by Kmart and Sears.

        Representations and Warranties.    The merger agreement contains customary and substantially reciprocal representations and warranties by each of us relating to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure;

  •
  authorization of the merger agreement and absence of conflicts;

  •
  documents filed with the Securities and Exchange Commission, financial statements included in those documents, regulatory reports filed with governmental entities and absence of material undisclosed liabilities;

  •
  information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

  •
  compliance with applicable laws and reporting requirements;

  •
  legal proceedings;

  •
  taxes;

  •
  material agreements;

  •
  employee benefits;

  •
  subsidiaries;

  •
  absence of certain changes or events;

  •
  board approval and applicable state takeover laws;

  •
  the stockholder vote required to adopt the merger agreement;

  •
  ownership of properties;

  •
  intellectual property;

  •
  environmental matters;

  •
  labor and employment matters;

  •
  brokers and finders; and

  •
  opinion of financial advisor.

The Support Agreement

        This section of the joint proxy statement-prospectus describes the material terms of the support agreement. The following summary is qualified in its entirety by reference to the complete text of the support agreement, which is incorporated by reference and attached as Annex B to this joint proxy statement-prospectus. We urge you to read the full text of the support agreement.

        On November 16, 2004, in connection with the merger agreement, ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P., ESL Investment Management, L.L.C., CRK Partners, LLC and CRK Partners II, L.P. (collectively, the "ESL Companies") entered into the Support Agreement and Irrevocable Proxy with Kmart and Sears. The ESL Companies (other than ESL Investment Management, L.L.C.) are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Edward S. Lampert, Kmart's Chairman. Mr. Lampert directly controls ESL Investment Management, L.L.C.

        In the support agreement, subject to certain limited exceptions, the ESL Companies agreed (1) to vote their shares of Kmart common stock in favor of adoption of the merger agreement and approval of the transactions contemplated thereby at the Kmart stockholders meeting and against any other transaction, and (2) to vote their shares of Sears common stock in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby at the Sears stockholders meeting and against any other transaction.

        The requirement of the ESL Companies to vote their shares of Kmart common stock as described above is subject to limitations if the Kmart board of directors changes its recommendation with respect to the adoption of the merger agreement, in which case only a number of shares equal to one-third of outstanding shares of Kmart common stock would be required to be so voted, with the remaining shares being required to be voted pro rata with all other shares of Kmart common stock not beneficially owned by the ESL Companies. The ESL Companies also agreed not to transfer or otherwise dispose of any of their shares of Kmart common stock or Sears common stock. The ESL Companies have also agreed to irrevocably elect to receive Holdings common stock in the Sears merger, subject to proration like all other Sears stockholders. The support agreement terminates upon the earlier to occur of the termination of the merger agreement or the day after the effective date of the mergers.

        As of the Kmart record date, the ESL Companies beneficially owned approximately 53% of the outstanding shares of Kmart common stock, which consists of approximately 42.0 million shares of Kmart common stock, options to acquire approximately 6.5 million shares of Kmart common stock and notes convertible into approximately 6.0 million shares of Kmart common stock. This beneficial ownership represents the power to vote approximately 47% of the outstanding shares of Kmart common stock at the Kmart special meeting (without giving effect to the exercise of such options and convertible notes).

        As of the Sears record date, the ESL Companies also beneficially own approximately 15% of the outstanding shares of Sears common stock, which consists of approximately 31.1 million shares of Sears common stock. This beneficial ownership represents the power to vote approximately 15% of the outstanding shares of Sears common stock at the Sears special meeting.

Holdings Restated Certificate of Incorporation and Restated By-laws

        Upon completion of the mergers, the restated certificate of incorporation of Holdings will be substantially in the form set forth in Annex F to this joint proxy statement-prospectus, and the restated by-laws of Holdings will be substantially in the form set forth in Annex G to this joint proxy statement-prospectus. For a summary of the material provisions of Holdings' restated certificate of incorporation and restated by-laws, see the section entitled "Comparison of Stockholder Rights" beginning on page 114.

SEARS HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated statements of operations for the 39 weeks ended October 27, 2004 and the fiscal year ended January 28, 2004 assume the business combination between Kmart and Sears occurred on January 30, 2003. The unaudited pro forma condensed consolidated balance sheet as of October 27, 2004 assumes the business combination had been completed on that date.

        In the business combination, Sears will merge with a wholly-owned subsidiary of Holdings, and Sears common stockholders will have the right to elect to receive either $50.00 in cash or 0.5 of a share of Holdings common stock for each share of Sears common stock that they own. The elections are subject to proration so that, in the aggregate, 45% of all outstanding Sears common stock will be exchanged for cash and 55% of all outstanding Sears common stock will be exchanged for shares of Holdings common stock. In addition, Kmart will merge with a wholly-owned subsidiary of Holdings, and Kmart common stockholders will receive one share of Holdings common stock for each share of Kmart common stock that they own.

        The mergers and related transactions will be treated as a purchase business combination for accounting purposes, and Sears' assets acquired and liabilities assumed will be recorded at their fair value. Prior to the mergers, the ESL Companies owned in the aggregate approximately 15% of Sears. For the purpose of this unaudited condensed pro forma consolidated financial data, we have reflected 100% of the outstanding shares of Sears, including ESL Companies' 15% ownership at fair value, in computing total consideration. We have assumed that Kmart's common stock price is $104.33 per share (based on an average of closing prices for Kmart's common stock from November 15, 2004 through November 19, 2004, which are the five trading days centered on the day the transaction was announced) and that 206.8 million shares of Sears' common stock are outstanding at the date of completion of the mergers. Approximately 89.2 million shares of Holdings common stock will be issued in exchange for all outstanding common stock of Kmart, based on the one-for-one exchange ratio. We have assumed that an aggregate 56.9 million shares of Holdings common stock will be issued and $4,653 million in cash will be paid in consideration for all outstanding common stock of Sears, based upon the assumed stock price of $104.33 per share, the proration provisions set forth above and the exchange ratio of 0.5 of a Holdings common share for one share of Sears common stock. In addition, $439 million in cash is assumed to be paid in exchange for all of the outstanding stock options of Sears, based on the assumed stock price of $104.33 per share.

        The allocations of the purchase price to Sears' assets, including intangible assets, and liabilities are only preliminary allocations based on estimates of fair values and will change when actual fair values are determined. Among the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations," criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis. Management of both Sears and Kmart believes that certain trade names owned by Sears, including Lands' End, Kenmore and Craftsman, have indefinite lives based upon an analysis utilizing the criteria in paragraph 11 of SFAS 142.

        Management of both Sears and Kmart expects that the benefits of the business combination will generate an estimated $500 million of annualized cost and revenue synergies to be fully realized by the end of the third year after closing. Sears and Kmart expect to realize approximately $200 million in incremental operating profit from revenue synergies by capitalizing on cross-selling opportunities between Kmart and Sears' proprietary brands and by converting a substantial number of off-mall Kmart stores to the Sears nameplate. Holdings expects to achieve annual cost savings of over $300 million principally through improved merchandising and non-merchandising purchasing scale as well as improved supply chain, administrative and other operational efficiencies. In addition, Holdings will complete a full store asset review as part of a plan to monetize non-strategic real estate assets as appropriate. However, such synergies will be partially offset by merger-related integration and restructuring expenses. Holdings has not made any integration decisions and, accordingly, the amounts of merger-related integration costs have not been determined. The accompanying unaudited pro forma condensed consolidated statements of operations do not include any revenue or cost saving synergies which may be achievable subsequent to the closing of the business combination or the impact of non-recurring items directly related to the business combination.

        The unaudited pro forma condensed consolidated balance sheet as of October 27, 2004 assumes that the business combination took place on that date and combines the October 27, 2004 historical balance sheet for Kmart and the October 2, 2004 historical balance sheet for Sears. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended January 28, 2004 and the 39 weeks ended October 27, 2004 assume that the business combination took place on January 30, 2003. Kmart's fiscal year ends on the last Wednesday in January, and Sears' fiscal year ends on the Saturday closest to December 31. Therefore, the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended January 28, 2004 combines the pro forma 52-week fiscal year ended January 28, 2004 for Kmart and the pro forma 53-week fiscal year ended January 3, 2004 for Sears. The unaudited pro forma condensed consolidated statement of operations for the 39 weeks ended October 27, 2004 combine the historical 39 weeks ended October 27, 2004 for Kmart and the historical 39 weeks ended October 2, 2004 for Sears. Reclassifications have been made to the historical financial statements of Kmart and Sears to conform to the presentation expected to be used by Holdings.

        On May 6, 2003, Kmart Corporation ("Predecessor Company") emerged from Chapter 11 reorganization proceedings. Upon applying Fresh-Start accounting, a new reporting entity ("Successor Company") was deemed to be created. The reported historical financial statements for the Predecessor Company for periods ended prior to May 1, 2003 generally are not comparable to those of the Successor Company. As such, in order to combine the two periods for purposes of this pro forma presentation, Kmart's emergence from bankruptcy was deemed to have occurred in fiscal year 2002 in order for the statement of operations for the 13 weeks ended April 30, 2003 to be presented on a Successor Company basis. The statement of operations for the 13 weeks ended April 30, 2003 has been combined with the statement of operations for the 39 weeks ended January 28, 2004 to present a 2003 pro forma income statement for the full fiscal year on a Successor Company basis. See note (a) to the unaudited pro forma condensed consolidated statements of operations.

        On November 3, 2003, Sears sold its domestic Credit and Financial Products business to Citicorp. The sale generated total proceeds of $32 billion, consisting of the assumption of $10 billion of securitized debt by Citicorp and cash proceeds received by Sears of $22 billion. Sears recorded a pretax gain of $4.1 billion as a result of the sale. On November 29, 2003, Sears sold its subsidiary, National Tire & Battery ("NTB"), to TBC Corporation for cash proceeds of $264 million. Sears recorded a pretax gain of $81 million as a result of the sale. The results of operations of these sold businesses were included in Sears' historical statement of operations for the 53-weeks ended January 3, 2004. For the purpose of presenting the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended January 28, 2004, pro forma adjustments have been made to the Sears' historical statement of operations to reflect these businesses as sold prior to the commencement of such fiscal year. See note (b) to the unaudited pro forma condensed consolidated statements of operations.

        The pro forma condensed consolidated financial data shown under this heading is unaudited, is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the mergers or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial data shown under this heading and the accompanying notes should be read together with the historical financial statements and related notes contained in the annual reports and other information that Kmart and Sears have each filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 132.

SEARS HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in millions)	Historical Kmart October 27, 2004(a)	Historical Sears October 2, 2004(a)	Pro Forma Adjustments		Pro Forma Sears Holdings Corporation
ASSETS
Current assets
Cash and cash equivalents	$2,564	$2,734	$(4,964	)(b1)	$334
Credit card receivables, net	—	1,896	—		1,896
Other receivables	649	567	(403	)(c)	813
Merchandise inventories, net	3,902	6,400	580	(b2)	10,882
Other current assets	195	1,319	(138	)(b1)	1,156
			(220	)(b3)

Total current assets	7,310	12,916	(5,145)		15,081
Property and equipment, net	288	6,632	5,116	(b4)	12,036
Goodwill	—	956	(956	)(b5)	—
Intangible assets	—	709	5,212	(b6)	5,921
Other assets	67	1,439	(295	)(b3)	1,211

Total assets	$7,665	$22,652	$3,932		$34,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Short term borrowings, primarily 90 days or less	$—	$823	$—		$823
Current portion of long-term debt & capitalized lease obligations	48	786	—		834
Accounts payable	1,264	4,118	(403	)(c)	4,979
Other current liabilities	733	2,638	—		3,371
Unearned revenues	—	1,262	—		1,262
Other taxes	276	487	—		763

Total current liabilities	2,321	10,114	(403)		12,032
Long-term debt and capitalized lease obligations	389	4,070	150	(b7)	4,609
Pension and post retirement benefits	874	1,619	207	(b8)	2,700
Minority interest and other liabilities	1,022	1,431	3,462	(b3)	5,915

Total liabilities	4,606	17,234	3,416		25,256
STOCKHOLDERS' EQUITY
Common shares	1	323	(322	)(b9,10)	2
Capital in excess of par value	2,045	3,502	2,395	(b9,10,d)	7,942
Retained earnings	1,049	10,623	(10,623	)(b9)	1,049
Treasury stock-at-cost	(36)	(8,942)	8,978	(b9,d)	—
Deferred ESOP expense	—	(6)	6	(b9)	—
Accumulated other comprehensive loss	—	(82)	82	(b9)	—

Total stockholders' equity	3,059	5,418	516	(b9,10)	8,993

Total Liabilities and Stockholders' Equity	$7,665	$22,652	$3,932		$34,249

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

SEARS HOLDINGS CORPORATION
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in millions, except per share data)

  (a)
  Certain reclassifications have been made to the historical presentation of Kmart and Sears to conform to the presentation used in the unaudited pro forma condensed consolidated balance sheet.

  (b)
  In connection with the business combination, Sears will merge with a wholly-owned subsidiary of Holdings, and Sears common stockholders will have the right to elect to receive either $50.00 in cash or 0.5 of a share of Holdings common stock for each share of Sears common stock that they own. The elections are subject to proration so that, in the aggregate, 45% of all outstanding Sears common stock will be exchanged for cash and 55% of all outstanding Sears common stock will be exchanged for shares of Holdings common stock. In addition, Kmart will merge with a wholly-owned subsidiary of Holdings, and Kmart common stockholders will receive one share of Holdings common stock for each share of Kmart common stock that they own.

  Under
  the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to Sears' tangible and intangible assets and liabilities based on their estimated fair values as of the date of the business combination. The preliminary estimated consideration is as follows:

		Common Shares	Capital in Excess of Par Value	Total
(b10)	Issuance of Holdings shares to Sears stockholders (56.87 million shares at $104.33)	$1	$5,933	$5,934
	Cash consideration paid to Sears common stockholders			4,653
	Cash consideration paid to Sears stock option holders			439
	Estimated Kmart transaction costs			10

(b1)	Total cash consideration			5,102

	Total consideration			$11,036

        The estimated consideration is preliminarily allocated as follows:

(b9)	Sears' historical net book value	$5,418
(b5)	Elimination of Sears' historical goodwill	(956)
(b2)	Adjustment of inventory to fair value	580
(b4)	Estimate of adjustment to fair value property and equipment	5,116
(b6)	Estimate of adjustment to fair value identifiable intangible assets	5,212
(b7)	Estimate of adjustment to fair value the assumed long-term debt	(150)
(b8)	Estimate of adjustment to fair value pension and post-retirement obligations	(207)
(b3)	Estimate of deferred taxes on adjustments at combined rate of 38%	(3,977)

	Total consideration allocated	$11,036

SEARS HOLDINGS CORPORATION

  Holdings
  has not completed an assessment of the fair values of assets and liabilities of Sears and the related business integration plans. Although certain assets are expected to be deemed as held for sale, the assessment will not be completed until the full review of the assets has been completed. Holdings expects that the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, identifiable intangible assets (some of which will have indefinite lives) and liabilities, including the establishment of any potential liabilities associated with business integration plans, sales of underperforming real estate, and termination and change in control benefits. Accordingly, to the extent such assessments indicate that the fair value of the assets and liabilities differ from their net book values, such differences would be allocated to those assets and liabilities. For purposes of the allocation above, Holdings has allocated $5.2 billion to identifiable intangible assets. The majority of this allocation relates to trade names, including Lands' End, Craftsman, Kenmore and Diehard, which are believed to have indefinite lives. Some value has been allocated to definitive life intangibles, including customer relationships and supply contracts.

  (c)
  Adjustment reflects the elimination of inter-company balances between Kmart and Sears. On September 29, 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $575 million. Sears paid 30% of the purchase price at closing, and the remainder was recorded as a receivable by Kmart and a payable by Sears.

  (d)
  Adjustment reflects the cancellation of Kmart common stock owned by Kmart which will be cancelled without any conversion thereof, and no consideration paid as of the effective date of the mergers.

SEARS HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the fiscal year ended January 28, 2004

(In millions, except per share data)	Pro Forma Historical Kmart January 28, 2004(a)	Pro Forma Historical Sears January 3, 2004(b)	Pro Forma Adjustment(k)		Sears Holdings Corporation Pro Forma
Merchandise sales and services	$23,253	$36,103	$—		$59,356
Credit and financial products revenue	—	323	—		323

Total revenue	23,253	36,426	—		59,679
Cost of sales, buying and occupancy	17,721	25,927	—		43,648
Selling, general and administrative	4,974	8,227	71	(g)	13,201
			(71)	(h)
Depreciation and amortization	10	891	273	(d)	1,174
Loss on early retirement of debt, net	—	791	—		791
Special charges and impairments	148	112	—		260

Total operating costs and expenses	22,853	35,948	273		59,074
Operating income/(loss)	400	478	(273)		605
Interest, net	(141)	(466)	30	(e)	(577)
Gain on sale of businesses and assets	171	12	—		183
Equity income in unconsolidated subsidiaries	12	15	—		27

Income/(loss) from continuing operations before taxes	442	39	(243)		238
Income tax (expense)/benefit	(164)	(14)	92	(i)	(86)
Minority interest	—	(45)	—		(45)

Income/(loss) from continuing operations	$278	$(20)	$(151)		$107
BASIC
Earnings/(loss) per share from continuing operations	$3.10	$(0.07)	(2.30)		$0.73
DILUTED
Earnings/(loss) per share from continuing operations	$2.83	$(0.07)	(2.06)		$0.70
Basic weighted average shares	89.6	284.3	(284.3)		146.5
			56.9	(j)
Diluted weighted average shares	99.3	284.3	(284.3)		156.2
			56.9	(j)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

SEARS HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the 39 week period ended October 27, 2004

(In millions, except per share data)	Historical Kmart October 27, 2004(c)	Historical Sears October 2, 2004(c)	Pro Forma Adjustments(k)		Sears Holdings Corporation Pro Forma
Merchandise sales and services	$13,792	$24,613	$—		$38,405
Credit and financial products revenue	—	257	—		257

Total revenue	13,792	24,870			38,662
Cost of sales, buying and occupancy	10,259	17,965	—		28,224
Selling, general and administrative	3,070	6,010	150 (150	(g) )(h)	9,080
Depreciation and amortization	14	717	205	(d)	936
Special charges and impairments	11	41	—		52

Total operating costs and expenses	13,354	24,733	205		38,292
Operating income/(loss)	438	137	(205)		370
Interest, net	(79)	(210)	23	(e)	(266)
Gain on sale of businesses and assets	911	44	(599	)(f)	356
Bankruptcy-related recoveries	13	—	—		13
Equity income in unconsolidated subsidiaries	3	14	—		17

Income/(loss) from continuing operations before income taxes	1,286	(15)	(781)		490
Income tax (expense)/benefit	(485)	2	297	(i)	(186)
Minority interest	—	(15)	—		(15)

Income/(loss) from continuing operations	$801	$(28)	$(484)		$289
BASIC
Earnings/(loss) per share from continuing operations	$8.96	$(0.13)	(6.85)		$1.98
DILUTED
Earnings/(loss) per chare from continuing operations	$7.93	$(0.13)	(5.96)		$1.83
Basic weighted average shares	89.4	215.0	(215.0)		146.3
			56.9	(j)
Diluted weighted average shares	101.4	215.0	(215.0)		158.3
			56.9	(j)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

SEARS HOLDINGS CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

  (a)
  On May 6, 2003, Kmart Corporation ("Predecessor Company") emerged from Chapter 11 reorganization proceedings. Upon applying Fresh-Start accounting, a new reporting entity ("Successor Company") was deemed to be created. The reported historical financial statements for the Predecessor Company for periods ended prior to May 1, 2003 generally are not comparable to those of the Successor Company. As such, in order to combine the two periods for purposes of this pro forma presentation, Kmart's emergence from bankruptcy was deemed to have occurred in fiscal year 2002 in order for the statement of operations for the 13 weeks ended April 30, 2003 to be presented on a Successor Company basis. The statement of operations for the 13 weeks ended April 30, 2003 has been combined with the statement of operations for the 39 weeks ended January 28, 2004 to present a 2003 pro forma income statement for the full fiscal year on a Successor Company basis. Reference is made to the table on page 111 for adjustments that have been made to the historical Predecessor and Successor Company statements of operations to present Kmart on a pro forma basis for the 52 weeks ended January 28, 2004.

  (b)
  On November 3, 2003, Sears sold its domestic Credit and Financial Products business to Citicorp. The sale generated total proceeds of $32 billion, consisting of the assumption of $10 billion of securitized debt by Citicorp and cash proceeds received by Sears of $22 billion. Sears recorded a pretax gain of $4.1 billion as a result of the sale. On November 29, 2003, Sears sold its subsidiary, National Tire and Battery Corporation ("NTB"), to TBC Corporation for cash proceeds of $264 million. Sears recorded a pretax gain of $81 million as a result of the sale. The results of operations of these sold businesses were included in Sears' historical statement of operations for the 53 weeks ended January 3, 2004. For the purpose of presenting the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended January 28, 2004, pro forma adjustments have been made to the Sears' historical statement of operations to reflect these businesses as sold prior to commencement of such fiscal year. Reference is made to the table on page 109 for adjustments that have been made to the historical Sears' statement of operations to account for these events and present Sears on a pro forma basis for the 53 weeks ended January 3, 2004.

  (c)
  Certain reclassifications have been made to the historical presentation of Kmart and Sears to conform to the presentation used in the unaudited pro forma condensed consolidated statements of operations.

  (d)
  Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears' property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value as discussed in Note (b) of the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

    Holdings has assumed a remaining useful life of 25 years for its tangible assets in preparing the unaudited pro forma condensed consolidated statements of operations. Holdings expects the identifiable intangibles will primarily consist of tradenames, including Lands' End, Kenmore, Craftsman and Diehard, and that these identified intangibles will have an indefinite life. Holdings has also allocated purchase price to identifiable intangibles with definitive lives such as customer relationships and supply agreements. For intangible assets with definitive lives, Holdings has assumed a 3-year useful life.

    The unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization income or expense. The following table shows the effect on pro forma net income from continuing operations applicable to common shares and earnings per share from continuing operations for every $100 million of purchase price allocated at a range of weighted-average useful lives:

	Year Ended January 28, 2004		39 Weeks Ended October 27, 2004
(in millions)	Income from Continuing Operations	Per Share	Income from Continuing Operations	Per Share
Weighted Average Life
Five years	$12.4	$0.08	$9.3	$0.06
Ten years	6.2	0.04	4.7	0.03
Twenty-five years	2.5	0.02	1.9	0.01
  (e)
  Represents the decrease in interest expense as a result of the adjustment of Sears' long-term debt to its fair value as described in Note (b) of the Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The difference between the fair value and recorded value of each borrowing is amortized as a reduction to interest expense over the term of the borrowing.

  (f)
  On September 29, 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $575 million. During the 39 weeks ended October 27, 2004, Kmart recognized a gain on the sale amounting to $599 million. This adjustment eliminates the gain on the sale recognized by Kmart.

  (g)
  Represents the compensation expense Sears would have recorded under its existing stock based compensation plans to conform with Kmart's accounting policy to expense stock based compensation under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation".

  (h)
  Represents the elimination of compensation expense recognized in Note (g) above as the outstanding stock options of Sears fully vest and are paid out in connection with the business combination.

  (i)
  Represents the aggregate pro forma statutory income tax effect (38%) of Notes (c) through (h) above.

  (j)
  The pro forma earnings per share from continuing operations has been adjusted to reflect the issuance of Holdings common stock to Sears common stockholders based upon the assumed stock price of $104.33 per share, the proration provisions in the merger agreement, and the exchange ratio in the Sears merger of 0.5 of a share of Holdings common stock for one share of Sears common stock.

  (k)
  These Unaudited Pro Forma Condensed Consolidated Statements of Operations exclude Sears' estimated transaction costs of $40 million to be incurred in connection with the business combination.

SEARS HOLDINGS CORPORATION
SEARS FISCAL 2003 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the 53-week period ended January 3, 2004

(In millions, except per share data)	Historical Sears (a)	Eliminate Historical Accounts of Credit Card Business (b)	Pro Forma		Total Disposition of Credit	Eliminate Historical Accounts of NTB (c)	Pro Forma Historical Sears January 3, 2004
Merchandise sales and services	$36,372	$(30)	$161(d	)	$131	$(400)	$36,103
Credit and financial products revenue	4,752	(4,429)	—		(4,429)	—	323

Total Revenue	41,124	(4,459)	161		(4,298)	(400)	36,426
Cost of sales, buying and occupancy	26,231	(14)	—		(14)	(290)	25,927
Selling, general and administrative	10,858	(2,567)	18	(e)	(2,549)	(82)	8,227
Depreciation and amortization	909	(14)	—		(14)	(4)	891
Loss on early retirement of debt, net	791 (f)	—	—		—	—	791
Special charges and impairments	112	—	—		—	—	112

Total operating costs and expenses	38,901	(2,595)	18		(2,577)	(376)	35,948
Operating income/(loss)	2,223	(1,864)	143		(1,721)	(24)	478
Interest, net	(1,025)	813	(254	)(g)	559	—	(466)
Gain on sale of businesses and assets	4,236	(4,143)			(4,143)	(81)	12
Equity income in unconsolidated subsidiaries	15	—	—		—	—	15

Income/(loss) from continuing operations before taxes	5,449	(5,194)	(111)		(5,305)	(105)	39
Income tax (expense)/benefit	(2,007)	1,914 (h)	41	(h)	1,955	38 (h)	(14)
Minority interest	(45)						(45)

Income/(loss) from continuing operations	$3,397	$(3,280)	$(70)		$(3,350)	$(67)	$(20)
BASIC
Basic net income/(loss) per common share	$11.95	$(11.54)	$(0.25)		$(11.79)	$(0.23)	$(0.07)
DILUTED
Diluted net income/(loss) per common share	$11.86	$(11.46)	$(0.24)		$(11.70)	$(0.23)	$(0.07)
Basic weighted average shares	284.3						284.3
Diluted weighted average shares	284.3						284.3

See Notes to Sears' 2003 Unaudited Pro Forma Condensed Consolidated Statement of Operations.

SEARS HOLDINGS CORPORATION
Notes to Sears' 2003 Unaudited Pro Forma Condensed Consolidated Statements of Operations

(in millions, except per share data)

  (a)
  Certain reclassifications have been made to the historical presentations of Sears in order to conform to the unaudited pro forma condensed consolidated presentation.

  (b)
  To reflect the removal of the historical operating results of Sears' domestic Credit and Financial Products business, including clubs and services. On November 3, 2003, Sears completed the sale of its domestic Credit and Financial Products business, including its clubs and services business, to Citicorp. The sale generated total proceeds of $32 billion, consisting of the assumption of $10 billion of securitized debt by Citicorp and cash proceeds received by Sears of $22 billion. Sears recorded a pretax gain of $4.1 billion as a result of the sale.

    Additionally, Sears and Citibank (USA) N.A. entered into a long-term marketing and servicing alliance ("Program Agreement") with an initial term of 10 years, with an option to renew. Under the Program Agreement, Citibank (USA) N.A. will provide credit and customer service benefits to the Sears' proprietary and Gold MasterCard holders. In addition, Citibank (USA) N.A. will support Sears' current zero-percent financing program.

  (c)
  On November 29, 2003, Sears sold NTB to TBC Corporation. The sale generated total cash proceeds of $264 million. Sears recorded a pretax gain of $81 million as a result of the sale.

  (d)
  To reflect the estimated ongoing revenue earned under the Program Agreement entered into with Citigroup. In connection with the Program Agreement, Sears earns revenues by generating credit sales and new accounts for Citicorp as well as by selling other Citicorp products.

  (e)
  To reflect the estimated operating expenses related to Sears' administration of the Program Agreement.

  (f)
  A loss on early retirement of debt of $791 million was recorded in fiscal year 2003 related to the retirement of debt following the sale of the Credit and Financial Products business described in Note (b) above.

  (g)
  To reflect an estimate of interest expense on debt related to the Credit and Financial Products business which was not sold to or assumed by Citicorp in connection with the sale of the business.

  (h)
  To reflect the tax effect of the above items at Sears' annual effective income tax rate of 36.5%.

SEARS HOLDINGS CORPORATION
KMART UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For 52-week period ended January 28, 2004

(In millions, expect per share data)	39-Weeks Ended January 28, 2004 (a)	13-Weeks Ended April 30, 2003 (a)	Adjustments Assuming Chapter 11 Emergence as of January 29, 2003 (b)	Pro Forma Kmart Historical January 28, 2004
Merchandise sales and services	$17,072	$6,181	$—	$23,253
Cost of sales, buying and occupancy	13,083	4,642	(4)	17,721
Selling, general and administrative	3,573	1,401	—	4,974
Depreciation and amortization	5	187	(182)	10
Special charges and impairments	—	(10)	158	148

Total operating costs and expenses	16,661	6,220	(28)	22,853
Operating income/(loss)	411	(39)	28	400
Interest expense, net	(105)	(57)	21	(141)
Gain on sale of businesses and assets	89	—	82	171
Equity income in unconsolidated subsidiaries	5	7	—	12
Reorganization items, net	—	(769)	769	—

Income/(loss) from continuing operations before taxes	400	(858)	900	442
Income tax (expense)/benefit	(152)	6	(18)	(164)

Income/(loss) from continuing operations	$248	$(852)	$882	$278
BASIC
Earnings/(loss) per share from continuing operations	$2.77	$1.63	$1.96	$3.10
DILUTED
Earnings/(loss) per share from continuing operations	$2.50	$1.63	$1.94	$2.80
Basic weighted average shares	89.6	522.7	(522.7)	89.6
Diluted weighted average shares	99.3	522.7	(522.7)	99.3

See Notes to Kmart's 2003 Unaudited Pro Forma Condensed Consolidated Statement of Operations

SEARS HOLDINGS CORPORATION
Notes to Kmart's 2003 Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In millions, except per share data)

  (a)
  Certain reclassifications have been made to the historical presentations of Kmart in order to conform to the unaudited pro forma condensed consolidated presentation.

  (b)
  Adjustments to reflect emergence from Chapter 11 prior to fiscal year 2003. $679 million of reorganization expenses were eliminated for the 13 weeks ended April 30, 2003 assuming they would have been incurred prior to emergence. An additional $90 million of net expenses in the 13 weeks ended April 30, 2003 were reclassified out of reorganization items. The $90 million includes $158 million of expenses incurred related to the 316 store closings, gains of $82 million as a result of sales of pharmacy lists and lease auction proceeds, and $14 million of miscellaneous expenses. Other adjustments relate to the impact of emergence prior to fiscal year 2003, including the reduction in depreciation expense due to the write-off of long-lived assets in conjunction with the application of Fresh-Start accounting. In order to reflect Kmart's emergence from Chapter 11 prior to fiscal 2003, it was assumed that the estimated enterprise value determined as of April 30, 2003 would have been representative of the estimated enterprise value as of the end of fiscal 2002. Therefore, no adjustments were made to the estimated enterprise value of $2.6 billion as of April 30, 2003.

DESCRIPTION OF HOLDINGS CAPITAL STOCK

        The following summary is a description of the material terms of Holdings' capital stock and is not complete. You should also refer to Holdings' restated certificate of incorporation, a form of which is included as Annex F to this joint proxy statement-prospectus, Holdings' restated by-laws, a form of which is included as Annex G to this joint proxy statement-prospectus, and the applicable provisions of the Delaware General Corporation Law.

Common Stock

        As of the effective time of the mergers, Holdings will be authorized to issue up to 500,000,000 shares of common stock. Following the mergers, Holdings expects there to be approximately 146,000,000 shares of common stock of Holdings outstanding.

        Holders of Holdings common stock are entitled to receive dividends when, as and if declared by Holdings' board of directors out of funds legally available for payment, subject to the rights of holders of the Holdings preferred stock.

        Each holder of Holdings common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of Holdings common stock. Holders of shares of Holdings common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of Holdings common stock will be entitled to share equally in any of the assets available for distribution after Holdings has paid in full all of its debts and after the holders of all series of Holdings' outstanding preferred stock have received their liquidation preferences in full.

        The issued and outstanding shares of Holdings common stock are fully paid and nonassessable. Holders of shares of Holdings common stock are not entitled to preemptive rights. Shares of Holdings common stock are not convertible into shares of any other class of capital stock.                        is the transfer agent, registrar and dividend disbursement agent for the Holdings common stock. Holdings may from time to time after the consummation of the mergers engage another transfer agent, registrar or dividend disbursement agent for its stock as business circumstances warrant.

Preferred Stock

        Under Holdings' restated certificate of incorporation, the Holdings board of directors is authorized, without further stockholder action and upon the affirmative vote of 66 2/3% of the directors then in office, to issue up to 20,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series. As of the date of this joint proxy statement-prospectus, Holdings has not issued any preferred stock.

        Subject to the determination of the Holdings board of directors in any certificate of designations for a series of preferred stock, Holdings preferred stock would generally have preference over Holdings common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Holdings.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of Kmart stockholders are currently governed by Delaware corporate law and the certificate of incorporation and by-laws of Kmart. The rights of Sears stockholders are currently governed by New York corporate law and the certificate of incorporation and by-laws of Sears. Upon completion of the mergers, the rights of Sears stockholders who become stockholders of Holdings in the Sears merger and the rights of Kmart stockholders will be governed by Delaware corporate law and the restated certificate of incorporation and restated by-laws of Holdings.

        This section of the proxy statement-prospectus describes the material differences between the rights of Kmart stockholders and Sears stockholders. This section also includes a brief description of the material rights that Holdings stockholders are expected to have following completion of the mergers, although in some cases the board of directors of Holdings retains the discretion to alter those rights without stockholder consent. In addition, this section contains a summary of the material differences between Delaware and New York corporate law.

        This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist.

        All Kmart stockholders and Sears stockholders are urged to read carefully the relevant provisions of the Delaware General Corporation Law and the New York Business Corporation Law, as well as the certificates of incorporation and by-laws of each of Kmart, Sears and Holdings. The restated certificate of incorporation and restated by-laws of Holdings which will be in effect upon completion of the mergers will be substantially in the form attached as Annex F and Annex G to this joint proxy statement-prospectus. Copies of the certificates of incorporation and by-laws of Kmart and Sears are available to Kmart stockholders and Sears stockholders upon request. See "Where You Can Find More Information" on page 132.

Capitalization

        Kmart.    The authorized capital stock of Kmart consists of:

  •
  500,000,000 shares of Kmart common stock, par value $0.01 per share; and

  •
  20,000,000 shares of Kmart preferred stock, par value $0.01 per share.

        Holdings.    The authorized capital stock of Holdings will consists of:

  •
  500,000,000 shares of Holdings common stock, par value $0.01 per share; and

  •
  20,000,000 shares of Holdings preferred stock, par value $0.01 per share.

        Sears.    The authorized capital stock of Sears consists of:

  •
  1,000,000,000 shares of Sears common stock, par value $0.75 per share; and

  •
  50,000,000 shares of Sears preferred stock, par value $1.00 per share.

Voting Rights

        Kmart.    Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders, including the election of directors.

        Holdings.    Same as Kmart.

        Sears.    Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders, with the exception of the election of directors, for which cumulative voting is provided in the Sears certificate of incorporation.

Class Voting

        Delaware:    Delaware corporate law requires voting by separate classes only with respect to amendments to a certificate of incorporation that (i) would alter or change the powers, preferences or rights of those classes so as to adversely affect the holders of those classes or (ii) would increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

        Kmart.    Subject to the rights of any preferred stock that may be issued, no other specific class voting rights are provided.

        Holdings.    Same as Kmart.

        New York.    New York law provides that holders of the outstanding shares of a class are entitled to vote as a separate voting group if the rights of that class are affected in certain respects by certain plans of merger, plans of share exchange or amendments to a certificate of incorporation.

        Sears.    Subject to the rights of any preferred stock that may be issued, no other specific class voting rights are provided.

Number and Election of Directors

        Delaware.    Delaware corporate law permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, that number may not be changed without amending the certificate of incorporation. Delaware corporate law also permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes, with staggered terms of office usually of three years each. Delaware corporate law also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for the terms and have the voting powers as are stated in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

        Kmart.    The board of directors of Kmart currently has 10 members. The Kmart certificate of incorporation and by-laws provide that the Kmart board of directors will consist of a number of directors to be fixed from time to time by the Kmart board of directors, but shall not be less than three nor more than fifteen. Kmart's certificate of incorporation and by-laws do not provide for a staggered board of directors. In addition, see "Bankruptcy Provisions" below for a discussion of certain provisions concerning the allocation of directors' seats on the Kmart board.

        Holdings.    Same as Kmart, except that there will be no provisions to allocate the directorships as discussed under "Bankruptcy Provisions" below and except that the directors in office upon the completion of the mergers will remain in office until the 2006 annual meeting of the stockholders of Holdings.

        New York.    Subject to certain limitations, New York corporate law permits the number of directors of a corporation to be fixed by its by-laws, by action of the stockholders or by action of the board of directors under the specific provision of a by-law adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except for corporations with classified boards. New York corporate law permits the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year.

        Sears.    The board of directors of Sears currently has nine members. The restated certificate of incorporation of Sears provides that the Sears board of directors will consist of a number of directors to be fixed from time to time by the Sears board of directors, but shall not be less than nine nor more than 30. The by-laws of Sears provide that the Sears board of directors will consist of a number of directors to be fixed from time to time by the Sears board of directors, but shall not be less than seven nor more than 20. The restated certificate of incorporation of Sears also provides for a staggered board of directors, consisting of three classes as nearly as equal in number as possible.

Qualification of Directors

        Delaware.    Under Delaware corporate law, a director need not be a stockholder unless the certificate of incorporation or by-laws so requires.

        Kmart.    Neither Kmart's certificate of incorporation nor by-laws contain a provision specifying that a director needs to be a stockholder.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, a director need not be a stockholder unless the certificate of incorporation or by-laws so requires.

        Sears.    Neither the restated certificate of incorporation or by-laws of Sears contain a provision specifying that a director needs to be a stockholder. The Sears by-laws state that each director must be at least 25 years of age.

Vacancies on the Board of Directors and Removal of Directors

        Delaware.    Under Delaware corporate law, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director; however, in the case of a classified board of directors, as provided by Delaware corporate law, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which those directors have been chosen or until their successors have been duly elected and qualified. In addition, under Delaware corporate law, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

        Delaware corporate law also provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that:

  •
  members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

  •
  in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

        Kmart.    Vacancies on the board of directors of Kmart, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office, even if those directors do not constitute a quorum. The directors elected to fulfill a vacancy will have a term of office expiring at the next annual meeting.

        The by-laws of Kmart state that, subject to the rights of preferred stockholders, any director may be removed with or without cause from office at any time by stockholders in accordance with Delaware law.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. Unless the certificate of incorporation or by-laws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by a vote of the other directors elected by holders of the same class of shares. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, these vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

        New York corporate law also provides that any or all of the directors may be removed for cause by vote of the stockholders, and, if the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders so provides, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following:

  •
  in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively; and

  •
  if a director is elected by the holders of shares of any class or series, the director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

        Sears.    The restated certificate of incorporation and by-laws of Sears provide that any vacancies on the board of directors of Sears may be filled by the affirmative vote of a majority of the directors then in office, even if those directors do not constitute a quorum. The directors elected to fill a vacancy will have a term of office expiring at the next annual meeting.

        The restated certificate of incorporation of Sears provides that, subject to the rights of preferred stockholders, a director may be removed from office only for cause and only by the affirmative vote of holders of at least 75% of the shares entitled to vote.

Amendments to the Certificate of Incorporation

        Delaware.    Under Delaware corporate law, after a corporation has received payment for its capital stock, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires a declaration by the board of directors of the amendment's advisability and, except with respect to a certificate of designations or a short form merger to change the corporation's name, an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon.

        Kmart.    The provisions of Delaware law regarding amendments to the certificate of incorporation govern the amendment of the certificate of incorporation of Kmart.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, subject to limited exceptions, charter amendments must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that certificate of incorporation provisions requiring a greater or class vote may only be amended by such vote. In addition, an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of that class or series.

        Sears.    The restated certificate of incorporation of Sears requires the affirmative vote of holders of at least 75% of the shares entitled to vote to alter, amend, repeal or adopt any provision inconsistent with the provisions thereof regarding directors, or to fix, increase or decrease the number of directors of Sears by vote of Sears' stockholders. The provisions of New York corporate law regarding amendments to the certificate of incorporation govern the amendment of the other sections of the restated certificate of incorporation of Sears.

Amendments to By-laws

        Delaware.    Under Delaware corporate law, the power to adopt, alter and repeal by-laws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

        Kmart.    The by-laws of Kmart may be amended, altered or repealed and new by-laws may be adopted: (1) at any meeting of the board of directors by a majority vote of the members of the board then in office; (2) at any meeting of the stockholders by a majority of the votes cast by the holders of shares entitled to vote thereon, if such purpose is contained in the notice of meeting; or (3) by an action taken in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Delaware law.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the stockholders, by-laws also may be amended, repealed or adopted by the board of directors by the vote specified therein, which vote may be greater than the vote otherwise prescribed by New York corporate law, but any by-law adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon as provided by New York corporate law.

        Sears.    The restated certificate of incorporation of Sears provides that the Sears board of directors may adopt, amend or repeal the by-laws of Sears. The by-laws of Sears provide that they may be amended or repealed by the vote of a majority of the directors present at any meeting of the board of directors at which a quorum is present or by the vote of the holders of the shares of Sears at the time entitled to vote in the election of directors at any meeting of the stockholders at which a quorum is present.

Action by Written Consent of Stockholders

        Delaware.    Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

        Kmart.    The certificate of incorporation and by-laws of Kmart do not prohibit stockholder actions taken by written consent.

        Holdings.    Same as Kmart.

        New York.    New York corporate law provides that stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote and also allows, if the certificate of incorporation so provides, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

        Sears.    The restated certificate of incorporation and by-laws of Sears do not permit stockholder action by written consent of holders of outstanding shares having not less than the minimum number of votes necessary to authority such action at a meeting at which all shares entitled to vote thereon were present and voted.

Notice of Stockholders' Meeting

        Delaware.    Delaware corporate law requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to a meeting where the stockholders are asked to vote upon a business combination or a sale of all or substantially all the corporation's assets, in which case notice shall be delivered not less than 20 nor more than 60 days before the date of the meeting.

        Kmart.    Kmart's by-laws provide that written notice of the time, place and purposes of a meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting.

        Holdings.    Same as Kmart.

        New York.    New York corporate law requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, provided that such notice may be given by third class mail not fewer than 24 hours nor more than 60 days before the date of the meeting.

        Sears.    The by-laws of Sears provide that written notice of the time, place and purposes of a meeting of stockholders shall be served by mail not less than ten nor more than 60 days before the date of the meeting upon each stockholder of record entitled to vote at such meeting.

Ability to Call Special Meetings of Stockholders

        Delaware.    Delaware corporate law provides that a special meeting of stockholders may be called by the board of directors or by any person or persons authorized by the certificate of incorporation or the by-laws.

        Delaware corporate law also provides that if there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting of stockholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, a Delaware court may summarily order a meeting to be held upon the application of any stockholder or director.

        Kmart.    The by-laws of Kmart provide that special meetings of the stockholders, other than those regulated by Delaware law, may be called by the Chairman or Vice Chairman of the board, by the President or Chief Executive Officer, or by the board of directors, either by a director's resolution or by a written instrument signed by a majority of the directors.

        Holdings.    The restated by-laws of Holdings will provide that special meetings of the stockholders may only be called by the board of directors, either by a director's resolution or by a written instrument signed by a majority of the directors.

        New York.    New York corporate law provides that special meetings of stockholders may be called by the board of directors and by any persons authorized in the certificate of incorporation or the by-laws.

        New York corporate law also provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders, or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If the special meeting is not called by the board of directors within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

        Sears.    The by-laws of Sears provide that special meetings of the stockholders for any purpose or purposes shall be called to be held at any time upon the request of the chairman of the board of directors, the president or a majority of the members of the board of directors or of the executive committee then in office.

Notice of Stockholder Action

        Kmart.    Under Kmart's by-laws, in order for a stockholder to nominate candidates for election to Kmart's board of directors at any annual or any special stockholders' meeting at which the board of directors has determined that directors will be elected, timely written notice must given to the Secretary of Kmart before the annual meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders' meeting, timely written notice must be given to the Secretary of Kmart before the annual meeting.

        Under Kmart's by-laws, to be timely, notice in writing of stockholder nominations or proposals to be made at annual stockholders meetings must be delivered to the Secretary of Kmart not later than 90 days in advance of the meeting. However, if the meeting is not held within eight days of the date set forth in the by-laws and if less than 100 days' notice or public disclosure of the date of the meeting is given to stockholders, then such notice by a stockholder must not be later than the 10th day following the date on which notice or public disclosure of the date of the meeting was first given to stockholders. For proposals to be made at special meetings to be timely, notice in writing must be delivered to the Secretary of Kmart not later than the 10th day following the date on which notice or public disclosure of the date of the meeting was first given to stockholders.

        A stockholder's notice to Kmart for the proposal of business to be brought before annual or special meetings must set forth all of the following:

  •
  the name and address of the stockholder;

  •
  a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting; and

  •
  any material interest of the stockholder in such business.

        A stockholder's notice to Kmart for the nomination of candidates for election of directors must set forth all of the following:

  •
  the name and address of the stockholder;

  •
  the name, age and business address of each nominee proposed in the notice;

  •
  such other information concerning each nominee as must be disclosed in proxy solicitations; and

  •
  written consent of each nominee to serve as a director if so elected.

        Holdings.    Same as Kmart.

        Sears.    Under the by-laws of Sears, in order for a stockholder to nominate candidates for election to Sears' board of directors at any annual or any special stockholders meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of Sears.

        Under the by-laws of Sears, to be timely, notice in writing of stockholder nominations or proposals to be made at annual stockholders meetings must be delivered to the Secretary of Sears not less than 45 days nor more than 75 days prior to the first anniversary of the date on which Sears first mailed its proxy materials for the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made.

        For nominations to be made at special meetings to be timely, notice in writing must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made.

        A stockholder's notice to Sears for the proposal of business to be brought before an annual meeting must set forth all of the following:

  •
  the name and address of the stockholder and beneficial owner, if any;

  •
  the class and number of shares of Sears which are owned beneficially by such stockholder and beneficial owner;

  •
  a brief description of the business desired to be brought before the meeting;

  •
  the reasons for conducting such business at the meeting;

  •
  any material interest of the stockholder in such business; and

  •
  the beneficial owner, if any, on whose behalf the nomination or proposal is made.

        A stockholder's notice to Sears for the nomination of candidates for election of directors must set forth all of the following:

  •
  all information relating to the person nominated required to be disclosed in solicitation of proxies for election of directors under Regulation 14A under the Securities Exchange Act of 1934, as amended; and

  •
  the nominee's written consent to being named as a nominee and to serving as a director if elected.

Limitation of Personal Liability of Directors and Officers

        Delaware.    Delaware corporate law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:

  •
  breach of the duty of loyalty;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends, certain stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Kmart.    The certificate of incorporation of Kmart provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from or limitation of liability is not permitted under Delaware law.

        Holdings.    Same as Kmart.

        New York.    New York corporate law permits corporations to eliminate or limit the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity except liability of a director:

  •
  whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law;

  •
  who personally gained a financial profit or other advantage to which he or she was not legally entitled; or

  •
  whose acts violated certain provisions of New York law.

        Sears.    The restated certificate of incorporation of Sears provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages or breach of fiduciary duty, unless a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith, involved intentional misconduct or knowing violation of the law, that the director personally gained a financial profit or other advantage to which the director was not legally entitled, or involved unlawful payment of dividends, certain stock repurchases or redemptions or unlawful making of loans to directors. If New York corporate law is amended to further limit director liability, the Sears certificate of incorporation is to be interpreted to limit director liability to the furthest extent permitted by New York corporate law.

Indemnification of Directors and Officers

        Delaware.    Delaware corporate law provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

  •
  acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

  •
  in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expense incurred thereby.

        Kmart.    Kmart's certificate of incorporation requires Kmart to indemnify and hold harmless any director or officer of Kmart or any director or officer serving at the request of Kmart with another corporation, partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by Delaware law, against all expenses, liabilities and losses, including attorney's fees, judgments, fines, the ERISA excise taxes or penalties, and amounts to be paid in settlement reasonably incurred by those persons in connection with proceedings in which they were, are, or have been threatened to be involved by virtue of their positions with Kmart; provided, however, that with respect to proceedings initiated by the indemnitee, in general, Kmart shall indemnify an indemnitee only if the proceeding or part thereof was authorized by the board of directors of Kmart. In addition, under Kmart's certificate of incorporation, Kmart will pay, in advance of the disposition of any of those proceedings, any reasonable expenses incurred by or on behalf of a person who may be entitled to indemnification subject to the person agreeing to repay any such amounts if it is determined that Kmart cannot indemnify the person against those expenses. The indemnification rights conferred by Kmart are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Kmart's certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (a) a threatened action, or a pending action that is settled or otherwise disposed of, or (b) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

        Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to New York corporate law, any indemnification under New York corporate law as described in the immediately preceding paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (a) the board of directors upon the written opinion of independent legal counsel or (b) the stockholders.

        Sears.    The by-laws of Sears require Sears to indemnify to the fullest extent permitted by New York corporate law any person who is made, or threatened to be made, a party to any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was director or officer of Sears or any director or officer serving at the request of Sears with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity who is made, or threatened to be made, a party to any action, suit or proceeding whether civil, criminal, administrative or investigative against all judgments, fines, amounts paid in settlement and all expenses, including attorney's fees, actually incurred as a result of such action, suit or proceeding, or any appeal therein. If there has been a change of control of Sears within five years prior to any request for indemnification or reimbursement or advancement of expenses pursuant the indemnification provisions, then Sears shall seek legal advice only from independent counsel selected by the indemnitee and approved by Sears (approval not to be unreasonably withheld) who will determine whether and to what extent the indemnitee is entitled to indemnification. The indemnification rights conferred by Sears are not exclusive of any other right to which persons seeking indemnification may be entitled to under a resolution of the stockholders of Sears, a resolution of its directors, the certificate of incorporation of the company as amended and restated from time to time, any statute, any insurance policy, any agreement or otherwise.

Preemptive Rights of Stockholders

        Delaware.    Delaware corporate law provides that no stockholder has any preemptive rights to purchase additional securities of a corporation unless the corporation's certificate of incorporation expressly grants those rights.

        Kmart.    Kmart's certificate of incorporation states that stockholders do not have preemptive rights.

        Holdings.    Same as Kmart.

        New York.    Except as otherwise provided in New York corporate law or in the certificate of incorporation, the holders of equity shares in a New York corporation are granted certain preemptive rights.

        Sears.    The restated certificate of incorporation of Sears states that stockholders do not have preemptive rights.

Dividends

        Delaware.    Delaware corporate law provides that corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware corporate law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Kmart.    Kmart's certificate of incorporation and by-laws do not change these provisions.

        Holdings.    Same as Kmart.

        New York.    New York corporate law provides that dividends may be declared, distributed or paid out by the corporation on outstanding shares except as restricted by the certificate of incorporation, or unless the corporation is insolvent or the distribution would make the corporation insolvent. The corporation generally can only make the distributions out of surplus. The net assets of the corporation upon declaration or distribution must remain at least equal to the amount of the corporation's stated capital.

        Sears.    The restated certificate of incorporation and by-laws of Sears do not change these provisions.

Inspection of Stockholder Lists

        Delaware:    Delaware corporate law allows any stockholder to inspect the stock ledger and the other books and records of a corporation for a purpose reasonably related to that person's interest as a stockholder.

        Kmart.    Kmart's certificate of incorporation and by-laws do not change these provisions.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, any person who has been a stockholder of record has the right, upon five days written demand, to examine the minutes of stockholder proceedings and record of stockholders in person and to make extracts, during usual business hours, for any purpose reasonably related to that person's interest as a stockholder.

        A stockholder or other person may be denied inspection upon refusal to furnish the corporation, its transfer agent or registrar an affidavit that inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation and that the stockholder or person has not offered for sale any list of stockholders of any corporation either from a corporation formed in New York or elsewhere, for five years, and has not aided or abetted any person in procuring any record of stockholders for such purpose.

        Upon such refusal, the stockholder or person making the demand may apply to the supreme court in the judicial district where the office of the corporation is located for an order directing the corporation to show cause why an order directing the inspection should not be granted. The court shall then hear the parties, by affidavit or otherwise, and if the applicant appears qualified and entitled to inspection, the court shall grant an order compelling inspection and any further relief the court deems just and proper.

        Sears.    The restated certificate of incorporation and by-laws of Sears do not change these provisions.

State Anti-Takeover Statutes

        Delaware.    Delaware corporate law contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Delaware corporate law generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

  •
  the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

  •
  after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        These restrictions on interested stockholders do not apply under some circumstances, including if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon).

        Kmart.    Kmart has opted out of Section 203 of Delaware General Corporation Law, which contains the restrictions on interested stockholders, in its certificate of incorporation.

        Holdings.    Same as Kmart

        New York.    New York corporate law generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder's becoming such, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

        Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock.

        In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than:

  •
  a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition;

  •
  a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting for that purpose no earlier than five years after the stock acquisition; or

  •
  business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

        Sears.    Sears' actions are governed by the New York corporate law described above.

Rights of Dissenting Stockholders

        Delaware.    Delaware corporate law provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. As a general matter, appraisal rights are not available with respect to shares:

  •
  listed on a national securities exchange;

  •
  designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

  •
  held of record by more than 2,000 stockholders;

unless holders of shares are required to accept in the merger anything other than any combination of:

  •
  shares of stock of the surviving corporation in the merger or depository receipts in respect thereof;

  •
  shares of stock (or depository receipts in respect thereof) of another corporation that, at the effective date of the merger, will be:

  •
  listed on a national securities exchange;

  •
  designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

  •
  held of record by more than 2,000 holders; and

  •
  cash instead of fractional shares of stock or depository receipts received.

        Kmart.    Kmart's certificate of incorporation and by-laws do not change these provisions.

        Holdings.    Same as Kmart.

        New York.    See "The Mergers—Rights of Dissenting Stockholders" on page 86.

        Sears.    The restated certificate of incorporation and by-laws of Sears do not change these provisions.

Transactions Involving Officers or Directors

        Delaware.    Delaware corporate law provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either:

  •
  the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or

  •
  the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

        Kmart.    Kmart's certificate of incorporation and by-laws do not change these provisions.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, no contract or other transaction between the corporation and one or more of its directors, or between the corporation and another corporation in which one or more of the directors or officers have a substantial financial interest is void or voidable for this reason alone, or by presence of the director at any meeting approving such transaction, or by the director's vote being counted for approval of such transaction so long as the following conditions are met:

  •
  material facts as to the director's interest in the transaction must be disclosed in good faith or known by the board of directors and the transaction must be approved by sufficient board votes without counting the interested director's vote, or, if the number of votes are insufficient to approve the transaction, unanimous approval by disinterested directors is required; or

  •
  the material facts of the director's interest must be disclosed in good faith or known to stockholders and the stockholders entitled to vote on the transaction approve the transaction.

        Common or interested directors may be counted to determine a quorum at a meeting of the board of directors or of a committee which approves such a transaction. The certificate of incorporation may contain further restrictions on these transactions and may establish them void or voidable by the corporation.

        If such an interested transaction or contract was not approved in the manner described above, the corporation may avoid the contract or transaction unless the parties thereto establish affirmatively that the contract or transaction was fair and reasonable to the corporation at the time it was approved by the board of directors, a committee, or the stockholders.

        The corporation generally may not lend money to, or guarantee the obligation of, a director of the corporation unless the loan or guarantee is approved by the stockholders, where a majority of shares entitled to vote thereon constitute a quorum, but shares held of record or beneficially by directors benefited by the loan or guarantee may not be included to establish quorum and may not vote.

        Sears.    The restated certificate of incorporation and by-laws of Sears do not change these provisions.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

        Delaware.    Under Delaware corporate law, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

  •
  the merger agreement does not amend the certificate of incorporation of the surviving corporation;

  •
  each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

  •
  either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately before the merger by more than 20%.

        Additional supermajority voting requirements may be applicable in certain circumstances.

        Kmart.    Kmart's certificate of incorporation and by-laws do not change these provisions.

        Holdings.    Same as Kmart.

        New York.    Under New York corporate law, the consummation by a corporation of a merger, consolidation or disposition of substantially all of its assets requires the approval of two-thirds of all the shares of the corporation entitled to vote on the proposal, including, in certain situations, the affirmative vote by the holders of a majority of all outstanding shares of each class or series of shares.

        Sears.    The restated certificate of incorporation and by-laws of Sears do not change these provisions.

Bankruptcy Provisions

        Kmart.    Kmart's certificate of incorporation contained various provisions in connection with emerging from its reorganization under Chapter 11 of the federal Bankruptcy Code.

        Kmart is not allowed to issue nonvoting equity securities on or prior to the second anniversary of Kmart's emergence from protection under Chapter 11, which is May 6, 2005. This prohibition on the issuance of nonvoting equity securities was included in Kmart's certificate of incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)). Furthermore, Kmart was not permitted to issue preferred stock prior to the date that was six months after the effective date of the First Amended Joint Plan of Reorganization of Kmart Corporation and its Affiliated Debtors and Debtors in Possession, dated as of February 25, 2003, as confirmed by the United States Bankruptcy Court for the Northern District of Illinois (the "Plan").

        Members of Kmart's board of directors as of the effective date of the Plan are to be elected for a term initially ending with the annual meeting of stockholders to be held in 2005 and thereafter for a term of one year. Until the annual meeting of the stockholders to be held in 2005, any vacancy in the board (a) with respect to the member who is a member of senior management of Kmart pursuant to the Plan, shall be filled by a person designated by a majority of the directors then in office, even if less than a quorum, (b) with respect to a member originally selected to serve on the board by ESL Investments, Inc. and Third Avenue Trust (the "Plan Investors") pursuant to the Plan, shall be filled by a person designated by the remaining directors selected by the Plan Investors prior to the effective date of the Plan, even if less than a quorum, (c) with respect to a member originally selected to serve on board by the Unsecured Creditors' Committee pursuant to the Plan, shall be filled by a person designated by the remaining directors selected by the Unsecured Creditors' Committee prior to the effective date of the Plan, even if less than a quorum, and (d) with respect to a member originally selected to serve on the board by the Financial Institutions' Committee pursuant the Plan, shall be filled by a person designated by the remaining directors selected by the Financial Institutions' Committee prior to the effective date of the Plan, even if less than a quorum; provided that any person selected pursuant to the provisions described in clauses (b) through (d) shall be reasonably satisfactory to Kmart.

        Holdings.    None of these provisions will be in Holdings' restated certificate of incorporation.

        Sears.    Sears has no analogous provisions in its certificate of incorporation.

LEGAL MATTERS

        Simpson Thacher & Bartlett LLP, New York, New York, counsel for Kmart, has provided an opinion for Holdings regarding the validity of the shares of Holdings offered by this joint proxy statement-prospectus.

EXPERTS

        Kmart.    The audited financial statements of Kmart incorporated in this joint proxy statement-prospectus by reference to Kmart's Annual Report on Form 10-K for the 39 weeks ended January 28, 2004 have been incorporated in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

        The audited financial statements of Kmart Corporation (the predecessor to Kmart prior to its emergence from bankruptcy) incorporated in this joint proxy statement-prospectus by reference to Kmart's Annual Report on Form 10-K for the year ended January 30, 2003 and for the period January 30, 2003 to April 30, 2003 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

        Sears.    The financial statements and the related financial statement schedule incorporated in this joint proxy statement-prospectus by reference from Sears' Annual Report on Form 10-K for the year ended January 3, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for goodwill in 2002 and changes in methods of accounting for credit card securitizations, derivative instruments and hedging activities in 2001, all as required by new accounting standards), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended April 3, 2004 and March 29, 2003, July 3, 2004 and June 28, 2003 and October 2, 2004 and September 27, 2003 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended April 3, 2004, July 3, 2004 and October 2, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

STOCKHOLDER PROPOSALS

        Kmart.    Kmart will hold an annual meeting in the year 2005 only if the mergers have not already been completed. If the annual meeting is held, any proposal that a Kmart stockholder intends to present at the Kmart 2005 annual meeting of stockholders, must be received by the Kmart Secretary no earlier than                        , 2005 and no later than                        , 2005 in order to be included in the proxy statement and form of proxy relating to that meeting.

        Kmart's by-laws provide that stockholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under "Comparison of Stockholder Rights—Notice of Stockholder Action" beginning on page 121. Such stockholder notices should be delivered to Kmart, Attn: Secretary, 3100 West Big Beaver Road, Troy, Michigan 48084.

        These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

        Sears.    Sears will hold an annual meeting in the year 2005 only if the mergers have not already been completed. If the annual meeting is held, any director nomination that a Sears stockholder intends to present at the Sears 2005 annual meeting of stockholders, if held, must have been received by the Sears Secretary no earlier than January 6, 2005 and no later than February 5, 2005 in order to be included in the proxy statement and form of proxy relating to that meeting.

        Sears' certificate of incorporation and by-laws provide that stockholder nominations for director or proposals of other business may be made in compliance with certain advance notice, informational and other applicable requirements as described under "Comparison of Stockholder Rights—Notice of Stockholder Action" beginning on page 121. Such stockholder notices should be delivered to Sears, Attn: Secretary, 3333 Beverly Road, Hoffman Estates, Illinois 60179.

        These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

        Kmart and Sears file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document they and Holdings file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov. Copies of documents filed by Kmart, Sears and Holdings with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005 and The Nasdaq Stock Market, Inc., 1 Liberty Plaza, New York, New York 10006.

        Holdings has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Holdings common stock to be issued in the mergers. This joint proxy statement-prospectus constitutes the prospectus of Holdings filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this joint proxy statement-prospectus documents filed with the Securities and Exchange Commission by Kmart and Sears. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Kmart or Sears under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement-prospectus and before the date of our meetings:

Kmart Filings (SEC File Number 000-50278):	Periods
Annual Report on Form 10-K	Year ended January 28, 2004
Quarterly Reports on Form 10-Q	Quarters ended April 28, July 28 and October 27, 2004
Current Reports on Form 8-K
Filed March 10, 2004, March 18, 2004, May 7, 2004, June 4, 2004, June 30, 2004, August 16, 2004, October 1, 2004, October 6, 2004, October 12, 2004, October 19, 2004, November 17, 2004 and November 18, 2004 (other than the portions of those documents not deemed to be filed)
Proxy Statement on Schedule 14A	Filed April 8, 2004

Sears Filings (SEC File Number 001-00416):	Periods
Annual Report on Form 10-K	Year ended January 3, 2004
Quarterly Reports on Form 10-Q	Quarters ended April 3, 2004, July 3, 2004 and October 2, 2004 (as amended)
Current Reports on Form 8-K	Filed January 29, 2004, April 21, 2004, July 22, 2004, October 21, 2004, November 4, 2004, November 17, 2004, and November 18, 2004 (other than the portions of those documents not deemed to be filed)
Proxy Statement on Schedule 14A	Filed March 22, 2004, and Definitive Additional Materials filed March 24, 2004 and April 30, 2004

        You may request a copy of the documents incorporated by reference into this joint proxy statement-prospectus. Requests for documents should be directed to:

if you are a Kmart stockholder:		if you are a Sears stockholder:
By Mail:	Kmart Holding Corporation 3100 West Big Beaver Road Troy, Michigan 48084 Attention: Office of the Secretary	By Mail:	Sears, Roebuck & Co. 3333 Beverly Road Hoffman Estates, Illinois 60179 Attention: Office of the Secretary
By Telephone: (248) 463-1000		By Telephone: (847) 286-2500

        This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to Kmart was provided by Kmart, and the information contained in this joint proxy statement-prospectus with respect to Sears was provided by Sears.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of November 16, 2004

by and between

KMART HOLDING CORPORATION

and

SEARS, ROEBUCK AND CO.

	(j)	Benefit Plans	A-29
	(k)	Subsidiaries	A-30
	(l)	Absence of Certain Changes or Events	A-30
	(m)	Board Approval	A-30
	(n)	Vote Required	A-30
	(o)	Properties	A-30
	(p)	Intellectual Property	A-31
	(q)	Environmental Matters	A-31
	(r)	Labor and Employment Matters	A-32
	(s)	Brokers or Finders	A-32
	(t)	Opinion of Sears Financial Advisor	A-32
3.2.	Representations and Warranties of Kmart		A-32
	(a)	Organization, Standing and Power	A-32
	(b)	Capital Structure	A-33
	(c)	Authority	A-34
	(d)	SEC Documents; Undisclosed Liabilities	A-34
	(e)	Information Supplied	A-35
	(f)	Compliance with Applicable Laws and Reporting Requirements	A-35
	(g)	Legal Proceedings	A-36
	(h)	Taxes	A-36
	(i)	Certain Agreements	A-37
	(j)	Benefit Plans	A-37
	(k)	Subsidiaries	A-38
	(l)	Absence of Certain Changes or Events	A-38
	(m)	Board Approval	A-38
	(n)	Vote Required	A-38
	(o)	Properties	A-38
	(p)	Intellectual Property	A-39
	(q)	Environmental Matters	A-39
	(r)	Labor and Employment Matters	A-40
	(s)	Brokers or Finders	A-40
	(t)	Opinion of Kmart Financial Advisor	A-40
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS			A-40
4.1.	Covenants of Sears		A-40
	(a)	Ordinary Course	A-40
	(b)	Dividends; Changes in Stock	A-40
	(c)	Issuance of Securities	A-41
	(d)	Governing Documents, Etc	A-41
	(e)	No Acquisitions	A-41
	(f)	No Dispositions	A-41
	(g)	Indebtedness	A-42
	(h)	Other Actions	A-42
	(i)	Accounting Methods; Tax Matters	A-42
	(j)	Tax-Free Qualification	A-42
	(k)	Compensation and Benefit Plans	A-42
	(l)	No Liquidation	A-43
	(m)	Litigation	A-43
	(n)	No Restrictions on Business	A-43
	(o)	Other Agreements	A-43

4.2.	Covenants of Kmart		A-43
	(a)	Ordinary Course	A-43
	(b)	Dividends; Changes in Stock	A-43
	(c)	Issuance of Securities	A-44
	(d)	Governing Documents	A-44
	(e)	No Acquisitions	A-44
	(f)	No Dispositions	A-44
	(g)	Indebtedness	A-45
	(h)	Other Actions	A-45
	(i)	Accounting Methods; Tax Matters	A-45
	(j)	Tax-Free Qualification	A-45
	(k)	Compensation and Benefit Plans	A-45
	(l)	No Liquidation	A-46
	(m)	Litigation	A-46
	(n)	No Restrictions on Business	A-46
	(o)	Other Agreements	A-46
4.3.	Transition		A-46
4.4.	Advice of Changes; Government Filings		A-46
4.5.	Control of Other Party's Business		A-47
ARTICLE V ADDITIONAL AGREEMENTS			A-47
5.1.	Preparation of Proxy Statement; Stockholders Meetings		A-47
5.2.	Access to Information; Confidentiality		A-48
5.3.	Reasonable Best Efforts		A-49
5.4.	Acquisition Proposals		A-51
5.5.	Affiliates		A-54
5.6.	Stock Exchange Listing		A-54
5.7.	Employee Benefit Plans		A-54
5.8.	Section 16 Matters		A-55
5.9.	Fees and Expenses		A-55
5.10.	Governance		A-55
5.11.	Indemnification; Directors' and Officers' Insurance		A-55
5.12.	Public Announcements		A-57
5.13.	Additional Agreements		A-57
ARTICLE VI CONDITIONS PRECEDENT			A-57
6.1.	Conditions to Each Party's Obligation To Effect the Merger		A-57
	(a)	Stockholder Approval	A-57
	(b)	Exchange Listing	A-58
	(c)	Requisite Regulatory Approvals	A-58
	(d)	Form S-4	A-58
	(e)	No Injunctions or Restraints; Illegality	A-58
	(f)	Effective Times	A-58
6.2.	Conditions to Obligations of Kmart		A-58
	(a)	Representations and Warranties	A-58
	(b)	Performance of Obligations of Sears	A-59
	(c)	Tax Opinion	A-59
6.3.	Conditions to Obligations of Sears		A-59
	(a)	Representations and Warranties	A-59
	(b)	Performance of Obligations of Kmart	A-59
	(c)	Tax Opinion	A-60

ARTICLE VII TERMINATION AND AMENDMENT		A-60
7.1.	Termination	A-60
7.2.	Effect of Termination	A-61
7.3.	Amendment	A-62
7.4.	Extension; Waiver	A-62
ARTICLE VIII GENERAL PROVISIONS		A-63
8.1.	Non-survival of Representations, Warranties and Agreements	A-63
8.2.	Notices	A-63
8.3.	Interpretation	A-64
8.4.	Counterparts	A-64
8.5.	Entire Agreement; No Third Party Beneficiaries	A-64
8.6.	Governing Law	A-64
8.7.	Severability	A-64
8.8.	Assignment	A-65
8.9.	Submission to Jurisdiction	A-65
8.10.	Enforcement	A-65
8.11.	WAIVER OF JURY TRIAL	A-65

EXHIBITS

Exhibit A	Support Agreement
Exhibit 1.1(a)	Holdco Certificate of Incorporation
Exhibit 1.1(b)	Holdco By-laws
Exhibit 1.2	Holdco Directors and Officers Pre-Closing
Exhibit 1.10(a)	Sears Directors and Officers Post-Closing
Exhibit 1.10(b)	Kmart Directors and Officers Post-Closing
Exhibit 5.5	Form of Affiliate Agreement
Exhibit 5.10(a)	Holdco Directors Post-Closing
Exhibit 5.10(b)	Holdco Officers Post-Closing

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	5.4(a)
Acquisitions	4.1(e)
Agreement	Preamble
Applicable Antitrust Laws	3.1(c)
Benefit Plans	3.1(j)
Book-Entry Shares	2.5(d)
Canadian Antitrust Laws	3.1(c)
Cancelled Shares	2.1(b)
Cash Cap Number	2.3(a)
Cash Consideration	2.1(a)
Cash Electing Sears Share	2.1(a)
Cash Election	2.1(a)
Cash Election Number	2.3(b)
Cash Percentage	2.3(a)
Certificates	2.5(e)
Certificates of Merger	1.7(b)
Change in Kmart Recommendation	5.1(c)
Change in Recommendation	5.4(b)
Change in Sears Recommendation	5.1(b)
Closing	1.8
Closing Date	1.8
Code	Preamble
Confidentiality Agreements	5.2(b)
Converted Shares	2.1(b)
DGCL	1.6(c)
Dissenting Shares	2.4(a)
Effective Time	1.7(c)
Electing Sears Share	2.1(a)
Election Date	2.2(d)
Environmental Claim	3.1(q)
Environmental Laws	3.1(q)
Environmental Permits	3.1(q)
ERISA	3.1(j)
ESL	Recitals
Exchange Act	2.2(d)
Exchange Agent	2.2(a)
Exchange Fund	2.6(a)
Exchange Ratio	2.1(a)
Excluded Shares	2.1(b)
Form of Election	2.2(c)
Form S-4	5.1(a)
Former Kmart Holders	2.6(b)
Former Kmart Shares	2.6(b)
Governmental Entity	3.1(c)
Holdco	1.1
Holdco Common Stock	1.1
HSR Act	3.1(c)

Indemnified Parties	5.11(b)
Infringe	3.1(p)
Injunction	6.1(e)
Insiders	5.8
Joint Proxy Statement/Prospectus	5.1(a)
Kmart	Preamble
Kmart Benefit Plans	3.2(j)
Kmart Board Approval	3.2(m)
Kmart Book-Entry Shares	2.5(e)
Kmart Certificates	2.5(e)
Kmart Certificate of Merger	1.7(b)
Kmart Common Stock	2.5(a)
Kmart Consideration	2.5(a)
Kmart Contracts	3.2(i)
Kmart Disclosure Schedule	3.2
Kmart Indemnified Parties	5.11(b)
Kmart Intellectual Property	3.2(p)
Kmart Merger	1.6(b)
Kmart Merger Sub	1.3(b)
Kmart Permits	3.2(f)
Kmart Permitted Liens	3.2(o)
Kmart Preferred Stock	3.2(b)
Kmart Recommendation	5.1(c)
Kmart SEC Documents	3.2(d)
Kmart Stock Option	2.8(a)
Kmart Stock Plans	3.2(b)
Kmart Stockholders Meeting	5.1(c)
Kmart Termination Fee	7.2(b)
Kmart's Current Premium	5.11(d)
Lehman Brothers	3.2(s)
material	3.1(a)
material adverse effect	3.1(a)
Mergers	1.6(b)
Merger Consideration	2.5(a)
Merger Subs	1.3(b)
Morgan Stanley	3.1(t)
Nasdaq	2.6(d)
New Plans	5.7(b)
Non-Electing Sears Holders	2.6(b)
Non-Electing Sears Share	2.1(a)
NYBCL	1.6(c)
NYSE	3.2(c)
Other Kmart Stock-Based Awards	2.8(a)
Other Sears Stock-Based Awards	2.7(a)
Public Proposal	7.2(b)
Required Kmart Vote	3.2(n)
Required Sears Vote	3.1(n)
Required Stockholder Votes	3.2(n)
Required Stockholders Meetings	5.1(c)
Requisite Regulatory Approvals	6.1(c)

Restricted Kmart Share	2.8(a)
Restricted Sears Share	2.7(a)
Sears	Preamble
Sears Benefit Plans	3.1(j)
Sears Board Approval	3.1(m)
Sears Book-Entry Shares	2.2(a)
Sears Certificates	2.2(a)
Sears Certificate of Merger	1.7(a)
Sears Common Stock	2.1(a)
Sears Consideration	2.1(a)
Sears Contracts	3.1(i)
Sears Disclosure Schedule	3.1
Sears Indemnified Parties	5.11(a)
Sears Intellectual Property	3.1(p)
Sears Merger	1.6(a)
Sears Merger Sub	1.3(a)
Sears Option Cash-Out Amount	2.7(a)
Sears Permits	3.1(f)
Sears Permitted Liens	3.1(o)
Sears Preferred Stock	3.1(b)
Sears Recommendation	5.1(b)
Sears SEC Documents	3.1(d)
Sears SAR	2.7(a)
Sears Stock Option	2.7(a)
Sears Stock Plans	3.1(b)
Sears Stock Valuation	2.7(a)
Sears Stockholders Meeting	5.1(b)
Sears Termination Fee	7.2(c)
Sears's Current Premium	5.11(c)
Section 16 Information	5.8
SEC	3.1(a)
Securities Act	3.1(b)
Shortfall Number	2.3(c)
Significant Subsidiary	3.1(a)
Stock Consideration	2.1(a)
Stock Electing Sears Share	2.1(a)
Stock Election	2.1(a)
Stock Percentage	2.7(a)
Subsidiary	3.1(a)
Superior Proposal	5.4(f)
Support Agreement	Recitals
tax, taxable, taxes	3.1(h)
Violation	3.1(c)
Voting Debt	3.1(b)

        AGREEMENT AND PLAN OF MERGER dated as of November 16, 2004 (this "Agreement") is by and between Kmart Holding Corporation, a Delaware corporation ("Kmart"), and Sears, Roebuck and Co., a New York corporation ("Sears").

        WHEREAS, the Boards of Directors of Kmart and Sears have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, their respective Mergers (as defined in Section 1.6(b)) in which the issued and outstanding shares of capital stock of each of Kmart and Sears will be converted into the right to receive shares of capital stock of Holdco (as defined in Section 1.1);

        WHEREAS, the Boards of Directors of Kmart and Sears have each determined that their respective Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

        WHEREAS, Kmart and Sears desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

        WHEREAS, for Federal income tax purposes, (i) it is intended that the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) it is intended that the Kmart Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

        WHEREAS, as a condition and inducement to each of Kmart's and Sears's willingness to enter into this Agreement, Kmart, Sears and certain affiliates of ESL Investments, Inc. (collectively, "ESL") are entering into a Support Agreement, dated as of the date hereof in the form of Exhibit A hereto (the "Support Agreement"), pursuant to which, among other things, ESL has agreed to vote all shares of Kmart Common Stock and Sears Common Stock beneficially owned by ESL in favor of adoption of this Agreement, to make a Stock Election (as defined herein) with respect to all shares of Sears Common Stock beneficially owned by ESL and not to sell or otherwise transfer any shares of Kmart Common Stock or Sears Common Stock prior to the termination of such Support Agreement in accordance with its terms;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
THE MERGER

1.1.
Organization of Holdco. As promptly as practicable following the execution of this Agreement, Kmart shall organize a new corporation ("Holdco") under the laws of the State of Delaware for the sole purpose of effectuating the Mergers and the other transactions contemplated hereby. The Certificate of Incorporation and By-laws of Holdco shall initially be as agreed upon by Kmart and Sears. The authorized capital stock of Holdco shall initially consist of 100 shares of common stock, par value $0.01 per share (the "Holdco Common Stock"), of which only one share shall be issued to Kmart. Kmart shall take, and shall cause Holdco to take, all requisite action to cause the Certificate of Incorporation of Holdco to be in the form of Exhibit 1.1(a) hereto and the By-laws of Holdco to be in the form of Exhibit 1.1(b) hereto immediately following the Effective Time.

1.2.
Directors and Officers of Holdco. Prior to the Effective Time, the directors and officers of Holdco shall consist of the directors and officers as set forth on Exhibit 1.2. Kmart shall take all requisite action to cause the directors and officers of Holdco as of the Effective Time to be as provided in Section 5.10.

1.3.
Organization of Merger Subs. As promptly as practicable following the execution of this Agreement, Kmart shall cause Holdco to organize for the sole purpose of effectuating the Mergers:

(a)
a corporation organized under the laws of the State of New York ("Sears Merger Sub"); the Certificate of Incorporation and By-laws of Sears Merger Sub shall be in such forms as shall be determined by Holdco, Kmart and Sears as soon as practicable following the execution of this Agreement; and the authorized capital stock of Sears Merger Sub shall initially consist of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share; and

(b)
a corporation organized under the laws of the State of Delaware ("Kmart Merger Sub" and, together with Sears Merger Sub, the "Merger Subs"); the Certificate of Incorporation and By-laws of Kmart Merger Sub shall be in such forms as shall be determined by Holdco, Kmart and Sears as soon as practicable following the execution of this Agreement; and the authorized capital stock of Kmart Merger Sub shall initially consist of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share.

1.4.
Actions of Directors and Officers. As promptly as practicable following the execution of this Agreement, Kmart shall take all requisite action to designate the directors and officers of Holdco (subject to Sears's consent) and each of the Merger Subs and to take such steps as may be necessary or appropriate to complete the organization of Holdco as contemplated by Sections 1.1 and 1.2 and the Merger Subs as contemplated by Section 1.3. Kmart (and, if applicable, Sears) shall cause the directors of Holdco to ratify and approve this Agreement and to cause the directors of the Merger Subs to ratify and approve this Agreement.

1.5.
Actions of Sears and Kmart. As promptly as practicable following the execution of this Agreement, Kmart, as the holder of all the outstanding shares of Holdco Common Stock, shall cause Holdco to enter into and become a party to this Agreement and adopt this Agreement and shall cause Holdco, as the sole stockholder of each of the Merger Subs, to cause the Merger Subs to enter into and become a party to this Agreement and adopt this Agreement. Kmart shall cause Holdco, and Holdco shall cause the Merger Subs, to perform their respective obligations under this Agreement. As promptly as practicable after the date hereof the parties shall cause this Agreement to be amended to add Holdco and the Merger Subs as parties, and each Merger Sub shall become a constituent corporation in its respective Merger.

1.6.
The Mergers. At the Effective Time (as defined in Section 1.7(c)):

(a)
Sears Merger Sub shall be merged with and into Sears (the "Sears Merger"). Sears will be the surviving corporation in the Sears Merger, and the separate existence of Sears Merger Sub shall cease. As a result of the Sears Merger, Sears shall become a wholly-owned Subsidiary of Holdco.

(b)
Kmart Merger Sub shall be merged with and into Kmart (the "Kmart Merger" and, together with the Sears Merger, the "Mergers"). Kmart will be the surviving corporation in the Kmart Merger, and the separate existence of Kmart Merger Sub shall cease. As a result of the Kmart Merger, Kmart shall become a wholly-owned Subsidiary of Holdco.

(c)
The Sears Merger will have the effects set forth in the New York Business Corporation Law (the "NYBCL"), and the Kmart Merger will have the effects set forth in the Delaware General Corporation Law (the "DGCL").

1.7.
Effective Time of the Mergers. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.8), the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

(a)
Sears Merger Sub and Sears shall execute and deliver for filing a certificate of merger (the "Sears Certificate of Merger") to the Department of State for the State of New York, in such form and manner provided in the NYBCL. The applicable parties thereto shall make all other filings or recordings required under Section 904(b) and any other provision of the NYBCL to effect the Sears Merger.

(b)
Kmart Merger Sub and Kmart shall execute and deliver for filing a certificate of merger (the "Kmart Certificate of Merger" and, together with the Sears Certificate of Merger, the "Certificates of Merger") to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL. The applicable parties thereto shall make all other filings or recordings required under the DGCL to effect the Kmart Merger.

(c)
The Mergers shall become effective upon the filing of the Certificates of Merger with the Department of State for the State of New York and the Secretary of State for the State of Delaware or, in each case, at such time thereafter as is provided in such Certificates of Merger as agreed between the parties; provided that the Mergers shall become effective at the same time (such time as the Mergers become effective, the "Effective Time").

1.8.
Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or wavier or such conditions), unless another time or date is agreed to in writing. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing.

1.9.
Certificates of Incorporation and By-laws of the Surviving Corporations.

(a)
At the Effective Time, the Restated Certificate of Incorporation and By-laws of Sears shall be amended so as to read in their entirety as the Certificate of Incorporation and By-laws of Sears Merger Sub as in effect immediately prior to the Effective Time, except for the agent and except that the surviving corporation in the Sears Merger shall retain Sears's name.

(b)
At the Effective Time, the Amended and Restated Certificate of Incorporation and By-laws of Kmart shall be amended so as to read in their entirety as the Certificate of Incorporation and By-laws of Kmart Merger Sub as in effect immediately prior to the Effective Time, except for the incorporator and except that the surviving corporation in the Kmart Merger shall retain Kmart's name.

1.10.
Officers and Directors of the Surviving Corporations.

(a)
At the Effective Time, the persons indicated in Exhibit 1.10(a) shall be the directors and officers (with the offices indicated therein) of Sears, as the surviving corporation in the Sears Merger.

(b)
At the Effective Time, the persons indicated in Exhibit 1.10(b) shall be the directors and officers (with the offices indicated therein) of Kmart, as the surviving corporation in the Kmart Merger.

ARTICLE II
EFFECTS OF THE MERGERS

2.1.
Conversion of Sears Securities. At the Effective Time, by virtue of the Sears Merger and without any action on the part of Holdco, Sears Merger Sub, Sears or the holders of any of the following securities:

(a)
Conversion of Sears Common Stock. Each common share, par value $0.75 per share, of Sears ("Sears Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares (as defined in Section 2.1(b)) and any Dissenting Shares (as defined in Section 2.4(a)) shall, subject to Sections 2.3 and 2.6(d), be converted into the right to receive the following consideration (the "Sears Consideration"):

(i)
Each share of Sears Common Stock with respect to which an election to receive cash (a "Cash Election") has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a "Cash Electing Sears Share") shall be converted into the right to receive $50.00 in cash without interest (the "Cash Consideration").

(ii)
Each share of Sears Common Stock with respect to which an election to receive stock consideration (a "Stock Election") is properly made and not revoked or lost pursuant to Section 2.2 (each, a "Stock Electing Sears Share" and, together with each Cash Electing Sears Shares, an "Electing Sears Share") shall be converted into the right to receive 0.5 shares (the "Exchange Ratio"), subject to adjustment in accordance with Section 2.1(d), of validly issued, fully paid and non-assessable shares of Holdco Common Stock (together with any cash in lieu of fractional shares of Holdco Common Stock to be paid pursuant to Section 2.6(d), the "Stock Consideration").

(iii)
Each share of Sears Common Stock other than shares of Sears Common Stock with respect to which a Cash Election or a Stock Election is properly made and not revoked or lost pursuant to Section 2.2 (each, a "Non-Electing Sears Share") shall be converted into the right to receive the Cash Consideration or the Stock Consideration or a combination of both, subject to Section 2.3.

(b)
Sears and Kmart-Owned Shares. Each share of Sears Common Stock owned by Sears or Sears Merger Sub ("Cancelled Shares"), in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no consideration shall be paid with respect thereto. Each share of Sears Common Stock owned by Kmart or any direct or indirect wholly-owned Subsidiary of Sears or Kmart (the "Converted Shares" and, together with the Cancelled Shares, the "Excluded Shares"), in each case immediately prior to the Effective Time, shall be converted into the right to receive the Stock Consideration. The Stock Consideration paid pursuant to this Section 2.1(b) shall not be subject to proration under Section 2.3.

(c)
Conversion of Sears Merger Sub Stock. Each share of common stock of Sears Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and, subject to the NYBCL, non-assessable common share of Sears, as the surviving corporation in the Sears Merger.

(d)
Adjustments. If, after the date hereof and prior to the Effective Time, either (i) Kmart pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Kmart Common Stock or (ii) Sears pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Sears Common Stock, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Sears Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger

    Consideration, Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.2.
Sears Election Procedures.

(a)
Not less than three business days prior to the mailing of the Joint Proxy Statement/Prospectus, Kmart and Sears shall jointly designate a bank or trust company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Sears Common Stock (the "Sears Certificates") and shares of Sears Common Stock represented by book-entry ("Sears Book-Entry Shares").

(b)
Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Sears Common Stock other than Dissenting Shares shall be entitled to specify the number of such holder's shares of Sears Common Stock (and, if such shares to which the election relates are represented by Sears Certificates, such particular shares) with respect to which such holder makes a Cash Election or Stock Election.

(c)
Holdco shall prepare and file as an exhibit to the Form S-4 a form of election (the "Form of Election") in form and substance reasonably acceptable to Sears. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Sears Certificates shall pass only upon proper delivery of the Form of Election and any Sears Certificates. Sears shall mail the Form of Election with the Joint Proxy Statement/Prospectus (as defined in Section 5.1(a)) to all persons who are record holders of shares of Sears Common Stock as of the record date for the Sears Stockholders Meeting (as defined in Section 5.1(b)). The Form of Election shall be used by each record holder of shares of Sears Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Sears Common Stock held by such holder. Sears shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of shares of Sears Common Stock during the period between the record date for the Sears Stockholders Meeting and the Election Date.

(d)
Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (1) the date of the Sears Stockholders Meeting or (2) if the Closing Date is more than four business days following the Sears Stockholders Meeting, two business days preceding the Closing Date (the "Election Date"), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Sears Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Sears (or by an appropriate guarantee of delivery of such Sears Certificates as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Sears Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Sears Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Sears Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of Sears, unless and until such Cash Election or Stock Election is properly revoked.

(e)
Kmart and Sears shall publicly announce the anticipated Election Date at least five business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Kmart and Sears shall promptly announce any such delay and, when determined, the rescheduled Election Date.

  (f)
  Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Sears Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked with respect to shares of Sears Common Stock represented by Sears Certificates, Sears Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.

  (g)
  The determination of the Exchange Agent (or the joint determination of Kmart and Sears, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Kmart and Sears jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Kmart, after Kmart's reasonable consultation with Sears, make any rules as are consistent with this Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

2.3.
Sears Proration. Notwithstanding anything in this Agreement to the contrary (but subject to Sections 2.1(b) and 2.4):

(a)
The Cash Percentage (as defined below) of the shares of Sears Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time (such number, the "Cash Cap Number") shall be converted into the right to receive the Cash Consideration, and all other shares of Sears Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Stock Consideration. The "Cash Percentage" shall be equal to 45%, subject to adjustment as provided in Section 2.1(d).

(b)
If the aggregate number of Cash Electing shares of Sears Common Stock (such number, the "Cash Election Number") exceeds the Cash Cap Number, then (i) all Stock Electing Sears Shares and Non-Electing Sears Shares shall be converted into the right to receive the Stock Consideration and (ii) the number of Cash Electing Sears Shares of each stockholder of Sears that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Electing Sears Shares of such stockholder by (B) a fraction, the numerator of which is the Cash Cap Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Electing Sears Shares being converted into the right to receive the Stock Consideration.

(c)
If the Cash Election Number is less than the Cash Cap Number (such difference between the Cash Election Number and Cash Cap Number, the "Shortfall Number"), then (x) all Cash Electing Sears Shares shall be converted into the right to receive the Cash Consideration and

    (y) the Stock Electing Sears Shares and Non-Electing Sears Shares shall be treated in the following manner:

    (i)
    if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Sears Shares, then (x) all Stock Electing Sears Shares shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Sears Shares of each stockholder of Sears shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Electing Sears Shares equal to the product obtained by multiplying (1) the number of Non-Electing Sears Shares of such stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Sears Shares, with the remaining number of such holder's Non-Electing Sears Shares being converted into the right to receive the Stock Consideration; or

    (ii)
    if the Shortfall Number exceeds the aggregate number of Non-Electing Sears Shares, then (x) all Non-Electing Sears Shares shall be converted into the right to receive the Cash Consideration and (y) the number of Stock Electing Sears Shares of each stockholder of Sears that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Electing Sears Shares of such stockholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Sears Shares, and the denominator of which is the aggregate number of Stock Electing Sears Shares, with the remaining number of such holder's Stock Electing Sears Shares being converted into the right to receive the Stock Consideration.

  (d)
  For purposes of the calculations in this Section 2.3, shares of Sears Common Stock that constitute Dissenting Shares immediately prior to the Effective Time shall be deemed to be Non-Electing Shares.

2.4.
Sears Dissenting Shares.

(a)
Shares of Sears Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of shares of Sears Common Stock who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Sections 623 and 910 of the NYBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by the NYBCL. If any such stockholder of Sears shall fail to perfect or effectively shall withdraw or lose such stockholder's right to be paid fair value under Sections 623 and 910 of the NYBCL, such stockholder's shares of Sears Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration payable or issuable in respect of Non-Electing Sears Shares as set forth in Section 2.3 of this Agreement, without any interest thereon.

(b)
Sears shall give Kmart (or, after the Closing, Holdco) (i) notice of any notice received by Sears of intent to demand the fair value of any shares of Sears Common Stock, withdrawals of such notices and any other notices served pursuant to Sections 623 and 910 of the NYBCL and received by Sears and (ii) the opportunity to direct, jointly with Sears, all negotiations and proceedings with respect to the exercise of such dissenters' rights under Sections 623 and 910 of the NYBCL. Sears shall not, except with the prior written consent of Kmart (or, after the Closing, Holdco) or as otherwise required by applicable law, make any payment with respect to any such exercise of dissenters' rights or offer to settle or settle any such rights.

2.5.
Conversion of Kmart Securities. At the Effective Time, by virtue of the Kmart Merger and without any action on the part of Holdco, Kmart Merger Sub, Kmart or the holders of any of the following securities:

(a)
Conversion of Kmart Common Stock. Each share of common stock, par value $0.01 per share, of Kmart ("Kmart Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.5(b)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Holdco Common Stock (the "Kmart Consideration" and, together with the Sears Consideration, the "Merger Consideration").

(b)
Kmart and Sears-Owned Shares. Each share of Kmart Common Stock owned by Kmart or Kmart Merger Sub, in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto. Each share of Kmart Common Stock owned by Sears or any direct or indirect wholly-owned Subsidiary of Sears or Kmart, in each case immediately prior to the Effective Time, shall be converted into the right to receive the Kmart Consideration.

(c)
Conversion of Kmart Merger Sub Stock. Each share of common stock of Kmart Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of Kmart, as the surviving corporation in the Kmart Merger.

(d)
Cancellation of Holdco Common Stock. Each share of Holdco Common Stock held by Kmart immediately prior to the Effective Time shall be cancelled, and no consideration shall be paid with respect thereto.

(e)
Exchange of Certificates. Certificates that immediately prior to the Effective Time represented shares of Kmart Common Stock (the "Kmart Certificates" and, together with the Sears Certificates, the "Certificates") and shares of Kmart Common Stock represented by book-entry ("Kmart Book-Entry Shares" and, together with the Sears Book-Entry Shares, the "Book-Entry Shares") shall be exchanged in accordance with Section 2.6.

2.6.
Exchange of Certificates.

(a)
Deposit of Merger Consideration.

(i)
As of and from time to time after the Effective Time, Holdco shall deposit with the Exchange Agent, for the benefit of the stockholders of Sears and Kmart, (A) certificates or, at Holdco's option, evidence of shares in book entry form, representing shares of Holdco Common Stock in denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of shares of Sears Common Stock for which Sears Certificates or Sears Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such certificates (or evidence of book-entry form, as the case may be) for shares of Holdco Common Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund".

(ii)
The Exchange Agent shall invest any cash deposited with the Exchange Agent by Holdco as directed by Holdco, provided that no such investment or losses thereon shall affect the Cash Consideration payable to holders of shares of Sears Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and Holdco and Kmart shall promptly provide additional funds to the Exchange Agent for the benefit of holders of shares of Sears Common Stock entitled to receive such consideration in the amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to Holdco or Kmart, as Holdco directs.

  (b)
  Exchange Procedures.

  (i)
  As soon as reasonably practicable after the Effective Time, Holdco shall cause to be mailed to (x) each record holder, as of the Effective Time, of Non-Electing Sears Shares (such holders, "Non-Electing Sears Holders") and (y) each record holder, as of the Effective Time, of shares of Kmart Common Stock (such holders, "Former Kmart Holders" and such shares, "Former Kmart Shares")): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Non-Electing Sears Shares or Former Kmart Shares, as the case may be, shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Holdco may specify.

  (ii)
  (x) Each former stockholder of Sears who properly made and did not revoke a Cash Election or Stock Election shall be entitled to receive in exchange for such stockholder's Electing Sears Shares the following as specified in clauses (A) and (B), and (y) upon surrender by a Non-Electing Sears Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Sears Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of Holdco Common Stock, if any, into which such holder's shares of Sears Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Sears Common Stock to which an election or non-election of the same type were made), and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.6(g)) equal to (I) the amount of cash (including the Cash Consideration and cash in lieu of fractional interests in shares of Holdco Common Stock to be paid pursuant to Section 2.6(d)), if any, into which such holder's shares of Sears Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.6(c).

  (iii)
  Upon surrender by a Former Kmart Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Kmart Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of Holdco Common Stock into which such holder's shares of Kmart Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to

      Section 2.6(g)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.6(c).

    (iv)
    If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Sears Common Stock or Kmart Common Stock, as the case may be, represented by the Certificate pursuant to this Article II.

    (v)
    No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to shares of Sears Common Stock converted in the Sears Merger and shares of Kmart Common Stock converted in the Kmart Merger.

    (vi)
    At the Effective Time, the stock transfer books of Sears and Kmart shall be closed, and thereafter there shall be no further registration of transfers of shares of Sears Common Stock or Kmart Common Stock, respectively, that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to Sears or Kmart for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

  (c)
  Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Holdco Common Stock issuable with respect to the shares of Sears Common Stock or Kmart Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Holdco Common Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Holdco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Holdco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

  (d)
  No Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing Sears Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdco. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Holdco shall pay each holder of Sears Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Sears Common Stock held at the Effective Time and for which an election or non-election of the same type was made by such holder) would otherwise be entitled, by (b) the closing price on the NASDAQ National Market ("Nasdaq") for a share of Kmart Common Stock on the last trading day immediately preceding the Effective Time.

  (e)
  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the stockholders of Sears and Kmart on the first anniversary of the Effective Time shall be delivered to Holdco, upon demand by Holdco, and any stockholders of Sears or Kmart who have not theretofore complied with this Article II shall thereafter look only to Holdco for payment of their claim for any part of the Merger Consideration, any cash in lieu of fractional shares of Holdco Common Stock and any dividends or distributions with respect to Holdco Common Stock.

  (f)
  No Liability. None of Kmart, Sears or Holdco shall be liable to any holder of shares of Sears Common Stock or Kmart Common Stock for cash or shares of Holdco Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (g)
  Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Sears Common Stock, Dissenting Shares or shares of Kmart Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Sears Common Stock, Dissenting Shares or shares of Kmart Common Stock in respect of which such deduction and withholding was made by Holdco or the Exchange Agent.

2.7.
Sears Options, Etc.

(a)
The Board of Directors of Sears or the appropriate committee thereof shall take all action necessary so that:

(i)
Each option or other right to acquire Sears Common Stock under any Sears Stock Plan (as defined in Section 3.1(b)) (a "Sears Stock Option") and any stock appreciation right granted under any Sears Stock Plan (a "Sears SAR"), which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, cease to represent an option or other right to acquire, or to be a stock appreciation right with respect to, as the case may be, shares of Sears Common Stock and shall instead represent the right to receive, as soon as practicable after the Effective Time, an amount of cash equal to the product of (i) the excess, if any, of (A) the Sears Option Cash-Out Amount of a share of Sears Common Stock over (B) the exercise price per share of such stock option or stock appreciation right multiplied by (ii) the number of shares of Sears Common Stock subject to such stock option or stock appreciation right, less any required withholding taxes. For the purposes of this Section 2.7, the "Sears Option Cash-Out Amount" of a share of Sears Common Stock means the sum of (x) the Cash Percentage multiplied by the Cash Consideration, plus (y) the product of (1) the Stock Percentage (as defined below) multiplied by (2) the product of the Exchange Ratio multiplied by the closing price on Nasdaq for a share of Kmart Common Stock on the last trading day immediately preceding the Effective Time. The "Stock Percentage" means 100% minus the Cash Percentage.

    (ii)
    Each issued and outstanding share of Sears Common Stock subject to vesting or other lapse restrictions pursuant to the Sears Stock Plans immediately prior to the Effective Time (a "Restricted Sears Share") shall, as of the Effective Time, vest and become free of such restrictions to the extent required by the terms thereof and shall be converted into the right to receive the Stock Consideration in accordance with Section 2.1(a)(ii) and the other provisions of this Article II; provided that any fractional shares resulting from such conversion shall be rounded to the nearest whole share; and provided, further, that all Holdco Common Stock issuable upon conversion of such Restricted Sears Shares shall be subject to the same terms (including the vesting terms taking into account any required acceleration thereof by virtue of the transactions contemplated hereby) as were applicable to such Restricted Sears Shares in respect of which they are issued; and

    (iii)
    All stock-based awards, other than Sears Stock Options, Sears SARs and Restricted Sears Shares ("Other Sears Stock-Based Awards"), granted under any Sears Stock Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and become free of restrictions to the extent required by the terms thereof and shall be converted automatically at the Effective Time into a right or award with respect to a number of shares of Holdco Common Stock equal to the product of the number of shares of Sears Common Stock subject to such Other Sears Stock-Based Award multiplied by the Exchange Ratio; provided that all such converted stock-based rights or awards shall be subject to the same terms (including the vesting terms taking into account any required acceleration thereof by virtue of the transactions contemplated hereby) as were applicable to such Other Sears Stock-Based Awards in respect of which they are issued.

  (b)
  As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Restricted Sears Shares and Other Sears Stock-Based Awards appropriate notices setting forth such holders' rights pursuant to the Sears Stock Plans, and the agreements evidencing the grants of such Restricted Sears Shares and Other Sears Stock-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.7 after giving effect to the Sears Merger and the assumption by Holdco as set forth above).

  (c)
  Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to Restricted Sears Shares and Other Sears Stock-Based Awards assumed by it in accordance with this Section 2.7. As of the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Holdco Common Stock subject to such Sears equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Sears equity awards remain outstanding. With respect to those individuals who subsequent to the Sears Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Sears Stock Plans assumed pursuant to this Section 2.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Sears Stock Plan complied with such rule prior to the Sears Merger.

2.8.
Kmart Options, Etc.

(a)
The Board of Directors of Kmart or the appropriate committee thereof shall take all action necessary so that:

(i)
Each option or other right to acquire Kmart Common Stock granted under any Kmart Stock Plan (as defined in Section 3.2(b)) (a "Kmart Stock Option") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or other right to acquire shares of Kmart Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Kmart Stock Option (but taking into account any changes thereto provided for in the applicable Kmart Stock Plan, in any award agreement or in such option), that number of shares of Holdco Common Stock equal to the number of shares of Kmart Common Stock subject to such Kmart Stock Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Kmart Stock Option immediately prior to the Effective Time;

(ii)
Each issued and outstanding share of Kmart Common Stock subject to vesting or other lapse restrictions pursuant to the Kmart Stock Plans immediately prior to the Effective Time (a "Restricted Kmart Share") shall, as of the Effective Time, vest and become free of such restrictions to the extent required by the terms thereof and shall be converted into the right to receive the Kmart Consideration in accordance with Section 2.5(a) and the other provisions of this Article II; provided that all Holdco Common Stock issuable upon conversion of such Restricted Kmart Shares shall be subject to the same terms (including the vesting terms) as were applicable to such Restricted Kmart Shares in respect of which they are issued; and

(iii)
All stock-based awards, other than Kmart Stock Options and Restricted Kmart Shares ("Other Kmart Stock-Based Awards"), granted under any Kmart Stock Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and become free of restrictions to the extent required by the terms thereof and shall be converted automatically at the Effective Time into a right or award with respect to the same number of shares of Holdco Common Stock as they represented with respect to shares of Kmart Common Stock immediately prior to the Effective Time; provided that all such converted stock-based rights or awards shall be subject to the same terms (including the vesting terms) as were applicable to such Other Kmart Stock-Based Awards in respect of which they are issued.

(b)
As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Kmart Stock Options, Restricted Kmart Shares and Other Kmart Stock-Based Awards appropriate notices setting forth such holders' rights pursuant to the Kmart Stock Plans, and the agreements evidencing the grants of such Kmart Stock Options, Restricted Kmart Shares and Other Kmart Stock-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the Kmart Merger and the assumption by Holdco as set forth above).

(c)
Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to Kmart Stock Options, Restricted Kmart Shares and Other Kmart Stock-Based Awards assumed by it in accordance with this Section 2.8. As of the Effective Time, if requested by Kmart prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Holdco Common Stock subject to such Kmart equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Kmart equity awards remain outstanding. With respect to those individuals who subsequent to the Kmart Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Kmart Stock Plans assumed pursuant to this Section 2.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Kmart Stock Plan complied with such rule prior to the Kmart Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.
Representations and Warranties of Sears. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Sears to Kmart concurrently herewith (the "Sears Disclosure Schedule") (it being understood by the parties that any information disclosed in one subsection of the Sears Disclosure Schedule shall be deemed to be disclosed for purposes of each other subsection of the Sears Disclosure Schedule to which the relevance of such information is reasonably apparent) or (y) as disclosed in the Sears SEC Documents (as defined below) filed with the SEC prior to the date hereof, Sears represents and warrants to Kmart as follows:

(a)
Organization, Standing and Power. Each of Sears and its Significant Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Sears. The Restated Certificate of Incorporation and By-laws of Sears, copies of which have been made available to Kmart, are true, complete and correct copies of such documents as in effect on the date hereof. As used in this Agreement:

(i)
the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (B) at least a majority of the stock or other equity interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(ii)
a "Significant Subsidiary" means any Subsidiary of Sears or Kmart, as the case may be, that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC");

(iii)
any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect that is material in relation to the financial condition businesses or results of operations of such entity and its Subsidiaries taken as a whole; and

    (iv)
    the term "material adverse effect" means, with respect to any entity, a material adverse effect on the financial condition, businesses or results of operations of such entity and its Subsidiaries taken as a whole; provided that, for purposes of this clause (iii) above and this clause (iv) the following shall not be deemed "material" or to have a "material adverse effect": any change or event caused by or resulting from (A) changes, after the date hereof, in prevailing economic or market conditions in the United States or elsewhere (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to such entity and its Subsidiaries, (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)), (E) the execution, delivery and performance of this Agreement or the Support Agreement or the consummation of any transaction contemplated hereby or thereby or the announcement thereof, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

  (b)
  Capital Structure.

  (i)
  The authorized capital stock of Sears consists of 1,000,000,000 shares of Sears Common Stock and 50,000,000 preferred shares, par value $1.00 per share (the "Sears Preferred Stock"), of which 3,250,000 shares of Sears Preferred Stock are designated 8.88% Preferred Shares and 7,187,500 shares of Sears Preferred Stock are designated Series A Mandatorily Exchangeable Preferred Shares. As of the close of business on October 30, 2004 (A) 430,615,224 shares of Sears Common Stock were issued (including shares held in treasury), 33,062,583 shares of Sears Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to any plans of Sears under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part on the value of, Sears Common Stock, has been conferred on any individual or entity (such stock options, units and other awards and plans, collectively, the "Sears Stock Plans"), and 223,800,540 shares of Sears Common Stock were held by Sears in its treasury or by its Subsidiaries; and (B) no shares of Sears Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Sears Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the NYBCL, non-assessable and are not subject to preemptive rights.

  (ii)
  No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Sears are issued or outstanding.

  (iii)
  Except for (A) this Agreement, (B) Sears Stock Options, Sears SARs and Other Sears Stock-Based Awards that represented, as of October 30, 2004, the right to acquire up to an aggregate of 31,998,113 shares of Sears Common Stock, and (C) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Sears or any Subsidiary of Sears is a party or by which it or any such Subsidiary is bound obligating Sears or any Subsidiary of Sears to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any

      Voting Debt or stock appreciation rights of Sears or of any Subsidiary of Sears or obligating Sears or any Subsidiary of Sears to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Sears or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Sears or any of its Subsidiaries, or (B) pursuant to which Sears or any of its Subsidiaries is or could be required to register shares of Sears Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), except any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

    (iv)
    Since October 30, 2004, except as permitted by Section 4.1, Sears has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Sears or any of its Subsidiaries, other than pursuant to and as required by the terms of the Sears Stock Plans and any employee stock options and other awards issued under the Sears Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Sears Subsidiaries, any shares of capital stock of Sears or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Sears dividends or other distributions on the outstanding shares of capital stock of Sears, other than regular quarterly cash dividends on the Sears Common Stock at an amount per share not in excess of the regular quarterly cash dividend most recently declared by Sears prior to the date hereof.

    (v)
    The Sears employee stock purchase plan (A) will continue until the Closing Date, and no further purchase periods will commence thereafter, and (B) will be terminated by Sears immediately prior to and effective as of the Closing Date. The optional cash purchase (but not the dividend reinvestment) feature of any Sears dividend reinvestment and stock purchase plan will be terminated within 30 days of a written request by Kmart unless all such optional cash purchases are satisfied through open market purchases of Sears Common Stock and not through new issuances of Sears Common Stock by Sears.

  (c)
  Authority.

  (i)
  Sears has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Sears Merger to the adoption of this Agreement by the Required Sears Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sears, subject in the case of the consummation of the Sears Merger to the adoption of this Agreement by the Required Sears Vote. This Agreement has been duly executed and delivered by Sears and constitutes a valid and binding obligation of Sears, enforceable against Sears in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

  (ii)
  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Restated Certificate of Incorporation or By-laws of Sears or equivalent governing documents of any Significant Subsidiary of Sears, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Sears Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sears or any Subsidiary of Sears or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Sears or (y) prevent, materially delay or materially impede Sears's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

    (iii)
    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or self-regulatory organization (a "Governmental Entity") is required by or with respect to Sears or any Subsidiary of Sears in connection with the execution and delivery of this Agreement by Sears or the consummation by Sears of the transactions contemplated hereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Sears or (y) prevent, materially delay or materially impede Sears's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Sears Certificate of Merger with the applicable Governmental Entities required by the NYBCL, (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (D) such authorizations required pursuant the Competition Act (Canada) and the Investment Canada Act of 1985 (Canada) (collectively, the "Canadian Antitrust Laws" and, together with the HSR Act, the "Applicable Antitrust Laws").

  (d)
  SEC Documents; Undisclosed Liabilities.

  (i)
  Sears has filed all required reports, schedules, registration statements and other documents with the SEC since December 29, 2002 (the "Sears SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Sears SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sears SEC Documents, and none of the Sears SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Sears included in the Sears SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of

      Sears and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Sears SEC Documents.

    (ii)
    Except for (A) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of Sears included in its Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, as filed with the SEC prior to the date hereof, (B) liabilities incurred since October 2, 2004 in the ordinary course of business consistent with past practice, (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sears, (D) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Sears and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Sears's financial statements in accordance with generally accepted accounting principles.

  (e)
  Information Supplied. None of the information supplied or to be supplied by Sears for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement relating to the Sears Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Sears with respect to statements made or incorporated by reference therein based on information supplied by Kmart for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

  (f)
  Compliance with Applicable Laws and Reporting Requirements.

  (i)
  Sears and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Sears and its Subsidiaries, taken as a whole (the "Sears Permits"), and Sears and its Subsidiaries are and have been in compliance with the terms of the Sears Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Sears. The businesses of Sears and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Sears. To the knowledge of Sears, no investigation by any Governmental Entity with respect to Sears or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Sears.

  (ii)
  Sears and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act)

      sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Sears (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Sears in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Sears's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Sears's auditors and the audit committee of Sears's Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Sears's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Sears's internal controls over financial reporting. Sears has made available to Kmart a summary of any such disclosure made by management to Sears's auditors and audit committee since January 1, 2002.

  (g)
  Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Sears, threatened, against or affecting Sears or any Subsidiary of Sears that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sears, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Sears or any Subsidiary of Sears having or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sears or on Holdco after the Effective Time. No claim, suit, action, investigation, demand or proceeding alleging that Sears or any of its Subsidiaries is liable for asbestos-related matters, individually or in the aggregate, has, and none of them would reasonably be likely to have, a material adverse effect on Sears.

  (h)
  Taxes. Sears and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or Sears has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Sears SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Sears and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Sears or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither Sears nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

  (i)
  Certain Agreements. Except for this Agreement, neither Sears nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $2.0 million or more per annum, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that limits the ability of Sears or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Sears and its Subsidiaries taken as a whole, (iv) in the case of a Sears Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (v) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.1(i) (collectively referred to herein as the "Sears Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Sears. Neither Sears nor any of its Subsidiaries has, and to the knowledge of Sears, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Sears Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Sears.

  (j)
  Benefit Plans.

  (i)
  With respect to each employee benefit plan (including any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called "Benefit Plans"), under which any employee or former employee of Sears or any of its Subsidiaries has any present or future right to benefits, maintained or contributed to by Sears or any of its Subsidiaries or under which Sears or any of its Subsidiaries has any present or future liability (the "Sears Benefit Plans"), Sears has made available to Kmart a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) such Sears Benefit Plan, (C) each trust agreement relating to such Sears Benefit Plan, if any, (D) the most recent summary plan description for each Sears Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Sears Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any Sears Benefit Plan qualified under Section 401(a) of the Code, if any.

  (ii)
  With respect to the Sears Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Sears, there exists no condition or set of circumstances, in connection with which Sears or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Sears under ERISA, the Code or any other applicable law.

    (iii)
    True and complete copies of the Sears Stock Plans as in effect on the date hereof have been provided or made available to Kmart.

    (iv)
    No Sears Benefit Plan or Sears Stock Plan exists that could result in the payment to any present or former employee of Sears or any Subsidiary of Sears of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Sears or any Subsidiary of Sears, in each case, as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

  (k)
  Subsidiaries. Exhibit 21 to Sears's Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the SEC prior to the date hereof includes all the Subsidiaries of Sears that are Significant Subsidiaries. All of the shares of capital stock of each of the Subsidiaries held by Sears or by another Subsidiary of Sears are fully paid and nonassessable and are owned by Sears or a Subsidiary of Sears free and clear of any claim, lien or encumbrance.

  (l)
  Absence of Certain Changes or Events. Except as disclosed in the Sears SEC Documents filed prior to the date hereof (or, in the case of actions taken after the date hereof, except as permitted by Section 4.1), since October 2, 2004, (i) Sears and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) that has had, or would reasonably be expected to have, a material adverse effect on Sears.

  (m)
  Board Approval. The Board of Directors of Sears, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "Sears Board Approval"), has (i) adopted this Agreement, and (ii) recommended that the stockholders of Sears adopt this Agreement and directed that such matter be submitted for consideration by Sears stockholders at the Sears Stockholders Meeting (as defined in Section 5.1(b)). The Sears Board Approval constitutes approval of this Agreement and the Sears Merger for purposes of Section 912 of the NYBCL such that no other action or approval of the Board of Directors or any person is needed to exempt this Agreement, the Support Agreement, the Sears Merger or the other transactions contemplated hereby from the restrictions of Section 912 of the NYBCL and of any other transaction effected by Kmart or any of its affiliates for purposes of Section 912 of the NYBCL. To the knowledge of Sears, except for Section 912 of the NYBCL (which has been rendered inapplicable), no "moratorium," "control share," "fair price" or other anti-takeover law or regulation is applicable to this Agreement, the Sears Merger, or the other transactions contemplated hereby.

  (n)
  Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Sears Common Stock to adopt this Agreement (the "Required Sears Vote") is the only vote of the holders of any class or series of Sears capital stock necessary to adopt this Agreement.

  (o)
  Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sears, Sears or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Sears SEC Documents as being owned by Sears or one of its Subsidiaries or acquired after the date thereof that are material to Sears's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Sears (such liens, imperfections and irregularities in clauses (A),(B) and (C), "Sears Permitted Liens"), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Sears SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sears's knowledge, the lessor.

  (p)
  Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sears, (i) Sears or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Sears Permitted Liens or have a valid license to use all material patents, inventions, copyrights, software, trademarks, service marks, domain names, trade names and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the "Sears Intellectual Property") necessary to carry on their business as currently conducted, (ii) the Sears Intellectual Property does not infringe, imitate, misappropriate, dilute, violate or otherwise derogate or make unauthorized use of ("Infringe") the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Sears, no facts or circumstances exist that would affect the validity, substance or existence of, or Sears's rights in, the Sears Intellectual Property, (iv) Sears and its Subsidiaries have taken reasonable actions to protect and maintain the Sears Intellectual Property, including Sears Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Sears, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Sears Intellectual Property, nor does Sears know of any valid basis therefor.

  (q)
  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sears, (i) Sears and its Subsidiaries hold, and are currently, and have been for the last five years, in continuous compliance with all applicable permits, licenses, registrations and other governmental authorizations required under all foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health, natural resources or the environment ("Environmental Laws") for Sears to conduct its operations ("Environmental Permits"), and are currently, and have been for the last five years, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Sears, there is no condition that would reasonably be expected to violate applicable Environmental Laws or applicable Environmental Permits in the future, (ii) to Sears's knowledge, Sears and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an "Environmental Claim"), and Sears has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation and any other material that is regulated pursuant to any Environmental Laws or that would reasonably be expected to result in liability under any Environmental Laws have been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Sears or its Subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability to Sears or its Subsidiaries under or relating to, any Environmental Laws, and (iv) Sears and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

  (r)
  Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sears, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Sears, threatened against Sears or any of its Subsidiaries, (ii) no union organizing campaign with respect to the employees of Sears or its Subsidiaries is underway or, to Sears's knowledge, threatened, (iii) there is no unfair labor practice charge or complaint against Sears or its Subsidiaries pending or, to the knowledge of Sears, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to Sears or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

  (s)
  Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Morgan Stanley & Co. Incorporated ("Morgan Stanley") is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Sears has disclosed to Kmart all material terms of the engagement of Morgan Stanley.

  (t)
  Opinion of Sears Financial Advisor. Sears has received the opinion of Morgan Stanley, dated the date hereof, to the effect that the Sears Consideration is fair, from a financial point of view, to Sears and the holders of Sears Common Stock.

3.2.
Representations and Warranties of Kmart. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Kmart to Sears concurrently herewith (the "Kmart Disclosure Schedule") (it being understood by the parties that any information disclosed in one subsection of the Sears Disclosure Schedule shall be deemed to be disclosed for purposes of each other subsection of the Sears Disclosure Schedule to which the relevance of such information is reasonably apparent), or (y) as disclosed in the Kmart SEC Documents (as defined below) filed with the SEC prior to the date hereof, Kmart represents and warrants to Sears as follows:

(a)
Organization, Standing and Power. Each of Kmart and the Significant Subsidiaries of Kmart is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Kmart. The Amended and Restated Certificate of Incorporation and By-laws of Kmart, copies of which have been made available to Sears, are true, complete and correct copies of such documents as in effect on the date hereof. Each of Holdco and the Merger Subs shall be, as of the

    Closing, a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation.

  (b)
  Capital Structure. (i) The authorized capital stock of Kmart consists of 500,000,000 shares of Kmart Common Stock, and 20,000,000 shares of preferred stock, par value $0.01 per share ("Kmart Preferred Stock"). As of the close of business on November 16, 2004, (A) 89,677,509 shares of Kmart Common Stock were issued (including shares held in treasury), 1,318,321 shares of Kmart Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to any plans of Kmart under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part on the value of, Kmart Common Stock has been conferred on any individual or entity (such stock options, units and other awards and plans, collectively, the "Kmart Stock Plans"), and 499,506 shares of Kmart Common Stock were held by Kmart in its treasury or by its Subsidiaries; and (B) no shares of Kmart Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Kmart Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights. The shares of Holdco Common Stock to be issued pursuant to or as specifically contemplated by this Agreement (including as contemplated by Sections 2.7 and 2.8 hereof) will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

  (ii)
  No Voting Debt of Kmart is issued or outstanding.

  (iii)
  Except for (A) this Agreement, (B) Kmart Stock Options and Other Kmart Stock-Based Awards that represented, as of November 16, 2004, the right to acquire up to an aggregate of 1,318,321 shares of Kmart Common Stock, and (C) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Kmart or any Subsidiary of Kmart is a party or by which it or any such Subsidiary is bound obligating Kmart or any Subsidiary of Kmart to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Kmart or of any Subsidiary of Kmart or obligating Kmart or any Subsidiary of Kmart to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Kmart or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Kmart or any of its Subsidiaries or (B) pursuant to which Kmart or any of its Subsidiaries is or could be required to register shares of Kmart Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

  (iv)
  Since November 16, 2004, except as permitted by Section 4.2, Kmart has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of Kmart or any of its Subsidiaries, other than pursuant to and as required by the terms of the Kmart Stock Plans and any employee stock options and other awards issued under the Kmart Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Kmart Subsidiaries, any shares of capital stock of Kmart or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Kmart dividends or other distributions on the outstanding shares of capital stock of Kmart.

  (c)
  Authority.

  (i)
  Kmart has all requisite corporate power and authority to enter into this Agreement and, except for the adoption of this Agreement by the Required Kmart Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kmart, except for the adoption of this Agreement by the Required Kmart Vote. This Agreement has been duly executed and delivered by Kmart and constitutes a valid and binding obligation of Kmart, enforceable against Kmart in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

  (ii)
  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Amended and Restated Certificate of Incorporation or By-laws of Kmart or equivalent governing documents of any Significant Subsidiary of Kmart, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Kmart Benefit Plan (as defined in Section 3.2(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Kmart or any Subsidiary of Kmart or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Kmart or (y) prevent, materially delay or materially impede Kmart's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  (iii)
  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Kmart or any Subsidiary of Kmart in connection with the execution and delivery of this Agreement by Kmart or the consummation by Kmart of the transactions contemplated hereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Kmart or (y) prevent, materially delay or materially impede Kmart's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus, the Form S-4 and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the Kmart Certificate of Merger with the Secretary of State of the State of Delaware, (D) the listing of the Holdco Common Stock on Nasdaq or New York Stock Exchange, Inc. (the "NYSE") (as to be agreed by the parties), and (E) notices, filings and other authorizations under the Applicable Antitrust Laws.

  (d)
  SEC Documents; Undisclosed Liabilities.

  (i)
  Kmart has filed all required reports, schedules, registration statements and other documents with the SEC since May 6, 2003 (the "Kmart SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Kmart SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Kmart SEC Documents, and none of the Kmart SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Kmart included in the Kmart SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Kmart and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Kmart SEC Documents.

    (ii)
    Except for (A) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of Kmart included in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2004, as filed with the SEC prior to the date hereof, (B) liabilities incurred since July 28, 2004 in the ordinary course of business consistent with past practice, (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Kmart, (D) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Kmart and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Kmart's financial statements in accordance with generally accepted accounting principles.

  (e)
  Information Supplied. None of the information supplied or to be supplied by Kmart for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus (other than the Proxy Statement relating to the Sears Stockholders Meeting) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Kmart with respect to statements made or incorporated by reference therein based on information supplied by Sears for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

  (f)
  Compliance with Applicable Laws and Reporting Requirements.

  (i)
  Kmart and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Kmart and its Subsidiaries, taken as a whole (the "Kmart Permits"), and Kmart and its Subsidiaries are and have been in compliance with the terms of the Kmart Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Kmart. The businesses of Kmart and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Kmart. To the knowledge of Kmart, no investigation by any Governmental Entity with respect to Kmart or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Kmart.

    (ii)
    Kmart and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Kmart (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Kmart in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Kmart's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Kmart's auditors and the audit committee of Kmart's Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Kmart's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Kmart's internal controls over financial reporting. Kmart has made available to Sears a summary of any such disclosure made by management to Kmart's auditors and audit committee since January 1, 2002.

  (g)
  Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Kmart, threatened, against or affecting Kmart or any Subsidiary of Kmart that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Kmart, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Kmart or any Subsidiary of Kmart having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Kmart or on Holdco after the Effective Time. No claim, suit, action, investigation, demand or proceeding alleging that Kmart or any of its Subsidiaries is liable for asbestos-related matters, individually or in the aggregate, has, and none of them would reasonably be likely to have, a material adverse effect on Kmart.

  (h)
  Taxes. Kmart and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or Kmart has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Kmart SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Kmart and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Kmart or any of its Subsidiaries that are not adequately reserved for. Neither Kmart nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code or the Kmart Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  (i)
  Certain Agreements. Except for this Agreement, neither Kmart nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $2.0 million or more per annum, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that limits the ability of Kmart or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Kmart and its Subsidiaries taken as a whole, (iv) in the case of a Kmart Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (v) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.2(i) (collectively referred to herein as "Kmart Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Kmart. Neither Kmart nor any of its Subsidiaries has, and to the knowledge of Kmart, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Kmart Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Kmart.

  (j)
  Benefit Plans.

  (i)
  With respect to each Benefit Plan, under which any employee or former employee of Kmart or any of its Subsidiaries has any present or future right to benefits, maintained or contributed to by Kmart or any of its Subsidiaries or under which Kmart or any of its Subsidiaries has any present or future liability (the "Kmart Benefit Plans"), Kmart has made available to Sears a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) such Kmart Benefit Plan, (C) each trust agreement relating to such Kmart Benefit Plan, if any, (D) the most recent summary plan description for each Kmart Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Kmart Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any Kmart Benefit Plan qualified under Section 401(a) of the Code, if any.

  (ii)
  With respect to the Kmart Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Kmart, there exists no condition or set of circumstances in connection with which Kmart or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Kmart under ERISA, the Code or any other applicable law.

    (iii)
    True and complete copies of the Kmart Stock Plans as in effect on the date hereof have been provided or made available to Sears.

    (iv)
    No Kmart Benefit Plan or Kmart Stock Plan exists that could result in the payment to any present or former employee of Kmart or any Subsidiary of Kmart of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Kmart or any Subsidiary of Kmart, in each case, as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

  (k)
  Subsidiaries. Exhibit 21 to Kmart's Annual Report on Form 10-K for the fiscal year ended January 28, 2004 filed with the SEC prior to the date hereof includes all the Subsidiaries of Kmart that are Significant Subsidiaries. All of the shares of capital stock of each of the Subsidiaries held by Kmart or by another Subsidiary of Kmart are fully paid and nonassessable and are owned by Kmart or a Subsidiary of Kmart free and clear of any claim, lien or encumbrance.

  (l)
  Absence of Certain Changes or Events. Except as disclosed in the Kmart SEC Documents filed prior to the date hereof (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since July 28, 2004, (i) Kmart and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) that has had, or would reasonably be expected to have, a material adverse effect on Kmart.

  (m)
  Board Approval. The Board of Directors of Kmart, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "Kmart Board Approval"), has (i) approved this Agreement and declared it to be advisable, and (ii) recommended that the stockholders of Kmart adopt this Agreement and directed that such matter be submitted for consideration by Kmart stockholders at the Kmart Stockholders Meeting (as defined in Section 5.1(c)). To the knowledge of Kmart, no "moratorium," "control share," "fair price" or other anti-takeover law or regulation is applicable to this Agreement, the Kmart Merger or the other transactions contemplated hereby.

  (n)
  Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Kmart Common Stock to adopt this Agreement (the "Required Kmart Vote" and, together with the Required Sears Vote, the "Required Stockholder Votes") is the only vote of the holders of any class or series of Kmart capital stock necessary to adopt this Agreement and to approve the transactions contemplated hereby (including the Kmart Merger).

  (o)
  Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Kmart, Kmart or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Kmart SEC Documents as being owned by Kmart or one of its Subsidiaries or acquired after the date thereof that are material to Kmart's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due,(B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Kmart (such liens, imperfections and irregularities in clauses (A),(B) and (C), "Kmart Permitted Liens"), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Kmart SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Kmart's knowledge, the lessor.

  (p)
  Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Kmart, (i) Kmart or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Kmart Permitted Liens or have a valid license to use all material patents, inventions, copyrights, software, trademarks, service marks, domain names, trade names and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the "Kmart Intellectual Property") necessary to carry on their business as currently conducted, (ii) the Kmart Intellectual Property does not Infringe the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Kmart, no facts or circumstances exist that would affect the validity, substance or existence of, or Kmart's rights in, the Kmart Intellectual Property, (iv) Kmart and its Subsidiaries have taken reasonable actions to protect and maintain the Kmart Intellectual Property, including Kmart Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Kmart, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Kmart Intellectual Property, nor does Kmart know of any valid basis therefor.

  (q)
  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Kmart, (i) Kmart and its Subsidiaries hold, and are currently, and have been for the last five years, in continuous compliance with all applicable Environmental Permits, and are currently, and have been for the last five years, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Kmart, there is no condition that would reasonably be expected to violate applicable Environmental Laws or applicable Environmental Permits in the future, (ii) to Kmart's knowledge, Kmart and its Subsidiaries have not received any Environmental Claim, and Kmart has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation and any other material that is regulated pursuant to any Environmental Laws or that would reasonably be expected to result in liability under any Environmental Laws have been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Kmart or its Subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability to Kmart or its Subsidiaries under or relating to, any Environmental Laws, and (iv) Kmart and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

  (r)
  Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Kmart, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Kmart, threatened against Kmart or any of its Subsidiaries, (ii) no union organizing campaign with respect to the employees of Kmart or its Subsidiaries is underway or, to Kmart's knowledge, threatened, (iii) there is no unfair labor practice charge or complaint against Kmart or its Subsidiaries pending or, to the knowledge of Kmart, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to Kmart or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

  (s)
  Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Lehman Brothers Inc. ("Lehman Brothers") is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Kmart has disclosed to Sears all material terms of the engagement of Lehman Brothers.

  (t)
  Opinion of Kmart Financial Advisor. Kmart has received the opinion of Lehman Brothers, dated the date hereof, to the effect that the Merger Consideration is fair, from a financial point of view, to Kmart.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.
Covenants of Sears. During the period from the date hereof and continuing until the Effective Time, Sears agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Kmart shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a)
Ordinary Course. Sears and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Sears shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries' operating policies in any respect that is material to Sears, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 4.1(a) of the Sears Disclosure Schedule, in the aggregate, or (iv) enter into any agreement that would constitute a Sears Contract had such agreement been in effect on the date hereof or terminate or make any material change to any Sears Contract, except in the ordinary course of business consistent with past practice.

(b)
Dividends; Changes in Stock. Sears shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends on the Sears Common Stock at an amount per share not in excess of the regular quarterly cash dividend most recently declared prior to the date hereof with usual record and payment dates for such dividends in accordance with Sears's past dividend practice, and (B) for dividends by a wholly-owned Subsidiary of Sears, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination or reclassification of capital stock of a wholly-owned Subsidiary of Sears or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of Sears to Sears or another wholly-owned Subsidiary of Sears) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for any wholly-owned Subsidiary of Sears.

  (c)
  Issuance of Securities. Sears shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Sears Common Stock required to be issued upon the exercise or settlement of Sears Stock Options, Sears Stock Appreciation Rights or other equity rights or obligations under the Sears Stock Plans or Sears Benefit Plans outstanding on the date hereof in accordance with the terms of the applicable Sears Stock Plan or Sears Benefit Plan in effect on the date hereof, or (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of Sears.

  (d)
  Governing Documents, Etc. Sears shall not amend or propose to amend its Restated Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Sears.

  (e)
  No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, "Acquisitions") that (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, (ii) are Acquisitions of inventory in the ordinary course of business consistent with past practice, and (iii) for which the fair market value of the total consideration paid by Sears and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in Section 4.1(e) of the Sears Disclosure Schedule, Sears shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Sears; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

  (f)
  No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, (ii) dispositions referred to in Sears SEC Documents filed prior to the date hereof or as disclosed in the Sears Disclosure Schedule, (iii) are dispositions of inventory in the ordinary course of business consistent with past practice, and (iv) other dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate the amount set forth in Section 4.1(f) of the Sears Disclosure Schedule, Sears shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Sears and its Subsidiaries) that are material, individually or in the aggregate, to Sears.

  (g)
  Indebtedness. Sears shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Sears or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Sears to Sears or to another Subsidiary of Sears, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.1(g) of the Sears Disclosure Schedule.

  (h)
  Other Actions. Sears shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

  (i)
  Accounting Methods; Tax Matters. Except as disclosed in any Sears SEC Document filed prior to the date hereof, Sears shall not change its methods of accounting in effect at January 3, 2004, except as required by changes in generally accepted accounting principles as concurred in by Sears's independent auditors. Sears shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Sears or Holdco after the Effective Time.

  (j)
  Tax-Free Qualification. Sears shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

  (k)
  Compensation and Benefit Plans. Sears shall not and shall not permit its Subsidiaries to, except as set forth in Section 4.1(k) of the Sears Disclosure Schedule: (i) other than in the ordinary course of business consistent with past practice with respect to employees (but not directors of Sears or officers of Sears or any Significant Subsidiary thereof), enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Sears Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Sears or a Subsidiary of Sears and one or more of its directors, officers or employees, (ii) except as required by any plan or arrangement as in effect as of the date hereof and except for, with respect to employees (but not directors of Sears or officers of Sears or any Significant Subsidiary thereof), normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any contract, plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.1(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award or any Sears Benefit Plan shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

  (l)
  No Liquidation. Sears shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

  (m)
  Litigation. Sears shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Sears and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.1(m) of the Sears Disclosure Schedule.

  (n)
  No Restrictions on Business. Sears shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Holdco, Sears or Kmart or any of their respective Subsidiaries from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Holdco or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

  (o)
  Other Agreements. Sears shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2.
Covenants of Kmart. During the period from the date hereof and continuing until the Effective Time, Kmart agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Sears shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a)
Ordinary Course. Kmart and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Kmart shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries' operating policies in any respect that is material to Kmart, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 4.2(a) of the Kmart Disclosure Schedule, in the aggregate, or (iv) enter into any agreement that would constitute a Kmart Contract had such agreement been in effect on the date hereof or terminate or make any material change to any Kmart Contract, except in the ordinary course of business consistent with past practice.

(b)
Dividends; Changes in Stock. Kmart shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of Kmart, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination or reclassification of capital stock of a wholly-owned Subsidiary of Kmart or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of Kmart to Kmart or another wholly-owned Subsidiary of Kmart) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for any wholly-owned Subsidiary of Kmart.

  (c)
  Issuance of Securities. Kmart shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Kmart Common Stock required to be issued upon the exercise or settlement of Kmart Stock Options or other equity rights or obligations under the Kmart Stock Plans or Kmart Benefit Plans outstanding on the date hereof in accordance with the terms of the applicable Kmart Stock Plan or Kmart Benefit Plan in effect on the date hereof, or (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of Kmart.

  (d)
  Governing Documents. Kmart shall not amend or propose to amend its Amended and Restated Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Kmart.

  (e)
  No Acquisitions. Other than Acquisitions that (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, (ii) are Acquisitions of inventory in the ordinary course of business consistent with past practice, and (iii) for which the fair market value of the total consideration paid by Kmart and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in Section 4.2(e) of the Kmart Disclosure Schedule, Kmart shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Kmart; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

  (f)
  No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, (ii) dispositions referred to in Kmart SEC Documents filed prior to the date hereof or as disclosed in the Kmart Disclosure Schedule, (iii) are dispositions of inventory in the ordinary course of business consistent with past practice, and (iv) other dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate the amount set forth in Section 4.2(f) of the Kmart Disclosure Schedule, Kmart shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Kmart and its Subsidiaries) that are material, individually or in the aggregate, to Kmart.

  (g)
  Indebtedness. Kmart shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Kmart or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Kmart to Kmart or to another Subsidiary of Kmart, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.2(g) of the Kmart Disclosure Schedule.

  (h)
  Other Actions. Kmart shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

  (i)
  Accounting Methods; Tax Matters. Except as disclosed in any Kmart SEC Document filed prior to the date hereof, Kmart shall not change its methods of accounting in effect at January 28, 2004, except as required by changes in generally accepted accounting principles as concurred in by Kmart's independent auditors. Kmart shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Kmart or Holdco after the Effective Time.

  (j)
  Tax-Free Qualification. Kmart shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code or the Kmart Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  (k)
  Compensation and Benefit Plans. Kmart shall not and shall not permit its Subsidiaries to, except as set forth in Section 4.2(k) of the Kmart Disclosure Schedule: (i) other than in the ordinary course of business consistent with past practice with respect to employees (but not directors of Kmart or officers of Kmart or any Significant Subsidiary thereof), enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Kmart Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Kmart or a Subsidiary of Kmart and one or more of its directors, officers or employees, (ii) except as required by any plan or arrangement as in effect as of the date hereof and except for, with respect to employees (but not directors of Kmart or officers of Kmart or any Significant Subsidiary thereof), normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any contract, plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.2(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award or any Kmart Benefit Plan shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

  (l)
  No Liquidation. Kmart shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

  (m)
  Litigation. Kmart shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Kmart and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.2(m) of the Kmart Disclosure Schedule.

  (n)
  No Restrictions on Business. Kmart shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Holdco, Kmart or Sears or any of their respective Subsidiaries from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Holdco or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

  (o)
  Other Agreements. Kmart shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

  4.3.
  Transition. In order to facilitate the integration of the operations of Sears and Kmart and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Mergers, each of Sears and Kmart shall, and shall cause its Subsidiaries to, consult with the other on strategic and operational matters (including the development, enhancement and performance of each party's internal controls over financial reporting) to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

  4.4.
  Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or that would reasonably be expected to have, a material adverse effect on such party or that would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Sears and Kmart shall file all reports required to be filed by each of them (or their Subsidiaries) with the SEC between the date hereof and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Each of Sears and Kmart shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

  4.5.
  Control of Other Party's Business. Nothing contained in this Agreement (including Section 4.3) shall give Kmart, directly or indirectly, the right to control or direct the operations of Sears or shall give Sears, directly or indirectly, the right to control or direct the operations of Kmart prior to the Effective Time. Prior to the Effective Time, each of Sears and Kmart shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.
Preparation of Proxy Statement; Stockholders Meetings.

  (a)
  (i) As promptly as reasonably practicable following the date hereof, Kmart and Sears shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Sears stockholders at the Sears Stockholders Meeting (as defined in Section 5.1(b)) and to the Kmart stockholders at the Kmart Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Holdco shall prepare, together with Kmart and Sears, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Holdco Common Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the "Form S-4").

  (ii)
  Each of Holdco, Kmart and Sears shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Kmart and Sears shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Holdco shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Mergers and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

  (iii)
  Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Sears and Kmart.

  (b)
  Sears shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Sears Stockholders Meeting") for the purpose of obtaining the Required Sears Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Sears Recommendation (as defined below) pursuant to Section 5.4(b), shall use reasonable best efforts to solicit the approval of its stockholders of the matters comprising the Required Sears Vote; and the Board of Directors of Sears shall recommend approval of the matters comprising the Required Sears Vote by the stockholders of Sears to the effect as set forth in Section 3.1(m) (the "Sears Recommendation") and shall not (x) withdraw or modify (or propose to withdraw or modify) in any manner adverse to Kmart such recommendation or (y) take any other action or make any other statement in connection with the Sears Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Sears Recommendation"), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Sears Recommendation, this Agreement shall be submitted to the stockholders of Sears at the Sears Stockholders Meeting for the purpose of approving the matters comprising the Required Sears Vote, and nothing contained herein shall be deemed to relieve Sears of such obligation.

  (c)
  Kmart shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Kmart Stockholders Meeting" and, together with the Sears Stockholders Meeting, the "Required Stockholders Meetings") for the purpose of obtaining the Required Kmart Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Kmart Recommendation (as defined below) pursuant to Section 5.4(b), shall use reasonable best efforts to solicit the approval of its stockholders of the matters comprising the Required Kmart Vote; and the Board of Directors of Kmart shall recommend approval of the matters comprising the Required Kmart Vote by the stockholders of Kmart to the effect as set forth in Section 3.2(m) (the "Kmart Recommendation") and shall not (x) withdraw or modify (or propose to withdraw or modify) in any manner adverse to Sears such recommendation or (y) take any other action or make any other statement in connection with the Kmart Stockholders Meeting inconsistent with such recommendation (a "Change in Kmart Recommendation"), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Kmart Recommendation, this Agreement shall be submitted to the stockholders of Kmart at the Kmart Stockholders Meeting for the purpose of approving the matters comprising the Required Kmart Vote, and nothing contained herein shall be deemed to relieve Kmart of such obligation.

  (d)
  Sears and Kmart shall each use their reasonable best efforts to cause the Sears Stockholders Meeting and the Kmart Stockholders Meeting to be held on the same date.

5.2.
Access to Information; Confidentiality.

(a)
Upon reasonable notice, Sears and Kmart shall each (and shall cause each of their respective Subsidiaries to) afford to the employees, counsel, advisors and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of Sears and Kmart shall (and shall cause each of their respective Subsidiaries to) make available to the other all information concerning its business, properties and personnel as such other party may reasonably request. Any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Sears or Kmart, as the case may be. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b)
  The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letters dated March 16, 2004 (as amended June 29, 2004), and November 10, 2004, between Sears and Kmart (collectively, the "Confidentiality Agreements"), which Confidentiality Agreements will remain in full force and effect.

  (c)
  No such investigation by either Kmart or Sears shall affect the representations and warranties of the other.

5.3.
Reasonable Best Efforts.

(a)
Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals (as defined herein) and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Each party shall use its reasonable best efforts to refrain from taking any action that would reasonably be expected to adversely affect or delay the ability of the parties to obtain all Requisite Regulatory Approvals. In furtherance and not in limitation of the foregoing, each party agrees (i) to make, as promptly as practicable, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within 15 business days of the date hereof), and (B) appropriate filings with the applicable Governmental Entities under the Canadian Antitrust Laws within the time periods specified thereunder to effect a Closing as soon as practicable, and (ii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances under such other Applicable Antitrust Laws or from such authorities as soon as practicable.

(b)
Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.3 shall require, or be deemed to require, (i) Kmart or Sears (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries') business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Holdco after the Effective Time, or (ii) Kmart or Sears (or any of their respective Subsidiaries) to take any such action that is not conditional on the consummation of the Mergers. Neither party shall take or agree to take any action identified in clause (i) or (ii) of the preceding sentence without the prior written consent of the other party (which shall not be unreasonably withheld or delayed).

  (c)
  Each of Kmart and Sears shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

  (d)
  In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, (i) if (A) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree (including the Applicable Antitrust Laws), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Mergers or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree (including the Applicable Antitrust Laws) or that would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, or (C) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Mergers or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, then (ii) each of Sears and Kmart shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.3(b), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries' business or asset in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries' business or assets in a specified manner, which would resolve such objections, actions or proceedings.

  (e)
  In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, but subject to first complying with the obligations of Section 5.3(d), if any of the events specified in Section 5.3(d)(i)(B) or (C) occurs, then each of Kmart and Sears shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 5.3(b), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Mergers or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Kmart and Sears shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

  (f)
  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied with its obligations under this Section 5.3.

  (g)
  Holdco shall agree to execute and deliver, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption, as determined by the parties, of Sears's and Kmart's outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, and Sears shall assist Holdco in accomplishing the same.

  (h)
  Each of Sears and Kmart and their respective Boards of Directors shall, if any "moratorium," "control share," "fair price" or other anti-takeover law or regulation becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Mergers and the other transactions contemplated hereby.

5.4.
Acquisition Proposals.

(a)
Each of Kmart and Sears agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of Sears, and Section 4.2(e) or (f) in the case of Kmart) or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

  (b)
  Notwithstanding anything in this Agreement to the contrary, either party or its Board of Directors shall be permitted to (A) to the extent applicable and subject to Section 5.4(g) and being otherwise in compliance with this Section 5.4(b), comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or make any other disclosure required by law or its fiduciary duties (other than with respect to matters covered by clauses (B) or (C)), (B) effect a Change in Sears Recommendation or a Change in Kmart Recommendation (as applicable, a "Change in Recommendation"), or (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date hereof, if and only to the extent that,

  (i)
  in any such case referred to in clause (B) or (C) above, (I) such party's Required Stockholders Meeting shall not have occurred, (II) such party has complied in all material respects with this Section 5.4, and (III) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law,

  (ii)
  in the case of clause (B) above, (I) it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors, after consultation with its outside legal counsel and financial advisors, concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) (after giving effect to all of the proposed revisions to this Agreement which may be offered by the other party to this Agreement pursuant to clause (III) below), (II) it has notified the other party to this Agreement, at least four business days in advance, of its intention to effect a Change in Recommendation, specifying the material terms and conditions of such Superior Proposal and the identity of the party making such Superior Proposal, and furnishing to the other party to this Agreement a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (III) prior to effecting such a Change in Recommendation, it has, and has caused its financial and legal advisors to, negotiate with the other party to this Agreement in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and

  (iii)
  in the case of clause (C) above, its Board of Directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those contained in the Confidentiality Agreements.

  (c)
  Each of Kmart and Sears shall notify the other party to this Agreement as promptly as practicable of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event each of Kmart and Sears shall provide written notice to the other party of such inquiries, proposals, offers, requests for information and initiation of such discussions or negotiations within 24 hours of such event. Each of Kmart and Sears agrees that it will promptly keep the other party informed of the status and material terms of any such inquiries, proposals or offers (including whether withdrawn or rejected), the status and nature of all information requested and delivered, and the status and material terms of any such discussions or negotiations, and in any event each of Kmart and Sears shall provide the other party with written notice of any material development thereto within 24 hours thereof. Each of Kmart and Sears also agrees to provide the other party hereto with any information that it provides to the third party making the request therefor at substantially the same time it provides such information to such third party, unless the other party hereto has already been provided with such information.

  (d)
  Sears agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Sears agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries' respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Sears shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the six months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

  (e)
  Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

  (f)
  For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that the Board of Directors of Kmart or Sears, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of Kmart or Sears, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Kmart or Sears, as the case may be, in response to such Acquisition Proposal), (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed, and (iii) with respect to Sears only, satisfies such other considerations contemplated in clauses (1) and (2) of Section 717(b) of the NYBCL; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to "20% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving Kmart or Sears, as the case may be.

  (g)
  Any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(A) shall be deemed to be a Change in Recommendation, unless the Board of Directors of the party making such disclosure expressly (i) reaffirms its recommendation to its stockholders in favor of the applicable Merger and (ii) rejects such other Acquisition Proposal.

5.5.
Affiliates. Each of Sears and Kmart shall use all reasonable efforts to cause each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to Holdco, as soon as reasonably practicable and in any event prior to the Sears Stockholders Meeting or the Kmart Stockholders Meeting, as applicable, a written agreement substantially in the form attached as Exhibit 5.5.

5.6.
Stock Exchange Listing. Holdco and Kmart shall use all reasonable efforts to cause (i) the shares of Holdco Common Stock to be issued in the Mergers and (ii) the shares of Holdco Common Stock to be reserved for issuance upon the exercise of any Other Sears Stock-Based Awards, Kmart Stock Options and Other Kmart Stock-Based Awards, to be approved for listing on either Nasdaq or NYSE (as to be agreed by the parties), subject to official notice of issuance, prior to the Closing Date.

5.7.
Employee Benefit Plans.

(a)
Kmart and Sears agree that, except as otherwise provided herein (including as set forth in Section 5.7(a) of the Sears Disclosure Schedule or Section 5.7(a) of the Kmart Disclosure Schedule, as applicable) and unless otherwise mutually determined, the Kmart Benefit Plans and Sears Benefit Plans in effect at the date hereof shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, until such time as Holdco shall otherwise determine, subject to applicable laws and the terms of such plans. Prior to and following the Effective Time, the parties shall cooperate in good faith to formulate Benefit Plans for Holdco and its Subsidiaries, with respect both to employees who were covered by the Kmart Benefit Plans and Sears Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the Kmart Benefit Plans and employees who were covered by the Sears Benefit Plans.

(b)
With respect to any Benefit Plans in which any Holdco employees who are employees of Kmart or Sears (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Holdco employees did not participate prior to the Effective Time (the "New Plans"), Holdco shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Holdco employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Kmart Benefit Plan or Sears Benefit Plan, as the case may be; (ii) provide each Holdco employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Kmart Benefit Plan or Sears Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Holdco employees with Kmart or Sears, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan and only to the extent such service was credited under the analogous Benefit Plan prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

  (c)
  With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraph of this Section 5.7 shall apply to the extent the application of such principles does not violate applicable foreign law.

5.8.
Section 16 Matters. Assuming that Sears and Kmart deliver to Holdco the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Holdco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of Sears and Kmart of Holdco Common Stock in exchange for shares of Sears Common Stock (including Restricted Sears Shares) or shares of Kmart Common Stock, as the case may be, or to receive shares of Holdco Common Stock upon conversion of Other Sears Stock-Based Awards or Other Kmart Stock-Based Awards, as the case may be, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Sears and Kmart to Holdco prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all material respects regarding the Insiders of a person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. "Insiders", with respect to a person, shall mean those officers and directors of such person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

5.9.
Fees and Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 hereof and except that (a) if the Mergers are consummated, the surviving corporations in the Mergers shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Mergers, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Kmart and Sears.

5.10.
Governance.

(a)
On or prior to the Effective Time, Holdco's Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Holdco at the Effective Time to be 10. The members of the initial Board of Directors of Holdco at the Effective Time shall be as set forth on Exhibit 5.10(a). No other directors or employees of Kmart or Sears shall be designated to serve on the Board of Directors of Holdco at the Effective Time.

(b)
On or prior to the Effective Time, the Holdco Board of Directors shall take such actions as are necessary to cause the persons indicated in Exhibit 5.10(b) to be elected or appointed to the offices of Holdco specified in such Exhibit as of the Effective Time.

(c)
The headquarters of Holdco will be located in Hoffman Estates, Illinois.

(d)
The name of Holdco shall be Sears Holdings Corporation.

5.11.
Indemnification; Directors' and Officers' Insurance.

(a)
From and after the Effective Time, Holdco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Sears or any of its Subsidiaries (the

    "Sears Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Sears or any Subsidiary of Sears, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Sears pursuant to Sears's Restated Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Sears and its Subsidiaries.

  (b)
  From and after the Effective Time, Holdco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Kmart or any of its Subsidiaries (the "Kmart Indemnified Parties" and, together with the Sears Indemnified Parties, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Kmart or any Subsidiary of Kmart, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Kmart pursuant to Kmart's Amended and Restated Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Kmart and its Subsidiaries.

  (c)
  For a period of six years after the Effective Time, Holdco shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Sears (provided that Holdco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Holdco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Sears for such insurance ("Sears's Current Premium"), and if such premiums for such insurance would at any time exceed 250% of Sears's Current Premium, then Holdco shall cause to be maintained policies of insurance that, in Holdco's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Sears's Current Premium.

  (d)
  For a period of six years after the Effective Time, Holdco shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Kmart (provided that Holdco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Holdco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Kmart for such insurance ("Kmart's Current

    Premium"), and if such premiums for such insurance would at any time exceed 250% of Kmart's Current Premium, then Holdco shall cause to be maintained policies of insurance that, in Holdco's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Kmart's Current Premium.

  (e)
  Holdco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.11.

  (f)
  If Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 5.11.

  (g)
  The provisions of this Section 5.11 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.12.
Public Announcements. Kmart and Sears shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its stockholder lists and allow and facilitate the other party's contact with its stockholders and prospective investors and following a Change in Sears Recommendation or Change in Kmart Recommendation, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.12.

5.13.
Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Holdco or the surviving corporation of the Mergers with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Kmart Merger and the Sears Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI
CONDITIONS PRECEDENT

6.1.
Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the applicable Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)
Stockholder Approval. Sears shall have obtained the Required Sears Vote, and Kmart shall have obtained the Required Kmart Vote.

  (b)
  Exchange Listing. The shares of (i) Holdco Common Stock to be issued in the Merger and (ii) Holdco Common Stock to be reserved for issuance upon exercise of any Other Sears Stock-Based Awards, Kmart Stock Options and Other Kmart Stock-Based Awards shall have been authorized for listing on Nasdaq or NYSE (as to be agreed by the parties), upon official notice of issuance.

  (c)
  Requisite Regulatory Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity under the Applicable Antitrust Laws shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

  (d)
  Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  (e)
  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, by any Governmental Entity of competent jurisdiction that makes the consummation of either Merger illegal.

  (f)
  Effective Times. The Sears Merger and Kmart Merger shall be consummated at identical Effective Times.

6.2.
Conditions to Obligations of Kmart. The obligation of Kmart to effect the Kmart Merger is subject to the satisfaction of the following conditions unless waived by Kmart:

(a)
Representations and Warranties.

(i)
The representations and warranties of Sears set forth in Section 3.1(b)(i) and (iii) shall be true and correct (except for deviations of not more than 1% of the number of Sears's fully diluted outstanding shares of Sears Common Stock disclosed in Section 3.1(b)(i) and (iii)), as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct to the extent required in this clause (i) only as of the specified date);

(ii)
the representations and warranties of Sears set forth in Sections 3.1(b) (other than clauses (i) and (iii) of Section 3.1(b)), 3.1(c)(i), and 3.1(s) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii)
(A) the other representations and warranties of Sears contained in this Agreement that are qualified as to material adverse effect shall be true and correct and (B) such other representations and warranties of Sears contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality or knowledge) shall be true and correct, in each case as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties referred to in clause (B) to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Holdco after the Effective Time.

      Kmart shall have received a certificate signed on behalf of Sears by the Chief Executive Officer and Chief Financial Officer of Sears to such effect.

  (b)
  Performance of Obligations of Sears. Sears shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Kmart shall have received a certificate signed on behalf of Sears by the Chief Executive Officer and Chief Financial Officer of Sears to such effect.

  (c)
  Tax Opinion. Kmart shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to Kmart, dated the Closing Date, to the effect that the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Kmart shall be entitled to rely upon customary representations and assumptions provided by Holdco, Kmart, Sears and others that counsel to Kmart reasonably deems relevant.

6.3.
Conditions to Obligations of Sears. The obligation of Sears to effect the Sears Merger is subject to the satisfaction of the following conditions unless waived by Sears:

(a)
Representations and Warranties.

(i)
The representations and warranties of Kmart set forth in Section 3.2(b)(i) and (iii) shall be true and correct (except for deviations of not more than 1% of the number of Kmart's fully diluted outstanding shares of Kmart Common Stock disclosed in Section 3.2(b)(i) and (iii)), as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct to the extent required in this clause (i) only as of the specified date);

(ii)
the representations and warranties of Kmart set forth in Sections 3.2(b) (other than clauses (i) and (iii) of Section 3.2(b)), 3.2(c)(i), and 3.2(s) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii)
(A) the other representations and warranties of Kmart contained in this Agreement that are qualified as to material adverse effect shall be true and correct and (B) such other representations and warranties of Kmart contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality or knowledge) shall be true and correct, in each case as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties referred to in clause (B) to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Holdco after the Effective Time.

      Sears shall have received a certificate signed on behalf of Kmart by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Kmart to such effect.

  (b)
  Performance of Obligations of Kmart. Kmart shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sears shall have received a certificate signed on behalf of Kmart by the Chairman and Chief Executive Officer and the Chief Financial Officer of Kmart to such effect.

  (c)
  Tax Opinion. Sears shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Sears, dated the Closing Date, to the effect that the exchange of Sears Common Stock and Kmart Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Sears shall be entitled to rely upon customary representations and assumptions provided by Holdco, Kmart, Sears and others that counsel to Sears reasonably deems relevant.

ARTICLE VII
TERMINATION AND AMENDMENT

7.1.
Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:

(a)
by mutual consent of Kmart and Sears in a written instrument;

(b)
by either Kmart or Sears, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of either Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting either Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c)
by either Kmart or Sears, upon written notice to the other party, if both Mergers shall not have been consummated on or before June 1, 2005 (or August 1, 2005 if on June 1, 2005 any Requisite Regulatory Approval shall not have been obtained but each other condition set forth in Article VI (other than such conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)
by Kmart, upon written notice to Sears, if Sears shall have: (i) failed to make the Sears Recommendation or effected a Change in Sears Recommendation (or resolved to take any such action) that is adverse to Kmart in any material respect, whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Sears Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a), or (iii) materially breached its obligations under Section 5.4;

(e)
by Sears, upon written notice to Kmart, if Kmart shall have: (i) failed to make the Kmart Board Recommendation or effected a Change in Kmart Recommendation (or resolved to take any such action) that is adverse to Sears in any material respect, whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Kmart Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a), or (iii) materially breached its obligations under Section 5.4;

(f)
by either Kmart or Sears, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

  (g)
  by either Kmart or Sears, if the Required Kmart Vote or Required Sears Vote shall not have been obtained upon a vote taken thereon at the duly convened Kmart Stockholders Meeting or Sears Stockholders Meeting, as the case may be.

7.2.
Effect of Termination.

(a)
In the event of termination of this Agreement by either Sears or Kmart as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Kmart or Sears or their respective officers or directors, except with respect to Section 5.2(b) (Access to Information; Confidentiality), Section 5.9 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b)
Kmart shall pay Sears, by wire transfer of immediately available funds to such accounts as Sears may designate, the sum of $380 million (the "Kmart Termination Fee") if this Agreement is terminated as follows:

(i)
if Sears shall terminate this Agreement pursuant to Section 7.1(e), then Kmart shall pay the Kmart Termination Fee on the business day following such termination;

(ii)
if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Kmart Vote shall not have been received and (B) at any time after the date hereof and at or before the date of the Kmart Stockholders Meeting an Acquisition Proposal shall have been publicly announced (a "Public Proposal") with respect to Kmart, then Kmart shall pay $70 million of the Kmart Termination Fee on the business day following such termination; and if (C) within twelve months of the date of such termination of this Agreement, Kmart or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Kmart shall pay the remaining $310 million of the Kmart Termination Fee on the date of such execution or consummation; and

(iii)
if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Sears shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to Kmart, (C) following the occurrence of such Public Proposal, Kmart shall have breached intentionally or recklessly (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in the failure of the Effective Time to occur prior to the termination of this Agreement, then Kmart shall pay $70 million of the Kmart Termination Fee on the business day following such termination; and if (D) within twelve months of the date of such termination of this Agreement, Kmart or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Kmart shall pay the remaining $310 million of the Kmart Termination Fee upon the date of such execution or consummation.

    If Kmart fails to pay all amounts due to Sears on the dates specified, then Kmart shall pay all costs and expenses (including legal fees and expenses) incurred by Sears in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Sears.

  (c)
  Sears shall pay Kmart, by wire transfer of immediately available funds to such accounts as Kmart may designate, the sum of $400 million (the "Sears Termination Fee") if this Agreement is terminated as follows:

  (i)
  if Kmart shall terminate this Agreement pursuant to Section 7.1(d), then Sears shall pay the Sears Termination Fee on the business day following such termination;

  (ii)
  if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Sears Vote shall not have been received and (B) at any time after the date hereof and at or before the date of the Sears Stockholders Meeting, there shall have been a Public Proposal with respect to Sears, then Sears shall pay $70 million of the Sears Termination Fee on the business day following such termination; and if (C) within twelve months of the date of such termination of this Agreement, Sears or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Sears shall pay the remaining $330 million of the Sears Termination Fee on the date of such execution or consummation; and

  (iii)
  if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Kmart shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to Sears, (C) following the occurrence of such Public Proposal, Sears shall have breached intentionally or recklessly (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in the failure of the Effective Time to occur prior to the termination of this Agreement, then Sears shall pay $70 million of the Sears Termination Fee on the business day following such termination; and if (D) within twelve months of the date of such termination of this Agreement, Sears or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Sears shall pay the remaining $330 million of the Sears Termination Fee upon the date of such execution or consummation.

    If Sears fails to pay all amounts due to Kmart on the dates specified, then Sears shall pay all costs and expenses (including legal fees and expenses) incurred by Kmart in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Kmart.

  (d)
  If the Required Sears Vote is not obtained at the Sears Stockholders Meeting, in addition to any fees that otherwise may be payable under this Section 7.2, Sears shall reimburse Kmart for all costs and expenses incurred by Kmart in connection with this Agreement and the transactions contemplated hereby up to $10 million.

7.3.
Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Sears or of Kmart, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.4.
Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law,

  (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII
GENERAL PROVISIONS

8.1.
Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Kmart, to
Kmart Holding Corporation 3100 West Big Beaver Road Troy, Michigan 48084 Attention: General Counsel Facsimile No.: (248) 614-0951
with a copy to
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
	Attention:	John Finley, Esq. Mario A. Ponce, Esq.
Facsimile No.: (212) 455-2502
and
(b)	if to Sears, to
Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, Illinois 60179
	Attention:	General Counsel

Facsimile No.: (847) 286-2471
with a copy to
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Andrew R. Brownstein, Esq. Joshua R. Cammaker, Esq.
Facsimile No.: (212) 403-2000
8.3.
Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases "known" or "knowledge" mean, with respect to either party to this Agreement, the actual knowledge of those of such party's executive officers who have been involved in the negotiation of this Agreement. The term "affiliate" has the meaning given to it in Rule 12b-2 of the Exchange Act, and the term "person" has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

8.4.
Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5.
Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement in accordance with their terms and (b) except as provided in Sections 5.10 and 5.11 (which are intended for the benefit of only the persons specifically named therein), is not intended to confer upon any person other than the parties any rights or remedies hereunder.

8.6.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except that the NYBCL shall apply to the Sears Merger.

8.7.
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8.
Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9.
Submission to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.9. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.10.
Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.
WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, Kmart and Sears have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

KMART HOLDING CORPORATION
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: Senior Vice President, Finance
SEARS, ROEBUCK AND CO.
By:	/s/ ALAN J. LACY Name: Alan J. Lacy Title: Chairman, President and CEO

ANNEX B

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

        November 16, 2004

Kmart Holding Corporation
3100 West Big Beaver Road
Troy, Michigan 48084
Attention: William C. Crowley
                   Senior Vice President, Finance

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attention: Alan J. Lacy
                         Chairman, President & CEO

Ladies and Gentlemen:

        The undersigned (the "Stockholders," and each a "Stockholder") understand that Kmart Holding Corporation, a Delaware corporation ("Kmart"), and Sears, Roebuck and Co., a New York corporation (the "Sears"), propose to enter into an Agreement and Plan of Merger, dated as of November 16, 2004 (the "Merger Agreement"), providing for, among other things, the Mergers, in which (i) each issued and outstanding share of common stock, par value $0.01 per share, of Kmart (the "Kmart Common Stock") (other than shares of Kmart Common Stock owned by Kmart or Kmart Merger Sub), will be cancelled and converted into one share of common stock, par value $0.01, of Holdco (the "Holdco Common Stock") and (ii) each issued and outstanding share of common stock, par value $0.75 per share, of Sears (the "Sears Common Stock," and together with the Kmart Common Stock, the "Common Stock") (other than shares of Sears Common Stock owned by Sears or Sears Merger Sub and Dissenting Shares) will be cancelled and converted into the right to receive, at the election of the holder thereof and subject to proration, $50 per share in cash or 0.50 of a share of Holdco Common Stock. Capitalized terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        Each Stockholder is the beneficial and record owner of (i) that number of shares of Kmart Common Stock, (ii) that number of shares of Sears Common Stock, (iii) outstanding options, warrants and other derivative securities exercisable for such number of shares of Kmart Common Stock, and (iv) outstanding options, warrants and other derivative securities exercisable for such number of shares of Sears Common Stock, in each case, as set forth opposite the name of such Stockholder on Schedule I to this letter agreement. Each Stockholder in its capacity as such, is entering into this letter agreement in consideration of, and as a condition to, Kmart's and Sears's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

        Each Stockholder confirms its agreement with each of you as follows:

          1.     Each Stockholder represents, warrants and agrees that (a) Schedule I to this letter agreement sets forth the number and type of shares of Common Stock (together with any shares of Common Stock acquired by such Stockholder on or after the date of this letter agreement, whether by exercise of the Derivative Securities or otherwise, the "Shares") and the number and type of shares of Common Stock that are issuable upon exercise of outstanding warrants, options or other derivative securities, whether or not exercisable (the "Derivative Securities"), of which such Stockholder is the record or beneficial owner, (b) such Stockholder owns such Shares and Derivative Securities, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, and (c) such Stockholder has the power to vote all Shares without restriction and that no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been revoked.

          2.     Each Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any other securities convertible into or exchangeable for Common Stock (including the Derivative Securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than: (a) pursuant to the Mergers or (b) with the prior written consent of both Kmart and Sears. Each Stockholder hereby agrees to authorize and request each of Kmart and Sears to notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this letter agreement places limits on the voting of the Shares. If so requested by Kmart or Sears, as the case may be, each Stockholder agrees that the certificates representing Shares shall bear a legend stating that they are subject to this letter agreement and to the irrevocable proxy granted in paragraph 4 of this letter agreement.

          3.     (a) At every meeting of the stockholders of Kmart called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of Kmart, each Stockholder irrevocably agrees to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption of the Merger Agreement, (ii) in favor of the issuance of Holdco Common Stock in the Mergers, and (iii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Mergers or any other transaction contemplated by the Merger Agreement, (B) any Acquisition Proposal, (C) any change in the management or board of directors of Kmart (other than as contemplated by the Merger Agreement) and (D) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Kmart under the Merger Agreement or of such Stockholder under this letter agreement. The obligations of each Stockholder specified in this paragraph 3(b) shall apply whether or not (x) the Board of Directors of Kmart (or any committee thereof) shall (I) withdraw or modify (or adopt or approve any resolution to, or publicly disclose its intention to, withdraw or modify) its recommendation to the holders of Kmart Common Stock, to vote in favor of the adoption of the Merger Agreement or (II) recommend any Acquisition Proposal (either action described in clause (I) or (II), a "Change in Kmart Recommendation"), or (y) Kmart breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement; provided, however, that, in the event of a Change in Kmart Recommendation, the obligation of the Stockholders to vote Shares in the manner set forth in clauses (i) through (iii) of this paragraph 3(a) shall only apply to an aggregate number of Shares that is equal to one third of the total number of shares of Kmart Common Stock entitled to vote in respect of such matter and the Stockholders shall cause all remaining Shares to be voted in a manner that is proportionate to the manner in which all holders of shares of Kmart Common Stock (other than the Stockholders) vote in respect of such matter.

          (b)   At every meeting of the stockholders of Sears, called, and at every postponement or adjournment thereof, each Stockholder irrevocably agrees to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption of the Merger Agreement and (ii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Mergers or any other transaction contemplated by the Merger Agreement, (B) any Acquisition Proposal, (C) any change in the management or board of directors of Sears (other than in connection with the transactions contemplated by the Merger Agreement) and (D) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Sears under the Merger Agreement or of such Stockholder under this letter agreement. The obligations of each Stockholder specified in this paragraph 3(b) shall apply whether or not (x) the Board of Directors of Sears (or any committee thereof) shall (I) withdraw or modify (or adopt or approve any resolution to, or publicly disclose its intention to, withdraw or modify) its recommendation to the holders of Sears Common Stock, to vote in favor of the adoption of the Merger Agreement or (II) recommend any Acquisition Proposal, or (y) Sears breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

          4.     In furtherance of the agreements contained in paragraph 3(a) of this letter agreement and as security for such agreement, each Stockholder hereby irrevocably appoints Alan J. Lacy and Glenn R. Richter (the "Grantees"), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of such Stockholder, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, those Shares that are Kmart Common Stock, subject to the proviso contained in paragraph 3(a) of this letter agreement, (a) in favor of the adoption of the Merger Agreement, (b) in favor of the issuance of Holdco Common Stock in the Mergers, (c) against any matter referred to in paragraph 3(a)(iii) of this letter agreement and (d) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Kmart held in connection with any of the foregoing. Each Stockholder hereby affirms that the irrevocable proxy set forth in this paragraph 4 is given in connection with, and in consideration of, the execution of the Merger Agreement by Kmart and Sears, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this letter agreement. Each Stockholder hereby further affirms that the proxy granted in this paragraph 4 is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Kmart Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

          5.     Each Stockholder agrees to make a Stock Election with respect to the conversion of all shares of Sears Common Stock beneficially owned by such Stockholder in the Sears Merger.

          6.     Each Stockholder represents and warrants that there is, as of the date hereof, and as of the Closing Date there will be, no binding commitment or present plan or intention to sell, exchange or otherwise dispose of any of the Holdco Common Stock that such Stockholder will receive pursuant to or in connection with the Kmart Merger or the Sears Merger. Each Stockholder agrees to deliver an officer's certificate to such effect in connection with the tax opinions contemplated by Sections 6.2(c) and 6.3(c) of the Merger Agreement.

          7.     The parties acknowledge and agree that nothing contained in this letter agreement shall restrict, limit or prohibit any affiliate of any Stockholder from exercising (in his capacity as a director of Kmart or any such person) his fiduciary duties as such a director.

          8.     Each Stockholder represents and warrants that it has all necessary power and authority to enter into this letter agreement, and that this letter agreement is the legal, valid and binding agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms.

          9.     This letter agreement may be terminated at the option of either party at any time after the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the day following the Effective Time.

          10.   This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

          11.   Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause Kmart and Sears to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each Stockholder agrees that in the event of any such breach, Kmart or Sears shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          12.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

          13.   Each Stockholder agrees that this letter agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise.

[SIGNATURE PAGES FOLLOW]

        Please confirm that the foregoing correctly states the understanding between us and you by signing and returning to us a counterpart hereof.

Very truly yours,
ESL PARTNERS, L.P.
By:	RBS Partners, L.P., as its general partner
By:	ESL Investments, Inc., as its general partner
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: President and COO
ESL INVESTORS, L.L.C.
By:	RBS Partners, L.P., as its manager
By:	ESL Investments, Inc., as its general partner
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: President and COO
ESL INSTITUTIONAL PARTNERS, L.P.
By:	RBS Investment Management, L.L.C., as its general partner
By:	ESL Investments, Inc., as its manager
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: President and COO
ESL INVESTMENT MANAGEMENT, L.L.C.
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: Member

CRK PARTNERS, LLC
By:	ESL Investments, Inc., as its sole member
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: President and COO
CRK PARTNERS II, L.P.
By:	CRK Partners, LLC, as its general partner
By:	ESL Investments, Inc., its sole member
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: President and COO

Confirmed as of the date first above written:

KMART HOLDING CORPORATION
By:	/s/ WILLIAM C. CROWLEY Name: William C. Crowley Title: Senior Vice President, Finance
SEARS, ROEBUCK AND CO.
By:	/s/ ALAN J. LACY Name: Alan J. Lacy Title: Chairman, President & CEO

SCHEDULE I

NAME OF STOCKHOLDER	NUMBER OF SHARES OF KMART COMMON STOCK OWNED		NUMBER OF SHARES OF SEARS COMMON STOCK OWNED
ESL PARTNERS, L.P.	9,352,379	(1)	22,810,436
ESL INVESTORS, L.L.C.	4,525,556	(2)	8,073,364
ESL INSTITUTIONAL PARTNERS, L.P.	284,693	(3)	165,366
ESL INVESTMENT MANAGEMENT, L.L.C.	—		50,834
CRK PARTNERS, LLC	24		—
CRK PARTNERS II, L.P.	40,346,071	(4)	—

(1)
Includes 1,108,200 shares of Kmart Common Stock issuable upon the exercise of outstanding options and 1,026,854 shares of Kmart Common Stock issuable upon conversion of outstanding convertible notes.

(2)
Includes 537,900 shares of Kmart Common Stock issuable upon the exercise of outstanding options and 498,431 shares of Kmart Common Stock issuable upon conversion of outstanding convertible notes.

(3)
Includes 33,800 shares of Kmart Common Stock issuable upon the exercise of outstanding options and 31,371 shares of Kmart Common Stock issuable upon conversion of outstanding convertible notes.

(4)
Includes 4,795,400 shares of Kmart Common Stock issuable upon the exercise of outstanding options and 4,443,341 shares of Kmart Common Stock issuable upon conversion of outstanding convertible notes.

ANNEX C

November 16, 2004

Board of Directors
Kmart Holding Corporation
3100 West Big Beaver Road
Troy, MI 48084

Members of the Board:

        We understand that Kmart Holding Corporation, a Delaware corporation (the "Company"), and Sears, Roebuck and Co., a New York Corporation ("Sears"), intend to enter into an Agreement and Plan of Merger dated as of November 16, 2004 (the "Agreement") pursuant to which (i) the Company will organize a new holding company ("Holdco") and two wholly owned subsidiaries of Holdco (the "Merger Subs") and (ii) each of the Company and Sears will merge with and into a Merger Sub, with the Company and Sears each surviving the merger as a wholly owned subsidiary of Holdco (the "Proposed Transaction"). Upon the effectiveness of the Proposed Transaction, (x) each issued and outstanding common share, par value $0.75 per share, of Sears ("Sears Share") will be converted into a right to receive, at the election of the holder thereof, either of (A) an amount of cash equal to $50.00 (the "Cash Consideration"); or (B) 0.5 shares of common stock, par value $0.01 per share of Holdco (the "Stock Consideration"), in each case subject to certain election and pro-ration procedures and adjustments with respect to the final allocation of the Stock Consideration and the Cash Consideration to be paid by Holdco and (y) each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Share") will be converted into one share of common stock, par value of $0.01 per share of Holdco. We further understand that the aggregate amount of Cash Consideration and Stock Consideration (the "Consideration") to be paid by Holdco in the Proposed Transaction will be adjusted so that the holders of 45% of Sears Shares will receive the Cash Consideration and the remaining Sears Shares will receive the Stock Consideration. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view to the Company and, accordingly, to its stockholders, of the Consideration to be paid to the stockholders of Sears pursuant to the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Sears that we believe to be relevant to our analysis, including certain periodic reports filed by the Company and Sears including their respective most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the Company's management; (4) financial and operating information with respect to the business, operations and prospects of Sears furnished to us by Sears, including financial projections of Sears prepared by Sears' management; (5) trading histories of the Company Shares and of Sears Shares from May 6, 2003 through November 15, 2004, respectively, and a comparison of each of their trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of both the Company and Sears with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant;

C-1

(8) publicly available research estimates with respect to both the Company and Sears; and (9) the pro forma impact of the Proposed Transaction on the future financial performance of the Company, Sears and Holdco, including the cost savings, operating synergies and other strategic benefits expected by management of the Company to result from the combination of the businesses of the Company and Sears. In addition, we have had discussions with the managements of the Company and Sears concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information. With respect to the financial projections of the Company and Sears, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Sears as to the future financial performance of the Company and Sears and that the Company and Sears will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Sears and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Sears. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid to the stockholders of Sears pursuant to the Proposed Transaction is fair to the Company and, accordingly, to its stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fixed fee for our services in rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Sears in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the outstanding securities of the Company and Sears for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

C-2

ANNEX D

MORGAN STANLEY & CO. INCORPORATED

November 16, 2004

Board of Directors
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Members of the Board:

We understand that Sears, Roebuck and Co. (the "Company") and Kmart Holding Corporation ("Kmart") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 15, 2004 (the "Merger Agreement"), which provides, among other things, for the merger of a wholly owned subsidiary ("Company Merger Sub") of a newly created subsidiary of Kmart ("Holdco"), with and into the Company (the "Company Merger"). Simultaneously with the Company Merger, we also understand that another wholly owned subsidiary of Holdco ("Kmart Merger Sub") will merge with and into Kmart (the "Kmart Merger", and together with the Company Merger, the "Mergers"). Pursuant to the Mergers, the Company and Kmart will become wholly owned subsidiaries of Holdco and (i) each issued and outstanding common share, par value $0.75 per share, of the Company (the "Company Common Stock"), other than shares held in treasury or by Kmart or any wholly owned direct or indirect subsidiary of the Company or Kmart or as to which dissenters' rights have been perfected, will be converted into the right to receive, at the holder's election, $50.00 in cash without interest or 0.5 shares of common stock, par value $0.01 per share, of Holdco (the "Holdco Common Stock"), subject to proration pursuant to the formula set forth in the Merger Agreement (the "Consideration") and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of Kmart (the "Kmart Common Stock"), other than shares held in treasury or by the Company or any wholly owned direct or indirect subsidiary of the Company or Kmart will be converted into the right to receive one share of Holdco Common Stock. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement. We further understand that approximately 15% of the total outstanding shares of Company Common Stock are owned by ESL Investments, Inc. and its affiliates (collectively, "ESL"), a holder of approximately 53% of the outstanding shares of Kmart Common Stock. In addition, we understand that ESL will elect to receive Holdco Common Stock in the Company Merger in respect of all of its shares of Company Common Stock.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than ESL).

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Kmart;
ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and Kmart prepared by the management of the Company and Kmart, respectively;
iii)	reviewed certain financial projections prepared by the management of the Company and Kmart;
iv)	discussed the past and current operations and financial condition and the prospects of the Company and Kmart with senior management of the Company and Kmart, respectively;
v)	reviewed the reported prices and trading activity for the Company Common Stock and Kmart Common Stock;
vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;
vii)	compared the financial performance of Kmart and the prices and trading activity of Kmart Common Stock with that of certain other comparable publicly-traded companies and their securities;
viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
ix)
discussed the information relating to strategic, financial and operational benefits anticipated from the Mergers and the strategic rationale for the Mergers, with senior management of the Company and Kmart;
x)	participated in discussions and negotiations among representatives of the Company and Kmart and their financial and legal advisors;
xi)	reviewed the draft Merger Agreement and certain related documents;
xii)	reviewed analysis prepared by a certain third party advisor to the Company related to the value of certain Company real estate assets; and
xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Kmart for the purposes of this opinion. With respect to the financial projections and other financial and operating data, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Kmart. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Mergers will be treated as a tax-free restructuring, pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Kmart; however we have reviewed the report of the third party advisor to the Company with respect to certain real estate assets of the Company and have relied without independent verification on such report. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company, nor did we negotiate with any parties, other than Kmart, which may have expressed interest in the possible acquisition of, or combination with, the Company.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Mergers. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and Kmart and have received fees for the rendering of these services. An affiliate of Morgan Stanley also participates with others in an existing $2.0 billion revolving three year credit facility of a subsidiary of Sears. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company or Kmart for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or Holdco in respect of the Mergers with the U.S. Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which Kmart Common Stock or Holdco Common Stock will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Kmart should vote at the shareholders' meetings held in connection with the Mergers.

        Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than ESL).

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ STEPHEN R. MUNGER Stephen R. Munger Managing Director

ANNEX E

SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW

Section 623—Procedure to enforce shareholder's right to receive payment for shares.

        (a)   A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

        (b)   Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

        (c)   Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

        (d)   A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

        (e)   Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

        (f)    At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenters rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

        (g)   Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

        (h)   The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1)   The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2)   If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenters rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3)   All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4)   The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5)   The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6)   The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7)   Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8)   Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

        (i)    Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

        (j)    No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1)   Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2)   Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3)   The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

        (k)   The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

        (l)    Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

        (m)  This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

Section 910—Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange.

        (a)   A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1)   Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

            (A)  Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

      (i)
      To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

      (ii)
      To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

      (iii)
      Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

            (B)  Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

            (C)  Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (2)   Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

          (3)   Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

ANNEX F

FORM OF RESTATED CERTIFICATE OF INCORPORATION OF HOLDINGS

[TO COME]

F-1

ANNEX G

FORM OF RESTATED BY-LAWS OF HOLDINGS

[TO COME]

G-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Pursuant to the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

        The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

        Holdings' restated certificate of incorporation will require Holdings to indemnify and hold harmless any director or officer of Holdings or any director or officer serving at the request of Holdings with another corporation, partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by Delaware law, against all expenses, liabilities and losses, including attorney's fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement reasonably incurred by those persons in connection with proceedings in which they were, are, or have been threatened to be involved by virtue of their positions with Holdings; provided, however, that with respect to proceedings initiated by the indemnitee, in general, Holdings shall indemnify an indemnitee only if such proceeding or part thereof was authorized by the board of directors of Holdings.

        In addition, under Holdings' certificate of incorporation, Holdings will pay, in advance of the disposition of any of those proceedings, any reasonable expenses incurred by or on behalf of a person who may be entitled to indemnification subject to the person agreeing to repay any such amounts if it is determined that Holdings cannot indemnify the person against those expenses. The indemnification rights conferred by Holdings are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Holdings' certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

        The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 16, 2004, by and among Kmart Holding Corporation and Sears, Roebuck and Co. (included as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement)
3.1	Certificate of Incorporation of Registrant
3.2	Form of Restated Certificate of Incorporation of Registrant (included as Annex F to the joint proxy statement-prospectus forming a part of this Registration Statement)*
3.3	By-laws of Registrant
3.4	Form of Restated By-laws of the Registrant (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement)*
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of securities being registered*
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the mergers*
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the mergers*
15.1	Acknowledgement of awareness of Deloitte & Touche LLP concerning unaudited interim financial information
23.1	Consent of BDO Seidman LLP, independent accountants for Kmart Holding Corporation
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants for Kmart Holding Corporation
23.3	Consent of Deloitte & Touche LLP, independent accountants for Sears, Roebuck and Co.
23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)*
23.5	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)*
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)*
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1
Support Agreement and Irrevocable Proxy, dated as of November 16, 2004, by and among certain affiliates of ESL Investments, Inc. named therein, Kmart Holding Corporation and Sears, Roebuck and Co. (included as Annex B to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.2	Opinion of Lehman Brothers (included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.3	Opinion of Morgan Stanley (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.4	Consent of Lehman Brothers
99.5	Consent of Morgan Stanley (included in the opinion of Morgan Stanley included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.6	Consent of Alan J. Lacy to be named a director
99.7	Forms of Election*
99.8	Form of Proxy of Kmart*
99.9	Form of Proxy of Sears*

*
To be filed by amendment.

ITEM 22.    UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TROY, STATE OF MICHIGAN, ON DECEMBER 2, 2004.

SEARS HOLDINGS CORPORATION
By:	/s/ EDWARD S. LAMPERT Name: Edward S. Lampert Title: Chairman

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward S. Lampert, Aylwin B. Lewis, Harold W. Lueken and James E. Defebaugh and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE	TITLE	DATE

/s/ EDWARD S. LAMPERT (Edward S. Lampert)	Director, Chairman	December 2, 2004
/s/ AYLWIN B. LEWIS (Aylwin B. Lewis)	Director, President, Secretary, Treasurer (Principal Executive, Financial and Accounting Officer)	December 2, 2004

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of November 16, 2004, by and among Kmart Holding Corporation and Sears, Roebuck and Co. (included as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement)
3.1	Certificate of Incorporation of Registrant
3.2	Form of Restated Certificate of Incorporation of Registrant (included as Annex F to the joint proxy statement-prospectus forming a part of this Registration Statement)*
3.3	By-laws of the Registrant
3.4	Form of Restated By-laws of the Registrant (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement)*
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of securities being registered*
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the mergers*
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the mergers*
15.1	Acknowledgement of awareness of Deloitte & Touche LLP concerning unaudited interim financial information
23.1	Consent of BDO Seidman LLP, independent accountants for Kmart Holding Corporation
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants for Kmart Holding Corporation
23.3	Consent of Deloitte & Touche LLP, independent accountants for Sears, Roebuck and Co.
23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)*
23.5	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)*
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)*
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Support Agreement and Irrevocable Proxy, dated as of November 16, 2004, by and among certain affiliates of ESL Investments, Inc. named therein, Kmart Holding Corporation and Sears, Roebuck and Co. (included as Annex B to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.2	Opinion of Lehman Brothers (included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.3	Opinion of Morgan Stanley (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.4	Consent of Lehman Brothers
99.5	Consent of Morgan Stanley (included in the opinion of Morgan Stanley included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.6	Consent of Alan J. Lacy to be named a director
99.7	Forms of Election*
99.8	Form of Proxy of Kmart*
99.9	Form of Proxy of Sears*

*
To be filed by amendment.

QuickLinks

TO THE STOCKHOLDERS OF KMART HOLDING CORPORATION AND SEARS, ROEBUCK AND CO. MERGER PROPOSALS—YOUR VOTE IS VERY IMPORTANT
ADDITIONAL INFORMATION

COMPARATIVE PER SHARE DATA (Unaudited)
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETINGS
THE MERGERS
Kmart Holding Corporation Projected Statement of Operations Data (in millions, except per share data and store count)
SEARS HOLDINGS CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
SEARS HOLDINGS CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEARS HOLDINGS CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
SEARS HOLDINGS CORPORATION
SEARS HOLDINGS CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SEARS HOLDINGS CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SEARS HOLDINGS CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEARS HOLDINGS CORPORATION SEARS FISCAL 2003 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEARS HOLDINGS CORPORATION Notes to Sears' 2003 Unaudited Pro Forma Condensed Consolidated Statements of Operations
SEARS HOLDINGS CORPORATION KMART UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SEARS HOLDINGS CORPORATION Notes to Kmart's 2003 Unaudited Pro Forma Condensed Consolidated Statement of Operations
DESCRIPTION OF HOLDINGS CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A
AGREEMENT AND PLAN OF MERGER dated as of November 16, 2004 by and between KMART HOLDING CORPORATION and SEARS, ROEBUCK AND CO.

EXHIBITS
INDEX OF DEFINED TERMS
  ANNEX B
SUPPORT AGREEMENT AND IRREVOCABLE PROXY
[SIGNATURE PAGES FOLLOW]
SCHEDULE I
  ANNEX C
  ANNEX D
MORGAN STANLEY & CO. INCORPORATED
  ANNEX E
SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW
  ANNEX F
FORM OF RESTATED CERTIFICATE OF INCORPORATION OF HOLDINGS
  ANNEX G
FORM OF RESTATED BY-LAWS OF HOLDINGS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 22. UNDERTAKINGS
SIGNATURES